TIMCO Aviation Services, Inc.
623 Radar Road
Greensboro, NC 27410
(336) 668-4410
INFORMATION STATEMENT
Mailed to Stockholders on or about ___, 2006
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
     This Information Statement is being furnished to holders of record of the 2,332,829 issued and outstanding shares (the “Minority Shares”) of the common stock, par value $0.001 per share, of TIMCO Aviation Services, Inc. (the “Company” or “TIMCO”) that are not currently owned by LJH, Ltd. (“LJH”), Owl Creek I, L.P., Owl Creek II, L.P., Owl Creek Advisors, LLC, Owl Creek Overseas Fund, Ltd., Owl Creek Overseas Fund II, Ltd., Owl Creek Socially Responsible Investment Fund, Ltd., and Owl Creek Asset Management, L.P. (together, “Owl Creek,” and together with LJH, the “Investors”). The Investors currently own, in the aggregate, 19,108,211 shares of TIMCO’s outstanding common stock, representing 89.1% of TIMCO’s issued and outstanding shares.
     This Information Statement is being delivered to notify holders of the Minority Shares of:
•	TIMCO’s proposed merger (the “Merger”) with TAS Holding, Inc. (“Newco”), a company wholly-owned by the Investors, pursuant to an Agreement and Plan of Merger between Newco and TIMCO dated as of July 31, 2006 (the “Merger Agreement”); John R. Cawthron is the Chairman and Chief Executive Officer of TIMCO and the President of TAS;

•	the proposed payment of $4.00 per share in cash (the “Merger Consideration”), to holders of the Minority Shares upon the effectiveness of the Merger; and

•	the right of the holders of the Minority Shares to exercise “appraisal rights” to seek a judicial determination of the “fair value” of their shares of TIMCO common stock pursuant to Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) if they believe the Merger Consideration of $4.00 per share in cash to be inadequate.
     The Merger contemplated by the Merger Agreement is a transaction that can be characterized as a “going private” transaction. As a result of the Merger, TIMCO will no longer be a public company filing reports with the U.S. Securities and Exchange Commission (“SEC”). This is also a transaction in which the Investors are being treated differently than the holders of the Minority Shares, all as more particularly set forth in this Information Statement.
     When the Merger is consummated, holders of the Minority Shares will be asked to transmit their certificates evidencing the TIMCO common stock that they own to TIMCO’s transfer agent, which will act as the exchange agent in connection with the Merger and will deliver the Merger Consideration to the holders of the Minority Shares. The Merger Consideration has been deposited in escrow by Newco pending consummation of the Merger. Please do not attempt to transmit your certificates representing shares of TIMCO common stock to us or our transfer agent until you receive instructions from the transfer agent following the consummation of the Merger. Instructions for transmitting certificates evidencing TIMCO common stock in exchange for the Merger Consideration will be mailed to each holder of Minority Shares promptly after the Merger.

     It is expected that the Merger will become effective within two business days after the SEC confirms that it has no further comment on the Investors’ filing with the SEC of a Transaction Statement on Schedule 13E-3 (“Schedule 13E-3”), of which this Information Statement is a part, and Newco completes the acquisition of sufficient shares of TIMCO common stock to cause its ownership of TIMCO common stock, including the shares contributed to Newco’s capital by the Investors, to exceed 90%. Notwithstanding the foregoing, in no event will the Merger be consummated earlier than the 20th day after this Information Statement is sent or given to the holders of the Minority Shares.
     In the alternative, Newco and the Investors reserve the right to (a) complete privately negotiated purchases of Common Stock in order to cause Newco’s ownership of TIMCO’s common stock to exceed 90%, (b) require TIMCO to hold a meeting of the stockholders of TIMCO to vote on and adopt the Merger Agreement, as contemplated by the Merger Agreement, in which case the transaction will be effected pursuant to Section 251 of the DGCL and TIMCO will make the required filings with the SEC pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (c) dispose of any shares of common stock that the Investors own or may acquire in the future or (d) propose other transactions with TIMCO. The Merger Agreement requires that Newco and the Investors complete the Merger pursuant to Section 253 of the DGCL promptly upon obtaining ownership of 90% or more of TIMCO’s outstanding common stock.
     In addition to the Merger Agreement, TIMCO and the Investors have entered into a Conversion, Support and Release Agreement, dated the same date as the Merger Agreement (the “CSR Agreement”), which provides, among other matters, that TIMCO will sell to the Investors up to 2.4 million shares of TIMCO’s authorized but unissued common stock in exchange for up to $6 million in principal amount of indebtedness owed to the Investors by TIMCO, an effective per share purchase price of $2.50 (the “Debt Exchange”), which transaction would be sufficient to result in Newco owning more than 90% of the TIMCO common stock. The CSR Agreement also obligates the Investors, among other things, to vote in favor of adoption of the Merger Agreement at any TIMCO stockholders’ meeting called to consider and vote upon the Merger Agreement and to complete the Merger pursuant to Section 253 of the DGCL following the Debt Exchange. See “Other Agreements — The Conversion, Support and Release Agreement.”
     At the effective time of the Merger (the “Effective Time”), each outstanding share of TIMCO common stock (other than shares held by Newco, the Investors, TIMCO or its subsidiaries, and excluding shares held by stockholders properly exercising appraisal rights pursuant to Section 262 of the DGCL) will automatically be cancelled and converted into the right to receive $4.00 in cash, without interest. All shares of common stock held by Newco, the Investors, TIMCO or their subsidiaries will be retired and cancelled, and no payment will be made in respect of those shares. See “The Merger Agreement—Consideration to be Received by Stockholders pursuant to the Merger.”
     As a result of obtaining ownership of more than 90% of the outstanding shares of TIMCO’s common stock, Newco will be entitled to effect the Merger without a meeting or vote of TIMCO’s stockholders or approval of the board of directors of TIMCO (the “Board”) by resolution of Newco’s board of directors and stockholders pursuant to Section 253 of the DGCL. Accordingly, your consent to the Merger is not required and is not being solicited in connection with the Merger.
     The Merger Agreement requires TIMCO, prior to the Effective Time, to take all necessary action to terminate its stock option plans, and TIMCO has agreed to use its commercially reasonable best efforts to obtain the agreement of each person party to a stock option agreement or common stock purchase right (“Optionholders”) to terminate such agreements or rights effective upon the consummation of the Merger. TIMCO has already entered into agreements with a substantial number of the Optionholders providing for the termination of their rights to purchase TIMCO common stock. Under such agreements, as of the Effective Time, each option, warrant or other right to purchase shares of TIMCO common stock, whether or not vested, will be cancelled and the holder of such option, warrant or other right will be entitled to receive an amount in cash equal to the product of (1) the amount by which the Merger Consideration exceeds the applicable per share exercise price of such option, warrant or other right, and (2) the number of shares subject to such option, warrant or other right, without interest, and less any amount required to be withheld under applicable law. Total consideration of $100 per Optionholder will be paid in respect of any stock options, warrants or other rights for which the exercise price equals or exceeds the Merger Consideration. See “The Merger Agreement—Treatment of Stock Options and Other Stock Rights.”
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     The right of the holders to receive 71,219 shares of TIMCO common stock upon maturity pursuant to TIMCO’s 8% Senior Subordinated Convertible Payable-In-Kind (“PIK”) Notes due December 31, 2006 (“New Senior Notes”) issued pursuant to an Indenture, dated as of February 28, 2002, among TIMCO, the Trustee and the Subsidiary Guarantors named therein, as amended, and the right of the holders to receive 38,739 shares of TIMCO common stock upon maturity pursuant to TIMCO’s 8% Junior Subordinated Convertible PIK Notes due January 2, 2007 (the “Junior Notes”), issued pursuant to an Indenture, dated as of September 20, 2002, among TIMCO, the Trustee and the Subsidiary Guarantors named therein, as amended (together, the “TIMCO Convertible Debt”) will be unchanged by the Merger and will continue to exist pursuant to such Indentures, such that each right to receive a share of TIMCO common stock pursuant to such Indentures prior to the Merger will after the Merger represent the right to receive one share of common stock, $.001 par value per share, of the surviving corporation of the Merger. The Investors plan to complete a second “short form” merger transaction pursuant to Section 253 of the DGCL in January 2007 to cause each outstanding share of TIMCO common stock issuable to the holders of the TIMCO Convertible Debt to be converted into the right to receive $4.00 per share in cash (without interest), and the $439,832 required to make the payments to such holders has already been deposited into escrow by Newco.
     TIMCO has outstanding common stock purchase warrants that grant the holders the right to purchase 253,903 shares of TIMCO common stock at an exercise price of $206.40 per share that were issued in connection with TIMCO’s 2002 debt and equity restructuring and class action settlement (the “Public Warrants”). The Public Warrants expire on February 28, 2007 and no change in, or payment to the holders of, the Public Warrants will be made as a consequence of the Merger.
     Each holder of Minority Shares will have the right to exercise “appraisal rights” under Section 262 of the DGCL in connection with the Merger if they believe that the “fair value” of their shares of common stock is in excess of $4.00 per share. The procedures to exercise appraisal rights are described in the section entitled “Appraisal Rights” in this Information Statement. Optionholders and holders of TIMCO Convertible Debt do not have appraisal rights under Section 262 of the DGCL.
     Following completion of the Merger pursuant to Section 253 of the DGCL, TIMCO will send a Notice of Appraisal Rights (the “Notice of Appraisal”) to each holder of Minority Shares. In order to effectively exercise appraisal rights, TIMCO must receive written notice from a holder of Minority Shares on or before the date which is twenty days after the mailing date of the Notice of Appraisal. FAILURE TO DEMAND APPRAISAL RIGHTS FOLLOWING SUCH NOTICE OF APPRAISAL AND ON OR BEFORE SUCH DATE IN ACCORDANCE WITH THE REQUIREMENTS OF SECTION 262 OF THE DGCL WILL RESULT IN THE LOSS OF SUCH RIGHTS. A copy of the Section 262 of the DGCL is attached to this Information Statement as Annex “F.”
     Because of the expected timing of the Merger, TIMCO does not intend to hold a 2006 annual meeting of stockholders.
     The Company is paying the expenses of furnishing this Information Statement, including preparation, assembly, and mailing costs. It is anticipated that this Information Statement will be sent or given on or about ___, 2006 to the record holders of the Minority Shares as of ___, 2006, and that the Merger will become effective no earlier than the 20th day after this Information Statement is sent or given to such persons.
     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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SUMMARY	1
SPECIAL FACTORS	8
THE MERGER AGREEMENT	36
OTHER AGREEMENTS	51
APPRAISAL RIGHTS	56
MATERIAL FEDERAL INCOME TAX CONSEQUENCES	58
DIRECTORS AND EXECUTIVE OFFICERS	61
RELATED PARTY TRANSACTIONS	63
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	65
MARKET PRICES OF TIMCO COMMON STOCK AND DIVIDEND POLICY	66
TRANSACTIONS IN TIMCO STOCK	66
FINANCIAL AND OTHER INFORMATION	67
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	67
WHERE YOU CAN FIND MORE INFORMATION	68
ANNEX A — Agreement and Plan of Merger
ANNEX B — Fairness Opinions of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.
ANNEX C — Amended and Restated Transaction Agreement and Amendment No. 1 thereto
ANNEX D — Conversion, Support and Release Agreement
ANNEX E — Escrow Agreement
ANNEX F — Section 262 of the Delaware General Corporation Law
ANNEX G — Annual Report on Form 10-K for the Year Ended December 31, 2005
ANNEX H — Quarterly Report on Form 10-Q for the Quarter and Six Months Ended June 30, 2006
ANNEX I — Directors and Executive Officers of the Investors
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SUMMARY
     This summary highlights selected information from the Information Statement and describes material terms of the Merger Agreement and the Merger. You are urged to read carefully this entire Information Statement, including the attached Appendices A-H, and the documents incorporated by reference, and to which you are referred, for a more complete understanding of the matters being described in this Summary. The business and financial information incorporated by reference into this Information Statement can be obtained without charge by following the instructions in the section entitled “Where You Can Find More Information.” Unless the context indicates otherwise, references in this Information Statement to the “Company” or “TIMCO” means TIMCO Aviation Services, Inc. and its subsidiaries.
The Companies
     TIMCO Aviation Services, Inc. TIMCO Aviation Services, Inc., a Delaware corporation (“TIMCO”, or the “Company”), together with its wholly-owned subsidiaries, is among the world’s largest independent providers of aviation maintenance, repair and overhaul services for major commercial airlines, regional air carriers, aircraft leasing companies, government and military units and air cargo carriers.
     TAS Holding, Inc. TAS Holding, Inc., a Delaware corporation (“Newco”), was formed by LJH, Ltd., Owl Creek I, L.P., Owl Creek II, L.P., Owl Creek Overseas Fund, Ltd., Owl Creek Overseas Fund II, Ltd. and Owl Creek Socially Responsible Fund, Ltd. solely for the purpose of effecting the Merger and the transactions related to the Merger. The President of Newco is John R. Cawthron, who also serves as TIMCO’s Chairman and Chief Executive Officer. Newco has not engaged in any business activities other than in furtherance of this purpose.
     LJH, Ltd. LJH, Ltd., a Texas limited partnership (“LJH”), is engaged in the business of investing. Lacy J. Harber is the ultimate beneficial owner of all of the 15,385,812 shares of TIMCO common stock that are currently owned by LJH. The sole general partner of LJH is DLH Management, L.L.C., the President of which is Lacy J. Harber.
     Owl Creek I, L.P. Owl Creek I, L.P., a Delaware limited partnership (“OC I”), is a private investment limited partnership.
     Owl Creek II, L.P. Owl Creek II, L.P., a Delaware limited partnership (“OC II”), is a private investment limited partnership.
     Owl Creek Advisors, LLC. Owl Creek Advisors, LLC, a Delaware limited liability company (“OCA”), is the general partner of each of OC I and OC II.
     Owl Creek Overseas Fund, Ltd. Owl Creek Overseas Fund, Ltd., is an exempted company organized under the laws of the Cayman Islands (“OC Overseas I”).
     Owl Creek Overseas Fund II, Ltd. Owl Creek Overseas Fund II, Ltd., is an exempted company organized under the laws of the Cayman Islands (“OC Overseas II”).
     Owl Creek Socially Responsible Fund, Ltd. Owl Creek Socially Responsible Fund, Ltd., is an exempted company organized under the laws of the Cayman Islands (“OCSR”).
     Owl Creek Asset Management, L.P. Owl Creek Asset Management, LP, a Delaware limited partnership (“OC Asset Management”), is the investment manager to OC Overseas I, OC Overseas II and OCSR.
     OC I, OC II, OCA, OC Overseas I, OC Overseas II, OCSR and OC Asset Management are collectively referred to in this Information Statement as “Owl Creek” or the “Owl Creek Entities.” Jeffrey A. Altman is the ultimate principal of each of the Owl Creek Entities.
     LJH and Owl Creek are collectively referred to in this Information Statement as the “Investors”.

The Merger
     Merger Agreement. The terms and conditions of the Merger are set forth in the Merger Agreement between Newco and TIMCO, dated as of July 31, 2006. A copy of the Merger Agreement is attached to this Information Statement as Annex “A.” For a summary of the material terms of the Merger Agreement, see the section entitled “The Merger Agreement” in this Information Statement. Each holder of Minority Shares is encouraged to read the Merger Agreement in its entirety for a full and complete understanding of all terms and conditions of the Merger.
     Purpose of the Merger. The purpose of the Merger is to make TIMCO a private company owned solely by the Investors. The Merger is a means by which the Investors will purchase the 2,332,829 shares of TIMCO’s outstanding common stock that they do not already own. These shares are referred to in this Information Statement as the “Minority Shares.” As a result of the Merger:
•	holders of Minority Shares will receive $4.00 per share in cash (without interest) for their shares of TIMCO common stock;

•	TIMCO will terminate its periodic reporting obligations under the Securities Exchange Act of 1934 (“Exchange Act”) and become a private company, relieving TIMCO of the costs, administrative burdens and competitive disadvantages associated with operating its business as a public company; and

•	the Investors will be in a position to complete future capital transactions with TIMCO, including providing any additional capital that might be required to fund future operating losses or business opportunities, without the costs and legal risks that exist when such transactions are entered into between a publicly reporting company and its controlling stockholders.
     This purpose will be accomplished by merging Newco, which is wholly-owned by the Investors, with and into TIMCO and purchasing all of the Minority Shares for cash. See “Special Factors—Reasons for the Merger.”
     Merger Consideration. The merger consideration of $4.00 per share in cash (the “Merger Consideration”) will be paid as follows:
•	Minority Shares. Holders of Minority Shares who do not properly exercise appraisal rights pursuant to Section 262 of the DGCL will be converted into the right to receive $4.00 in cash, without interest, in exchange for each share of TIMCO common stock that such holder(s) own immediately prior to the Effective Time;

•	Stock Options. The Merger Agreement requires TIMCO, prior to the Effective Time, to take all necessary action to terminate its stock option plans, and TIMCO has agreed to use its commercially reasonable best efforts to obtain the agreement of each person who is a party to a stock option agreement or common stock purchase right (“Optionholders”) to terminate such agreements or rights effective upon the consummation of the Merger. TIMCO has already entered into agreements with a substantial number of its Optionholders providing for the termination of their rights to purchase TIMCO common stock. Under such agreements, as of the Effective Time, each option, warrant or other right to purchase shares of TIMCO common stock, whether or not vested, will be cancelled and the holder of such option, warrant or other right will be entitled to receive an amount in cash equal to the product of (1) the amount by which the Merger Consideration exceeds the applicable per share exercise price of such option, warrant or other right, and (2) the number of shares subject to such option, warrant or other right, without interest, and less any amount required to be withheld under applicable law. Total consideration of $100 per Optionholder will be paid in respect of any stock options, warrants or other rights for which the exercise price equals or exceeds the Merger Consideration. See “The Merger Agreement—Treatment of Stock Options and Other Stock Rights;”

•	Convertible Debt. No change will be made in the TIMCO Convertible Debt as a result of the Merger. However, the Investors plan to complete a second “short form” merger transaction pursuant to Section 253 of the DGCL in January 2007 to cause each outstanding share of TIMCO common stock automatically issuable to the holders of the TIMCO Convertible Debt upon the maturity of that debt to be converted into the right to receive $4.00 per share in cash (without interest), and the $439,832 required to make such payment has already been deposited into escrow by Newco; and

•	Public Warrants. TIMCO has outstanding common stock purchase warrants that grant the holders the right to purchase 253,903 shares of TIMCO common stock at an exercise price of $206.40 per share that were issued in connection with a debt restructuring transaction in 2002 and in connection with the August 2002 settlement of certain class action litigation (the “Public Warrants”). The Public Warrants expire on February 28, 2007 and no change in, or payment to the holders of, the Public Warrants will be made as a consequence of the Merger.
     Conditions of the Merger. The obligation of Newco to complete the Merger pursuant to the Merger Agreement as described in this Information Statement is subject to the following conditions:
•	All required filings with the SEC by TIMCO, Newco and the Investors, and all related deliveries of documents to holders of Minority Shares shall have been made, and the expiration of notice periods required under the Exchange Act shall have occurred;

•	All filings required to comply with the Hart-Scott-Rodino Antitrust Improvements Act necessary to effect the Merger shall have been made, and all required waiting periods shall have expired or been terminated; and

•	Newco and the Investors shall have obtained sufficient additional shares of TIMCO common stock to cause their ownership of TIMCO common stock to exceed 90%.
     In addition, Newco reserves the right to terminate the Merger Agreement, and its obligation to proceed with the Merger, if there is a material breach of the Merger Agreement (as defined in the Merger Agreement) by TIMCO before Newco increases its ownership of TIMCO above 90%. If Newco does not proceed to increase its ownership of TIMCO common stock above 90% on or before the earlier of (1) 75 days after the parties file a Schedule 13E-3 with the SEC regarding the Merger or (2) October 30, 2006, Newco and TIMCO have agreed to submit the Merger to a vote of the stockholders of TIMCO at a special meeting of stockholders pursuant to a proxy statement that would contain substantially the same information as is presented in this Information Statement, which would be prepared by TIMCO and delivered to its stockholders. Pursuant to the Conversion Support and Release Agreement between TIMCO, the Investors and Newco, the Investors and Newco have agreed to vote all of the shares of TIMCO common stock that they own in favor of the adoption of the Merger Agreement and the approval of the Merger at any such stockholders’ meeting.
     Action of Special Committee. In March 2006, the board of directors of TIMCO (the “Board”) organized a special committee of directors (the “Special Committee”), who are independent, relative to the Investors, and which does not include any TIMCO employees, to consider the proposed Merger and to act on behalf of TIMCO and the holders of the Minority Shares in negotiating the terms of the Merger and the Merger Agreement. The Special Committee retained special legal counsel and engaged Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) to act as the Special Committee’s financial advisor.
     Independent Fairness Opinions. The Special Committee engaged Houlihan Lokey to provide opinions as to the fairness, from a financial point of view, to TIMCO’s stockholders (other than Newco, LJH and Owl Creek) of (i) the Merger Consideration to be received by the holders of the Minority Shares and (ii) the $2.50 stock purchase price at which under certain circumstances the Investors can purchase up to 2.4 million additional shares of TIMCO’s common stock. Copies of the fairness opinions of Houlihan Lokey are attached to this Information Statement as Annex “B.” See “Special Factors—Opinions of the Special Committee’s Financial Adviser.”

     Findings of the Special Committee of the Board of Directors. The Special Committee has determined that the Merger Agreement and the Merger are fair to and in the best interests of the holders of the Minority Shares. The Merger and the Merger Agreement were approved by the unanimous vote of the Special Committee, which recommended to the Board that TIMCO enter into the Merger Agreement. The Special Committee in approving the Merger considered many factors in reaching its decision, all as more particularly described below. See “Special Factors—Factors Considered.”
     Approval of Board of Directors. The Board has determined that the Merger Agreement and the Merger are fair to and in the best interests of the holders of the Minority Shares, and has approved the execution, delivery and performance of the Merger Agreement by TIMCO, in reliance upon the determinations made by the Special Committee. See “Special Factors—Board of Directors’ Determination,” and “Background of the Merger.”
     Approval of Stockholders. Upon completion of the proposed purchases of TIMCO common stock by the Investors that will result in Newco becoming the owner of more than 90% of the outstanding shares of TIMCO common stock, Newco will be entitled to effect the Merger by resolution of its board of directors and approval of the Investors as the holders of all of Newco’s outstanding stock, and without any vote of TIMCO’s stockholders, as permitted by Section 253 of the DGCL. Accordingly, your consent to the Merger is not required and is not being solicited. See “The Merger Agreement—Stockholder Approval.”
     Closing of Transaction. It is expected that the Merger will become effective within two business days after the SEC confirms that it has no further comment on the Investors’ filing with the SEC on Schedule 13E-3, which will include this Information Statement, and Newco completes the acquisition of sufficient shares of TIMCO common stock to cause its ownership of TIMCO common stock, including the shares contributed to its capital by the Investors, to exceed 90%. Notwithstanding the foregoing, in no event will the Merger be consummated earlier than the 20th day after this Information Statement is sent or given to holders of the Minority Shares. In the alternative, Newco and the Investors reserve the right to (a) undertake privately negotiated purchases of TIMCO’s common stock in order to cause Newco’s ownership of TIMCO Common Stock to exceed 90%, (b) require TIMCO to hold a meeting of the stockholders of TIMCO to vote on and adopt the Merger Agreement, as contemplated by the Merger Agreement, in which case the transaction will be effected pursuant to Section 251 of the DGCL and TIMCO will make the required filings with the Commission pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (c) dispose of any shares of Common Stock that the Investors own or may acquire in the future or (d) propose other transactions with TIMCO. The Merger Agreement requires that Newco and the Investors complete the Merger pursuant to Section 253 of the DGCL promptly upon obtaining ownership of 90% or more of the TIMCO common stock.
     Position of Newco, the Investors and Messrs. Harber, Altman and Cawthron Regarding the Fairness of the Merger. Newco, the Investors and Messrs. Harber, Altman and Cawthron believe that the Merger is fair to the holders of the Minority Shares. See “Special Factors—Position of Newco and the Investors Regarding the Fairness of the Merger.”
     Financing of the Merger; Source and Amount of Funds. Newco estimates that, based on information available as of the date of this Information Statement, that the total amount of funds required to complete the Merger and related transactions and pay related fees and expenses will be approximately $11.0 million.
•	The $9.3 million required to pay the Merger Consideration to holders of Minority Shares has been funded by the Investors through capital contributions paid in cash to Newco from their available investment funds on hand. These funds are being held in escrow by American Bank of Texas pursuant to an escrow agreement between Newco and TIMCO entered into pursuant to the Merger Agreement. American Bank of Texas is owned by Lacy J. Harber.

•	The $1.7 million required to pay Houlihan Lokey, the legal counsel for TIMCO, the legal counsel for the Special Committee and other costs relating to the Merger, and the costs of preparing and distributing this Information Statement, will be paid from the working capital of TIMCO or from advances of its line of credit.

     Interests of Directors and Executive Officers in the Merger. When considering the unanimous approval of the Merger Agreement and the Merger by the Special Committee and the Board, you should be aware that some members of the Board and TIMCO’s executive officers may have interests in the Merger that may be different from, or be in addition to, the interests of unaffiliated stockholders holding Minority Shares. See “Special Factors—Interests of Directors and Executive Officers in the Merger” for a description of such interests that may be different from, or be in addition to, the interests of unaffiliated stockholders.
     The Board knew about these additional interests, and considered them, among other matters, when it designated the Special Committee to consider and approve the Merger and the Merger Agreement. These factors were also considered when the Board determined, based on the recommendation of the Special Committee, that the Merger and the Merger Agreement are in the best interests of the holders of the Minority Shares.
     Material Federal Income Tax Consequences. The receipt of cash pursuant to the Merger by holders of TIMCO common stock, options and warrants will be a taxable transaction for United States federal income tax purposes, and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For federal income tax purposes, a holder of TIMCO common stock generally will recognize gain or loss equal to the difference between (1) the amount of cash received in exchange for such shares and (2) the holder’s adjusted tax basis in such shares. Please refer to the section entitled “Material Federal Income Tax Consequences” of this Information Statement for a more detailed explanation of the material federal income tax consequences of the Merger. You are urged to consult your own tax advisors to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for your TIMCO common stock.
     Appraisal Rights. Under Delaware law, holders of TIMCO common stock who deliver written notice to TIMCO on or before the 20th day following mailing of the Notice of Appraisal (following completion of the Merger), and who otherwise strictly comply with the applicable requirements of the DGCL, may dissent from the Merger and demand payment in cash from TIMCO of the “fair value” of their shares. All holders of Minority Shares will be entitled to exercise appraisal rights. See “Appraisal Rights.”
     Estimated Effective Date. It is anticipated that a Certificate of Merger as contemplated by the Merger Agreement will be filed with the Delaware Secretary of State and the Merger will become effective on or about ___, 2006 (the “Effective Time”). However, in no event will the Merger be consummated earlier than the 20th day after this Information Statement is sent or given to holders of the Minority Shares. See “The Merger Agreement—Closing Date.”
     Implementation and Effects of the Merger. Following the Merger, the Investors will be the only stockholders and will hold all of the outstanding shares of TIMCO common stock. Every holder of record of Minority Shares at the Effective Time, other than holders properly exercising appraisal rights pursuant to Section 262 of the DGCL, will be entitled to receive the Merger Consideration at the rate of $4.00 per share in cash (without interest) for each Minority Share that they owned that was outstanding as of the Effective Time. The total amount of the Merger Consideration to be paid for the 2,332,829 Minority Shares is $9,331,316. Newco deposited $10,006,524 of its funds in an escrow account for this purpose at the time the Merger Agreement was executed. See “The Merger Agreement — Escrow Agreement.”
     The Merger Agreement requires TIMCO, prior to the Effective Time, to take all necessary action to terminate its stock option plans, and TIMCO has agreed to use its commercially reasonable best efforts to obtain the agreement of each of the Optionholders to terminate such agreements or rights effective upon the consummation of the Merger. TIMCO has entered into agreements with a substantial number of the Optionholders providing for the termination of their rights to purchase TIMCO common stock. Under such agreements, as of the Effective Time of the Merger, each option, warrant or other right to purchase shares of TIMCO common stock, whether or not vested, will be cancelled and the holder of such option, warrant or other right will be entitled to receive an amount in cash equal to the product of (1) the amount by which the Merger Consideration exceeds the applicable per share exercise price of such option, warrant or other right, and (2) the number of shares subject to such option, warrant or other right, without interest, and less any amount required to be withheld under applicable law. Total consideration of $100 per Optionholder will be paid in respect of any stock options, warrants or other rights for which the exercise price equals or exceeds the Merger Consideration. See “The Merger Agreement—Treatment of Stock Options and Other Stock Rights.”
     No change will be made in the TIMCO Convertible Debt as a result of the Merger. The Investors plan to complete a second “short form” merger transaction pursuant to Section 253 of the DGCL in January 2007 to cause each outstanding share of TIMCO common stock issuable to the holders of the TIMCO Convertible Debt to be converted into the right to receive $4.00 per share in cash without interest, and the $439,822 required to make such payments has already been deposited by Newco into escrow.
     TIMCO issued the Public Warrants to purchase 253,903 shares of TIMCO common stock at an exercise price of $206.40 per share in connection with a debt restructuring transaction in 2002 and the settlement of a class action lawsuit. The Public Warrants expire on February 28, 2007 and no change in, or payment to the holders of, the Public Warrants will be made as a consequence of the Merger.
Summary Financial Data
     The following summary historical data for each of the fiscal years 2003 through 2005 has been derived from TIMCO’s Consolidated Financial Statements, which have been audited, with respect to 2003 and 2004 by KPMG LLP, independent registered public accounting firm, and with respect to 2005 by Grant Thornton, LLP, independent registered public accounting firm. The audited financial statements of TIMCO are included in TIMCO’s Annual Report on Form 10-K for fiscal 2005 which is attached as Annex “G” to this Information Statement. The following summary historical unaudited financial data for the six months ended June 30, 2006 and 2005 have been derived from TIMCO’s unaudited historical financial statements, and are included in TIMCO’s Quarterly Report on Form 10-Q for the period ended June 30, 2006, which is attached as Annex “H” to this Information Statement. The unaudited financial information contained herein, in the opinion of management, includes all adjustments (consisting of only normal recurring adjustments) necessary for a fair and consistent presentation of such data (Table in thousands, except per-share data).

	Years Ended December 31,			Six Months Ended June 30,
	2003	2004	2005	2005	2006
				(unaudited)
Statements of Operations Data:
Revenues, net	$242,514	$323,488	$329,552	$171,796	$173,761
Cost of sales	226,331	294,199	316,268	154,840	162,802

Gross profit	16,183	29,289	13,284	16,956	10,959
Operating expenses	14,593	22,468	28,700	12,337	13,631
Gain on sale of fixed assets	—	—	(1,178)	—	—

Income (loss) from operations	1,590	6,821	(14,238)	4,619	(2,672)
Interest expense and other	6,880	7,488	8,502	2,556	3,504

(Loss) income before income taxes and discontinued operations	(5,290)	(667)	(22,740)	2,063	(6,176)
Income tax benefit	986	—	390	368	31

(Loss) income from continuing operations	(4,304)	(667)	(22,350)	2,431	(6,145)
Income from discontinued operations, net of income taxes	4,043	1,580	634	99	114

Net (loss) income	$(261)	$913	$(21,716)	$2,530	$(6,031)

Basic (loss) income per share
(Loss) income from continuing operations	$(5.44)	$(0.84)	$(3.01)	$0.61	$(0.29)
Income from discontinued operations	5.11	1.99	0.09	0.03	0.01

Net (loss) income	$(0.33)	$1.15	$(2.92)	$0.64	$(0.28)

Diluted (loss) income per share
(Loss) income from continuing operations	$(5.44)	$(0.84)	$(3.01)	$0.27	$(0.29)
Income from discontinued operations	5.11	1.99	0.09	0.01	0.01

Net (loss)income	$(0.33)	$1.15	$(2.92)	$0.28	$(0.28)

	December 31, 2004	December 31, 2005	June 30 2006
			(unaudited)
Balance Sheet Data:
Accounts receivable	$49,721	$48,643	$49,226
Inventories	22,244	28,681	28,476
Working capital	13,895	27,503	21,446
Total assets	137,368	160,128	148,164
Total debt and capitalized lease obligations	180,694	53,159	52,060
Stockholders’ equity	(94,852)	46,197	40,179
Book value per share	$(119.91)	$2.15	$1.87
Ratio of Earnings to Fixed Charges:
     The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” includes pretax earnings from continuing operations plus fixed charges and “fixed charges” includes interest and amortization of deferred financing costs. The following table presents our ratio of earnings to fixed charges for the years ended December 31, 2005 and 2004 and for the six month periods ended June 30, 2006 and 2005.

	Six Months Ended		Fiscal Years Ended
	June 30,	June 30,	December 31,	December 31,
	2006	2005	2005	2004

Ratio of Earnings to Fixed Charges	N/A	1.5	N/A	N/A
     Earnings were inadequate to cover fixed charges by $30.1 million and $6.6 million respectively, in fiscal 2005 and 2004. Earnings were inadequate to cover fixed charges by $9.8 million for the six months ended June 30, 2006.

SPECIAL FACTORS
Background of the Merger
     TIMCO has worked hard over the last few years to reduce its debt and return its business to profitability. TIMCO’s February 2002 restructuring of its debt and equity, the sale of its Aerocell Structures operation in July 2002, the sale of its Miramar facility in March 2004 (and the corresponding payment in full of TIMCO’s outstanding tax retention operating lease financing), the establishment of TIMCO’s senior credit facilities with CIT and Monroe Capital and the New Senior Note and Junior Note tender offers, significantly deleveraged TIMCO’s balance sheet. Further, TIMCO’s October 2005 rights offering provided working capital of approximately $26 million in cash and substantially increased TIMCO’s stockholders’ equity. Following the rights offering, which closed on November 22, 2005, TIMCO had a pro forma net worth (actual at September 30, 2005 as adjusted for completion of the August 2005 tender offer and the rights offering) of $62.6 million, compared to a negative stockholders’ equity of $94.9 million at December 31, 2004.
     At the time of the rights offering, TIMCO’s management and Board believed that for the first time in many years, TIMCO had sufficient working capital for its operation and to make the capital improvements that management believed were necessary in its business. TIMCO’s management and Board also believed that for the first time in many years, institutional investors, including Loeb Partners Corporation (“Loeb Partners”), LC Capital Master Fund, Ltd. (“Lampe Conway”) and the Owl Creek Entities were interested in TIMCO, having invested substantially in its securities. Management hoped that following the rights offering, TIMCO would return to the NASDAQ Market and that there would be a more active trading market for TIMCO’s common stock. Following the rights offering, TIMCO’s principal stockholders were LJH, with approximately 42.6% of TIMCO’s outstanding common stock, Loeb Partners, with approximately 14.4% of TIMCO’s outstanding common stock, Lampe Conway, with approximately 13.0% of TIMCO’s outstanding common stock, and the Owl Creek Entities, with approximately 17.4% of TIMCO’s outstanding common stock.
     During fiscal 2004 and for the first six months of fiscal 2005, it appeared that the difficult times that TIMCO had experienced between 2000 and 2003 were finally over. Revenues and net income for the 2004 fiscal year were $323.5 million and $1.0 million, respectively, and revenues and net income for the six months ended June 30, 2005, were $171.8 million and $2.5 million. Further, in August 2005, management was projecting full year revenues and net income for 2005 to be between $345 and $350 million and $2.5 million and $3.0 million, respectively.
     In August 2005, TIMCO commenced its offer and consent solicitation to the remaining holders of its New Senior Notes and Junior Notes. The tender offer contemplated that holders of Notes who tendered in the tender offer would be given the right to participate in TIMCO’s contemplated rights offering. On September 20, 2005, TIMCO entered into a letter agreement with the Owl Creek Entities pursuant to which TIMCO agreed to amend the terms of the tender offer to offer holders of the New Senior Notes and the Junior Notes the right to receive not only the shares they would be entitled to receive upon the automatic conversion of the New Senior Notes on December 31, 2006 and the Junior Notes on January 2, 2007, but also a 15% premium payable in shares of TIMCO common stock, and the Owl Creek Entities agreed that they would: (a) tender the approximately $24.9 million New Senior Notes that they owned in the tender offer, (b) participate in the rights offering to the full extent of their basic subscription privilege, and (c) lock-up the shares they would receive in the tender offer for 180 days. Thereafter, TIMCO supplemented the terms of the offer and consent solicitation to the holders of its remaining New Senior Notes and Junior Notes as required by the letter agreement.
     Throughout the spring and summer of 2005, management and the Board engaged in discussions regarding TIMCO’s strategic plans. At management’s request, the Board approved the acquisition of tooling to be used in the repair and overhaul of CFM-56 engines, and, in November 2005 TIMCO leased a facility in Pittsburgh, PA for purposes of opening a CFM-56 repair station. Further, throughout 2005, management was actively seeking to expand TIMCO’s line maintenance, engineering and airframe maintenance businesses. To add additional strength to TIMCO’s management team in anticipation of future growth, in September 2005 the Board determined that it was in TIMCO’s best interest to hire James H. Tate as TIMCO’s Executive Vice President, Chief Administrative Officer and Chief Financial Officer, with oversight responsibility for finance, human resources, legal and information technologies. Mr. Tate had served on TIMCO’s Board of Directors since November 2004 and joined a senior management team consisting, at the time, of Roy T. Rimmer, Jr., Chairman and Chief Executive Officer, Gil West, President and Chief Operating Officer, with overall responsibility for TIMCO’s operations, Don Mitacek, Senior Vice President with responsibility for all of TIMCO’s airframe maintenance operations, Jack Arehart, Senior Vice President of Business Development, who was responsible for all of TIMCO’s sales activities, and Rick Salanitri, Senior Vice President of Engineering and Interiors.
     At the end of September 2005, management became aware that TIMCO’s third quarter 2005 financial results would not meet management’s previous projection. In order to report to the market, on September 30, 2005 TIMCO issued a press release lowering its 2005 third quarter and full year earnings guidance. In the press release, TIMCO reported its expectation that it would report a net loss for the 2005 third quarter of approximately $6.5 million and a net loss for the 2005 fiscal year of approximately $2.0 million. Further, in its Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2005, TIMCO reported that its actual net loss for the 2005 third quarter was $6.3 million. TIMCO’s management advised the Board that the issues in the third quarter related to managing rapid growth and that the 2005 fourth quarter would be a profitable quarter.
     On December 13, 2005, management advised the Board that it appeared that TIMCO’s fourth quarter 2005 results of operations would be substantially below expectations. On December 15, 2005, at a telephonic meeting of the Board, management informed the Board that TIMCO would report a substantial loss for the 2005 fourth quarter, due largely to learning curve issues on several new lines of airframe maintenance business, primarily at TIMCO’s Greensboro facility (the net loss ultimately reported by TIMCO for the 2005 fourth quarter was $17.9 million). The Board concluded at that meeting that operations management had been ineffective in resolving the issues in TIMCO’s MRO operations that had caused the third quarter and fourth quarter-to-date losses. As a result, the Board decided to terminate Messrs. West, Arehart and Mitacek and to hire Ron Utecht, a then current consultant to TIMCO and a former senior officer of United Airlines (with responsibility for all of United Airlines airframe and engine maintenance with oversight of more than 16,000 employees) to oversee TIMCO’s airframe maintenance operations as President and Chief Operating Officer of TIMCO.
     As a result of the substantial fourth quarter 2005 loss, TIMCO was in violation of several financial covenants in its loans and lines of credit with CIT Group/Business Credit (“CIT”) and Monroe Capital Advisors LLC (“Monroe”). CIT further limited TIMCO’s access to its revolving line of credit, thus increasing the strain on TIMCO’s liquidity. Monroe and CIT also orally advised TIMCO that they reserved the right to seek to accelerate the debt due to them, which was secured by a lien on substantially all of TIMCO’s assets, but TIMCO was never formally notified by the lenders of any defaults. Further, Monroe contacted TIMCO’s large stockholders (LJH, Loeb Partners, Lampe Conway and Owl Creek), and demanded that they assist TIMCO in finding a solution to resolve these issues.
     On December 20, 2005, representatives of TIMCO’s Board met with representatives of LJH, Loeb Partners and Lampe Conway in Greensboro, NC. Prior to that meeting, each of these stockholders had entered into a confidentiality agreement with TIMCO. At that meeting, the Board members in attendance advised the stockholders of the changes to be made in TIMCO’s management. The stockholders were concerned about these issues, but supportive of the Board’s decisions. They requested that the Board consider additional nominees to serve on the Board (one proposed by each of them). Thereafter, on several occasions in January 2006, members of the Board met with each of the proposed Board nominees, and representatives of management and the stockholders, and continued their dialogue with Monroe Capital and CIT regarding potential solutions to resolve the outstanding covenant violations.
     During January 2006, Mr. Harber had several discussions with representatives of Loeb Partners, Lampe Conway and Owl Creek regarding TIMCO’s financial condition, the events that led to its unexpected losses in the 2005 fourth quarter, their loss in confidence in the management of TIMCO and possible actions to respond to TIMCO’s anticipated debt covenant defaults and need for additional liquidity. The possible actions discussed included seeking a sale of TIMCO, seeking third party sources of additional credit, providing guarantees or other credit support for TIMCO’s debt, making additional loans to TIMCO and making additional equity investments in TIMCO and rearranging the ownership of TIMCO’s four largest stockholders through purchases and sales of TIMCO common stock among them. None of the four stockholders expressed interest in providing funding or credit support for TIMCO, and Loeb Partners and Lampe Conway suggested that they were considering legal action against TIMCO based on the unexpected losses incurred during the 2005 fourth quarter.
     During these discussions, Mr. Harber suggested that LJH was willing to purchase the TIMCO common stock owned by each of Loeb Partners, Lampe Conway and Owl Creek, or to sell to any of them LJH’s approximately 42.6% ownership position at a price of $3.00 per share. After further discussion and consideration, Loeb Partners and Lampe Conway indicated that they would be willing to sell their shares of TIMCO common stock to LJH and Owl Creek indicated that it wished to retain its shares of TIMCO common stock.
     On February 6, 2006, LJH purchased an aggregate of 5,807,973 shares of TIMCO’s common stock from Loeb Partners and Lampe Conway for consideration of $4.00 per share in cash. After that transaction, and several open market purchases effected by LJH in December 2005 and January 2006 at prices ranging from $4.40 to $4.80 per share, LJH’s ownership of TIMCO’s outstanding common stock increased to approximately 71.8%. As part of that transaction, Loeb Partners and Lampe Conway released any claims they might allegedly have had against TIMCO.
     During December 2005 and early January 2006 Mr. Harber, based upon his loss in confidence in TIMCO’s management, began seeking an experienced distressed company manager who could advise LJH regarding TIMCO’s business and financial challenges and who, if requested, would be capable of managing TIMCO if a change in management were necessary. Mr. Harber was introduced to John R. Cawthron by a mutual business acquaintance in January 2006. Mr. Cawthron was asked by Mr. Harber, and agreed, to undertake a detailed review of TIMCO’s business, to serve as an advisor to LJH and to serve as a nominee of LJH to TIMCO’s Board. Mr Harber then forwarded Mr. Cawthron’s name to the Board’s nominating committee. On February 2, 2006, TIMCO’s Board determined that it was in TIMCO’s best interest to add Mr. Cawthron to TIMCO’s Board, and Mr. Cawthron became a director of TIMCO on February 6, 2006.
     Throughout February 2006, management, on behalf of TIMCO, and Mr. Cawthron, on behalf of LJH, engaged in a dialogue regarding the appropriate course of action to take to resolve the outstanding covenant defaults with CIT and Monroe and to obtain sufficient working capital for TIMCO’s operations. Due to the large losses incurred in the second half of 2005, management believed that TIMCO would not be able to resolve these issues without the assistance of its large stockholders. They also believed that TIMCO’s 2005 financial statements would contain a going concern qualification from its auditors if these issues were not resolved and if TIMCO was not able to obtain additional working capital for its business. Management believed receipt of a going concern qualification would have a material adverse effect on TIMCO’s business.
     During February and into the first week of March 2006, Mr. Harber, Mr. Cawthron and representatives of Owl Creek discussed the business and financial issues facing TIMCO and possible courses of action to resolve them. Based upon their discussions with representatives of Monroe Capital and CIT and TIMCO management, it became apparent that it would likely be necessary to purchase the Monroe Capital debt and provide additional working capital to TIMCO in order to resolve the outstanding covenant defaults under the Monroe Capital debt and the CIT debt. Mr. Harber was reluctant for LJH to be the sole party taking these actions, and the associated additional risk, and on several occasions requested that Owl Creek participate in a restructure of TIMCO’s debt. During the first week of March 2006, Mr. Cawthron and representatives of Owl Creek discussed general terms under which LJH would propose a financial restructuring to TIMCO, which would include among its terms a requirement that Mr. Cawthron be designated as TIMCO’s CEO and would contemplate purchasing all of the TIMCO common stock not owned by LJH. LJH indicated that it would offer Owl Creek the opportunity to participate in the proposed transactions to the extent of Owl Creek’s approximately 20% proportionate ownership of TIMCO. Owl Creek responded that it would consider the opportunity to participate in the proposed transactions, subject to TIMCO accepting LJH’s proposal. LJH proposed specific terms to Owl Creek, but Owl Creek declined at that time to make any formal commitment to participate in the proposed transactions.
     On March 9, 2006, LJH proposed that it would make a $48 million investment in TIMCO, the proceeds of which would be used to repay all of the CIT and Monroe Capital debt, purchase the shares owned by TIMCO’s minority stockholders for $2.00 per share, provide $8.0 million for capital expenditures and provide additional working capital in return for the issuance to LJH of 78 million shares of TIMCO’s authorized but unissued common stock ($0.62 per share). The proposal stated that LJH planned to give the Owl Creek Entities the opportunity to participate in the financing. It also required that, as a condition to the financing, Mr. Cawthron would be appointed Chief Executive Officer of TIMCO at the completion of the debt refinancing.
     On March 13, 2006, the Board met to consider LJH’s proposal. At the meeting, the Board established the Special Committee of the Board consisting of the five members of TIMCO’s seven member Board (Messrs. Gerard, Singer, Hersch, Kizer and Schwartz) who were disinterested with respect to the proposed transaction and the Investors. The Special Committee was delegated the full power and authority of the Board to act on TIMCO’s behalf with respect to considering LJH’s proposal and other strategic alternatives that might be available to TIMCO. The Special Committee was also authorized to retain its own counsel and financial advisors. Messrs. Rimmer and Cawthron were not included as members of the Special Committee.
     Following the March 13, 2006 Board meeting, the Special Committee elected Mr. Gerard as Chairman of the Special Committee, retained Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) to act as the Special Committee’s financial advisor with respect to this matter and retained Richards, Layton & Finger, P.A. to serve as the Special Committee’s legal counsel. Further, between March 13, 2006 and March 23, 2006, members of the Special Committee engaged in a dialogue with representatives of LJH regarding the terms of the proposal. LJH advised the members of the Special Committee as to the reasons it believed that the $2.00 per share price was reasonable due to TIMCO’s operating losses and other negative factors affecting TIMCO’s business operations. Special Committee members responded by stating that the proposed price was substantially lower than the $4.00 per share price paid by LJH to Loeb Partners and Lampe Conway. Both parties agreed that while both prices were lower than the then market price of TIMCO’s common stock (approximately $4.35 per share), the market price of TIMCO’s common stock was probably not a realistic indicator of the value of TIMCO’s common stock because of its small volume of transactions and because TIMCO’s adverse results in the fourth quarter of 2005 and first quarter of 2006 had not yet been disclosed. However, Special Committee members responded that they believed that the price paid by LJH to Loeb and Lampe Conway was an arms length price paid by a sophisticated willing buyer to sophisticated willing sellers where both sellers and buyer were knowledgeable about TIMCO’s losses in the fourth quarter of 2005.
     On March 23, 2006, a representative of LJH (Mr. Cawthron) and a representative of the Special Committee (Mr. Gerard) met to discuss LJH’s proposal. In that discussion, Mr. Cawthron, on behalf of LJH, agreed that LJH would pay $4.00 per share in cash to the holders of the remaining outstanding shares that it did not own. Mr. Cawthron requested, however, that TIMCO agree to allow LJH to purchase additional shares such that the proposed transaction could be effected as a short-form merger under the DGCL, at a price to be agreed upon. At a Special Committee meeting held on March 24, 2006, the Special Committee directed that Houlihan Lokey analyze the fairness of the proposed transactions to TIMCO’s minority stockholders.
     During the remainder of March 2006 and into the first week of April 2006, representatives of LJH kept Owl Creek informed of their discussions with representatives of the Special Committee and discussed with Owl Creek various aspects of the proposed transactions and changes that were being negotiated by the parties. During this period Owl Creek continued to not make any commitment to participate in the proposed transactions. LJH continued to evaluate TIMCO’s financial condition and results, and Mr. Cawthron provided to LJH and to the Board his evaluation of the many challenges and risks facing TIMCO. The potential that successfully restructuring TIMCO’s debt would require more funds than LJH was willing to commit continued to be a concern to Mr. Harber, and resulted in LJH making frequent reassessments of the most desirable terms and structure for the proposed transaction. LJH also continued to consider other alternatives to the transactions being discussed with TIMCO, including deferring any going private transaction in order to conserve available funds so that they would be available to provide working capital if needed by TIMCO. LJH in late March 2006 further made preliminary contact with a potential purchaser of TIMCO to ascertain its interest in purchasing TIMCO or LJH’s ownership interest in TIMCO. This contact did not lead to discussion of specific values for TIMCO or terms for any potential transaction.
     Between March 23, 2006 and April 18, 2006:
•	counsel for LJH, counsel for the Special Committee and TIMCO’s regular outside corporate counsel, Akerman Senterfitt, in consultation with their respective clients, negotiated the terms of a definitive merger agreement, escrow agreement and conversion and support agreement relating to the proposed transaction.

Several drafts of these agreements were circulated during this period among counsel, members of the Special Committee and the Investors;
•	the Owl Creek Entities agreed to join with LJH in the proposed transactions on substantially the same terms described in this Information Statement;

•	LJH purchased the debt of TIMCO due to Monroe Capital, with the Owl Creek Entities simultaneously purchasing an approximate 20% participation in those loans, and LJH and TIMCO negotiated the restructuring of the repayment and other terms of this financing and the terms of a new $6.0 million, subordinated term loan to be made to TIMCO by the Investors for working capital;

•	TIMCO, with the assistance of the Investors, renegotiated its loan arrangements with CIT;

•	LJH and representatives of the Special Committee informally discussed and agreed that LJH and Owl Creek would have an option to purchase 2.4 million TIMCO shares at $2.50 per share in order to complete the proposed transaction as a short-form merger;

•	Houlihan Lokey completed its analysis of the fairness, from a financial point of view, to TIMCO’s minority stockholders of the $4.00 per share cash consideration to be paid for the Minority Shares and of the $2.50 per share price at which the Investors would be permitted to purchase additional shares in order to allow the proposed going-private transaction to be completed as a short-form merger; and

•	the Special Committee held four meetings to discuss all of these matters.
     During the first week of April 2006, Owl Creek confirmed to LJH that it was willing to participate in the transactions then being negotiated between LJH, the Special Committee, Monroe Capital and CIT, to the extent of its approximately 20% interest in TIMCO relative to LJH’s ownership position. Based upon this information, LJH and Owl Creek negotiated definitive terms of their participation in the proposed transaction.
     On April 18, 2006, the Investors advised the Special Committee that they had decided to complete the restructuring of TIMCO’s senior debt, but had decided to suspend the merger negotiations. This decision was made because of Mr. Harber’s concern that TIMCO’s declining financial condition might require additional working capital funding and that it was prudent to limit LJH’s risk of loss in that event and to conserve LJH’s available funds. Thereafter, on April 20, 2006, TIMCO completed the restructuring of the debt due to CIT, obtained a waiver from CIT of existing events of default, obtained additional availability from CIT under the revolving line of credit, obtained a new $6 million subordinated term loan from LJH, which was used to repay term debt due to CIT and for working capital, restructured the payment terms of the Monroe Capital debt, and obtained waivers of existing defaults and events of default from LJH. Following the closing of the debt refinancing, Mr. Cawthron was elected to serve as the Vice Chairman of the Board and as the Chief Executive Officer of TIMCO. Following the closing, Mr. Rimmer remained as Chairman of the Board and Chief Marketing Officer of TIMCO.
     On June 1, 2006, Newco delivered a letter to TIMCO seeking to resume the discussions regarding the proposed merger in which the stockholders of TIMCO, other than the Investors, would receive $4.00 per share in cash for their shares. On June 5, 2006, the Special Committee considered the proposal and directed that counsel resume negotiations of the Merger and that Houlihan Lokey resume their analysis as to the fairness of the proposed transactions.
     Between June 5, 2006 and July 17, 2006:
•	Mr. Rimmer retired as Chief Marketing Officer and as a Chairman of the Board, Mr. Cawthron was appointed Chairman of the Board and Gene House, a senior marketing executive who had retired from United Airlines, joined TIMCO as Chief Marketing Officer;

•	Management, under the direction of Mr. Cawthron, identified further cost cutting opportunities and implemented a more aggressive cost-cutting program. TIMCO also adjusted the pricing offered to its customers to provide greater assurance of positive margins on all work that was directed to TIMCO, recognizing that this action could result in losses of business to other competitors.
•	counsel for LJH, counsel for the Special Committee and TIMCO’s regular outside corporate counsel, in consultation with their respective clients, negotiated the terms of a definitive merger agreement, escrow agreement and conversion and support agreement relating to the proposed transactions. Several drafts of these agreements were circulated during this period among counsel, the members of the Special Committee and the Investors;

•	Houlihan Lokey completed its analysis of the fairness, from a financial point of view, to TIMCO’s minority stockholders of the $4.00 per share cash Merger Consideration to be paid for the shares owned by the holders of the Minority Shares and of the $2.50 per share price at which the Investors would be permitted to purchase additional shares in order to allow the proposed going-private transaction to be completed as a short-form merger; and

•	the Special Committee held one meeting to discuss all of these matters.
     On July 18, 2006, the Special Committee met to consider the Merger Agreement and the transactions contemplated thereby, including the Merger. At that meeting, the Special Committee was advised by counsel for the Special Committee with respect to the terms of the Merger and the Merger Agreement and with respect to their fiduciary duties under Delaware law, and by Houlihan Lokey, which advised the Special Committee with respect to the analysis they had completed to render their fairness opinions. After considering all such matters, the Special Committee, by a unanimous vote, approved the Merger Agreement and related transactions, including the Merger, and approved the CSR Agreement and the Escrow Agreement, determined that the Merger is fair to, and in the best interests of, the holders of the Minority Shares, and recommended that the Board approve the transactions. The full Board then met and approved the Merger Agreement and related transactions, including the Merger, the CSR Agreement and Escrow Agreement. However, the then current form of the Merger Agreement required that holders of TIMCO stock options who currently are officers, directors, employees or independent contractors of TIMCO agree to terminate their options as part of the Merger. As a result, the Special Committee directed that management not sign the Merger Agreement until all such persons had entered into agreements to this effect.
     Between July 18, 2006 and July 31, 2006, all such persons (who together constitute a substantial number of the Optionholders) agreed to terminate their stock options on the terms set forth in the Merger Agreement. Further, certain additional non-substantive changes to the Merger Agreement and the related CSR Agreement and Escrow Agreement were negotiated.
     On July 31, 2006, the Special Committee met to consider the final Merger Agreement and related transactions, including the Merger. At the meeting, Houlihan Lokey reiterated its opinions of the fairness, from a financial point of view, to the holders of the Minority Shares of the (i) $4.00 per share Merger Consideration to be paid for the Minority Shares and (ii) the $2.50 per share stock purchase price at which, under certain circumstances, the Investors will be permitted to purchase up to 2.4 million shares of TIMCO common stock. Thereafter, the Special Committee discussed these matters and reconfirmed its recommendation and approval of the Merger Agreement and transactions contemplated thereby, including the Merger, and determined by a unanimous vote that the Merger Agreement and Merger are fair to, and in the best interests of, holders of the Minority Shares. The full Board then met and determined by a unanimous vote that the Merger Agreement and Merger are advisable, fair to, and in the best interests of, the holders of the Minority Shares.
     On August 1, 2006, effective July 31, 2006, the Merger Agreement, the CSR Agreement and the Escrow Agreement were executed, and the escrow account to be established under the Escrow Agreement was fully funded by LJH and the Owl Creek Entities.
The Companies
TIMCO Aviation Services, Inc.
     TIMCO Aviation Services, Inc., a Delaware corporation, through its wholly-owned subsidiaries, is among the world’s largest independent providers of aviation maintenance, repair and overhaul services for major commercial airlines, regional air carriers, aircraft leasing companies, government and military units and air cargo carriers. TIMCO’s business address is 623 Radar Road, Greensboro, North Carolina 27410 and its business telephone number is (336) 668-4410. For additional information regarding TIMCO, see “Financial and Other Information” and “Where You Can Find More Information.”
TAS Holding, Inc.
     TAS Holding, Inc., a Delaware corporation, was formed by the Investors solely for the purpose of effecting the Merger and the transactions related to the Merger. Newco has not engaged in any business except in furtherance of this purpose. John R. Cawthron, the Chairman and Chief Executive Officer of TIMCO, is the President of Newco. The Investors intend to contribute to Newco the shares of TIMCO common stock that they own immediately before the Effective Time in exchange for shares of common stock of Newco. At the Effective Time, Newco will acquire any remaining shares of outstanding TIMCO common stock that Newco does not own immediately prior to the Merger. The Investors collectively own 19,108,211 shares of TIMCO common stock, or approximately 89.1% of the currently outstanding shares. The business address of Newco is c/o Cawthron, Womack & Coker, P.C., First Waco Center, 1700 N. Valley Mills Drive, Waco, Texas 76714, and its business telephone number is (817) 776-3871.
LJH, Ltd.
     LJH, Ltd., a Texas limited partnership, is engaged in the business of investing. Lacy J. Harber is the ultimate beneficial owner of all of the 15,385,812 shares of TIMCO common stock that are owned by LJH. The sole general partner of LJH is DLH Management, L.L.C., the President of which is Lacy J. Harber. Mr. Harber is a self employed investor. The business address of Mr. Harber and LJH is 377 Neva Lane, Denison, Texas 75020 and the business telephone number is (903) 465-6937.
Owl Creek Entities
     There are seven entities which together constitute the Owl Creek Entities. Owl Creek I, L.P., a Delaware limited partnership (“OCI”), is a private investment limited partnership. Owl Creek II, L.P., a Delaware limited partnership (“OCII”), is a private investment limited partnership. Owl Creek Advisors, LLC, a Delaware limited liability company (“OCA”), is the general partner of each of OC I and OC II. Owl Creek Overseas Fund, Ltd., an exempted company organized under the laws of the Cayman Islands (“OC Overseas I”), is a private investment company. Owl Creek Overseas Fund II, Ltd., an exempted company organized under the laws of the Cayman Islands (“OC Overseas II”), is a private investment company. Owl Creek Socially Responsible Fund, Ltd., an exempted company organized under the laws of the Cayman Islands (“OCSR”), is a private investment company. Owl Creek Asset Management, L.P., a Delaware limited partnership (“OCAM”), is the investment manager to OC Overseas I, OC Overseas II and OCSR. OC I, OC II, OCA, OC Overseas I, OC Overseas II, OCSR and OCAM are collectively referred to in this Information Statement as “Owl Creek” or the “Owl Creek Entities”. Jeffrey A. Altman is the managing member of OCA as well as the managing member of the general partner of OCAM. Mr. Altman is and has been for the last five years the Managing Partner and Portfolio Manager of OCAM. The business address of each of the Owl Creek Entities and Mr. Altman is 640 Fifth Avenue, 20th Floor, New York, New York 10019 and their business telephone number is (212) 688-2550.
No Violations
     During the last five years, none of Mr. Harber, Mr. Cawthron, or Mr. Altman has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
Approval of the Merger
     Purpose of the Merger. The purpose of the Merger is to make TIMCO a private company owned by the Investors. The Merger is a means by which the Investors will purchase the 2,332,829 shares of TIMCO’s outstanding common stock that they do not beneficially own. As a result, the Merger will:
•	enable all holders of Minority Shares to receive cash in the amount of $4.00 per share for their shares of TIMCO common stock;

•	enable TIMCO to terminate its registration and periodic reporting obligations under the Exchange Act so that it may continue future operations as a private company, relieving TIMCO of the costs, administrative burdens and competitive disadvantages associated with operating as a public company; and

•	allow the Investors to complete future capital transactions with TIMCO, including any additional capital that might be required to fund future operating losses or to respond to future business opportunities, without the costs and legal risks that exist when such transactions are entered into by a publicly reporting company and its controlling stockholders.
This purpose will be accomplished by merging Newco, which is wholly owned by the Investors, with and into TIMCO, and cashing out the Minority Shares. See “Special Factors—Reasons for the Merger.”
     Alternatives Considered by the Board of Directors and the Investors. Newco and the Investors believe that effecting the Merger by way of a “short-form” merger of Newco with and into TIMCO under Section 253 of the DGCL is the most efficient and cost-effective way for Newco to acquire the outstanding Minority Shares. Newco considered and rejected the alternative of a “long-form” merger requiring the holding of a stockholders’ meeting because of the associated cost and delay. Newco also considered and rejected the alternative of a tender offer as it would entail additional costs while still requiring a subsequent “short-form” merger. Newco also considered and rejected the purchase of TIMCO’s assets because of the cost, delay and uncertainty associated with the transaction. As a result, Newco and the Investors conditioned their offer to purchase the Minority Shares on an agreement from TIMCO that would allow Newco and the Investors to complete the transaction as a “short form merger”. In view of the controlling ownership position of the Investors, the board of directors of TIMCO and the Special Committee did not, as a practical matter, have the ability to consider or propose alternative transactions, since the Investors had advised the Special Committee that they were not willing to be Sellers. Accordingly, the Special Committee only considered and negotiated the terms of the transactions contemplated by the Information Statement between the Investors and TIMCO.
Reasons for the Merger
     Capital and Credit Issues. Like many participants in the aviation and the aviation service industries, TIMCO experienced difficult and traumatic financial times over the last five years. The September 11, 2001 terrorist attacks against the United States and increases in airline costs caused by such factors as the rising price of fuel, have had a severe impact on the aviation industry. These factors have caused the airline industry to lose billions of dollars and have caused several of the large United States legacy airlines, including United Airlines, U.S. Airways, Delta Airlines and Northwest Airlines, to file for bankruptcy. Since TIMCO’s customers are primarily passenger airlines and freight carriers, and include three of the four airlines noted above, the adverse factors that have affected the airline industry have had a significant adverse effect on TIMCO.
     During the last five years, as TIMCO has dealt with these issues, it has had difficulty achieving profitability and positive cash flow from operations. While TIMCO reported net income in fiscal 2004 and for the first six months of fiscal 2005, it reported a substantial loss in the third and fourth quarters of fiscal 2005 (and for the year ended December 31, 2005) and for the six months ended June 30, 2006. Further, TIMCO had negative cash flow from operations in each of the fiscal years ended December 31, 2005, 2004 and 2003, and while TIMCO reported positive cash flow from operations for the first half of fiscal 2006, such cash flow would have been substantially negative without the proceeds from sales of marketable securities acquired with the proceeds of TIMCO’s November 2005 rights offering.
     As a result of these difficulties, TIMCO’s majority stockholder, LJH, has been called upon to provide working capital and other financial support at various times of various types during the past five years to support TIMCO’s losses. This recurring need for working capital in the operation has also required deferral of needed capital expenditures. Between 2002 and 2005, LJH and other large stockholders of TIMCO provided TIMCO with the following funding:
•	In February 2002, TIMCO closed on a rights offering as part of a restructuring of its debt and equity. LJH funded approximately $15 million of the $20 million raised in that rights offering.

•	In October 2002, LJH funded a $1.3 million loan to TIMCO, which was used by TIMCO to acquire the Brice seat manufacturing operation.

•	In October 2002, LJH purchased a warehouse facility located in Dallas, Texas from TIMCO for $2.4 million and leased that facility back to TIMCO.

•	In December 2002, LJH acquired the operating assets of Aviation Management Systems, Inc. (“AMS”) located in Goodyear, Arizona and assumed a lease with the City of Phoenix for facilities previously leased by AMS at the Goodyear Airport. TIMCO then entered into a three-year sublease for this facility with LJH. TIMCO also purchased the inventory acquired by LJH from AMS with a $900,000 promissory note, and leased the tooling and equipment at the Goodyear facility from LJH.

•	In May 2003, LJH loaned TIMCO $6.1 million for working capital. As part of that loan, TIMCO issued LJH a common stock purchase warrant (the “LJH Warrant”) to purchase 30% of TIMCO’s outstanding common stock (on a fully diluted basis) for nominal value on or before January 31, 2007.

•	In April 2004, TIMCO refinanced all of its previously outstanding debt (principal plus accrued and unpaid interest) due to LJH with a new $14.4 million term loan due on January 31, 2008 (the “LJH Original Term Loan”). The LJH Original Term Loan combined a $5.0 million loan from LJH (that, in turn, replaced a term loan to TIMCO from Bank of America that was previously credit supported by LJH), the $6.1 million term loan made in May 2003, a $1.3 million term loan relating to the acquisition of the Brice seat manufacturing operation in October 2002, the $900,000 promissory note relating to AMS inventory purchases, and PIK interest previously paid on certain of these obligations. The LJH Original Term Loan bore interest at 18% per annum, 6% of which was payable in cash or, at TIMCO’s option, payable-in-kind and the balance of which was payable-in-kind.

•	In January 2005, TIMCO announced an offering and consent solicitation to the holders of its New Senior Notes and Junior Notes seeking an early conversion of those notes. In the January 2005 offering and consent solicitation, holders of New Senior Notes and Junior Notes were given the right to receive the shares they were entitled to receive at the automatic conversion of the New Senior Notes on December 31, 2006 and the Junior Notes on January 2, 2007, plus a 15% premium payable in shares of TIMCO common stock. To facilitate the January 2005 offering and consent solicitation, LJH agreed: (i) to tender the New Senior Notes and Junior Notes that it owned in the tender offer, and (ii) to modify the terms of the LJH Warrant such that it no longer provided LJH with the right to receive 30% of TIMCO’s outstanding common stock on a fully diluted basis, but rather that LJH would receive, upon the full exercise of the LJH Warrant, the same number of shares of TIMCO common stock that it would otherwise have received if the LJH Warrant were exercised at the time that the New Senior Notes and Junior Notes automatically converted into common stock at their maturity (thereby giving up the right to receive 30% of the outstanding common stock (on a fully diluted basis) for the premium shares issued in the tender offer and with respect to future issuances of shares by TIMCO).

•	In connection with the August 2005 offer and consent solicitation, other holders of New Senior Notes, including Owl Creek, agreed to tender their New Senior Notes. In the case of Owl Creek, as part of the August 2005 offer and consent solicitation, it agreed to tender the $24.9 million in New Senior Notes that it owned in the offer and to participate in the rights offering to the full extent of its basic subscription right.

•	In August 2005, LJH agreed that it would use the proceeds due to it under the LJH Term Loan to purchase shares in TIMCO’s contemplated rights offering. In that regard, LJH used the proceeds due under the LJH Original Term Loan (approximately $19 million, including PIK interest) to purchase shares in TIMCO’s October 2005 rights offering.

•	In TIMCO’s October 2005 rights offering, which closed on November 22, 2005, in addition to LJH’s subscription described above, subscribers invested $26.4 million in cash to purchase 5.5 million shares of TIMCO’s common stock at a price of $4.80 per share. Most of those funds were invested by three institutional investors, Loeb Partners Corporation and affiliated entities (“Loeb”), LC Capital Master Fund, Ltd. (“Lampe Conway”) and the Owl Creek Entities. Of the amount invested, approximately $10.7 million was contributed by the Owl Creek Entities.

•	On February 6, 2006, LJH acquired the TIMCO common shares owned by Loeb and Lampe Conway for an aggregate purchase price of $23.2 million ($4.00 per share). This transaction did not provide any funding to TIMCO.

•	In April 2006, TIMCO closed on a series of transactions with LJH. First, on April 10, 2006, LJH acquired the $18.3 million term loans due from TIMCO to Monroe Capital (the “Monroe Capital Debt”), with the Owl Creek Entities acquiring an approximate 20% participation interest in those loans. Second, on April 20, 2006, TIMCO obtained a new $6.0 million term loan from LJH and the Owl Creek Entities (together with the Monroe Capital Debt, the “Investor Term Debt”) and restructured the financial terms of all of the Investor Term Debt. This facilitated a refinancing of TIMCO’s senior debt due to CIT, allowed TIMCO to repay a term loan due to CIT in full and allowed TIMCO to cure covenant defaults under the revolving lines of credit due to CIT. Further, LJH waived all defaults and events of default under the Investor Term Debt.
     The Board and the Investors believed in November 2005 that the transactions completed at that time (the January 2005 tender offer, the August 2005 tender offer and the October 2005 rights offering) would resolve TIMCO’s working capital requirements and provide the funding required for necessary capital improvements for the foreseeable future. At that point, TIMCO had approximately $26 million in cash, and, at September 30, 2005, on a pro forma basis to account for the completion of the August 2005 tender offer (which closed in October 2005) and the rights offering, which closed on November 22, 2005, had a net worth of $62.6 million, compared to a negative net worth of $94.9 million at December 31, 2004.
     The losses incurred in the latter part of 2005 and the first half of 2006 were not anticipated and required the use of the funds raised in the rights offering to support TIMCO’s continuing losses in its operations. This has, in turn, forced TIMCO’s majority stockholders to assist TIMCO in finding a solution to its covenant defaults under the CIT and Monroe Capital Debt, resulting in the transactions described above. The other alternatives considered and rejected by the Investors were (i) to sell TIMCO to a third party, (ii) to seek third party financing to resolve TIMCO’s debt defaults, (iii) to allow lenders to foreclose on their security interest in substantially all of TIMCO’s assets, and (iv) to allow TIMCO to make a Chapter 11 bankruptcy filing.
     In the April 2006 debt restructuring, TIMCO incurred approximately $440,000 in out-of-pocket expenses in completing the transaction. Some portion of the complex structure and cost of this transaction was attributable to TIMCO’s status as a public company engaging in a material financial transaction with significant stockholders.
     The Investors believe that market conditions in the aviation and aviation service industries are likely to stabilize over the coming years, and that TIMCO may realize significant business opportunities as a survivor of the recent consolidation in its industry, including the opportunity to enter new lines of business and expand existing lines of business. In particular, the Investors recognize that TIMCO’s participation with Lockheed Martin’s bid for the multi-year contract to rehabilitate the U.S. Air Force KC-135 tanker fleet, if successful, represents a significant opportunity for TIMCO, albeit one that would not be expected to produce material revenues for at least two years and would likely require significant training and start-up costs. The Investors also believe that there may be opportunities available to a well-capitalized and profitable company to acquire productive assets and operations from other participants in the aviation service industry, including from airlines seeking to outsource non-core functions and from weaker competitors.
     At the same time, the Investors believe that TIMCO is currently over-leveraged and that there is significant uncertainty in its ability to adequately fund its existing operations, fund debt service and needed capital improvements over the next twelve to twenty-four months without additional capital. The Investors believe that in the near term, TIMCO will continue to face material financial and liquidity risk as its customers and potential customers make significant decisions about how their needs will be met. The Investors believe that these circumstances have in some cases impaired TIMCO’s ability to compete for business with better capitalized and more profitable companies. In order to reduce TIMCO’s financial and liquidity risk, and to provide assurance of financial stability, the Investors have discussed the need for and advisability of further restructuring of TIMCO’s debt and equity, including the conversion to equity of the $18 million of Investor Term Debt and the $6 million term debt purchased by the Investors in April 2006.
     The Investors have concluded that it would not be advisable for them to undertake further significant debt and equity restructuring transactions, or to advance further capital to TIMCO, while TIMCO continues to be burdened with the reporting and compliance costs of a publicly traded company, and while such transactions would involve significant conflicts of interest requiring TIMCO to incur the cost of maintaining special board committees with legal and financial advisors to act for TIMCO in considering and approving such transactions. The Investors have determined to propose the Merger as a means of allowing TIMCO to move forward with its business, free from the complexity, cost, limitations and legal risk imposed by TIMCO’s status as a publicly traded company.
     The Special Committee is aware of and has discussed these considerations and has determined that the costs and risks to TIMCO’s business associated with maintaining TIMCO’s registration and periodic reporting obligations are not justifiable and has concluded that it is in the best interests of TIMCO to pursue the Merger on the terms described in this Information Statement in order to substantially reduce or eliminate such costs and risks.
     Cost Savings. TIMCO incurs direct and indirect costs associated with its status as a public company having approximately 3,000 beneficial stockholders, many of whom have only small share positions as a result of multiple reverse stock splits. Among the most significant costs are those associated with compliance with the registration and periodic reporting obligations imposed by the Exchange Act. Direct costs associated with compliance with these obligations include, but are not limited to auditing fees, legal fees, financial printer fees and miscellaneous clerical and other administrative expenses, such as word processing, conversion to EDGAR, and telephone and fax charges associated with the preparation and filing of periodic reports, proxy materials and other reports and statements with the SEC.
     Based on experience in prior years, TIMCO’s direct costs of complying with these Exchange Act obligations are estimated to be approximately $1,120,000 annually, as follows:

Audit and accounting fees	$250,000
Legal fees	60,000
Transfer agent fees	15,000
Costs associated with filing reports with the SEC (including internal administrative staff)	80,000
Costs for directors’ and officers’ insurance	700,000
Miscellaneous costs	15,000

Total	$1,120,000
     Indirect costs associated with compliance with these obligations include, among other things, the time executive officers expend to prepare and review periodic reports, time spent on investor relations and the time spent supporting special board committees to consider transactions involving potential conflicts of interest. Because TIMCO has a relatively small number of executive personnel, these indirect costs are substantial.
     In addition, due to additional regulations and compliance procedures required of public companies under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), including TIMCO’s independent auditors’ report on management’s assessment of internal controls for financial reporting purposes under section 404 of Sarbanes-Oxley, it is expected that the direct and indirect costs identified above will continue at a high level and could increase in the future. TIMCO’s management has estimated ongoing costs associated with Sarbanes-Oxley compliance of $325,000 in 2007 and $550,000 in 2008 if TIMCO continues as a public company, as follows:

Description	2007 Amount	2008 Amount

Internal costs related to the evaluation of the design and effectiveness of internal controls over financial reporting	$325,000	$230,000

External costs related to independent registered public accounting firm’s assessment of management’s evaluation of the design and effectiveness of internal controls over financial reporting	$—	$320,000

Total	$325,000	$550,000

     The Special Committee considered the costs to TIMCO of being a public company, which includes the cost to TIMCO of continuing to file periodic reports with the SEC and complying with the proxy and annual report requirements under the Exchange Act, compared to the benefits, to TIMCO and its stockholders, of continuing to operate as a public company. The principal reason for the periodic reporting obligations of public companies is to provide information to the public about the company’s business and financial condition on an ongoing basis, in order that buyers and sellers of the company’s publicly traded shares can make informed investment decisions. In TIMCO’s case, with an essentially thin, irregular and stagnant market for shares of TIMCO common stock due to its fragmented base of public investors representing only 11% of TIMCO’s outstanding common stock, and the relatively low aggregate value of TIMCO’s publicly held shares due to TIMCO’s poor financial condition and results in recent periods, the Special Committee determined that the benefits that TIMCO and its stockholders would typically expect to derive from TIMCO’s status as a public company are not being realized and are not likely to be realized in the foreseeable future. As a result, the Special Committee concluded that the elimination of the costs of complying with registration and periodic reporting obligations under the Exchange Act outweighed the benefits of continuing to incur such costs. However, the actual savings to be realized from terminating TIMCO’s registration and periodic reporting obligations may be higher or lower than the estimates presented above.
     Competitive Disadvantage. In addition to the costs associated with being a public company, public company disclosures could place TIMCO at a competitive disadvantage by providing non-public competitors with strategic information about its business, operations, relationships with customers, lenders and other parties, financial condition and results of operations. In light of TIMCO’s limited size and resources, and the competitive disadvantages related to its public reporting obligations, the Special Committee does not believe the costs associated with maintaining TIMCO’s registration and periodic reporting obligations are justified and has concluded that it is in the best interests of TIMCO to eliminate the administrative burden and costs associated with maintaining registration and periodic reporting obligations.
Factors Considered
     The Special Committee has analyzed the Merger and its anticipated effects on the holders of the Minority Shares and has determined that the Merger is fair to, and in the best interests of, the holders of the Minority Shares. In reaching this conclusion, and recommending to the Board that it approve the Merger Agreement, the Special Committee considered various factors in order to reach an overall fairness determination without giving preference to any particular factor.
     In reaching its determination, the Special Committee considered the following factors before concluding that the Merger Agreement and the Merger were in the best interest of the holders of the Minority Shares and that the Merger Consideration was fair:
•	the financial presentation of Houlihan Lokey, including its opinions, delivered on July 18, 2006 and attached as Exhibit “A”, that the $4.00 per share is fair, from a financial point of view, to the unaffiliated stockholders and the $2.50 per share stock purchase price is fair to the unaffiliated stockholders. The Board and the Special Committee have adopted the conclusions and analysis of Houlihan Lokey contained in its fairness opinions. Although the Special Committee did not independently determine the going concern value of TIMCO, it relied upon, and adopted, Houlihan Lokey’s conclusions and analysis that the $4.00 per share cash Merger Consideration was higher than the going concern total enterprise value of $1.15-$1.77 per share, based on the market multiple and discounted cash flow methodologies;

•	the relationship between the $4.00 per share cash Merger Consideration and the trading price of TIMCO’s average common stock, or $2.02 per share, in the 10 day period prior to the announcement that discussions had resumed between the Special Committee and the Investors with respect to the Merger;

•	the fact that the $4.00 per share cash price is equal to the price paid in an arms-length transaction by knowledgeable parties regarding the status of TIMCO’s business in February 2006;

•	the fact that the consideration to be received by the holders of the Minority Shares will consist entirely of cash and not of stock, which will provide liquidity and certainty of value to TIMCO’s stockholders, and the fact that such funding is assured by reason of the escrow arrangement;

•	the fact that many holders of Minority Shares own only one or a few shares of TIMCO common stock;

•	TIMCO’s inability to attract analyst coverage, market attention and institutional investor interest, which in the Special Committee’s view limited the value to TIMCO’s stockholders of TIMCO being a public company;

•	the costs and associated burdens of continuing to be a public company, including:
•	the actual out-of-pocket costs of SEC compliance;

•	the burden on management of compliance efforts;

•	the distraction of investor relations and the focus on short-term goals, such as quarterly results occasioned by periodic public reporting;

•	the compliance and competitive disadvantage associated with the requirements to publicly disclose detailed information about TIMCO’s business, operations, financial condition and results of operations; and

•	the enactment of Sarbanes-Oxley which will lead to increased compliance costs and additional burdens on management as TIMCO becomes subject to Section 404;
•	the complexity of the accounting rules applicable to TIMCO’s business which have made it difficult to explain the accounting treatment in TIMCO’s financial statements;

•	the Special Committee’s uncertainty, in light of management’s forecasted results of operations for 2006, as to whether the value of TIMCO’s equity will be higher or lower in future periods than the $4.00 per share price being paid to holders of the Minority Shares in the Merger;

•	the fact that Newco will acquire TIMCO with representations and warranties that will not survive the closing and the absence of any holdbacks or escrows that may reduce the proceeds to be paid to the holders of the Minority Shares;

•	the fact that promptly following the disclosure of the Merger, the Merger Agreement would be available on the SEC’s EDGAR database as part of a Current Report on Form 8-K filed by TIMCO providing any other parties interested in acquiring TIMCO with ready and complete access to the terms of the transaction; and

•	the availability of appraisal rights under Delaware law to holders of TIMCO common shares who dissent from the Merger and dispute the fairness of the Merger Consideration, which would provide them with the opportunity to have a court determine the fair value of their shares.
     Each of these factors favored the Special Committee’s conclusion that the Merger is advisable, fair to and in the best interest of the holders of the Minority Shares. In that regard, the Special Committee relied on TIMCO’s management to provide accurate and complete financial information, projections and assumptions (based on the best information available to them at the time), as a starting point for its analysis.
     The Special Committee also considered a variety of risks and other potentially negative factors concerning the Merger Agreement and the Merger, including:
•	the terms of the Merger Agreement permit the Special Committee to explore third party acquisition offers that it might receive after announcement of the Merger only if the Special Committee determines in good faith that a competing offer is reasonably likely to result in a superior alternative to the Merger;

•	the terms of the Merger Agreement permit the Special Committee to withdraw its recommendation to TIMCO’s stockholders and terminate the Merger Agreement only if (i) the Special Committee has received a superior acquisition offer and the Special Committee determines in good faith that such action is necessary in order for the Special Committee to comply with its fiduciary duties under Delaware law, and (ii) after giving notice to Newco of its intention to withdraw its recommendation and terminate the Merger Agreement, the Special Committee does not receive a timely offer from the Investors which meets or exceeds the competing offer;

•	the fact that following the Merger, TIMCO’s stockholders, other than the Investors, will cease to participate in any of TIMCO’s future earnings or benefit from any future increases in TIMCO’s value;

•	the fact that one member of TIMCO’s Board, John R. Cawthron, who is the Chairman and Chief Executive Officer of TIMCO and holds a proxy to vote all of the TIMCO shares owned by LJH, has interests in the transaction different from other stockholders;

•	the fact that Newco and the Investors have delivered proxies agreeing to support the Merger Agreement and the Merger;

•	the fact that, for federal income tax purposes, the Merger Consideration will be taxable to holders of the Minority Shares to the extent that the $4.00 per-share cash Merger Consideration exceeds the stockholder’s basis in the TIMCO shares it holds; and

•	the fact that the failure to consummate the Merger could negatively impact the market price of TIMCO’s common stock.
     This discussion of the information and factors considered by the Special Committee in reaching its conclusions and recommendations includes all of the material factors considered by them, but is not intended to be exhaustive. In view of the wide variety of factors considered by the Special Committee in evaluating the Merger Agreement and the transactions contemplated by such agreement, including the Merger, neither the Special Committee nor the Board found it practicable, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. The Special Committee did not consider, nor was there any effort made to calculate, net book value or liquidation value per share because they were not believed to be meaningful or relevant for evaluating the fairness of the Merger. Net book value was not considered to be relevant because it is an accounting measure better equipped to reflect historical costs rather than evaluate current value. Liquidation value was not considered relevant due to the risks involved and the costs and uncertainties associated with liquidating, including severance payments, lease termination payments, litigation costs associated with the termination of accounts and the time involved in a liquidation. In addition, under a liquidation scenario, it was possible that the unaffiliated stockholders would receive no value because the inventory and accounts receivable (TIMCO’s most liquid assets) would be of insufficient market value to fully satisfy TIMCO’s liabilities. Given the limited float and the low trading volume of TIMCO’s common stock, the Special Committee did not believe that current or historical market prices of its common stock (which ranged from a high of $34.80 in the first quarter of 2004 to a low of $2.00 in the second quarter of 2006) or prices of shares purchased by LJH in the open market in December 2005 or January 2006 were indicative of the value of TIMCO’s common stock at the time it approved the Merger. Further, the Special Committee did not believe that the 2005 rights offering at a share price of $4.80 per share was relevant for evaluating the fairness of the Merger Consideration because the price was determined before TIMCO reported its 2005 fourth quarter results.
     The Special Committee believed that sufficient procedural safeguards were and are present to ensure the fairness of the Merger and to permit the Special Committee to represent effectively the interest of TIMCO’s stockholders other than the Investors. These procedural safeguards include the following:
•	the Special Committee is comprised of directors who are not officers or employees of TIMCO, are disinterested with respect to the Investors and Newco and will receive no consideration in the Merger that is different from other holders of Minority Shares;

•	the Committee hired its own financial advisors and legal counsel to advise the Special Committee with respect to the Merger Agreement, the Merger and related transactions;

•	the Special Committee negotiated the terms of the Merger Agreement, including the Merger Consideration;

•	the Special Committee made its evaluation of the Merger Agreement and the Merger based on the factors discussed in this Information Statement, independent of the Investors, and with knowledge of the Investors’ interest in the Merger;

•	the opinion of Houlihan Lokey addresses the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of the Minority Shares;

•	the Special Committee is permitted under certain conditions to respond to unsolicited inquiries regarding acquisition proposals and to terminate the Merger Agreement if a superior proposal is received, upon payment to Newco of a $750,000 termination fee and reimbursement of the out-of-pocket expenses of Newco and the Investors of up to $1.0 million; and

•	under Delaware law, the holders of the Minority Shares have the right to dissent from the Merger and demand appraisal of their shares.
     In light of the procedural safeguards discussed above, the Special Committee was willing to approve the Merger Agreement and the transactions contemplated thereby despite the refusal of the Investors to agree to a requirement that the Merger be approved by the holders of more than a majority of the outstanding Minority Shares.
     Based on the factors discussed above, the Special Committee recommended to the Board, and the Board approved, the transactions contemplated by the Merger Agreement, including the Merger.
Provisions for Unaffiliated Stockholders
     No provisions were made in connection with the Merger to grant unaffiliated stockholders access to TIMCO’s corporate files or those of Newco or its affiliates or to obtain counsel or appraisal services at TIMCO’s expense or at the expense of Newco or its affiliates. No appraisal services were retained on behalf of the unaffiliated stockholders. With respect to unaffiliated stockholder’s access to TIMCO’s corporate files, the Board determined that this Information Statement, together with TIMCO’s other filings with the SEC, provide adequate information for unaffiliated stockholders to make an informed decision with respect to the transaction. The Board also considered the fact that under Delaware corporate law, and subject to certain conditions set forth under Delaware law, stockholders have the right to review TIMCO’s relevant books and records of account. The Board did not consider these steps necessary to ensure the fairness of the transaction proposal. The Board determined that such steps would be costly and would not provide any meaningful additional benefits. The Board noted the fact that the financial advisor engaged by the Special Committee considered and rendered its opinion, from a financial point of view, as to the fairness of the Merger Consideration to be received by the holders of the Minority Shares and the fairness to holders of the Minority Shares of the $2.50 per share stock purchase transactions.

Opinions of the Special Committee’s Financial Advisor
     The Special Committee engaged Houlihan Lokey to act as its financial advisor in connection with the Special Committee’s evaluation of:
•	a stock purchase transaction in which LJH and Owl Creek would purchase 2.4 million shares of common stock for $6 million, or $2.50 per share, in cancellation of indebtedness; and

•	a Merger of Newco with and into TIMCO in which the unaffiliated stockholders of TIMCO would receive $4.00 per share in cash.
     Houlihan Lokey was also engaged to render its written opinions to the Special Committee as to the fairness, from a financial point of view, to TIMCO’s unaffiliated stockholders of the price to be paid in the stock purchase transaction and of the consideration to be paid to the holders of the Minority Shares in the Merger.
     The full texts of Houlihan Lokey’s written opinions are attached hereto as Annex “B” and the summary of the opinions set forth below is qualified in its entirety by reference to such opinions. Further, the materials presented to the Special Committee by Houlihan Lokey with respect to their fairness analysis are attached as an exhibit to TIMCO’s Schedule 13E-3, of which this Information Statement is a part. Holders of Minority Shares are urged to, and should, read the Houlihan Lokey opinions carefully in their entirety for a complete statement of the considerations and procedures followed, factors considered, findings, assumptions and qualifications made, the bases for and methods of arriving at arriving at such findings, limitations on the research undertaken in connection with the opinions and conclusions reached by Houlihan Lokey in support of its opinions.
     In performing its engagement, Houlihan Lokey did not receive any instructions from the Special Committee, the Board of Directors, TIMCO or its affiliates, other than to render its opinions as to fairness to TIMCO’s unaffiliated stockholders (not including Newco, LJH and Owl Creek) from a financial point of view of the price in the stock purchase transaction and of the Merger Consideration. Neither the Special Committee, the Board of Directors, TIMCO or its affiliates imposed any restriction or limitation on the scope of the investigations of Houlihan Lokey or the procedures followed by Houlihan Lokey in rendering its opinions.
     At a meeting of the Special Committee, on July 18, 2006, Houlihan Lokey made presentations to the Special Committee concerning its evaluation of the stock purchase transaction and the Merger. At the meeting, Houlihan Lokey delivered its oral opinion to the effect that, as of that date, and based upon and subject to the assumptions, limitations and qualifications set forth in its written opinions, the price in the stock purchase transaction and the Merger Consideration were fair to TIMCO’s unaffiliated stockholders (other than Newco, LJH and Owl Creek) from a financial point of view. Houlihan Lokey subsequently orally reaffirmed its opinion to the Special Committee at a meeting held on July 31, 2006 and thereafter delivered to the Special Committee its written opinions to that effect.
     The Houlihan Lokey opinions have certain limitations, including the following. They are directed to the Special Committee and are subject to the qualifications, scope of engagement, limitations and understandings set forth in the opinions and Houlihan Lokey’s engagement letter. They do not constitute a recommendation to any of the holders of TIMCO’s common stock as to whether they should vote in favor of the adoption of the Merger Agreement and the Merger or otherwise or whether they should acquire or dispose of any securities of TIMCO. The Houlihan Lokey opinions do not address the underlying business decision of TIMCO, its stockholders or any other party to effect the stock purchase transaction or the Merger; the fairness of any aspect of the stock purchase transaction or the Merger other that the fairness, from a financial point of view, of the price of the stock purchase transaction and the Merger Consideration; the fairness of the stock purchase transaction or the Merger Consideration to Newco, LJH, Owl Creek and their affiliates; or the relative merits of the stock purchase transaction and the Merger in comparison with any other transaction in which TIMCO might engage. Houlihan Lokey was not requested to, and did not, either solicit third party indications of interest with respect to the stock purchase transaction or the Merger or any alternatives to these transactions; negotiate the stock purchase transaction or the Merger; or advise the Special Committee or the Board of Directors with respect to any alternatives to the stock purchase transaction or the Merger.

     Houlihan Lokey is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Houlihan Lokey was selected by the Special Committee to act as its financial advisor because of Houlihan Lokey’s knowledge of TIMCO, having provided valuation services to the Board on other transactions between TIMCO and LJH, and based on their experience in advising middle market companies in merger and acquisition transactions and valuations, including other small capitalization, publicly traded companies. In that regard, during 2004 and 2005, the Company retained Houlihan Lokey to provide certain advisory services regarding the Company’s capital structure, including its rights offering. Fees of $1.0 million were paid to Houlihan Lokey by the Company with respect to these services.
     In arriving at its opinions, Houlihan Lokey, among other things:
•	reviewed TIMCO’s annual reports to stockholders and on Form 10-K for 2002 through 2005, quarterly reports on Form 10-Q for the three month period ended March 31, 2006, and TIMCO-prepared interim financial statements for the five month period ended May 31, 2006, which management identified as being the most recent financial information then available;

•	reviewed detailed monthly performance information by division and/or location for 2005;

•	reviewed monthly projections by division/location prepared by Company management for 2006;

•	reviewed summary financial projections prepared by TIMCO’s management with respect to TIMCO for 2007 and 2008;

•	reviewed the following analyses prepared by TIMCO’s management:
•	detail of adjustments to EBITDA on a monthly basis for 2005, including non-recurring or extraordinary costs;

•	a cash reconciliation analysis, providing a bridge between cash balances of November 22, 2005 to March 17, 2006;

•	detail of TIMCO’s capital structure as of June 12, 2006; and

•	a cash flow forecast for the 8 week period from June 23, 2006 through August 11, 2006;
•	visited TIMCO’s facility and corporate offices in Greensboro, North Carolina;

•	met with certain members of the senior management of TIMCO to discuss the operations, pro forma financial condition and financial projections of TIMCO;

•	reviewed TIMCO’s registration statement on Form S-1 dated October 21, 2005, outlining the terms of TIMCO’s exchange offer and rights offering;

•	reviewed various change of share ownership disclosures on Schedules 13G and 13D filed between December 1, 2005 and June 4, 2006;

•	reviewed the term sheet proposal letter from LJH, dated March 9, 2006 and related documentation;

•	reviewed a draft of the agreement and plan of merger among TAS and TIMCO dated July 12, 2006 and related documentation;

•	reviewed the historical market prices and trading volume for TIMCO’s publicly traded securities;

•	reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed comparable to TIMCO, as well as publicly available prices and premiums paid in other transactions that Houlihan Lokey considered might be similar to the stock purchase transaction and the Merger; and

•	conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.
     In arriving at its opinions, Houlihan Lokey relied upon and assumed, without independent verification, that the financial forecasts and projections TIMCO provided were reasonably prepared and reflected TIMCO’s best then available estimates of its future financial results and condition. At the recommendation of management, Houlihan Lokey relied upon TIMCO’s “base case projections” for 2006. Houlihan Lokey relied upon management’s calculations in determining certain adjustments to the historical financial statements. Houlihan Lokey also relied upon and assumed, without independent verification, that there was no material change in the assets, liabilities, financial condition, results of operations, business or prospects of TIMCO since the date of the most recent financial statements provided to Houlihan Lokey, and that there was no information or facts that would make the information reviewed by Houlihan Lokey incomplete or misleading.
     Houlihan Lokey did not independently verify the accuracy or completeness of the information supplied to it with respect to TIMCO or make any independent appraisal of the properties or assets of TIMCO. Houlihan Lokey’s opinions are necessarily based on business, economic, market and other conditions as they existed at the time that it rendered its opinions.
     In connection with rendering its opinions, Houlihan Lokey performed certain financial, comparative and other analyses as summarized below. The following summary, however, is not a complete description of the analyses performed by Houlihan Lokey. The preparation of Houlihan Lokey’s opinions involved various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the circumstances relating to the stock purchase transaction and the Merger. Therefore, Houlihan Lokey’s opinions are not readily susceptible to a complete summary description. Furthermore, in arriving at its opinions, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinions. In its analyses, Houlihan Lokey made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. None of TIMCO, Houlihan Lokey or any other person assumes responsibility if future results are materially different from those estimated or projected. The estimates contained in the analyses of Houlihan Lokey are not, and do not purport to be, necessarily indicative of actual values or an accurate prediction of future results or values, which may be significantly more or less favorable than the estimates. In addition, the analyses of Houlihan Lokey relating to the value of TIMCO and its common stock are not, and do not purport to be, appraisals and do not reflect the prices at which TIMCO or its common stock actually may be sold.
     The order of analyses described, and the results of those analyses, do not necessarily represent relative importance or weight given to those analyses by Houlihan Lokey. Some of the summaries of the financial analyses performed by Houlihan Lokey include information presented in tabular format. In order to fully understand such analyses, the tables must be read together with the full text of each summary and are alone not a complete description of Houlihan Lokey’s financial analyses. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of such financial analyses.
     Valuation Analysis
     Houlihan Lokey considered two methods to determine the enterprise value from operations of TIMCO: the market multiple method and the discounted cash flow method. The comparable transaction methodology was considered but not utilized given the lack of comparable transactions. In addition, Houlihan Lokey analyzed the value of TIMCO implied by its public stock prices and considered various other factors. The material factors analyzed are described below.
     The valuation methodologies employed by Houlihan Lokey produced ranges of value. Houlihan Lokey’s determination of fairness takes all of these indications into account, not just particular approaches or particular portions of a range.
     Market Multiples Method. Houlihan Lokey performed a market multiple analysis to determine the enterprise value from operations of TIMCO. The market multiple method involved the derivation of indications of value through the multiplication of Company statistics by appropriate risk-adjusted multiples. Multiples were determined through an analysis of the publicly traded companies listed below, collectively referred to as the comparable public companies, that were deemed by Houlihan Lokey to have operational and economic similarity with TIMCO’s principal business operations. Houlihan Lokey selected appropriate risk-adjusted multiples based upon its comparative analysis of TIMCO and the comparable public companies. The comparative analysis took into consideration a variety of factors, including industry, size, historical and projected growth, profitability, depreciation, internal investment, liquidity and leverage.
     The comparable public companies selected by Houlihan Lokey in connection with its market multiple analysis were:
•	AAR Corp.

•	BE Aerospace Inc.

•	Pemco Aviation Group Inc.

•	Sequa Corp

•	Triumph Group Inc.
     The following table sets forth the results of Houlihan Lokey’s analysis under the market multiple method. The “Representative Level” column sets forth TIMCO’s estimated adjusted EBITDA for 2006 and projected adjusted EBIT and EBITDA for 2007. The estimates and projections are based upon data furnished to Houlihan Lokey by TIMCO’s management. The adjustments reflect certain items determined by Houlihan Lokey to be non-recurring items. The table applies multiples of enterprise value to EBIT and EBITDA to produce indications of enterprise value. The multiples are based on the comparable public companies, as discussed above. Earnings and other financial projections were not available for certain of the comparable public companies, and, as a result, Houlihan Lokey was unable to compute multiples with respect to such companies. The enterprise values, EBITDA and EBIT numbers used by Houlihan Lokey in calculating these multiples were derived from publicly available information as of July 18, 2006, including information from publicly available research analyst materials, current price per share of the comparable public companies’ publicly traded equity securities and the number of fully diluted shares of publicly traded equity securities outstanding.

	Representative	Selected Multiple			Indicated Enterprise
	Level	Range			Value Range
2006E

EBITDA(1)	$1,730,000	10.0x	to	11.0x	$17,302,000	$19,032,000

2007P

EBITDA	$11,275,000	6.0x	to	7.0x	$67,650,000	$78.925,000
EBIT	$6,944,000	9.0x	to	11.0x	$62,499,000	$76,388,000

(1)	Adjusted estimated EBIT for 2006 was negative.
     Houlihan Lokey excluded from its determination of enterprise value indications of value derived from 2006 EBITDA, as 2006 EBITDA was determined to be not necessarily representative of TIMCO’s future prospects and results. After applying the multiples selected by Houlihan Lokey, as described above, to projected adjusted EBITDA and EBIT for 2007, Houlihan Lokey determined that, under the market multiples method of analysis, TIMCO had an enterprise value from operations of approximately $65,074,000 to $77,656,000.
     Discounted Cash Flow Method. Houlihan Lokey also performed a discounted cash flow analysis to determine TIMCO’s enterprise value from operations. The discounted cash flow method involved the derivation of indications of value for TIMCO by adding the present value of the net debt free cash flows that TIMCO could generate over the three-year period of 2006 to 2008 and the present value of the “terminal value” for TIMCO, calculated based upon projected EBITDA for 2008. The net debt free cash flows were determined based on financial projections prepared by TIMCO’s management. Net debt free cash flows means adjusted EBIT, plus depreciation and amortization and minus taxes, capital expenditures and working capital. The present value of net debt free cash flows and the present value of the terminal value of TIMCO were calculated using a risk-adjusted rate of return, or “discount rate,” determined based on the Houlihan Lokey’s assessment of the technical, market and financial risks of TIMCO. The terminal EBITDA was determined based on financial projections prepared by TIMCO’s management. The following table sets forth the net debt free cash flow and the present value of the net debt free cash flow for 2006 to 2008 and TIMCO’s terminal EBITDA for 2008:

	2006E	2007P	2008P

Net Debt Free Cash Flow	$992,000	$5,539,000	$8,077,000

Present Value of Net Debt Free Cash Flow	884,000	4,694,000	5,801,000

Terminal EBITDA (2008) — $13,400,000
     Houlihan Lokey determined TIMCO’s enterprise value from operations by taking the aggregate present value of net debt free cash flows for the years 2006 through 2008, as set forth above, and adding that amount to the present value of the terminal value. The terminal value was determined by Houlihan Lokey by multiplying the terminal EBITDA for 2008, as set forth in the table above, by the terminal multiples set forth in the table below. The present value of the terminal value was then determined by Houlihan Lokey by discounting the terminal value by the discount rates in the table below. The Company’s enterprise value from operations is the sum of the aggregate present value of net debt free cash flows and the present value of the terminal value.
     The following table sets forth the range of terminal multiples and discount rates utilized by Houlihan Lokey in making its determination of enterprise value from operations under the discounted cash flow method:

	Terminal Multiple
Discount Rate	7.5x	8.0x	8.5x

17.0%	$79,393,000	$83,918,000	$88,443,000

18.0%	77,823,000	82,252,000	86,682,000

19.0%	76,297,000	80,634,000	84,971,000
     Utilizing terminal multiples of 7.5x to 8.5x for determining the terminal value as described above, and applying discount rates of 17.0% to 19.0% to the sum of aggregate net debt free cash flow and the terminal value, Houlihan Lokey determined that, under the discounted cash flow approach, TIMCO had an enterprise value from operations of approximately $76,297,000 to $88,443,000.
     Houlihan Lokey estimated TIMCO’s weighted average cost of capital (WACC) to determine the selected discount rates. In estimating TIMCO’s WACC, Houlihan Lokey analyzed (i) the comparable public companies, (ii) observable yields in the marketplace and (iii) the target capital structure indicated by the mean debt to total capitalization of the comparable public companies. Houlihan Lokey then determined a theoretically appropriate return on TIMCO’s assets based upon the capital asset pricing model (CAPM). In calculating this CAPM or WACC, Houlihan Lokey used (i) the mean adjusted unlevered beta of the publicly-traded comparable companies adjusted for TIMCO’s relative size and target capital structure, (ii) the observable risk-free rate of the twenty year treasury and (iii) the equity risk premium and size risk premium, as derived from Ibottson Associates, Stocks, Bonds, Bill and Inflation 2005 yearbook (pp 138, 140, 169 and 179).
     Valuation Conclusion.
     Houlihan Lokey calculated the per share value of TIMCO’s common stock based upon the valuation methodologies described above both without taking account of the stock purchase transaction and on a pro forma basis assuming consummation of the stock purchase transaction.
     Before the stock purchase transaction. The table below summarizes Houlihan Lokey’s valuation of TIMCO, under the methods summarized above, and the common equity value and per share value of the common stock without taking account of the stock purchase transaction.

	Low		High
Market Multiple Method	$65,074,000	—	$77,656,000
Discounted Cash Flow Method	76,297,000	—	88,843,000

Enterprise Value from Operations	$70,686,000	—	$83,050,000

Less: Total Debt as of 05/31/06	($48,608,000)	—	($48,608,000)
Less: Goodyear Closure Costs (1)	(3,166,000)	—	(3,166,000)
Less: Severance Payments (2)	(1,767,000)	—	(1,767,000)

Equity Value	$17,100,000	—	$29,500,000

Non-operating Assets/Liabilities
Add: Cash and Cash Equivalents Balance as of 05/31/06	$564,000	—	$564,000
Add: Net Operating Loss Carry-Forward (3)	3,909,000	—	6,300,000

Value to Common Equity	$21,573,000	—	$36,364,000

Per Share Value (Fully Diluted) (4)	$1.00	—	$1.68

(1)	Represents the expected costs for closure of TIMCO’s Goodyear operations, as estimated by management.

(2)	Represents severance payments of certain executives as provided by management.

(3)	Based on the present value of the tax savings attributable to TIMCO’s $84.3 million NOLs. Assumes full availability of NOLs without restrictions.

(4)	Number of shares outstanding: 21,598,122.
     As indicated, Houlihan Lokey concluded that TIMCO had an enterprise value from operations of $70,686,000 to $83,050,000 and that, adjusting for total debt, the costs of closure of TIMCO’s Goodyear facility, severance payments, cash and cash equivalents and fully-utilized NOLs, the value of TIMCO to the holders of common equity was $21,573,000 to $36,364,000, or $1.00 to $1.68 on a per share basis.
     Pro Forma for the stock purchase transaction. The table below summarizes the Houlihan Lokey’s valuation of TIMCO, under the methods summarized above, and the common equity value and per share value of the common stock on a pro forma basis assuming consummation of the stock purchase transaction.

	Low		High
Market Multiple Method	$65,074,000	—	$77,656,000
Discounted Cash Flow Method	76,297,000	—	88,843,000

Enterprise Value from Operations	$70,686,000	—	$83,050,000

Less: Total Debt as of 05/31/06 (1)	($42,608,000)	—	($42,608,000)
Less: Goodyear Closure Costs (2)	(3,166,000)	—	(3,166,000)
Less: Severance Payments (3)	(1,767,000)	—	(1,767,000)

Equity Value	$23,100,000	—	$33,500,000

Non-operating Assets/Liabilities
Add: Cash and Cash Equivalents Balance as of 05/31/06	$564,000	—	$564,000
Add: Net Operating Loss Carry-Forward (4)	3,909,000	—	6,300,000

Value to Common Equity	$22,573,000	—	$42,364,000

Per Share Value (Fully Diluted) (5)	$1.15	—	$1.77

(1)	Assumes conversion of $6.0 million of notes held by LJH and Owl Creek into 2.4 million shares of common stock.

(2)	Represents the expected costs for closure of TIMCO’s Goodyear operations, as estimated by management.

(3)	Represents severance payments of certain executives as provided by management.

(4)	Based on the present value of the tax savings attributable to TIMCO’s $84.3 million NOLs. Assumes full availability of NOLs without restrictions.

(5)	Number of shares outstanding: 23,998,122.
     Assuming conversion of the $6,000,000 in notes held by LJH and Owl Creek into 2.4 million shares of common stock, the value of TIMCO to the holders of common equity would be $27,573,000 to $42,364,000, or $1.15 to $1.77 on a per share basis.
Fairness of the stock purchase transaction
     In concluding that the price of the stock purchase transaction was fair to the unaffiliated stockholders of TIMCO from a financial point of view, Houlihan Lokey took into account the following, among other considerations:

•	The price is 86.4% above the midpoint of the valuation range for the common stock of $1.34 prior to consummation of the stock purchase transaction, as calculated above.

•	On a pro forma basis assuming consummation of the stock purchase transaction, the price is still 71.6% above the midpoint of the valuation range for the common stock of $1.46, as calculated above.

•	As a condition to the stock purchase transaction, Newco has agreed to acquire the shares of common stock of all unaffiliated stockholders in the Merger at $4.00 per share, and has agreed to place the Merger Consideration in escrow.

•	The stock purchase transaction will provide TIMCO with $6 million of debt forgiveness.

•	The price is 23.2% higher than the closing price of the common stock on June 28, 2006 of $2.03, and is 24.1% higher than the 10-day trailing average closing price of the common stock of approximately $2.02 as of the same date.

•	Following disclosure of the proposal to take TIMCO private at $4.00 per share, but without disclosure of the proposed stock purchase transaction, the closing price of the common stock increased from $2.03 on June 28th to $3.51 on July 12th.
Fairness of the Merger Consideration
     In concluding that the Merger Consideration was fair to the holders of the Minority Shares from a financial point of view, Houlihan Lokey took into account the following, among other considerations:
•	The consideration is 174.5% higher than the midpoint of the valuation range for the common stock of $1.46, assuming consummation of the stock purchase transaction, as calculated above.

•	The consideration is 97.0% higher than the closing price of the common stock as of June 28, 2006, and 98.5% higher than the 10-day trailing average closing price of the common stock as of the same date.

•	Following disclosure of the proposal to take TIMCO private at $4.00 per share, the closing price of the common stock increased from $2.03 on June 28th to $3.51 on July 12th. The consideration represents a 14.0% premium over the July 12th closing price.

•	The consideration is the same price at which LJH recently purchased large blocks of shares from Lampe Conway & Co., LLC and Loeb Partners Corp., sophisticated investors with knowledge of TIMCO’s recent operating results and the potential of TIMCO to secure a large military contract.
     With respect to the fairness of both the price in the stock purchase transaction and the Merger Consideration, Houlihan Lokey considered that the publicly reported trading prices for the common stock may not be an accurate refection of value, due to (i) the limited float, (ii) low trading volume, (iii) the absence of analyst coverage, and (iv) announcement of the Merger.
Other Considerations
     Houlihan Lokey also considered a variety of other factors, including that TIMCO in 2005 concluded a rights offering at a price of $4.80 per share of common stock. Houlihan Lokey noted, however, that the price of the rights offering was determined before TIMCO’s operating results for the last quarter of 2005 were known and before its revised outlook for 2006 was developed, which was significantly below previously expected levels.
Projections Provided by Management
     TIMCO does not, as a matter of course, make public projections as to future sales, earnings or other results. However, management discussed with Houlihan Lokey, the Special Committee and the Investors the financial projections and related assumptions that are presented below. This information, which was not provided with a view to public disclosure, is presented in this document for the limited purpose of providing stockholders access to the financial projections considered by the Special Committee and by Houlihan Lokey in rendering its opinions. In the projections, management reported its current expectations that TIMCO will report revenues for fiscal year 2006 of approximately $301.2 million and a net loss of $15.7 million. This compares to fiscal year 2005 revenues and net loss of $329.5 million and $21.7 million, respectively, and fiscal 2004 revenues and net income of $323.5 million and $1.0 million, respectively.
     The projections involve forward-looking statements and are based upon a variety of assumptions, including TIMCO’s ability to achieve strategic goals over the applicable periods. These assumptions involve judgments with respect to future economic, competitive and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond TIMCO’s control. Many important factors, in addition to those discussed elsewhere in this Information Statement, could cause actual results to differ materially from those projected or assumed by the forward-looking statements. These factors include TIMCO’s competitive environment, economic and other market conditions in which it operates and matters affecting business generally. Accordingly, there can be no assurance that the projections are indicative of TIMCO’s future performance or that actual results will not differ materially from those in the projections. See “Cautionary Statement Concerning Forward Looking Statements” below.
     TIMCO is not entitled to rely on the safe harbor protection of the Private Securities Litigation Reform Act of 1995 with respect to the forward-looking statements contained in these projections. However, in light of the uncertainties inherent in projections of any kind, the inclusion of these projections in this Information Statement should not be regarded as a representation by the Investors, TIMCO, the Board, the Special Committee, or any of their respective advisors, agents or representatives, that these projections will prove to be correct.
     This prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information considered by Houlihan Lokey in providing the opinions has been prepared by, and is the responsibility of, TIMCO. TIMCO’s independent registered public accountant has neither examined nor compiled the accompanying prospective financial information and, accordingly, does not express an opinion or any other form of assurance with respect thereto.
Analysis of the Board of Directors
     The Board unanimously determined that the terms of the Merger Agreement and the Merger are fair to, and in the best interests of, the holders of the Minority Shares. The Special Committee approved the Merger Agreement and recommended the adoption and approval of the Merger Agreement and the Merger to the Board. In making its decision, the Board acted on the recommendation of the Special Committee.
Position of Newco, the Investors and Messrs. Harber, Altman and Cawthron Regarding the Fairness of the Merger
     Newco, the Investors and Messrs. Harber, Altman and Cawthron believe that the Merger is both substantively and procedurally fair to the holders of the Minority Shares. Newco, the Investors and Messrs. Harber, Altman and Cawthron based their determination on the following factors:
•	The Merger represents an opportunity for TIMCO’s minority stockholders to receive cash consideration in the amount of $4.00 for each share of TIMCO’s common stock. The extent of TIMCO’s financial distress prior to the debt restructuring completed in April 2006, and the substantial continuing business and financial risks that it faces make the value of TIMCO common stock highly speculative. Without the continuing financial support of Investors for TIMCO, holders of Minority Shares would face a substantial risk of loss of their investment. The Investors determined in March and April of 2006 that they were unwilling to continue to provide financial support for TIMCO as a public company, which resulted in their decision to pursue the Merger;

•	While TIMCO has before it a number of opportunities to improve its financial results, including proposals to several airlines to move substantial amounts of business to TIMCO, the possibility of receiving substantial business from the U.S. government if Lockheed’s bid for the KC-135 maintenance program is successful and the potential to acquire other businesses in the aviation services business which might contribute to economies of scale or new business, these opportunities are uncertain and subject to significant risks. The Investors are continuing their investment in TIMCO in the belief that some of these opportunities will be realized and the value of TIMCO will increase, possibly by a significant amount. At the same time, the Investors understand and are accepting substantial risk that more time and more capital will be required in order for TIMCO to realize any of these opportunities, and with the understanding that the more than $120 million they have invested in TIMCO could be lost;

•	As a result of TIMCO’s adverse financial results over the past five years and its recurring need to execute restructuring transactions like those completed in October and November of 2005, and in April 2006, including the one-for-forty reverse split of TIMCO common stock effected in November 2005, there is only a limited trading market for TIMCO common stock. Many holders own less than 100 shares, making it uneconomic to seek to sell those shares in the market. Holders of larger numbers of shares are hampered by the limited demand for TIMCO common stock, such that an offer to sell larger numbers of shares in the market would likely result in a substantial drop in the offered price of TIMCO common stock;

•	The Board appointed the Special Committee of disinterested directors, which conducted arms-length negotiations with the Investors regarding the Merger Consideration and the terms of the Merger Agreement, using its own legal and financial advisors. The Special Committee negotiated an increase in the Merger Consideration from the $2.00 per share that was first offered to TIMCO by LJH to the $4.00 per share amount currently in effect under the Merger Agreement;

•	The Special Committee considered, evaluated, and unanimously (i) determined that the Merger is fair to and in the best interests of TIMCO and its stockholders and (ii) approved the adoption of the Merger Agreement and the transactions contemplated thereby; and

•	The Special Committee’s financial advisor delivered opinions stating that the transactions contemplated by the Merger Agreement are fair, from a financial point of view, to the holders of the Minority Shares.
     Newco, the Investors and Messrs. Harber, Altman and Cawthron did not consider current or historical market prices of TIMCO common stock to be relevant because of the limited trading volume of TIMCO common stock. Net book value and liquidation values were not considered or deemed relevant by them because of the significant amount of debt that remains on the books of TIMCO and their belief that there is a limited likelihood that TIMCO’s assets could, at this time, be sold for an amount that would exceed the amount of its debt due to the overcapacity of such facilities in the industry. The Investors, Newco and Messrs. Harber, Altman and Cawthron did not prepare discounted cash flow analyses or engage independently in the sort of valuation analyses described elsewhere in this Information Statement. The Investors in determining to continue their investment in TIMCO and to purchase the Minority Shares through the Merger are relying upon their subjective estimation of the likelihood of general improvement in the aviation services business and the ability of the TIMCO management team, led by Mr. Cawthron, to decrease expenses, build revenues and identify possible acquisition opportunities, supported by the availability of necessary capital from the Investors or other private capital sources.
     This discussion of the information and factors considered by Newco, the Investors and Messrs. Harber, Altman and Cawthron in reaching their conclusions regarding the fairness of the proposed transactions to holders of Minority Shares includes all of the material factors considered by them, but is not intended to be exhaustive. In view of the wide variety of factors considered, Newco, the Investors and Messrs. Harber, Altman and Cawthron did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors.
Effects of the Merger
     The Board has taken into consideration all likely material effects of the Merger on TIMCO, unaffiliated stockholders, and persons who possess rights to acquire shares of TIMCO common stock. These include the following:
     Effects of the Merger on TIMCO. The Merger is expected to reduce the number of record holders of TIMCO common stock. The TIMCO Certificate of Incorporation authorizes the issuance of 101,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, $0.001 par value per share, and 1,000,000 shares of preferred stock, par value $0.001 per share. As of June 30, 2006, 21,441,040 shares of TIMCO common stock were issued and outstanding and no shares of preferred stock were issued or outstanding. After the Merger the number of shares of TIMCO common stock outstanding will be equal to 240,098,420, the number of shares of Newco common stock held by the Investors which will, after the Merger, become issued and outstanding shares of TIMCO common stock, assuming that the Investors convert the $6 million Term Loan C debt into 2.4 million shares of TIMCO common stock.
     TIMCO common stock is currently registered under the Exchange Act and TIMCO is subject to the periodic reporting obligations of the Exchange Act. The Merger will reduce the number of record holders of common stock to two, which will allow TIMCO to immediately terminate its registration and periodic reporting obligations under the Exchange Act. TIMCO will thereafter operate as a private company that will not incur the costs, administrative burdens and competitive disadvantages associated with operating as a public company.
     Based on the aggregate number of Minority Shares, it is estimated that payments of Merger Consideration will total approximately $9,331,316, in the aggregate, for all 2,332,829 outstanding Minority Shares. All of the Merger Consideration will be paid from the proceeds of cash capital contributions to Newco by the Investors. Newco deposited $10,006,524 of its funds in an escrow account at the time the Merger Agreement was executed for this purpose. The balance of the funds held in the escrow account will be paid to Optionholders and holders of TIMCO Convertible Debt. See “The Merger Agreement — Escrow Agreement.” Any remaining funds, plus interest on the escrow funds, will be returned to TIMCO after full payment of the Merger Consideration to the holders of the Minority Shares.
     The completion of the Merger and the subsequent termination of TIMCO’s registration and periodic reporting obligations under the Exchange Act will cause the market for public shares of TIMCO common stock to be eliminated. TIMCO common stock is currently traded in the over-the-counter market on the OTC Bulletin Board, which is a quotation service that displays real time quotes, last sales prices and volume information in over-the-counter equity securities.
     TIMCO has no current plans to issue TIMCO common stock, and the issuance of additional shares of TIMCO common stock is prohibited under the terms of the Merger Agreement without the prior written consent of Newco.
     Conduct of Business After the Merger; Future Company Plans. Following the Merger, TIMCO will no longer be a public reporting company, and will operate as a private company owned 100% by the Investors. Accordingly, former stockholders of TIMCO will not have the opportunity to participate in the earnings and growth of TIMCO after the Merger and will not have any right to vote on corporate matters. Similarly, former stockholders of TIMCO will not face the risk of losses generated by TIMCO’s operations or any decline in the value of TIMCO after the Merger.
     The Investors will be entitled, immediately after the Merger, to 100% of the book value and any distribution of earnings which the surviving corporation has the legal and financial capacity to make and which its board of directors should choose to declare. Except for the Investors, no other current affiliates of TIMCO will possess any interest in TIMCO after the Merger. It is expected that, after the Merger, TIMCO’s business and operations will continue as they are currently being conducted and, except as disclosed in this Information Statement, the Merger is not anticipated to materially affect the conduct of TIMCO’s business.
     The Investors believe that TIMCO is currently over-leveraged and that there is significant uncertainty in its ability to adequately fund its existing operations, debt service and needed capital improvements over the next twelve to twenty-four months without additional capital. In the near-term, TIMCO will continue to face material financial and liquidity risk as its customers and potential customers make significant decisions about how their needs will be met. In order to reduce TIMCO’s financial and liquidity risk, and to provide assurance of financial stability, the Investors have discussed the need for and advisability of further restructuring of TIMCO’s debt and equity after the Merger, including the possible conversion to equity of the $18 million of existing debt purchased by the Investors in April 2006 and the $6 million term debt advanced by the Investors at that time.

     The Investors have concluded that it would not be advisable for them to undertake further significant debt and equity restructuring transactions, or to advance further capital to TIMCO, until the Merger is completed. After that time, the Investors may take a number of actions to improve TIMCO’s balance sheet and profitability, free from the complexity, cost, limitations and legal risk imposed by TIMCO’s status as a publicly traded company. Except as described above, it is expected that TIMCO will be subject to substantially the same business risks and uncertainties after the Merger.
     Since March of 2006, the Investors have received occasional inquiries from third parties regarding the possibility of an investment in, or purchase of, TIMCO. None of these inquiries has resulted in specific values or terms being discussed for any such transactions and there are no ongoing discussions regarding any such transaction at this time. TIMCO and the Investors reserve the right to, at any time and from time to time, engage in such discussions with third parties and enter into definitive agreements regarding future investments in, or acquisitions of, TIMCO or all or any portion of its business and assets.
     In connection with the Merger, the Investors, and Messrs. Harber, Altman and Cawthron, expect to review TIMCO and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following the Merger in order to best organize and integrate the activities of TIMCO and the Investors. The Investors reserve the right to make any changes that they deem necessary or appropriate in light of their review or future developments. In addition, the Investors regularly review acquisition opportunities in the aviation services industry and may pursue such opportunities when appropriate.
     Except as otherwise described in this Information Statement, the Investors, and Messrs. Harber, Altman and Cawthron, have no current plans or proposals which relate to or would result in: (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving TIMCO; (b) a sale or transfer of a material amount of assets of TIMCO; (c) any material change in the present dividend rate, policy, indebtedness, or capitalization of TIMCO; (d) any change in the Board (other than as contemplated by the Merger Agreement), management, or any change in any material term of the employment contract of any officer of TIMCO; or (e) any other material change in TIMCO’s corporate structure or business.
     Effect of the Merger on Option and Warrant Holders. The Merger Agreement requires TIMCO, prior to the Effective Time, to take all necessary action to terminate its stock option plans and restricted stock purchase plans, and TIMCO has agreed to use its commercially reasonable best efforts to obtain the agreement of each Optionholder to terminate such agreements or rights effective upon the consummation of the merger. TIMCO has entered into agreements with a substantial number of the Optionholders providing for the termination of their rights to purchase TIMCO common stock. Under such agreements, as of the Effective Time, each option, warrant or other right to purchase shares of TIMCO common stock, whether or not vested, will be cancelled and the holder of such option, warrant or other right will be entitled to receive an amount in cash equal to the product of (1) the amount by which the merger consideration exceeds the applicable per share exercise price of such option, warrant or other right, and (2) the number of shares subject to such option, warrant or other right, without interest, and less any amount required to be withheld under applicable law. Total consideration of $100 per Optionholder will be paid in respect of any stock options, warrants or other rights for which the exercise price equals or exceeds the Merger Consideration. See “The Merger Agreement — Treatment of Stock Options and Other Stock Rights.”
     Effect of the Merger on holders of TIMCO Convertible Debt. As of the date of this Information Statement, the terms of the TIMCO Convertible Debt provide that it will automatically convert into shares of TIMCO common stock at the maturity of such debt (December 31, 2006 for the New Senior Notes and January 2, 2007 for the Junior Notes) unless it has been previously paid by TIMCO. TIMCO does not plan to make any payments of the TIMCO Convertible Debt. The Merger Agreement provides that no change will be made in the TIMCO Convertible Debt as a result of the Merger. The Investors plan to complete a second “short form” merger transaction pursuant to Section 253 of the DGCL in January 2007 to cause each outstanding share of TIMCO common stock issuable to the holders of the TIMCO Convertible Debt to be converted into the right to receive $4.00 per share, and the $439,832 of cash required for such payments has already been deposited in escrow by Newco.
     Effect of the Merger on holders of Public Warrants. TIMCO has outstanding Public Warrants to purchase 253,903 shares of TIMCO common stock at an exercise price of $206.40 per share. The Public Warrants expire on February 28, 2007 and no change in, or payment to the holders of, the Public Warrants will be made as a consequence of the Merger.
Financing of the Merger; Source and Amount of Funds
     It is estimated that, based on information available as of the date of this Information Statement, the total amount of funds required to complete the merger and related transactions, repay certain existing debt and pay related fees and expenses will be approximately $11.0 million. Of this amount, $9,331,316, which will be used to pay the

Merger Consideration to holders of Minority Shares, is being provided by Newco, with the remainder to be paid from TIMCO’s working capital. Of the funds provided by Newco, 80.52% has been provided from contributions to Newco’s capital by LJH and 19.48% has been provided by contributions to Newco’s capital by Owl Creek. In each case, the funds were obtained from cash balances held for investment or from the proceeds of general purpose loans available to the applicable Investor which are not required to be secured by the capital stock of Newco or of TIMCO. These funds have been placed in escrow to assure TIMCO of their availability at the time the Merger closes. See “Merger Agreement — Escrow Agreement.”
Interests of TIMCO Directors and Executive Officers in the Merger
     When considering the unanimous approval of the Merger by the Special Committee and the Board, you should be aware that some of TIMCO’s directors and executive officers may have interests in the Merger that may be different from, or in addition to, the interests of unaffiliated stockholders holding minority shares.
     The directors and executive officers of TIMCO who hold options to purchase TIMCO common stock have entered into agreements with TIMCO to terminate their rights under the agreements providing for such options. The Merger Agreement requires TIMCO, prior to the Effective Time, to take all necessary action to terminate its stock option plans, and TIMCO has agreed to use its commercially reasonable best efforts to obtain the agreement of each Optionholder who is a party to a stock option agreement to terminate such agreements or rights effective upon the consummation of the Merger. TIMCO has entered into agreements with substantially all of the Optionholders providing for the termination of their rights to purchase TIMCO common stock. Under such agreements, as of the Effective Time, each option to purchase shares of TIMCO common stock, whether or not vested, will be cancelled and the Optionholder will be entitled to receive an amount in cash equal to the product of (1) the amount by which the merger consideration exceeds the applicable per share exercise price of such option, and (2) the number of shares subject to such option, warrant or other right, without interest, and less any amount required to be withheld under applicable law. In that regard, directors will receive approximately $300 each, in full payment for their in-the-money options, in the same manner as other persons who hold in-the-money TIMCO stock options. Total consideration of $100 per Optionholder will be paid in respect of any stock options, warrants or other rights for which the exercise price equals or exceeds the merger consideration. See “The Merger Agreement—Treatment of Stock Options and Other Stock Rights.”
     John Cawthron, the Chairman of the Board and Chief Executive Officer of TIMCO, serves as an advisor to LJH and holds a proxy granted by LJH entitling him to vote all shares of TIMCO common stock owned by LJH on any matter submitted to a vote of the TIMCO stockholders. Mr. Cawthron is not independent with respect to the consideration and approval of the Merger and may be deemed to have a conflict of interest due to his association with LJH.
     The Board was aware of these additional interests, and considered them, among other matters, when it designated the Special Committee to consider and approve the Merger and the Merger Agreement. These factors were also considered when the Board determined, based on the recommendation of the Special Committee, that the Merger and the Merger Agreement are advisable and are fair to, and in the best interests of, TIMCO and the holders of the Minority Shares.
Accounting Treatment of the Merger
     The Merger will be treated for accounting purposes as the purchase of the Minority Shares by TIMCO at a price of $4.00 per share. The cash contributed to the capital of Newco by the Investors will be treated as a contribution of capital to TIMCO.
Fees and Expenses
     Whether or not the Merger is completed, in general, all fees and expenses incurred in connection with the Merger will be paid by the party incurring those fees and expenses. If the Merger Agreement is terminated under certain circumstances, TIMCO may be required to reimburse Newco for its reasonable out-of-pocket expenses incurred in connection with the Merger Agreement by or on behalf of Newco or its affiliates, up to a maximum of $1.0 million. See “The Merger Agreement—Reimbursement of Expenses; Termination Fee.”

Fees and expenses incurred by TIMCO with respect to the Merger are estimated at this time to be as follows:

Description	Amount

SEC filing fee	$1,000
Legal fees	450,000
Accounting fees	10,000
Financial advisory fees	450,000
Financing fees	—
Exchange agent and expenses	10,000
Printing and mailing costs.	25,000
Miscellaneous expenses	15,000

Total expenses	$961,000

     These expenses will not reduce the Merger Consideration payable to TIMCO stockholders under the Merger Agreement.
Reservation of Right to Terminate Merger Agreement, and Abandon the Merger
     The Merger Agreement allows the Special Committee to terminate the Merger Agreement and abandon the Merger before it is approved by the TIMCO stockholders, if it determines in its good faith judgment and after consulting with outside legal counsel that withdrawing, or changing in an adverse manner, its recommendation to the holders of the Minority Shares of the approval and adoption of the Merger Agreement and Merger is necessary in order for the Special Committee to comply with its fiduciary duties to the TIMCO stockholders under applicable law. Among the circumstances that might cause the Special Committee to abandon the Merger would be the withdrawal or modification of Houlihan Lokey’s opinions with respect to the fairness of the Merger, from a financial point of view, to the holders of the Minority Shares, or the receipt of an offer to buy TIMCO at a price in excess of $4.00 per share.
Escheat Laws
     The unclaimed property and escheat laws of various states provide that under certain circumstances holders of unclaimed or abandoned property must surrender that property to the state. Holders of Minority Shares whose addresses are unknown, or who do not return their stock certificates and request payment therefor, generally will have a fixed period of years from the Effective Time in which to claim the cash Merger Consideration payable to them. For example, with respect to stockholders whose last known addresses are in Delaware, the period is five years. Following the expiration of that five-year period, the Unclaimed Property Law of Delaware would likely cause the cash payments to escheat to the State of Delaware. For stockholders who reside in other states or whose last known addresses are in states other than Delaware, those other states may have abandoned property laws that call for the state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it; or (ii) escheat of such property to the state. Under the laws of those other jurisdictions, the “holding period,” the time period that must elapse before the property is deemed to be abandoned, may be shorter or longer than five years. If TIMCO does not have an address for the holder of record of the Minority Shares, then it would turn over unclaimed merger consideration to the state of Delaware, in accordance with its escheat laws.
THE MERGER AGREEMENT
     The following is a summary of the material terms and conditions of the Merger Agreement. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not the summary set forth in this section or any other information contained in this Information Statement. This summary is qualified entirely by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex “A” to this Information Statement and is incorporated into this Information Statement by reference. You are urged to read the Merger Agreement carefully and in its entirety.

     In reviewing the Merger Agreement, please remember that it is included to provide you with information regarding its terms and is not intended to provide any other factual information about the parties to the Merger Agreement. The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement and
•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the Merger Agreement or such other date(s) as may be specified in the Merger Agreement and are subject to change due to more recent developments.
Accordingly, these representations and warranties may not describe the actual state of affairs of the parties to the Merger Agreement as of the date they were made or at any other time.
The Merger
     The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement and the General Corporation Law of the State of Delaware (“DGCL”), Newco will be merged with and into TIMCO, the separate corporate existence of Newco will cease, and TIMCO will continue as the surviving corporation and will be 100% owned by the Investors. TIMCO, following the Merger, is sometimes referred to as the “Surviving Corporation.”
Stockholder Approval
     The board of directors and the stockholders of Newco will approve the Merger in accordance with Section 253 of the DGCL, and no other vote will be necessary to approve the Merger or the other transactions described in this Information Statement. TIMCO stockholders are not entitled or required to vote on the Merger Agreement pursuant to Section 253 of the DGCL. As a result, proxies and consents from stockholders of TIMCO to adopt the Merger Agreement are not being solicited.
     The Merger Agreement provides that Newco has the right to require that TIMCO call a special meeting of its stockholders to vote on the Merger, and TIMCO has the right to proceed to hold such a meeting, if a “short-form” merger is not consummated pursuant to the Merger Agreement on or before the earlier of (1) 75 days after the parties file a Schedule 13E-3 with the SEC regarding the Merger or (2) October 30, 2006. It is not expected that these rights will be exercised. However, if this right is exercised, TIMCO will call a special meeting of its stockholders to vote upon the Merger Agreement and the Merger and a proxy statement will be sent to the Company’s stockholders in advance of such special meeting. In that regard, Newco and the Investors have already provided a proxy to vote in favor of the Merger Agreement and the Merger at any such meeting.
Closing of the Merger
     The closing of the Merger will take place as soon as reasonably practicable, but in no event later than the second business day after Newco attains ownership of at least 90% of the outstanding TIMCO common stock. Notwithstanding the foregoing, in no event will the Merger be consummated earlier than the 20th day after this Information Statement is sent or given to the holders of the Minority Shares. The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

Consideration to be Received by TIMCO Stockholders Pursuant to the Merger
     At the Effective Time, each outstanding share of TIMCO common stock, other than shares held by the Investors or Newco or by TIMCO or its subsidiaries, and other than shares held by stockholders properly exercising appraisal rights pursuant to Section 262 of the DGCL, automatically will be cancelled and converted into the right to receive the Merger Consideration. All shares of TIMCO common stock held by Newco or TIMCO or any of its subsidiaries will be retired and cancelled and no payment will be made in respect of those shares.
     Pursuant to the DGCL, holders of shares of TIMCO common stock will have the right to dissent from the Merger and seek appraisal of the “fair value” of their shares. For a complete description of the statutory procedures that must be followed to dissent from the Merger, see “Appraisal Rights” as well as the text of Section 262 of the DGCL, set forth in Annex “F” to this Information Statement. In order to validly exercise appraisal rights, a TIMCO stockholder must deliver written notice to TIMCO on or before the date which is twenty days after the mailing date of a notice to the holders of the Minority Shares that the Merger has become effective this Information Statement.
Treatment of Stock Options and Other Stock Rights
     The Merger Agreement requires TIMCO, prior to the Effective Time, to take all necessary action to terminate its stock option plans and restricted stock purchase plans, and TIMCO has agreed to use its commercially reasonable best efforts to obtain the agreement of each Optionholder to terminate such agreements effective upon the consummation of the Merger. TIMCO has entered into agreements with a substantial number of its Optionholders providing for the termination of their rights to purchase TIMCO common stock. Under such agreements, as of the Effective Time, each option to purchase shares of TIMCO common stock, whether or not vested, will be cancelled and the holder of such option will be entitled to receive an amount in cash equal to the product of (1) the amount by which the Merger Consideration exceeds the applicable per share exercise price of such option, and (2) the number of shares subject to such option without interest, and less any amount required to be withheld under applicable law. Total consideration of $100 per Optionholder will be paid in respect of any stock options for which the exercise price equals or exceeds the Merger Consideration.
     No change will be made in the TIMCO Convertible Debt as a result of the Merger. The Investors plan to complete a second “short form” merger transaction pursuant to Section 253 of the DGCL in January 2007 to cause each outstanding share of TIMCO common stock issuable to the holders of the TIMCO Convertible Debt to be converted into the right to receive $4.00 per share, in cash (without interest), and the $439,832 required for such payments has already been deposited into escrow by Newco.
     TIMCO has outstanding common stock purchase warrants that allow the holders to purchase 253,903 shares of TIMCO common stock at an exercise price of $206.40 per share that were issued in 2002 in connection with a debt restructuring transaction and a class action settlement (the “Public Warrants”). The Public Warrants expire on February 28, 2007 and no change in, or payment to the holders of, the Public Warrants will be made as a consequence of the Merger.
Representations and Warranties
     TIMCO Representations and Warranties. In the Merger Agreement, TIMCO has made customary representations and warranties relating to:
•	its organization and business, including, without limitation, regarding TIMCO’s corporate organization, existence, good standing, qualification, corporate power, and authority to own, lease and operate its properties and those of its subsidiaries;

•	subsidiaries;

•	certificates of incorporation and bylaws;

•	capitalization;

•	stock option plans;

•	authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby;

•	actions of the Board and Special Committee;

•	ability to enter into and consummate the Merger Agreement without violating any organizational and governing documents, applicable law or contracts;

•	governmental and regulatory approvals required to complete the Merger;

•	documents filed with the SEC and the accuracy of information contained in those documents; financial statements;

•	compliance with the Sarbanes-Oxley Act;

•	absence of undisclosed liabilities;

•	absence of certain material changes or events since March 31, 2006;

•	litigation matters;

•	employee benefit matters;

•	real property and other assets;

•	tax matters; material contracts;

•	environmental matters;

•	labor and employment matters;

•	compliance with law and permits;

•	intellectual property matters; insurance matters;

•	opinion of financial advisor; finders’ fees;

•	inapplicability of antitakeover provisions and absence of shareholder rights plans; investment company matters;

•	transactions with affiliates; and

•	absence of illegal payments or other related business practices.
     Many of TIMCO’s representations and warranties are qualified by the absence of a material adverse effect on TIMCO, which means, for purposes of the Merger Agreement, any event, circumstance, change or effect that is materially adverse to the business, financial condition, or results of operations of TIMCO and its subsidiaries, taken as a whole.
     Newco’s Representations and Warranties. Newco has also made customary representations and warranties to TIMCO, including, without limitation, those relating to Newco’s organization and business, regarding

Newco’s corporate organization, existence, good standing, qualification and corporate power, and authority to own, lease and operate its properties; authority to enter into the Merger Agreement and the completion of transactions contemplated thereby; actions of the Newco board of directors and required stockholder votes; ability to enter into and consummate the Merger Agreement without violating any organizational and governing documents, applicable law or contracts; governmental and regulatory approvals required to complete the Merger; financing; brokers; interim operations of Newco; litigation matters; and Newco’s ownership and the contribution of the TIMCO common stock owned by the Investors to the capital of Newco.
Principal Covenants
     Interim Operations. TIMCO has agreed that, between the date of the Merger Agreement and the Effective Time, except as expressly contemplated by the Merger Agreement (or as properly disclosed in the disclosure schedules to the Merger Agreement), unless Newco otherwise consents in writing (such consent not to be unreasonably withheld or delayed):
•	TIMCO’s businesses and those of its subsidiaries will be conducted in the ordinary course of business and in a manner consistent with past practice; and

•	TIMCO will use commercially reasonable efforts to preserve intact its business organization and that of its subsidiaries, to keep available the services of its current officers and employees and those of its subsidiaries and to preserve its current relationships and those of its subsidiaries with customers, suppliers and other persons with which TIMCO or any of its subsidiaries has significant business relations.
     TIMCO has further agreed that, except as expressly contemplated by the Merger Agreement or as disclosed in the disclosure schedules to the Merger Agreement, neither TIMCO nor any of its subsidiaries, between the date of the Merger Agreement and the Effective Time of the Merger, directly or indirectly, will take any of the following actions listed without the prior written consent of Newco, which shall include actions approved by John R. Cawthron in his capacity as TIMCO’s Chief Executive Officer (such consent not to be unreasonably withheld or delayed):
•	amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

•	issue, purchase, sell, pledge, dispose of, grant or encumber, or authorize such issuance, purchase, sale, pledge, disposition, grant or encumbrance of:
(1)	any shares of any class of capital stock or other equity interests or other securities of TIMCO or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or other equity interest or other securities (including, without limitation, any phantom interest), of TIMCO or any of its subsidiaries, except for the issuance of shares issuable pursuant to employee stock options outstanding on the date of the Merger Agreement and granted under any of the TIMCO stock option plans or restricted stock purchase plans in effect on such date; or

(2)	any material assets of TIMCO or any of its subsidiaries having an aggregate fair value in excess of $1.0 million;
•	split, combine, or reclassify any shares of its capital stock or declare, pay, or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or directly or indirectly redeem, purchase, or otherwise acquire or offer to acquire any shares of its capital stock or other securities other than dividends or distributions to TIMCO or one of its wholly-owned subsidiaries;

•	other than in the ordinary course of business and consistent with past practice:

(1)	acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets;

(2)	issue any debt securities or similar obligations, incur indebtedness for borrowed money or grant any lien or security interest securing obligations with respect to indebtedness, or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person other than pursuant to TIMCO’s indebtedness to CIT Group/Business Credit, Inc.; or

(3)	make any material loan, advance or capital contribution to, or investment in, any other person, other than to TIMCO or to any of its wholly owned subsidiaries;
•	hire any additional employees other than in the ordinary course of business, except (1) to fill vacancies arising after July 31, 2006 or (2) to meet increased demand;

•	make any offers to any officer or other executive employee (or any person who following such action, would be an officer or executive employee) of an employment position other than the employment position he or she currently holds, except for offers of an employment position made in the ordinary course of business and consistent with past practice in connection with the promotion or demotion of any employee of TIMCO or any of its subsidiaries who is not one of its directors or officers;

•	increase the compensation payable or to become payable to, or except as required to comply with applicable law, adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any of TIMCO stock option plans or restricted stock purchase plans or other “Plan,” as defined in the Merger Agreement, or other arrangement for the current or future benefit or welfare of, any director, officer or employee, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of executive employees of TIMCO or any of its subsidiaries who are not among its directors or officers;

•	grant any loan, advance or extensions of credit to current or former employees or forgive or defer any loans due from any employee other than in the ordinary course of business in amounts not to exceed $50,000 in any individual case and $500,000 in the aggregate;

•	enter into, terminate, or amend any employee benefit plan for the benefit of any director, officer or employee except as required under the Merger Agreement or the transactions contemplated thereby, or as required by any applicable law;

•	other than bonuses earned through the date of the Merger Agreement in the ordinary course of business consistent with past practice for employees other than officers and directors, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or any employee benefit plan;

•	enter into, amend or terminate any employment or severance agreement with or, except in accordance with TIMCO existing obligations or those of any of its subsidiaries, grant any severance, termination, change in control or transaction bonus or pay to, any employee, officer or director of TIMCO’s or any of its subsidiaries, except, with respect to non-officer employees in the ordinary course of business;

•	enter into, amend or modify in any material respect, or consent to the termination of, certain material contracts, or amend, waive or modify in any material respect, fail to renew, or consent to the termination of, TIMCO’s rights or the rights of any of its subsidiaries under such material contracts, other than in the ordinary course of business consistent with past practice;

•	fail to make in a timely manner any required filings with the SEC required under, and in compliance with, the Securities Act of 1933 (the “Securities Act”) or the Exchange Act or the rules and regulations promulgated thereunder;

•	change any tax election, annual tax accounting period, or method of tax accounting, file amended tax returns or claims for tax refunds by TIMCO or any of its subsidiaries, or enter into a closing agreement relating to any taxes or settlement of any tax claim, audit or assessment;

•	make any changes in its accounting methods, principles or practices currently in effect, except as required by changes in generally accepted accounting practices or by Regulation S-X under the Exchange Act, in each case concurred in by its independent public accountants;

•	file a petition under chapter 11 of the United States Bankruptcy Code or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization of TIMCO or any of its subsidiaries;

•	except as required by applicable law or United States generally accepted accounting principles, revalue in any material respect any of its assets, including writing down the value of inventory in any material manner, or writing-off notes or accounts receivable in any material manner;

•	pay, discharge, satisfy, settle or compromise any claim, litigation, liability, obligation (absolute, asserted or unasserted, contingent or otherwise) or any legal action, except for settlements or compromises involving amounts not exceeding $300,000 in the aggregate, including all associated fees, costs and expenses;

•	enter into any negotiation with respect to, or adopt or amend in any respect, any collective bargaining agreement;

•	enter into any material agreement or arrangement with any of TIMCO’s officers, directors, employees or any “affiliate” or “associate” of any of its officers or directors, as such terms are defined in Rule 405 under the Securities Act;

•	make, authorize or agree to make any capital expenditures, or enter into any agreement or agreements providing for payments, except for capital expenditures not exceeding (1) $2.0 million in the aggregate or (2) $1.0 million in respect of any single capital expenditure or series of related capital expenditures;

•	terminate or fail to renew any permit that is material to the conduct of the businesses of TIMCO or any of its subsidiaries;

•	fail to maintain in full force and effect all insurance, including self-insurance, currently in effect, subject to renewal in the ordinary course of business consistent with past practice;

•	take any action or omit to take any action within its control that would, or is reasonably likely to, result in any of the conditions to the Merger described below under “The Merger Agreement—Conditions to the Completion of the Merger” not being satisfied; or

•	authorize, agree or commit to do any of the foregoing.
     Short-form Merger. Newco has agreed that if it owns at least 90% of the outstanding shares of TIMCO common stock at any time prior to the Effective Time, TIMCO and Newco will, within two business days after Newco attains the 90% threshold, take all necessary and appropriate action to cause the Merger to become effective, without a meeting of TIMCO stockholders as a “short form” merger, in accordance with Section 253 of the DGCL. The Merger Consideration payable pursuant to the Merger will be $4.00 per share in cash, without interest. In addition, all conditions to the obligations of the parties to complete the Merger, other than the conditions stated in the second through fifth bullet points under “—Conditions to the Completion of the Merger,” will not be applicable to the Merger. Without limiting TIMCO’s obligations under the Merger Agreement, TIMCO has agreed to take all necessary and appropriate action that Newco requests to enable Newco to give any notice to TIMCO stockholders required by law, including, without limitation, any notice required by Section 262 of the DGCL. Newco has elected to proceed under the terms of the Merger Agreement described above to complete the Merger as a “short form” merger pursuant to Section 253 of the DGCL and this Information Statement is being provided to holders of Minority Shares in connection therewith.
     Stockholder Meeting and Duty to Recommend. Newco has the right pursuant to the Merger Agreement to require that TIMCO call a special meeting of its stockholders to vote on the Merger, and TIMCO has the right to proceed to hold such a meeting, if a “short-form” merger is not consummated pursuant to the Merger Agreement on or before the earlier of (1) 75 days after the parties file a Schedule 13E-3 with the SEC regarding the Merger or (2) October 30, 2006, for the purpose of considering and taking action on the Merger Agreement and the Merger. TIMCO has further agreed:
•	to include in the proxy statement for the special stockholders meeting, and not to withdraw or modify in any manner adverse to Newco, the unanimous resolution of the Board and Special Committee, subject to the exceptions described below under “—Change in Recommendation; Termination for a Superior Proposal:
(1)	that the terms of the Merger Agreement are fair to and in the best interests of the TIMCO stockholders, other than Newco and the Investors;

(2)	declaring the Merger Agreement to be advisable; and

(3)	recommending that the stockholders vote to approve and adopt the Merger Agreement and the Merger; and
•	to use best efforts to obtain the vote of the stockholders required to approve the Merger Agreement and the Merger, subject to the exceptions described below under “—Change in Recommendation; Termination for a Superior Proposal,” and otherwise to comply with all legal requirements applicable to the stockholders’ meeting.
     Approval of Newco and the Investors. Newco and the Investors have executed proxies agreeing to vote in favor of adopting the Merger Agreement and approving the Merger in their capacity as stockholders of TIMCO with respect to all shares of TIMCO common stock that they own or may hereafter acquire.
     Newco has agreed that it will, if the Merger is considered at a stockholders meeting, whether annual or special and whether an adjourned or postponed meeting, however called:
•	appear at the meeting or otherwise cause all shares of TIMCO common stock owned by Newco of record or beneficially to be counted as present at the meeting for the purpose of establishing a quorum;

•	vote or cause to be voted in person or by proxy all shares of TIMCO common stock owned by Newco of record or beneficially in favor of the adoption of the Merger Agreement and the approval of the Merger and for any other matters necessary for the consummation of the transactions contemplated by the Merger Agreement; and

•	vote or cause to be voted all shares of TIMCO common stock owned by Newco of record or beneficially against

(1)	any proposal for any recapitalization, reorganization, liquidation, merger, sale of assets or other business combinations between TIMCO and any other person, other than the Merger, and

(2)	any other action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger of any of the transactions contemplated by the Merger Agreement.
     No Solicitation of Other Transactions. TIMCO has agreed not to, and to cause its subsidiaries and to instruct its representatives not to, directly or indirectly:
•	solicit, initiate or knowingly facilitate or encourage any inquiries for the making of any proposal or offer, including any proposal or offer to the TIMCO stockholders, that constitutes, or would reasonably be expected to lead to, any Competing Transaction, as defined below, each such proposal or offer being referred to as an “Acquisition Proposal;”

•	participate in discussions or negotiations with, disclose or provide any non-public information relating to TIMCO or its subsidiaries to any person with respect to or in connection with any potential Acquisition Proposal;

•	agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement in principle, merger or sale agreement or similar agreement providing for or otherwise relating to any Competing Transaction;

•	grant any waiver or release under any standstill or similar agreement by any person who has made an Acquisition Proposal; or

•	authorize or direct any of TIMCO’s representatives or those of any of its subsidiaries to take any such action.
     Nevertheless, prior to the approval and adoption of the Merger Agreement and approval of the Merger by the TIMCO stockholders, the Board or Special Committee may furnish information to, and enter into discussions and negotiations with, a person who has made a written Acquisition Proposal, but only if:
•	such acquisition proposal was made after the date of the Merger Agreement, including new Acquisition Proposals made by a person who had made an Acquisition Proposal prior to such date, and neither TIMCO nor its subsidiaries or representatives has violated any of the restrictions on solicitation of other transactions;

•	the Board or Special Committee has determined in good faith, after consultation with outside legal counsel and its financial advisor, that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, as defined below;

•	prior to taking such action, the person making the Acquisition Proposal executes a confidentiality agreement;

•	there is provided or made available to Newco, on a substantially concurrent basis, any non-public information provided or made available to the person making the Acquisition Proposal that was not previously provided or made available to Newco and its representatives; and

•	TIMCO delivers to Newco a prior written notice advising Newco that the Special Committee intends to take such action, and keeps Newco reasonably informed on a current basis as to the status of and any material developments regarding any such inquiry or proposal.

     In addition, TIMCO has agreed that it will, as promptly as practicable and, in any event, within 24 hours, (1) advise Newco, telephonically and in writing, of its receipt of any acquisition proposal, any request for information relating to TIMCO or any of its subsidiaries or for access to its officers, employees, agents, business, properties, assets, books or records or those of any of its subsidiaries by any person that has made, or would reasonably be expected to make, an acquisition proposal and (2) provide Newco, in writing, with the material terms and conditions of any such acquisition proposal, and a copy of such acquisition proposal, inquiry or request and the identity of the person making the same. TIMCO has agreed to inform Newco as promptly as practicable and, in any event, within 24 hours, of any change to the material terms of any such Acquisition Proposal. TIMCO has further agreed that, as promptly as practicable, and, in any event, within 24 hours, after the Board or Special Committee determines that an Acquisition Proposal constitutes a Superior Proposal, it will deliver to Newco a written notice advising it of such determination, specifying the terms and conditions of such Superior Proposal and the identity of the person making such Superior Proposal, and providing Newco with a copy of the Superior Proposal.
     Change in Recommendation; Termination for a Superior Proposal. If the Board , upon the Special Committee’s recommendation, determines, in its good faith judgment prior to the approval and adoption of the Merger Agreement by the TIMCO stockholders and after consulting with outside legal counsel (who may be TIMCO’s regularly engaged outside legal counsel or special counsel to the Special Committee), that making a Change in Recommendation, as defined below, is necessary for the Board to comply with its fiduciary duties to the TIMCO stockholders under applicable law, then the Board, or the Special Committee may make a Change in Recommendation and following such change, terminate the Merger Agreement in accordance with the fifth bullet point under “—Termination of the Merger Agreement.”
     As used in this Information Statement, “Change in Recommendation” means the Special Committee’s:
•	failure to make, withdrawal of, or modification in a manner adverse to Newco of, the recommendation of the Board that the TIMCO stockholders approve and adopt the Merger Agreement;

•	failure to publicly confirm their recommendation within seven days following Newco’s written request;

•	recommendation or endorsement of a Competing Transaction; or

•	resolution or public announcement of an intention to do any of the foregoing.
     Unless otherwise determined to be required to comply with its fiduciary duties pursuant to the preceding paragraph, the Board may not make a Change in Recommendation unless:
•	at least two business days prior to taking such action, Newco has received written notice from TIMCO (1) advising that the Board intends to make such Change in Recommendation, (2) if the Change in Recommendation is made in response to a Superior Proposal, advising Newco that the board has received a Superior Proposal, and (3) if the Change in Recommendation is made in response to a Superior Proposal, containing certain required information, together with copies of any written offer or proposal in respect of such Superior Proposal, it being understood and agreed that any material amendment to the financial terms or other material terms of such Superior Proposal will require a new notice and a new two business day notice period; and

•	during such two business day period the Special Committee must have negotiated in good faith with Newco concerning any amendments proposed by Newco to the Merger Agreement and to the transactions contemplated by the Merger Agreement.
     Nothing contained in the Merger Agreement will prohibit TIMCO or its board of directors, on the Special Committee’s recommendation, from disclosing to the TIMCO stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act, if, in the good faith judgment of the Board or the Special Committee, after consultation with its outside legal and financial advisors, such disclosure is required in order for the Board or

Special Committee, as applicable, to comply with its fiduciary obligations or is otherwise required under applicable law. Nothing in the Merger Agreement will prohibit the Special Committee from making a Change in Recommendation prior to stockholder approval of the Merger if the Special Committee determines in good faith, after consultation with outside legal counsel, that such action is necessary under applicable law for the directors to comply with their fiduciary duties to the TIMCO stockholders.
     As used in this Information Statement, a “Competing Transaction” means any of the following, other than the transactions contemplated by the Merger Agreement involving TIMCO or any of its subsidiaries and other than a Competing Transaction to which Newco, the Investors or any of their affiliates are party:
•	any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction, including any so-called merger-of-equals and whether or not TIMCO is the entity surviving any such transaction, involving TIMCO or any of its subsidiaries, which results in any person beneficially owning 20% or more of any class of TIMCO’s equity or voting securities or those of any of its subsidiaries, or 20% or more of TIMCO’s assets and the assets of its subsidiaries, directly or indirectly, including by the ownership of equity or voting securities;

•	any sale, lease, exchange, transfer or other disposition, directly or indirectly, including by the transfer of equity or voting securities, of 20% or more of TIMCO’s assets and the assets of its subsidiaries;

•	any sale, exchange, transfer or other disposition of equity or voting securities in which TIMCO or any of its subsidiaries participates and which results in any person beneficially owning 20% or more of any class of its equity or voting securities or those of any of its subsidiaries; or

•	any transaction or series of transactions, including a tender offer or exchange offer, that, if consummated, would result in any person beneficially owning more than 20% of any class of TIMCO’s equity or voting securities or those of any of its subsidiaries.
     As used in this Information Statement, a “Superior Proposal” means an unsolicited written offer (in its most recently amended or modified terms, if amended or modified) made by a person to enter into a Competing Transaction, the effect of which would be that a person would beneficially own more than 20% of TIMCO’s issued and outstanding common stock or acquire more than 20% of TIMCO’s consolidated assets, as applicable, and which Board or Special Committee determines, in its good faith judgment after consulting with its financial advisor or legal counsel or both and taking into account any amendments proposed by Newco to the Merger Agreement or to the transactions contemplated by the Merger Agreement, and taking into account all relevant legal, financial, regulatory and other aspects of the offer that it deems relevant in such circumstances under the DGCL, to be more favorable to TIMCO’s stockholders, from a financial point of view, than the Merger.
     Reasonable Best Efforts. TIMCO and Newco have each agreed to use its reasonable best efforts to take, or cause to be taken, all appropriate action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the transactions contemplated by the Merger Agreement.
     Director and Officer Indemnification and Insurance. Newco has agreed that, for a period of six years following the Effective Time, the Surviving Corporation will indemnify and hold harmless each of TIMCO’s present (as of immediately prior to the Effective Time) and former officers or directors and those of its subsidiaries, against all claims, losses and other costs, including attorneys’ fees and disbursements, incurred in connection with any action or investigation arising out of matters occurring or actions taken by them in their capacity as officers or directors at or prior to the Effective Time, including the Merger Agreement and the transactions and actions contemplated by the Merger Agreement, or taken by them at TIMCO’s request or the request of any of its subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that applicable law permits a Delaware corporation to indemnify its officers and directors. Such indemnified parties may receive advancement of expenses incurred in defense of such actions or investigations, subject to providing an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
     Newco has further agreed that the certificate of incorporation and by-laws of the Surviving Corporation will continue to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in TIMCO’s certificate of incorporation and by-laws, which provisions will not, except to the extent required to comply with applicable law, be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.
     Prior to the Effective Time, TIMCO will obtain, and the Surviving Corporation will maintain for a period of six years following the Effective Time, directors’ and officers’ liability insurance coverage with respect to matters existing or occurring at or prior to the Effective Time, from an insurance carrier with the same or better credit rating as the current insurance carrier with respect to directors’ and officers’ liability insurance, having terms and conditions and providing coverage in an amount at least as favorable to the insured parties as the terms and conditions and amounts of coverage of TIMCO’s existing policies. However, Newco and its subsidiaries will not be required to incur costs in excess of 200% of the annual premiums paid by TIMCO under its directors’ and officers’ liability policies as in effect as of the date of the Merger Agreement, which is referred to as the “maximum premium.” If TIMCO’s existing insurance expires, is terminated or canceled during the six-year period following the Effective Time of the Merger or exceeds the maximum premium, the surviving company will obtain as much directors’ and officers’ liability insurance as can be obtained for the remainder of the period for an annualized premium not in excess of the maximum premium, on terms and conditions no less advantageous to the covered parties than TIMCO’s existing directors’ and officers’ liability insurance.
     Financing Efforts. TIMCO has agreed to provide, and to cause its subsidiaries and their respective directors, officers and employees to provide, all cooperation reasonably necessary in connection with the arrangement of financing to be consummated contemporaneously with or at or after the expiration of the Effective Time in respect of the transactions contemplated by the Merger Agreement, so long as such cooperation does not interfere unreasonably with TIMCO’s business or operations of TIMCO or its subsidiaries.
     Certain Other Covenants. The Merger Agreement contains additional covenants, including without limitation those relating to: the filing with the SEC and distribution of this Information Statement and the accuracy of information supplied by each party for inclusion in this Information Statement, tax matters; access to personnel and information regarding TIMCO and its subsidiaries; public announcements; actions regarding anti-takeover, business combination and similar statutes and regulations; and disposition of litigation.
Conditions to the Completion of the Merger
     The obligations of each of TIMCO and Newco to complete the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the closing of the Merger, of the conditions set forth below, except for the condition in the fifth bullet point below, which may not be waived.
•	approval and adoption of the Merger Agreement and the Merger by the holders of a majority of the then outstanding shares of TIMCO common stock, which is referred to in this Information Statement as the “required stockholder approval,” to the extent necessary under applicable law;

•	no governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

•	expiration or termination of any waiting period, and any extension thereof, applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act;

•	no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the Merger or the performance by Newco, the Investors or TIMCO of any covenant or condition required in order to consummate the Merger, will be in effect; and

•	all required filings with the SEC by TIMCO and Newco and its affiliates must be made, and all related deliveries of documents to the TIMCO stockholders and the passage of notice periods required under the Exchange Act must have occurred, including those contemplated by Sections 14(a) and 13(e) of the Exchange Act and the rules and regulations thereunder, to the extent applicable.
     TIMCO and Newco have agreed that all of these conditions to closing, as well as those described below, will be waived if Newco obtains ownership of more than 90% and proceeds to complete the Merger under Section 253 of the DGCL as described above at “—Short Form Merger”.
     The obligation of Newco to complete the Merger is further subject to the satisfaction or waiver at or prior to the closing of each of the following conditions:
•	the accuracy of TIMCO’s representations and warranties, with only such exceptions as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect; and TIMCO’s performance in all material respects of its obligations under the Merger Agreement required to be performed by it at or prior to the closing, provided that any such material adverse effects or failures to perform do not result in total out-of-pocket costs and losses to TIMCO in excess of $5 million;

•	either of two large customers of TIMCO have not given written notice of their intention to cease doing business with TIMCO;

•	receipt by Newco of a certificate of TIMCO’s chief executive officer or chief operating officer, and chief financial officer, certifying that the preceding conditions have been satisfied;

•	receipt by TIMCO of a fairness opinion from Houlihan Lokey, the financial advisor to the Special Committee;

•	receipt by Newco of an opinion from TIMCO’s legal counsel as to specified matters;

•	John R. Cawthron shall not have been removed by the Board from his position as chairman of the Board and as CEO of TIMCO during the interim period; and

•	TIMCO shall have performed its obligation under the CSR Agreement to issue shares of TIMCO common stock to the Investors upon exercise of LJH’s right to cause the $6 million Term Loan C to be converted up to 2.4 million shares into TIMCO common stock.
     TIMCO’s obligation to complete the Merger is further subject to the satisfaction or waiver at or prior to the closing of the following conditions:
•	the accuracy of Newco’s representations and warranties, with only such exceptions as would not, individually or in the aggregate, reasonably be expected to prevent or materially impede, interfere with, hinder, or delay the consummation by Newco of the transactions contemplated by the Merger Agreement;

•	Newco’s performance in all material respects of its obligations under the Merger Agreement required to be performed by it at or prior to the closing; and

•	TIMCO’s receipt of a certificate of the chief executive officer or chief financial officer of Newco certifying that the previous two conditions have been satisfied.
Termination of the Merger Agreement
     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the receipt of the required stockholder approval (except as otherwise provided below):
•	by mutual written consent of Newco and TIMCO;

•	by Newco or TIMCO, if any court or other governmental authority of competent jurisdiction issues a final order, decree or ruling or takes any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or has become final and non-appealable;

•	by either Newco or TIMCO, if the Merger has not occurred on or before the later of February 15, 2007 or 120 days after the date that Section 5.01 of the Merger Agreement specifies that TIMCO and Newco will proceed to call a stockholders meeting to vote on the Merger, (“Termination Date”); however, the right to terminate the Merger Agreement pursuant to this provision will not be available to the party seeking to terminate if any action of such party or the failure of such party to perform any of its obligations under the Merger Agreement required to be performed at or prior to the Effective Time of the Merger has been the cause of the failure of the Merger to occur and such action or failure to perform constitutes a breach of the Merger Agreement;

•	by TIMCO, if there has been a breach of any representation, warranty, covenant or agreement on the part of Newco contained in the Merger Agreement such that the conditions with respect to the accuracy of Newco’s representations and warranties and Newco’s material compliance with its obligations under the Merger Agreement, as described above under “—Conditions to the Completion of the Merger,” would not be satisfied and, in either such case, such breach is not capable of being cured or, if capable of being cured, has not been cured prior to the termination date; however, TIMCO will not have the right to terminate the Merger Agreement pursuant to this provision if TIMCO is then in material breach of any of its covenants or agreements contained in the Merger Agreement;

•	by TIMCO, if prior to the obtaining of the required stockholder approval:
(1)	the Board or the Special Committee has received a Superior Proposal;

(2)	TIMCO, its Board and the Special Committee have complied in all material respects with the covenants regarding this Information Statement and providing Newco with access to information, and TIMCO’s covenants described above under “—Principal Covenants—Stockholder Meeting and Duty to Recommend,” “—Principal Covenants—No Solicitation” and “—Principal Covenants—Change in Recommendation; Termination for a Superior Proposal;” and

(3)	Newco has been paid the termination fee described below by TIMCO;
•	by Newco, if there has been a breach of any representation, warranty, covenant or agreement on the part of TIMCO contained in the Merger Agreement such that the conditions with respect to the accuracy of TIMCO’s representations and warranties and its material compliance with its obligations under the Merger Agreement, as described above under “—Conditions to the Completion of the Merger,” would not be satisfied and, in either such case, such breach is not capable of being cured or, if capable of being cured, has not been cured prior the Termination Date; however, Newco will not have the right to terminate the Merger Agreement pursuant to this provision if Newco is then in material breach of any of its covenants or agreements contained in the Merger Agreement;
•	by Newco, if the Board or the Special Committee has made a Change in Recommendation or if TIMCO executes a confidentiality or non-disclosure agreement with any person relating to a Competing Transaction;

•	by TIMCO, if, upon a vote taken at a special meeting of stockholders to consider and vote upon the Merger, or any postponement or adjournment thereof, the Merger Agreement is not adopted by the holders of at least a majority in combined voting power of the outstanding shares of TIMCO common stock;

•	by Newco, if TIMCO, its Board or the Special Committee has willfully and materially breached any of TIMCO’s covenants regarding this Information Statement, or the covenants described above under “—Principal Covenants—Shareholder Meeting and Duty to Recommend,” “—Principal Covenants—No Solicitation” or “—Principal Covenants—Change in Recommendation; Termination for a Superior Proposal”; or

•	by Newco if any of the following events have occurred and have not been cured by TIMCO within five business days of written notice: (1) either of two large customers of TIMCO give written notice of their intention to cease doing business with TIMCO; (2) TIMCO fails to perform its obligation under the CSR Agreement to issue shares of TIMCO common stock to the Investors in conversion of $6 million of term debt; or (3) John R. Cawthron is removed by the Board from his positions as Chairman of the Board and CEO of TIMCO.
Reimbursement of Expenses; Termination Fee
     TIMCO has agreed to reimburse Newco for all reasonable out-of-pocket expenses incurred in connection with the Merger Agreement by or on behalf of Newco or its affiliates, or by their prospective financing sources, up to a maximum of $1.0 million, if:
•	Newco exercises its right to terminate the Merger Agreement as a consequence of a material breach of TIMCO’s representations and warranties or due to the material failure of TIMCO to perform its covenants, as described above under “Conditions of the Merger”;

•	Newco or TIMCO exercises its right to terminate the Merger Agreement following the termination date, as described in the third bullet under “—Termination of the Merger Agreement.”
     TIMCO has further agreed to pay Newco a termination fee of $750,000, if:
•	Newco exercises its right to terminate the Merger Agreement based on a Change in Recommendation, as described under “—Termination of the Merger Agreement”;

•	each of the following conditions is satisfied:
•	one of the events resulting in a payment to Newco in reimbursement of its expenses, as described above, has occurred;

•	at the time of termination of the Merger Agreement (or, in the case of termination in connection with the failure to receive the required Company stockholder vote, at the time of the special meeting) an acquisition proposal had been publicly disclosed or otherwise communicated to the Board or the Special Committee; and

•	within eight months after such termination, TIMCO enters into an agreement in respect of any Competing Transaction or a Competing Transaction is consummated (provided that,

for this purpose, the definition of “Competing Transaction” is redefined by replacing all references to “20%” in that definition with references to “50%”).
     Newco and TIMCO have agreed that the reimbursement of expenses and the termination fee described above will constitute liquidated damages and, except for the recovery of damages incurred in enforcing such reimbursement and termination fee provisions, will constitute the sole and exclusive remedy of Newco for any and all damages arising under or in connection with any breach of any representation, warranty, covenant or agreement on the part of TIMCO contained in the Merger Agreement. TIMCO has also agreed that money damages not to exceed $1,750,000 will constitute the sole and exclusive remedy of TIMCO for any damages arising under or in connection with any breach of any representation, warranty, covenant or agreement of Newco or the Investors contained in or contemplated by the Merger Agreement.
Amendment, Waiver and Extension of the Merger Agreement
     The Merger Agreement may be amended by the parties by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time. However, after the approval and adoption of the Merger Agreement by the TIMCO stockholders, no amendment may be made that would reduce the amount or change the type of consideration into which each share of TIMCO common stock will be converted upon consummation of the Merger unless TIMCO has obtained such consent of its stockholders as may be required by the DGCL with respect to the amendment. At any time prior to the Effective Time, either of TIMCO or Newco may extend the time for performance of any obligation by any other party under the Merger Agreement, waive any inaccuracy in representations or warranties of another party or waive any condition to its own obligations under the Merger Agreement, in each case only pursuant to a written instrument signed by that party.
OTHER AGREEMENTS
     The following is a summary of the material terms and conditions of other agreements among the Investors and TIMCO that relate to, or may affect an investor’s consideration of, the Merger (the “Other Agreements”) and is not intended to be complete. The rights and obligations of the parties are governed by the express terms and conditions of the Other Agreements and not the summary set forth in this section or any other information contained in this Information Statement. This summary is qualified entirely by reference to the complete text of the Other Agreements, copies of some of which are attached as Annexes to this Information Statement and incorporated into this Information Statement by reference; the copies of the remaining Other Agreements have been filed with the SEC by the Investors or TIMCO and may be accessed in there entirety on the SEC website. See “ Where You Can Find More Information.” You are urged to read the Other Agreements carefully and in their entirety.
Transaction Agreement
     On April 10, 2006, the Investors entered into a Transaction Agreement (the “April 10th Transaction Agreement”) to set forth their agreements and understandings with respect to a series of proposed transactions intended to restructure TIMCO’s capital structure by resolving existing defaults in TIMCO’s senior secured indebtedness and proposing a “going private” merger which would result in TIMCO becoming a private company wholly owned by the Investors.
     As a result of significant losses incurred in the fourth quarter of 2005 that continued into the first half of 2006, the Investors were aware that TIMCO was in breach of certain of the financial covenants (the “Defaults”) in the Financing Agreement dated April 5, 2004 between TIMCO, certain of its subsidiaries named therein and CIT Group/Business Credit, Inc., as Agent and one of the “Credit Parties” named therein (“CIT”), as amended (the “CIT Facility”). They were also aware that TIMCO was in breach of the Restated and Amended Financing Agreement, dated April 8, 2005, between TIMCO, certain of its subsidiaries named therein and Monroe Capital Advisors, LLC as the “Lender” named therein (“Monroe”), as amended (the “Monroe/Fortress Facility”), which on April 11, 2005 had been assigned to Fortress Credit Opportunities I LP (“Fortress”). The Monroe/Fortress Facility was subordinated to the CIT Facility.
     In the April 10th Transaction Agreement, LJH and Owl Creek agreed to attempt to resolve TIMCO’s defaults under the Monroe/Fortress Facility by LJH purchasing that facility from Fortress. This action was completed on April 10, 2006, with the Owl Creek Investors simultaneously acquiring from LJH an approximately 20% participation in the Monroe/Fortress Facility. The April 10th Transaction Agreement also contemplated that LJH would work with TIMCO to modify the terms of the Monroe/Fortress facility to, among other things, resolve the defaults thereunder, decrease the interest rate and fees payable by TIMCO and make available to TIMCO $6 million of additional funding (the “Working Capital Infusion”), of which approximately 20% would be provided by Owl Creek. The April 10th Transaction Agreement provided that as conditions to obtaining the benefits of the proposed modifications to the terms of the Monroe/Fortress Facility, (i) TIMCO would be required to agree to merge with Newco in a “going private” cash-out merger that would pay the holders of the Minority Shares cash consideration for their shares, (ii) TIMCO would be required to obtain the agreement of CIT to modify the CIT Facility to resolve the defaults thereunder and make available to TIMCO additional credit to fund its business, all in a manner satisfactory to the Investors, and (iii) TIMCO would be required to agree to sell the Investors 2.4 million shares of TIMCO common stock at a price of $2.50 per share.
     The April 10th Transaction Agreement also provided for:
•	the organization of Newco by LJH;

•	the agreement by the Investors to capitalize Newco with approximately $10 million in cash upon the execution of a Merger Agreement between TIMCO and Newco, of which approximately 20% would be provided by Owl Creek and the remainder by LJH, in which the holders of the Minority Shares of TIMCO common stock would receive $4.00 per share in cash (without interest);

•	the contribution by the Investors of all of their shares of TIMCO common stock to the capital of Newco prior to the consummation of the proposed merger;

•	the proposed exchange of the $6 million principal balance of the Working Capital Infusion for 2.4 million shares of TIMCO common stock;

•	the entry of the Investors into a stockholders agreement, in the form attached to the April 10 Transaction Agreement, to govern such matters as the composition of the board of directors of Newco, restrictions on transfers of Newco common stock by the Investors, preemptive rights, rights of co-sale and similar rights typical for the ownership of private companies;

•	the entry of the Investors into a registration rights agreement providing for the registration of shares of Newco common stock owned by the Investors in the event of any future public offerings of common stock by Newco;

•	provision for approval by each of the Investors of the final form of any definitive agreements between Newco and TIMCO providing for the proposed merger;

•	coordination of the filing of Schedule 13D reports of beneficial ownership by LJH and Owl Creek in view of the possibility that their agreements with respect to TIMCO would result in their being deemed a “group”; and

•	various representations, warranties, covenants and conditions of the Investors relative to their obligations to take the actions contemplated by the Transaction Agreement.
     As contemplated by the April 10th Transaction Agreement, LJH completed the purchase of the Monroe/Fortress Facility for approximately $18.4 million on April 10, 2006, funded in part by the agreed purchase of an approximate 20% participation by Owl Creek, and TIMCO provided a Ratification Agreement to LJH ratifying TIMCO’s obligations under the Monroe/Fortress Facility and releasing any claims and offsets that it might have had against the lender of that facility pursuant to a Ratification Agreement between LJH and TIMCO. The remainder of the actions contemplated by the April 10th Transaction Agreement were deferred until the requisite negotiations and documentation could be completed.

Amended and Restated Transaction Agreement
     During the week following the consummation of the transactions described above pursuant to the April 10th Transaction Agreement, the parties continued their discussions and negotiations with the intention of completing definitive documentation for each of the proposed steps. On April 17, 2006, LJH determined that it would proceed with the proposed restructuring of the TIMCO senior secured indebtedness, but that it was not prepared to agree to definitive agreements regarding the proposed “going private” merger at that time. The Investors then entered into an Amended and Restated Transaction Agreement dated as of April 20, 2006 (the “Amended and Restated Transaction Agreement”), pursuant to which:
•	LJH, as the lender under the Monroe/Fortress Facility, agreed to modify the terms of the Monroe/Fortress facility to, among other things, resolve the defaults thereunder, decrease the interest rate and fees payable by TIMCO and make available to TIMCO the $6 million Working Capital Infusion, of which approximately 20% was provided by Owl Creek;

•	CIT agreed to modify the CIT Facility to resolve the defaults thereunder and make available to TIMCO additional credit to fund its business on terms reasonably acceptable to TIMCO, and the Investors;

•	TIMCO provided a ratification agreement and release to the Investors, ratifying TIMCO’s obligations under the Monroe/Fortress Facility and releasing any claims and offsets that it might have had against either of the Investors, as the lenders of that facility. LJH and TIMCO also entered into mutual releases with respect to any claims either party might have relating to the other party’s actions affecting LJH’s ownership of TIMCO’s common stock, including in connection with the November 2005 rights offering. Owl Creek did not participate in this second release agreement;

•	the Investors decided to suspend their discussions with TIMCO regarding a possible “going private” merger, and to suspend the effectiveness of their various agreements with respect to the organization of Newco, its capitalization and the actions required for it to engage in a merger with TIMCO; and

•	the Investors agreed to grant to each other various restrictions and consent rights relative to their ownership of TIMCO common stock, including providing prior written notice of any intention to sell their shares of TIMCO common stock, the grant of first refusal rights on any proposed transfers not otherwise permitted, limitations on related party transactions between the Investors and TIMCO and providing Owl Creek “tag along” rights to include its shares of TIMCO common stock in certain potential sales of TIMCO common stock by Owl Creek.
Amendment No. 1 to Amended and Restated Transaction Agreement
     In connection with the renewed discussions between the Investors and TIMCO with respect to the Merger in June 2006, and the execution and delivery of the Merger Agreement, the Investors entered into an Amendment No. 1 to Amended and Restated Transaction Agreement dated as of July 31, 2006 (the “First Amendment”). The First Amendment effectively reinstates the agreements of the Investors with respect to the proposed merger that were contained in the April 10th Transaction Agreement and which were suspended by the Amended and Restated Transaction Agreement effective April 20, 2006, including:
•	the agreement of the Investors to capitalize Newco with approximately $10 million in cash upon the execution of a merger agreement between TIMCO and Newco, of which approximately 20% would be provided by Owl Creek and the remainder by LJH, in which the holders of the minority shares of TIMCO common stock would receive $4.00 per share;

•	the contribution by the Investors of all of their shares of TIMCO common stock to the capital of Newco prior to the consummation of the Merger;

•	the proposed exchange of the $6 million principal balance of the Working Capital Infusion for 2.4 million shares of TIMCO common stock;

•	the entry of the Investors into a stockholders agreement, in the form attached to the April 10th Transaction Agreement, to govern such matters as the composition of the board of directors of Newco, restrictions on transfers of Newco common stock by the Investors, preemptive rights, rights of co-sale and similar rights typical for the ownership of private companies;

•	the entry of the Investors into a registration rights agreement providing for the registration of shares of Newco common stock owned by the Investors in the event of any future public offerings of common stock by Newco;

•	provision for approval by each of the Investors of the final form of any definitive agreements between Newco and TIMCO providing for the merger;

•	coordination of the filing of Schedule 13D reports of beneficial ownership by the Investors in view of the possibility that their agreements with respect to TIMCO would result in their being deemed a “group”;

•	the agreement of LJH to indemnify Owl Creek with respect to any liabilities or claims that may arise from LJH’s obligation to make filings with respect to its ownership of TIMCO and the Merger under the Hart Scott Rodino Antitrust Improvements Act; and

•	various representations, warranties, covenants and conditions of the Investors relative to their respective obligations to take the actions contemplated by the Transaction Agreement.
Conversion, Support and Release Agreement
     In connection with the execution and delivery of the Merger Agreement, TIMCO, Newco, and the Investors have entered into a Conversion, Support and Release Agreement dated July 31, 2006 (the “CSR Agreement”) which sets forth a series of agreements among them relating to the Merger and the respective interests of the Investors in TIMCO. Among other things, the CSR Agreement provides for the following:
(A)	the agreement of TIMCO to issue to the Investors up to 2.4 million shares of TIMCO common stock (the “Conversion Shares”) in exchange for up to $6 million in principal amount of the term loans previously made to TIMCO by LJH, upon the terms and subject to the conditions stated in the CSR Agreement. The right of the Investors to acquire the Conversion Shares is subject to the following conditions:
(i) all required filings with the SEC by TIMCO, the Investors, Newco and its Affiliates shall have been made, and all related deliveries of documents to the TIMCO stockholders and the passage of notice periods required under Section 13(e) of the Exchange Act and the rules and regulations thereunder shall have occurred;
(ii) Newco and the Investors must affirm, in writing, at the time of the purchase that immediately following such purchase Newco, LJH and Owl Creek will effectuate the Merger of Newco into TIMCO;
(iii) Newco and the Investors must affirm, in writing, that all shares of TIMCO common stock owned by them and their affiliates have been transferred to Newco; and
(iv) no Adverse Recommendation Notice or Change in Company Recommendation, in each case in respect of a Superior Proposal and in accordance with Section 5.06 of the Merger Agreement, shall be in effect.
Notwithstanding the foregoing, if the Merger Agreement is terminated in accordance with Section 7.01 thereof, the Investors will not be entitled to purchase any shares of TIMCO common stock.

(B)	each of the Investors to make various representations regarding their ownership of TIMCO common stock and agree to take specified actions to support the consummation of the Merger, including voting all of their shares of common stock of TIMCO and Newco in favor of the Merger and contributing their shares of TIMCO common stock to the capital of Newco. In this regard, the Investors and Newco have delivered irrevocable proxies to TIMCO designating Steven Gerard and Len Singer, directors of TIMCO, as their attorneys and proxies to vote all of such shares in favor of the Merger.

(C)	the agreement of the Investors and Newco that if the Merger Agreement is terminated, for six months thereafter (the “Effective Period”), it will not agree with any person, or take any action, to cause the TIMCO to merge with any person pursuant to Section 253 of the DGCL without the prior consent of the Special Committee, unless the terms of any such action or transaction include the payment or delivery to the holders of minority shares of at least the Merger Consideration of $4.00 per share in cash. TIMCO has agreed that the sale of the TIMCO common stock owned by the Investors to a person who agrees to pay the holders of the Minority Shares the same per share cash consideration will satisfy this requirement, even if such per share consideration is less than $4.00 per share.

(D)	the agreement of the Investors, Newco and TIMCO that during the Effective Period it will not enter into any binding agreement providing for a “Subsequent Transaction” that does not include as one of its terms the payment or delivery to the holders of the Minority Shares of the agreed consideration specified in the preceding paragraph. A “Subsequent Transaction” means any of the following:
(i) any merger, consolidation, share exchange, sale of shares of TIMCO common stock to a person not affiliated with the seller, business combination, recapitalization, liquidation, dissolution or other similar transaction which results in any person beneficially owning 50% or more of any class of equity or voting securities of TIMCO or of any of its subsidiaries, or 50% or more of the assets of TIMCO and its subsidiaries;
(ii) any sale, lease, exchange, transfer or other disposition (directly or indirectly, including by the transfer of equity or voting securities) of 50% or more of the assets of the TIMCO and its subsidiaries;
(iii) any sale, exchange, transfer or other disposition of equity or voting securities in which the TIMCO or any of its subsidiaries participates and which results in any person beneficially owning 50% or more of any class of equity or voting securities of TIMCO or any of its subsidiaries; or
(iv) any transaction or series of transactions, including a tender offer or exchange offer, that, if consummated, would result in any person beneficially owning more than 50% of any class of equity or voting securities of TIMCO or any of its subsidiaries.
     The restrictions set forth above may be waived, and the Conversion Agreement may only be amended, by TIMCO if such action is approved by (a) vote of a majority of the holders of the minority shares present in person or by proxy at a duly called meeting of TIMCO’s stockholders or (b) the affirmative vote of a majority of the members of the Special Committee.
     In addition, the CSR Agreement provides for broad mutual releases between the Investors, on the one hand, and TIMCO, on the other hand, that will become effective upon the consummation of the Merger, including releases of claims against the Investors in their capacity as lenders and as controlling stockholders of TIMCO, and, with respect to Owl Creek, claims that may have arisen in connection with TIMCO’s August 2005 tender offer and October 2005 rights offering.
Escrow Agreement
     In connection with the execution and delivery of the Merger Agreement, TIMCO, Newco and American Bank of Texas, N.A. (the “Escrow Agent”) have entered into an Escrow Agreement dated July 31, 2006 (the “Escrow Agreement”) pursuant to which Newco has deposited with the Escrow Agent approximately $10 million in cash. The cash deposit with the Escrow Agent has been made to provide assurance to TIMCO of the availability of the Merger Consideration at the Effective Time of the Merger. Until that time, the Escrow Agent is authorized to invest the escrow deposit in short-term, interest bearing obligations as jointly directed by Newco and TIMCO. TIMCO’s instructions to the Escrow Agent must be authorized by Special Committee. Directions to the Escrow Agent by Newco require the written approval of LJH. Upon consummation of the Merger, the Escrow Agent will be instructed to deliver the escrow deposit to the paying agent designated by Newco and TIMCO, who will then be responsible for delivering the Merger Consideration to the holders of Minority Shares.
     Permissible investments of the escrow deposit include:
•	direct obligations of the U.S. or obligations the principal of and the interest on which are unconditionally guaranteed by the U.S.;

•	certificates of deposit issued by any bank, bank and trust company, or national banking association (including the Escrow Agent and its affiliates), which certificates of deposit are fully insured by the Federal Deposit Insurance Corporation or a similar governmental agency;

•	repurchase agreements with any state bank or national banking association (including the Escrow Agent and its affiliates); or

•	money market funds maintained by the Escrow Agent that are composed solely of U.S. Treasury Securities.
     If the Escrow Agent has not received written instructions from TIMCO and Newco at any time that an investment decision must be made, the Escrow Agent is directed to invest the escrow deposit, or any portion thereof as to which no such written instruction has been received, in money market funds maintained by the Escrow Agent that are composed solely of United States of America Treasury Securities.
     The Escrow Agreement includes provisions describing limitations on the authority of the Escrow Agent to act with respect to the escrow deposit, providing for the resignation and replacement of the Escrow Agent, limiting the liability of the Escrow Agent and providing indemnity to the Escrow Agent. TIMCO and Newco are each obligated to pay one half of the Escrow Agent’s fees and expenses, which are $100. American Bank of Texas is controlled by Lacy J. Harber, the owner of LJH. Based on the capitalization of American Bank of Texas, which exceeds $100 million, and the independent operating requirements of federally regulated financial institutions such as American Bank of Texas, the Special Committee and the Board did not believe that engaging American Bank of Texas as the Escrow Agent would present any material risk that the escrow deposit would not be kept safely and made available to pay the Merger Consideration at the Effective Time.
APPRAISAL RIGHTS
     Holders of Minority Shares are entitled to appraisal rights under Section 262 of the DGCL (“Section 262”), as to Minority Shares of TIMCO common stock owned by them. Set forth below is a summary description of all material provisions of Section 262. Section 262 is reprinted in its entirety as Annex “F” to this Information Statement. The following discussion is not a complete statement of the law pertaining to appraisal right under the DGCL and is qualified in its entirety by the full text of Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the minority shares as to which appraisal rights are asserted. A person having a beneficial interest in minority shares that are held of record in the name of another person, such as a broker or nominee, must cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have. This summary and Annex F should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, since failure to comply strictly with the procedures set forth in section 262 will result in the loss of appraisal rights.
     Under Section 262, where a merger is approved as a “short form” merger pursuant to Section 253 of the DGCL, as is contemplated to be the case with respect to the Merger, either a constituent corporation (before the effective time of the merger) or the surviving corporation (within 10 days after the effective time of the merger) must notify each of the stockholders entitled to appraisal rights under the DGCL of the approval of the merger and that appraisal rights are available (the “Appraisal Notice”). Such notice must include a copy of Section 262. In connection with the Merger, it is currently anticipated that TIMCO, within 10 days after the effective time of the Merger (the “Effective Time”), will mail a copy of the Appraisal Notice (which notice will also inform the Stockholders of the effective time of the Merger) to the holders of capital stock entitled to exercise their right to appraisal pursuant to the DGCL.
     In accordance with Section 262, persons who held shares of TIMCO common stock immediately prior to the date of the Merger who follow the procedures of Section 262 will be entitled to have the “fair value” of their shares of stock appraised by a Delaware court and to receive payment of such amount, exclusive of any element of value arising from the accomplishment or application of the merger. Any stockholder entitled to appraisal rights may, on or before the date which is twenty days after the mailing date of the Notice of Appraisal that the Merger has become effective, demand in writing from TIMCO the appraisal of the “fair value” of such stockholder’s shares. Such demand must reasonably inform TIMCO of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of the fair value of such stockholder’s Minority Shares. A stockholder who elects to exercise appraisal rights must mail or deliver such stockholder’s written demand to TIMCO’s corporate secretary at 623 Radar Road, Greensboro, North Carolina 27410.
     A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as the stockholder’s name appears on the certificate or certificates representing his or her Minority Shares. If the Minority Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by the fiduciary. If the Minority Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.
     A record owner, such as a broker, who holds shares as a nominee for others, may exercise appraisal rights with respect to the minority shares held for all or less than all beneficial owners of minority shares issued and outstanding immediately prior to the Effective Time as to which such person is the record owner. In such case, the written demand must set forth the number of minority shares covered by such demand. Where the number of minority shares is not expressly stated, the demand will be presumed to cover all minority shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights. Any beneficial holder desiring appraisal who holds shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder.
     Within 120 days after the Effective Time, but not thereafter, either the Surviving Corporation of the Merger or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery (the “Delaware Chancery Court”) demanding a determination of the fair value of the shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine which stockholders are entitled to appraisal rights and will appraise the minority shares formerly owned by such stockholders, determining the fair value of such minority shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Delaware Chancery Court is to take into account all relevant factors.
     Stockholders considering whether to seek appraisal should note that the “fair value” of their shares determined under Section 262 could be more than, the same as or less than the Merger Consideration of $4.00 per share in cash (without interest), and that opinions of financial consultants as to fairness, from a financial point of view, are not opinions as to “fair value” under Section 262. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” shall be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The cost of the appraisal proceeding may be determined by the Delaware Chancery Court and taxed against the parties as the Delaware Chancery Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Chancery Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal.
     From and after the Effective Time, no stockholder who has duly demanded appraisal in compliance with Section 262 will be entitled to vote for any purpose the shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, any stockholder may withdraw the stockholder’s demand for appraisal and to accept the terms offered in the Merger Agreement; after this period, a stockholder may withdraw a demand for appraisal only with the consent of TIMCO as the Surviving Corporation. If no petition for appraisal is filed with the Delaware Chancery Court within 120 days after the Effective Time, stockholders’ rights to appraisal shall cease, and all stockholders who had previously demanded appraisal shall thereafter be entitled to receive the Merger Consideration, without interest thereon, upon surrender of the certificates that formerly represented their Minority Shares. Inasmuch as TIMCO has no obligation to file such a petition, and has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Chancery Court demanding appraisal may be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just.
     In order to effectively exercise appraisal rights, TIMCO must receive written notice from a holder of Minority Shares on or before the date which is twenty days following mailing of the Notice of Appraisal that the Merger has been completed. FAILURE TO DEMAND APPRAISAL RIGHTS ON OR BEFORE SUCH DATE IN ACCORDANCE WITH THE REQUIREMENTS OF SECTION 262 OF THE DGCL MAY RESULT IN THE LOSS OF SUCH RIGHTS (IN WHICH EVENT A HOLDER OF STOCK WILL BE ENTITLED TO RECEIVE THE CONSIDERATION SPECIFIED IN THE MERGER AGREEMENT).
MATERIAL FEDERAL INCOME TAX CONSEQUENCES
     The summary below describes the material federal income tax consequences to TIMCO and holders of Minority Shares resulting from the Merger. Tax considerations had no weight in the determination of the Board or Special Committee regarding the structure of the Merger. The Merger will not have any material tax consequences to TIMCO or to Newco or the Investors, who will continue their existing ownership of TIMCO, augmented by the purchase of the Minority Shares through the Merger.
     This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable treasury regulations promulgated under the Code, judicial authority and current administrative rulings and practice. All of these authorities may change without notice, possibly on a retroactive basis. This summary assumes that the holders of Minority Shares have held their shares as capital assets under the Code. This summary does not discuss all aspects of federal income taxation, including certain aspects that may be important to stockholders in light of their individual circumstances. This summary does not address the tax consequences of stockholders subject to special tax rules, including, but not limited to partnerships, or other entities that are treated as partnerships for federal income tax purposes, banks, financial institutions, insurance companies, broker-dealers, tax-exempt organizations, securities traders that elect mark-to-market tax accounting treatment, stockholders who received TIMCO common stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held TIMCO common stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations.
     For purposes of this discussion, “U.S. person” means any of the following:
•	A citizen or resident of the U.S.;

•	A corporation or other entity taxable as a corporation created or organized under U.S. law (federal or state);

•	An estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	A trust, if one or more U.S. persons (as defined in Section 7701(a)(30) of the Code) have authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

     As used in this discussion, the term “U.S. Holder” means a beneficial owner of TIMCO common stock that is a U.S. person, and the term “non-U.S. Holder” means a beneficial owner of TIMCO common stock that is not a U.S. person.
     Stockholders are urged to consult with their own tax advisor as to the particular federal, state, local, foreign and other tax consequences, in light of their specific circumstances. If a partnership holds TIMCO common stock, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. If the stockholder is a partner of a partnership holding TIMCO common stock, it is suggested that the stockholder consult his or her tax advisor.
     THE SUMMARY OF MATERIAL U.S. INCOME TAX CONSIDERATIONS IS INTENDED TO PROVIDE ONLY A GENERAL SUMMARY AND IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES. TAX LAWS ARE VERY COMPLICATED. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
     Federal Income Tax Consequences to TIMCO. The Merger should result in no material federal income tax consequences to TIMCO. TIMCO, as the surviving corporation of the Merger, will continue under its name. TIMCO has accumulated substantial net operating losses. It is uncertain whether TIMCO will be able to utilize or not utilize its existing net operating loss carryforwards, or NOLs. Management of TIMCO believes that the likelihood of utilizing the existing NOLs will be approximately the same prior to and after the Merger. Based on the absence of objective evidence, management is unable to assert that it is more likely than not that TIMCO will generate sufficient taxable income to realize any tax benefit from the existing NOLs. Accordingly, a full valuation allowance has been established for these tax assets. Please see Note 8 to the Consolidated Financial Statements included in TIMCO’s Annual Report on Form 10-K for the year ended December 31, 2005, which is included as Annex G to this Information Statement.
     Federal Income Tax Consequences to Stockholders Receiving Merger Consideration. If a stockholder receives Merger Consideration as a result of the Merger, the stockholder will recognize capital gain or loss. The amount of capital gain or loss the stockholder recognizes will equal the difference between the cash received for the cashed-out stock and the aggregate adjusted tax basis in such stock. In most cases, stockholders will recognize a capital loss due to the small value of the Merger Consideration, and the loss would be realized at the time the Merger Consideration is received.
     Currently, the U.S. federal income tax rate applicable to net capital gain (defined generally as the total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months is 15%. This rate of tax applies to the taxable years between 2003 and 2010, after which such rate is scheduled to increase to 20%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate taxpayer will also continue to be subject to tax at the ordinary income tax rates applicable to corporations. For both individual and corporate taxpayers, there are significant limitations on the deductibility of capital losses.
     Information Reporting and Backup Withholding for U.S. Holders. In general, payments of dividends with respect to TIMCO common stock is subject to information reporting. TIMCO’s transfer agent will be required to provide the IRS with information, including the name, address, and taxpayer identification number of each U.S. Holder receiving payments of merger consideration, and the aggregate amount of dividends paid to such beneficial owner during the calendar year. These reporting requirements, however, do not apply to all beneficial owners. Specifically, corporations, securities broker-dealers, other financial institutions, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts, and non-U.S. persons satisfying certain requirements are all excluded from reporting requirements.

     U.S. Holders will be required to provide their social security or other taxpayer identification numbers, and in some instances, additional information, to the TIMCO transfer agent in connection with the Merger to avoid backup withholding requirements that might otherwise apply. The letter of transmittal delivered to each stockholder by TIMCO after the Merger will require the stockholder to deliver such information when their common stock certificates are surrendered following the Effective Time. Backup withholding will apply if a U.S. Holder fails to establish his/her/its exemption from the information reporting requirements, is subject to the reporting requirements and fails to supply its correct taxpayer identification number in the manner required by applicable law, or underreports his/her/its tax liability, or if the paying agent has been otherwise notified by the IRS to backup withhold. The backup withholding tax rate is currently 28%. This backup withholding tax is not an additional tax and may be credited against a U.S. Holder’s federal income tax liability if the required information is furnished to the IRS.
     Special Rules for Non-U.S. Holders. If a stockholder is a non-U.S. Holder, its tax consequences will depend on whether its gain from the Merger is effectively connected with the conduct of a U.S. trade or business, or, if there is an applicable treaty, is attributable to a permanent establishment maintained in the U.S. Performance of significant personal services constitutes the conduct of a U.S. trade or business.
     Gain Not Effectively Connected with the Conduct of a U.S. Trade or Business. A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on gain realized on the taxable disposition of TIMCO common stock.
     Gain Effectively Connected with the Conduct of a U.S. Trade or Business.
     In the case of any gain that is effectively connected with the conduct of a U.S. trade or business by a non-U.S. Holder (and, if required by a tax treaty, any gain that is attributable to a permanent establishment maintained in the United States), the non-U.S. Holder will generally be taxed on its net gain derived from the disposition at the regular rates and in the manner applicable to U.S. persons and, if the non-U.S. Holder is a foreign corporation, the branch profits tax may also apply.
     Information Reporting and Backup Withholding for Non-U.S. Holders.
     A non-U.S. holder will generally not be subject to information reporting or to backup withholding with respect to payments of proceeds from the disposition of TIMCO common stock to or through a U.S. office of any broker, as long as the holder has furnished to the payor or broker: (i) a valid IRS Form W-8BEN certifying, under penalties of perjury, its status as a non-U.S. person; (ii) other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with Treasury regulations; or (iii) otherwise establishes an exemption.
     Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. Non-U.S. holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.
     Each stockholder is urged to consult its tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of the specific circumstances.

DIRECTORS AND EXECUTIVE OFFICERS
Board of Directors
     At the date of this Information Statement, the current members of the board are as described below. All directors serve one year terms.

Name	Age	Position

John R. Cawthron	62	Director, Chairman of the Board
Steven L. Gerard	60	Director
Jack J. Hersch	47	Director
Philip B. Schwartz	52	Director and Corporate Secretary
Leonard Singer	59	Director
Clyde Kizer	62	Director
Business Experience
     John R. Cawthron serves as Chairman of the Board and Chief Executive Officer of TIMCO. He is a certified public accountant and until joining TIMCO in April 2006 served as the President of Cawthron, Wommack & Coker, P.C., a full service public accounting and consulting firm based in Waco, Texas. Mr. Cawthron also serves as managing partner and a director for several Texas-based business ventures ranging from service entities to commercial land development. Mr. Cawthron joined the board in February 2006 as a representative of LJH, Ltd., TIMCO’s principal stockholder.
     Steven L. Gerard has been the Chairman and Chief Executive Officer of Century Business Services Inc. (CBIZ), a diversified services company providing professional outsourced business services, since October 2002. Prior thereto, from October 2000, Mr. Gerard was CEO and a director of CBIZ. Before joining CBIZ, from 1997 to October 2000 Mr. Gerard was the Chairman and Chief Executive Officer of Great Point Capital, Inc., a provider of operational and advisory services, and from 1991 to 1997 Mr. Gerard was Chairman and Chief Executive Officer of Triangle Wire and Cable, Inc. and its successor, Ocean View Capital, Inc., a manufacturer of insulated wire and cable. Mr. Gerard’s prior experience includes 16 years in various senior corporate finance and banking positions with Citibank, N.A. and seven years with the American Stock Exchange. Mr. Gerard has been a director since September 2000 and also serves on the boards of directors of Fairchild Corporation, Lennar Corporation and Joy Global, Inc.
     Jack J. Hersch is currently associated with Canyon Capital Advisors, a hedge fund. He has been associated with Canyon since July 2003. Prior to that, he was a partner at Cypress Management, LP, a hedge fund. Prior to joining Cypress, from 1996 to 2000 Mr. Hersch was a partner of Scoggin Capital Management, LP, and from 1994 to 1996 Mr. Hersch was a Senior Vice President of Donaldson, Lufkin & Jenrette. Over the last few years, Mr. Hersch has been actively involved in investing in the securities of several aviation and aviation services businesses, including TIMCO. Mr. Hersch joined the TIMCO board in February 2002 as a representative of the holders of the 8% senior subordinated convertible PIK notes due 2006.
     Philip B. Schwartz is an attorney with the law firm of Akerman Senterfitt. Mr. Schwartz is a member of the Florida Bar and the American Bar Association and a former Chair of the Business Law Section of the Florida Bar. Akerman Senterfitt performs legal services for TIMCO Aviation Services. Mr. Schwartz has been a director since June 1998 and Corporate Secretary since March 1999.
     Clyde Kizer is retired, following numerous years of work in the aviation industry. Most recently, Mr. Kizer was President of Airbus Service Company (later Airbus North America-Customer Services), and served in this position for over 12 years before retiring in April 2004. Prior to joining Airbus, Mr. Kizer was Senior Vice-President Operations for Midway Airlines, and before joining Midway Airlines, Mr. Kizer was Vice President, Engineering

and Maintenance at Air Transport Association (ATA). From 1974 to 1998 Mr. Kizer held various management positions with United Airlines, most recently as Vice President Engineering. Prior to joining United Airlines, Mr. Kizer spent more then 10 years as a Naval Aviator. Mr. Kizer joined the board in June 2004.
     Leonard Singer established Choir Capital Ltd. in April 1996, which arranges and advises clients on corporate and asset-based financing transactions. Prior to establishing Choir Capital Ltd., Mr. Singer spent over 20 years consulting on corporate and asset-based finance transactions including extensive overseas and cross border transactions, primarily as a Managing Director of Citigroup. From 1993-1996, Mr. Singer was head of the Global Aviation Division for Citigroup. Prior to managing Citigroup’s aviation business, from 1986 to 1993, Mr. Singer worked for Citigroup’s corporate customer base activities in Japan and its Corporate Finance and Capital Markets operation in Tokyo. Prior to his Tokyo assignment, Mr. Singer was a Region Head for Citigroup’s Highly Leveraged Transactions corporate merger and acquisition business from 1979 to 1985. Mr. Singer joined the board in October 2004.
Executive Officers
     The following list reflects TIMCO’s executive officers, as of the date of this Information Statement, and the capacity in which they serve.

Name	Age	Position

John R. Cawthron	62	Chairman and Chief Executive Officer
Ron Utecht	62	President and Chief Operating Officer
James H. Tate	59	Executive Vice President, Chief Administrative Officer and Chief Financial Officer
Gene House	62	Executive Vice President and Chief Marketing Officer
Rick Salanitri	43	Senior Vice President of Engineering and Interiors
Kevin Carter	34	Senior Vice President, Finance
Jason Yaudes	33	Corporate Controller and Chief Accounting Officer
Business Experience
     The business experience of John Cawthron is described above under “Business Experience” of the board of directors.
     Ron Utecht joined TIMCO in December 2005 as its President and Chief Operating Officer. Beginning in August 2003, Mr. Utecht served as a consultant to TIMCO’s MRO operations. Prior to this, Mr. Utecht was employed by United Airlines for 39 years. At United, Mr. Utecht held various management positions, including Senior Vice President of Maintenance and Engineering, in which he was responsible for all of United’s maintenance and engineering operations, with oversight of more than 16,000 employees. Mr. Utecht also serves as an officer and director of Human Performance Services Company.
     James H. Tate joined TIMCO in October 2005 and serves as its Executive Vice President, Chief Administrative Officer and Chief Financial Officer. Prior to joining TIMCO, Mr. Tate was a Financial Project Leader for Thermadyne Holdings Corporation, a global manufacturer of cutting and welding products headquartered in St. Louis, Missouri. Between 1993 and December 2004, Mr. Tate was the Chief Financial Officer of Thermadyne. Thermadyne voluntarily filed for reorganization under Chapter 11 in 2001 and emerged from bankruptcy in 2003. Prior to joining Thermadyne in 1993, Mr. Tate was with Ernst & Young for 18 years, most recently as an audit partner in their Dallas Office. Mr. Tate also serves on the board of directors of Joy Global, Inc. Mr. Tate served as a director of TIMCO from November 2004 until October 2005, when he became an executive officer.
     Gene House joined TIMCO in June 2006 and serves as its Executive Vice President and Chief Marketing Officer. Mr. House joined TIMCO after 40 years with United Airlines, where he served in various capacities including engineering, finance, purchasing, planning and sales leadership positions. Most recently, from 1998 to 2005, Mr. House was Managing Director — Sales and Marketing for United Airlines MRO businesses.

     Rick Salanitri is Senior Vice President of Engineering and Interior Manufacturing. Mr. Salanitri joined TIMCO in July 1994 as its Vice President and General Manager of the Engineering Services Group and in April 2004 Mr. Salanitri was appointed as TIMCO’s Senior Vice President of Engineering and Interior Manufacturing. Prior to joining TIMCO, Mr. Salanitri managed the engineering on several major aircraft structural and interior projects at the former Page Avjet. Prior to joining Page Avjet, Mr. Salanitri served as a structures engineer at US Airways and the Naval Aviation Depot.
     Kevin Carter joined TIMCO in March 2002 and is currently Senior Vice President of Finance. Prior to joining TIMCO, Mr. Carter was an associate with Geneva Merchant Banking Partners, a North Carolina based investment banking firm. Prior to joining Geneva, Mr. Carter was the Assistant Treasurer and Senior Manager of Financial Planning and Analysis for Kayser-Roth Hoisery, a North Carolina-based textile manufacturer.
     Jason Yaudes has been employed by TIMCO since 2002 and became the Corporate Controller and Chief Accounting Officer in May 2006. Prior to joining TIMCO, from 1996 to 2002, Mr. Yaudes was employed by Arthur Andersen.
RELATED PARTY TRANSACTIONS
     In April 2004, TIMCO entered into an agreement with its principal stockholder pursuant to which it combined all of its previously outstanding debt (principal plus accrued and unpaid interest) with its principal stockholder into a related party term loan due on January 31, 2008 (the “LJH Original Term Loan”). The LJH Original Term Loan bore interest at 18% per annum, 6% of which was payable in cash (or at TIMCO’s option, payable-in-kind) and the balance of which was payable-in-kind (“PIK”). Additionally, the PIK interest balance compounded into principal debt semi-annually in January and August. In October 2005, TIMCO’s registration statement on Form S-1 with respect to the rights offering became effective. As a part of the rights offering, TIMCO agreed to allow its principal stockholder the use of the LJH Original Term Loan as consideration (on a dollar-for-dollar basis) for the purchase of a portion of the shares that it was permitted to purchase in the rights offering. On November 22, 2005, TIMCO closed its rights offering and as a part of such closing, accepted a subscription from its principal stockholder to purchase 3,960,000 shares of TIMCO’s common stock for an aggregate purchase price of $19.0 million (the then current balance of the LJH Original Term Loan) using the proceeds of the LJH Original Term Loan.
     As partial consideration for the funding of a $6.1 million term loan by LJH in 2003, which later became part of the LJH Original Term Loan, TIMCO issued a warrant (the “LJH warrant”), to LJH to acquire, for nominal consideration, 30% of the outstanding TIMCO common stock (on a fully-diluted basis) as of the day the warrant is exercised. The warrant is exercisable on or before January 31, 2007. In January 2005 and August 2005, TIMCO extended offers for early conversion of the New Senior Notes and Junior Notes. As part of these offers, LJH agreed to certain amended terms with respect to the LJH warrant. Upon the completion of each of the recent debt tender offers, LJH partially exercised the LJH warrant. As a result of these partial exercises, LJH received 1,774,000 shares and 1,514,000 shares, during the January 2005 and August 2005 tender offers, respectively, of authorized but unissued TIMCO common stock. Additionally, upon the maturity of the remaining New Senior Notes and Junior Notes, which is to occur on December 31, 2006 and January 2, 2007, respectively, and the automatic conversion of these notes into TIMCO common stock, LJH will have the right to exercise the remainder of the LJH warrant to receive approximately 47,000 additional shares of TIMCO common stock.
     The Company’s President and Chief Operating Officer serves as an officer and director and is a stockholder of Human Performance & Safety Consultants, Inc. (HPSC). HPSC has in the past and continues to provide advisory services to TIMCO. During 2006 and 2005, TIMCO was billed $148,000 and $82,000 respectively, for service rendered by HPSC. No services were performed during fiscal 2004 or 2003. Management believes that the fees paid for these advisory services were no greater than those that would be charged by an unrelated third party and TIMCO’s President and COO received no direct compensation for amounts paid to HPSC for performing services on TIMCO’s behalf.
     Philip B. Schwartz, a member of TIMCO’s Board and the Special Committee, is a stockholder in Akerman Senterfitt, which has in the past and continues to perform legal services for TIMCO. Management believes that the fees paid to Akerman Senterfitt were no greater than those that would be charged by an unrelated third party. TIMCO was billed

$248,000, $707,000, $646,000 and $437,000 for the services rendered by Akerman Senterfitt in the first half of 2006, and during fiscal years 2005, 2004, and 2003, respectively. TIMCO’s board member received no direct compensation from amounts paid to Akerman Senterfitt for performing services on TIMCO’s behalf.
     An entity in which TIMCO’s principal stockholder and TIMCO’s former Chairman and Chief Executive Officer have been involved, purchases aircraft for resale and lease, and TIMCO provided aircraft maintenance service work to that entity. Management believes that services provided to that entity are charged at not less than the rates that would be charged for such services to an unaffiliated third party. During 2005, 2004, and 2003, the billings related to the services that where provided to such entity were approximately $2,203,000, $2,884,000 and $588,000 respectively. During fiscal 2006, TIMCO has not provided any aircraft maintenance service work to this entity.
     Steven Gerard, a member of TIMCO’s board of directors and Special Committee, is the Chairman and CEO of Century Business Services, Inc. (“CBIZ”). CBIZ performed certain consulting services for TIMCO during 2005 and 2004. Management believes that the fees paid to CBIZ were no greater than those that would be charged by an unrelated third party. TIMCO was billed $23,000 and $10,000 for services rendered by CBIZ in 2005 and 2004, respectively. No services were provided during 2006 or 2003. The Company’s director received no direct compensation from amounts paid to CBIZ for performing services on TIMCO’s behalf.
     On September 20, 2005, TIMCO entered into a letter agreement relating to the rights offering and the August 2005 tender offer with Owl Creek. Owl Creek owned at that date $24.9 million of the Senior Notes. In the letter agreement, Owl Creek agreed to tender the Senior Notes that it owned in the August 2005 tender offer and to participate in the rights offering to the full extent of its basic subscription privilege. Owl Creek also agreed in the letter to lock-up the shares that it received in the August 2005 tender offer for 180 days, which lock-up has now expired.
     On April 20, 2006, LJH acquired the Monroe Capital Debt, with the Owl Creek Entities acquiring an approximate 20% participation in those loans. Thereafter, on April 20, 2006, LJH restructured the payment terms of such debt, waived all existing defaults and events of default, and made available to TIMCO a $6 million term loan. See Notes 4 and 10 of the notes to consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2005 included as Annex G to this Information Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     As of August 29, 2006, 21,441,040 shares of TIMCO common stock were outstanding. The following table sets forth certain information regarding the shares of common stock owned of record or beneficially by (1) each person who owns beneficially more than 5% of the outstanding TIMCO common stock, (2) each of TIMCO’s directors and executive officers and (3) all directors and executive officers as a group.

(in thousands)	Shares Beneficially Owned (1)
Name	Number	Percentage

LJH, Ltd. (2) (4)	15,435	71.8%
John R. Cawthron (2) (4)	15,435	71.8%
Owl Creek Asset Management (3) (4)	3,722	17.4%
Steven L. Gerard (5)	26	*
Jack Hersch (6)	4	*
Philip B. Schwartz (7)	6	*
Clyde Kizer (8)	1	*
Leonard Singer (8)	1	*
James H. Tate (8)	1	*
Ron Utecht	0	*
Kevin Carter (9)	3	*
Rick Salanitri (9)	3	*
All directors and executive officers as a group — 11 persons (10)	15,481	71.9%
* Less than one percent.

(1)	Unless otherwise indicated, each person named in the table has the sole voting and investment power with respect to the shares beneficially owned. Further, unless otherwise noted, the address for each person named in this table is c/o TIMCO Aviation Services, Inc. Each of the named persons holding options or warrants to purchase TIMCO common stock has signed an agreement to terminate such rights effective upon the Merger. See “Other Agreements.”

(2)	LJH, which is wholly owned by Mr. Lacy Harber, currently owns 15,385,812 shares of TIMCO common stock, constituting 71.8% of the currently outstanding common stock. LJH has granted a proxy with respect to the voting of these shares to John R. Cawthron, and as a result Mr. Cawthron is also deemed to beneficially own these shares for purposes of the Exchange Act. The number of shares listed includes warrants to purchase: (i) 30,000 shares at exercise prices ranging from $206.40 per share to $1,600 per share, and (ii) 19,000 shares at an exercise price of $42 per share and excludes the LJH Warrant, which grants LJH the right to acquire an additional 47,125 shares at such time as the untendered New Senior and Junior Notes convert into common stock.

(3)	Based on information reported on the Schedule 13D, as amended, filed by Owl Creek on August 2, 2006. The address for Owl Creek is 640 Fifth Avenue, 20th Floor, New York, NY, 10019, Attn: Daniel Sapadin.

(4)	In connection with the Merger, the Investors have entered into a number of agreements with respect to the ownership, voting and disposition of their TIMCO common stock which are described at “Other Agreements.”

(5)	Mr. Gerard holds vested options to purchase 3 shares at exercise prices ranging from $6.00 per share to $73.20 per share.

(6)	Mr. Hersch owns 1 shares individually and holds options to purchase an additional 3 shares at an exercise price ranging from $6.00 per share to $73.20 per share.

(7)	Mr. Schwartz owns 3 shares and holds options to purchase an additional 3 shares at exercise prices ranging from $6.00 per share to $15,800 per share.

(8)	Includes options to purchase 1 share at exercise prices ranging from $6.00 per share to $14.00 per share.

(9)	Vested options to purchase 3 shares at an exercise price of $33.30 per share.

(10)	Includes vested options to purchase an aggregate of 400 shares.

MARKET PRICES OF TIMCO COMMON STOCK AND DIVIDEND POLICY
Trading Market for TIMCO Common Stock
     The following information relates to the trading of TIMCO common stock. At August 29, 2006, there were approximately 3,000 beneficial holders of TIMCO common stock. The high and low last sales prices of TIMCO common stock for each quarter during the two most recent fiscal years as well as for the first, second and third quarters of 2006, as reported by the OTC Bulletin Board, are set forth below:

	HIGH	LOW
2004
First Quarter	$34.80	$24.00
Second Quarter	$32.00	$14.40
Third Quarter	$20.00	$12.00
Fourth Quarter	$20.00	$6.40

2005
First Quarter	$11.60	$5.20
Second Quarter	$7.20	$5.20
Third Quarter	$9.80	$5.60
Fourth Quarter	$6.05	$4.47

2006
First Quarter	$4.70	$3.70
Second Quarter	$4.35	$2.00
Third Quarter (through August 28, 2006)	$3.83	$3.25
No Cash Dividends
     TIMCO has never declared any cash dividends on its common stock, and it is not expected to pay cash dividends in the future. Future profits, if any, will be retained for use in the operation of TIMCO’s business. There are also restrictions in TIMCO’s credit agreements limiting its ability to pay cash dividends. See Note 4 of Notes to Consolidated Financial Statements and Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” in the TIMCO Annual Report on Form 10-K for the year ended December 31, 2005, which is included as Annex G to this Information Statement.
TRANSACTIONS IN TIMCO STOCK
     During the past three years, TIMCO has not made an underwritten public offering of TIMCO common stock for cash that would be required to be registered under the Securities Act or exempt from such registration under Regulation A of the Securities Act, other than in connection with the debt restructuring rights offering and reverse stock split transactions described in “Background of the Merger”. Furthermore, other than as described in “Background of the Merger,” there have not been any purchases of TIMCO common stock during the last two years, or any transactions in TIMCO common stock in the last 60 days, by any of the following:
•	TIMCO or any of its majority-owned subsidiaries,

•	any of TIMCO’s directors or executive officers, in each case, other than pursuant to an exercise of employee stock options, or

•	by Newco or any of the Investors.

FINANCIAL AND OTHER INFORMATION
     See Annex “G” to this Information Statement for TIMCO’s Annual Report on Form 10-K for the year ended December 31, 2005, which includes audited financial statements as of December 31, 2005 and 2004 and for each of the years ended December 31, 2005, 2004 and 2003, Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures About Market Risk.
     See Annex “H” to this Information Statement for TIMCO’s Quarterly Report on Form 10-Q, which included unaudited condensed consolidated financial statements for the three and six months ended June 30, 2006 and 2005 and at June 30, 2006.
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
     This Information Statement and the documents incorporated by reference in this Information Statement contain “forward-looking statements.” These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of TIMCO’s management, based on information currently available. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results or the ability to generate sales, income or cash flow or to pay dividends are forward-looking statements.
     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder value of TIMCO may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond TIMCO’s ability to control or predict. These statements are necessarily based upon various assumptions involving judgments with respect to the future including, among others:
•	the financial health of the U.S. passenger and freight airline industry, and the impact of the financial health of that industry on the maintenance, repair, and overhaul (“MRO”) industry generally and TIMCO’s business specifically;

•	the amount of MRO business being, outsourced by the airline industry in general and TIMCO’s airline customers in particular;

•	factors that affect the financial health and well-being of TIMCO’s airline customers, such as the September 11, 2001 terrorist attacks, the global war on terrorism, and fluctuations in the price of jet fuel;

•	the effect of competition on TIMCO’s business, including the effects of competition on the pricing of the services and goods that TIMCO provides;

•	TIMCO’s ability to achieve gross profit margins at which it can be profitable, including margins on services that TIMCO performs on a fixed price basis and its ability to accurately project costs in a dynamic environment;

•	TIMCO’s ability to generate sufficient working capital from its operations and from available credit facilities to meet its operating requirements and service its indebtedness;

•	TIMCO’s maintaining good relations with its customers and vendors;

•	TIMCO’s ability to fully utilize its hangar space dedicated to maintenance and repair services;

•	TIMCO’s ability to manage its business efficiently and achieve both positive income and cash flow from operations;

•	TIMCO’s ability to attract and retain the services of its executive officers and key employees;

•	TIMCO’s ability to attract and retain a sufficient number of mechanics to perform the maintenance, overhaul and repair services requested by its customers; and

•	future changes in government regulations.
     There is no assurance that any of the actions, events or results of the forward-looking statements will occur or, if any of them do, what impact they will have on TIMCO’s results of operations or financial condition. In view of these uncertainties, stockholders are cautioned not to put undue reliance on any forward-looking statements, and TIMCO expressly disclaims any obligation to update the statements to reflect future events or developments.
     Stockholders should understand that the foregoing important factors, in addition to those discussed elsewhere in this Information Statement or in the documents that are incorporated by reference into this Information Statement, could affect TIMCO’s future results and could cause results to differ materially from those expressed in such forward-looking statements. When considering these matters, please review the risk factors described in the TIMCO Annual Report on Form 10-K for the year ended December 31, 2005 included as Annex G to this Information Statement and in TIMCO’s other filings with the SEC that are incorporated by reference into this Information Statement.
WHERE YOU CAN FIND MORE INFORMATION
     TIMCO currently files annual, quarterly and other reports, proxy statements and other information with the SEC. The SEC maintains an Internet web site that contains reports, proxy and Information Statements and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at http://www.sec.gov. You can find information TIMCO filed with the SEC by reference to its corporate name or to its SEC file number, 1-11775. You may also read and copy any document TIMCO files at the SEC’s public reference room located at:
100 F Street, N.E., Room 1580
Washington, D.C. 20549
     Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges.
     The Merger will result in a “going private” transaction subject to Rule 13e-3 of the Exchange Act. TIMCO and the Investors have filed a Schedule 13E-3 with respect to the Merger. The Schedule 13E-3 contains additional information about TIMCO and the Investors.
     As allowed by SEC rules, this Information Statement does not contain all of the information you can find in the Schedule 13E-3 or the exhibits to the Schedule 13E-3, parts of which are omitted as permitted by the rules and regulations of the SEC. Statements contained in this Information Statement about the provisions or contents of any document are only summaries. If SEC rules require that any document be filed as an exhibit to the Schedule 13E-3, you should refer to that document for its complete contents.
     Amendments to the Schedule 13E-3 will be filed that will incorporate by reference any Exchange Act documents that are filed after the date of this Information Statement.
     A copy of any document incorporated by reference in this Information Statement and any exhibit specifically incorporated by reference in those documents, will be provided to you, without charge, by written or oral request directed to the following address and telephone number:

TIMCO Aviation Services, Inc.
623 Radar Road
Greensboro, North Carolina 27410
Attention: Chief Financial Officer
(336) 668-4410
     You should rely only on the information contained or incorporated by reference in this Information Statement. No one has been authorized to provide you with information that is different from what is contained in this Information Statement. You should not assume that the information contained in this Information Statement is accurate as of any date other than the date on the cover, and neither the mailing of the Information Statement to stockholders nor the payment of the Merger Consideration pursuant to the Merger will create any implication to the contrary.
     Amendments to the Schedule 13E-3 will be filed that will incorporate by reference any Exchange Act documents that are filed after the date of this Information Statement.
THE BOARD OF DIRECTORS
Dated: ___, 2006

TIMCO Aviation Services, Inc.
623 Radar Road
Greensboro, North Carolina 27410
(336) 668-4410

TAS Holdings, Inc.	LJH, Ltd.	Owl Creek Asset Management, Inc.
c/o Cawthron, Womack & Coker, P.C.	377 Neva Lane	640 Fifth Avenue
First Waco Center	Denison, Texas 75020	20th Floor
1700 N. Valley Mills Drive	(903) 465-6937	New York, NY 10019
Waco, Texas 76714		(212) 688-2550
(817) 776-3871

Annex “A”
AGREEMENT AND PLAN OF MERGER
among
TAS HOLDING, INC.
and
TIMCO AVIATION SERVICES, INC.
Dated as of July 31, 2006

- i -

(continued)

- ii -

(continued)

- iii -

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER, dated as of July 31, 2006 (this “Agreement”), is among TAS HOLDING, INC., a Delaware corporation (“TAS”), and TIMCO AVIATION SERVICES, INC., a Delaware corporation (the “Company”).
     WHEREAS, the Board of Directors of TAS, a Special Committee (the “Special Committee”) of the Board of Directors of the Company (with authority delegated by the Board of Directors of the Company, hereinafter the “Company Board”), and the Company Board have each determined that it is in the best interests of their respective stockholders to enter into this Agreement providing for the merger (the “Merger”) of TAS with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein;
     WHEREAS, the Special Committee has recommended that the Company Board approve this Agreement and declare its advisability and approve the Merger in accordance with the DGCL, upon the terms and subject to the conditions set forth herein;
     WHEREAS, the Boards of Directors of TAS and the Company Board have each approved this Agreement and declared its advisability and approved the Merger in accordance with the DGCL upon the terms and subject to the conditions set forth herein;
     WHEREAS, pursuant to a Restructuring Agreement dated as of April 16, 2006 between the Company, TAS and the TAS Stockholders (the “Restructuring Agreement”) the TAS Stockholders acquired from Monroe Capital Advisors LLC indebtedness of the Company in the approximate amount of $18.4 million (the “Monroe Debt”) and amended the terms of the Monroe Debt to decrease the interest rate and fees payable thereunder and to waive certain existing events of default under the Monroe Debt for the benefit of the Company and advanced to the Company additional working capital in the amount of $6.0 million thereunder (the “Term C Loan” and together with the Monroe Debt, the “LJH Debt”), which in turn allowed the Company to amend the terms of its indebtedness to CIT Group/Business Credit, Inc. (the “CIT Debt”) to resolve certain existing events of default and to increase the amount of funding available under that facility;
     WHEREAS, TAS and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;
     WHEREAS, capitalized terms not defined in the context in the Section in which they first appear shall have the meanings set forth in Section 8.03.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, TAS and the Company hereby agree as follows:

ARTICLE I
THE MERGER
     SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined below), TAS shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of TAS shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
     SECTION 1.02. Closing.
     (a) Location and Time. The closing of the Merger (the “Closing”) shall take place no later than the second Business Day after satisfaction or waiver (as permitted by this Agreement and applicable Law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article VI (the “Closing Date”), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Bracewell & Giuliani LLP, 500 N. Akard, Suite 4000, Dallas, Texas 75201, unless another place is agreed to in writing by the parties hereto.
     (b) Closing Deliveries. At the Closing, including any Closing contemplated by Section 5.04 of this Agreement, the Company and TAS shall make the following deliveries:
     (i) The Company shall deliver to TAS a certificate of the Chief Executive Officer or Chief Operating Officer and the Chief Financial Officer of the Company, certifying that:
(A) the representations and warranties of the Company set forth in this Agreement, disregarding all materiality and Company Material Adverse Effect qualifiers (except as set forth in Section 2.07(b)), are true and correct, in each case as of the date of this Agreement and at and as of the Effective Time, as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event as of such specified date), except for failures to be true and correct which would not, individually or in the aggregate, have a Company Material Adverse Effect and which result, or would reasonably be expected to result, in costs or losses to the Company, together with any costs or losses to the Company referenced in Subsection (B) next following, aggregating in excess of $5 million, in each case determined on the basis of cash out-of-pocket costs to the Company and its Subsidiaries;
(B) the Company has performed in all material respects each of the obligations, and complied in all material respects with each of the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Closing, provided that each of such obligations, agreements and covenants shall be deemed to have been performed in all material respects so long as the costs or losses to the Company arising from any breach of any thereof, or which would reasonably be expected to result in costs or losses to the Company, together with costs or losses to the Company referenced in Subsection (A) above, do not in the aggregate exceed $5 million, in each case determined on the basis of cash out-of-pocket costs to the Company and its Subsidiaries; and

(C) There has not occurred a Closing Material Adverse Effect.
     (ii) The Company shall deliver to TAS an executed original copy of the fairness opinion from Houlihan Lokey Howard & Zukin as described in Section 2.18 that has not been withdrawn.
     (iii) The Company shall deliver to TAS an executed original copy of the opinion of Akerman & Senterfitt LLP, counsel to the Company, as to the matters addressed in Sections 2.01(a) and (c), 2.03, 2.04 and 2.05, in form and substance reasonably acceptable to TAS and its counsel.
     (iii) TAS shall deliver to the Company a certificate of the Chief Executive Officer of TAS, certifying that:
(A) the representations and warranties of TAS set forth in this Agreement, disregarding all materiality and TAS Material Adverse Effect qualifiers, are true and correct, in each case as of the date of this Agreement and at and as of the Effective Time, as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event as of such specified date), except for failures to be true and correct which would not, individually or in the aggregate, reasonably be expected to have a TAS Material Adverse Effect; and
(B) TAS has performed in all material respects each of the obligations, and complied in all material respects with each of the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing.
     SECTION 1.03. Effective Time. At the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by the parties hereto and specified in the Certificate of Merger) being the “Effective Time”).
     SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and TAS shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and TAS shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
     SECTION 1.05. Certificate of Incorporation; By-laws. At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth in Exhibit A hereto, until thereafter amended in accordance with its terms and applicable Law. At the Effective Time, the By-laws of the Surviving Corporation shall be amended in their entirety to read as set forth in Exhibit B hereto, until thereafter duly amended in accordance with their terms and applicable Law.

     SECTION 1.06. Directors and Officers. The directors of TAS immediately prior to the Effective Time shall, at the Effective Time, become the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
     SECTION 1.07. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of TAS, the Company or the holders of any of the following securities:
     (a) each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”, and such shares, “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 1.07(b) and any Dissenting Shares) shall be canceled and shall be converted automatically into the right to receive $4.00 in cash, without interest (the “Per Share Merger Consideration”);
     (b) each Share held in the treasury of the Company and each Share owned by TAS or its stockholders immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and
     (c) each share of common stock, par value $0.001 per share, of TAS issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation (“Surviving Corporation Shares”).
     SECTION 1.08. Treatment of Options, Warrants
     (a) Termination. Between the date of this Agreement and the Effective Time, the Company shall take all necessary action (which shall be effective as of the Effective Time) to:
     (i) terminate (effective as of the Effective Time) each of the Company’s stock option plans and restricted stock purchase plans, including but not limited to those included on Disclosure Schedule 2.03, and, to the extent that it may legally do so, to terminate each stock option agreement and restricted stock purchase agreement granted otherwise than under such plans, each as amended through the date of this Agreement (collectively, the “Company Stock Plans”); and
     (ii) cancel, as of the Effective Time, each outstanding option to purchase Shares of Company Common Stock granted under the Company Stock Plans (each, a “Company Stock Option”) that is outstanding and unexercised, whether or not vested or exercisable, as of such date (in each case, without the creation of additional liability to the Company or any of its Subsidiaries) and each right to purchase Company Stock under any restricted stock purchase plan, to the extent that it may legally do so.

     (b) Treatment of Outstanding Options, Warrants, Conversion Rights.
     (i) As of the Effective Time, each holder of a Company Stock Option that is not cancelled by agreement with the Company on or immediately prior to the Effective Time pursuant to Section 1.08(a) shall be entitled to receive from the Surviving Corporation an amount of cash, without interest (the “Option Consideration”), equal to the product of:
     (A) the total number of Shares subject to such Company Stock Option, multiplied by
     (B) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share of such Company Stock Option (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less applicable withholding taxes, and upon payment of such amount to the holder of a Company Stock Option, such Company Stock Options will be deemed cancelled and of no further legal effect; provided that with respect to the 47,083 Shares issuable pursuant to the LJH Warrant, (as defined in the Company SEC Reports, the “LJH Warrant”), such payment shall be due upon the conversion of the Company Convertible Debt into Shares in accordance with the terms of the Company Convertible Debt and the LJH Warrant.
     (ii) As of the Effective Time, each holder of a warrant or other right to purchase Shares that is not cancelled by agreement with the Company on or immediately prior to the Effective Time pursuant to Section 1.08(a) (a “Company Stock Purchase Right”) having an exercise or purchase price that is less than the Per Share Merger Consideration shall be entitled to receive from the Surviving Corporation an amount of cash, without interest (the “Purchase Right Consideration”), equal to the product of:
     (A) the total number of Shares subject to such Company Stock Purchase Right, multiplied by
     (B) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share of such Company Stock Purchase Right (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less applicable withholding taxes, and upon payment of such amount to the holder of a Company Stock Purchase Right, such Company Stock Purchase Right will be deemed cancelled and of no further legal effect.
     (iii) As of the Effective Time, each holder of a Company Stock Option that is not cancelled by agreement with the Company on or immediately prior to the Effective Time pursuant to Section 1.08(a) and which has an exercise price per Share that is equal to or greater than the Per Share Merger Consideration shall, as of the Effective Time of the Merger, be entitled to an aggregate payment of $100.00 in cash with respect to all such Company Stock Options held as of the Effective Time, and all such Company Stock Options shall be deemed cancelled and of no further force or effect upon such payment.
     (iv) The right to receive Shares upon conversion at maturity pursuant to the Company’s 8% Senior Subordinated Convertible PIK Notes due December 31, 2006 issued pursuant to an Indenture, dated as of February 28, 2002, among TIMCO Aviation Services, Inc., the Trustee and the Subsidiary Guarantors named therein, as amended, and the Company’s 8% Junior Subordinated Convertible PIK Notes due January 1, 2007, issued pursuant to an Indenture, dated as of September 20, 2002, among TIMCO, the Trustee and the Subsidiary

Guarantors named therein, as amended (together, the “Company Convertible Debt”), will be unchanged by the Merger and will continue to exist pursuant to such Indentures, such that each right to receive a Share pursuant to such Indentures prior to the Merger will after the Merger represent the right to receive one share of common stock, $.001 par value per share, of the Surviving Corporation.
     (v) To the extent that the right to receive Shares upon exercise of any Company Stock Option or Company Stock Purchase Right is not extinguished upon the effectiveness of the Merger pursuant to this Section 1.08, each right to receive a Share pursuant to such Company Stock Option or Company Stock Purchase Right prior to the Merger will, after the Merger, represent the right to receive one share of common stock, $.001 par value per share, of the Surviving Corporation.
     (c) Consents to Transaction. The Company agrees to use its reasonable best efforts to obtain written agreements from each holder of a Company Stock Option to accept the treatment described in Section 1.08(b) with respect to such Company Stock Option.
     SECTION 1.09. Dissenting Shares.
     (a) Right. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of Shares who have not voted in favor of or consented to the Merger and who have properly demanded appraisal for such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration, and the holders thereof shall be entitled to receive the “fair value” of such Shares as provided in Section 262 of the DGCL; provided, however, that if, after the Effective Time, any such stockholder of the Company shall fail to perfect or shall effectively waive, withdraw, or lose such stockholder’s rights under Section 262 of the DGCL, such stockholder’s Shares shall no longer be considered Dissenting Shares for the purposes of this Agreement and shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Per Share Merger Consideration without any interest thereon.
     (b) Notice of Demand. The Company shall give TAS prompt notice of any notice received by the Company of intent to demand appraisal of any Shares, withdrawals of such notices and any other instruments served pursuant to Section 262 of the DGCL and received by the Company. TAS shall have the right to participate in and to direct all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of TAS or as otherwise required by an order, decree, ruling or injunction of a court of competent jurisdiction, make any payment with respect to any such exercise of appraisal rights or offer to settle or settle any such rights.
     SECTION 1.10. Surrender of Shares; Payment; Stock Transfer Books.
     (a) Escrow. Pursuant to the Escrow Agreement, dated July 31, 2006, by and among the Company, TAS and American Bank of Texas (the “Escrow Agent”) in the form attached hereto as Exhibit C (the “Escrow Agreement”), TAS has deposited $10,006,524 in cash of its funds from which the Per Share Merger Consideration will be paid.

     (b) Paying Agent. TAS shall on or before the Effective Time designate by written notice to the Company a bank or other financial institution to act as agent (the “Paying Agent”), which Paying Agent shall be reasonably acceptable to the Company, to receive certificates evidencing Company Common Stock and to disburse the Per Share Merger Consideration from the funds held pursuant to the Escrow Agreement and the funds to which holders of Company Stock Options and Company Stock Purchase Rights shall become entitled pursuant to Section 1.07 or Section 1.08, as applicable. Until used for that purpose, the funds shall be invested by the Paying Agent, as jointly directed by TAS and the Company prior to the Effective Time, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services Inc. or Standard & Poor’s Corporation, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has a combined capital surplus aggregating more than $500 million (based on the most recent financial statements of the banks which are then publicly available at the Securities and Exchange Commission (the “SEC”) or otherwise), or in mutual funds investing solely in one or more of the foregoing; provided that no such investment or losses thereon shall affect the Per Share Merger Consideration payable to former stockholders of the Company or the Option Consideration or Purchase Right Consideration payable to former holders of Company Stock Options or Company Stock Purchase Rights. The Surviving Corporation shall promptly provide additional funds to the Paying Agent for the benefit of the former holders of Shares (other than TAS and the TAS Stockholders) and former holders of Company Stock Options and Company Stock Purchase Rights in the amount of any such losses to the extent necessary to satisfy the Surviving Corporation’s obligations under this Article I. All interest accrued on funds held pursuant to the Escrow Agreement and by the Paying Agent shall be for the benefit of TAS, prior to the Effective Time, and for the benefit of the Surviving Corporation after the Effective Time, and not for the benefit of any holder of securities of the Company.
     (c) Termination of Agreement. Upon any termination of this Agreement in accordance with the provisions of Section 7.01 hereof prior to the Effective Time, the funds held pursuant to the Escrow Agreement and all accrued interest thereon will, subject to the disposition of any claim that the Company may make in writing to TAS in connection with an alleged breach of this Agreement by TAS, be promptly repaid to the TAS Stockholders as provided in the Escrow Agreement and the Company will execute such documentation as is required by the Escrow Agreement or as may be requested by TAS or the Escrow Agent in order to effect the termination of the escrow and return of such funds.
     (d) Exchange of Certificates. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 1.07(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefore the Per Share Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Per Share Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of TAS that such taxes either have been paid or are not applicable. If any holder of Shares is unable to surrender such holder’s Certificates because such Certificates have been lost, stolen, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation. Comparable procedures shall be established to disburse the Option Consideration and the Purchase Right Consideration.
     (e) Delivery; Escheat. At any time following the six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to the persons (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it) entitled thereto pursuant to this Agreement, and, thereafter, such holders shall look solely to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) with respect to any Per Share Merger Consideration, Option Consideration or Purchase Right Consideration that may be payable upon due surrender of the Certificates held by them or satisfaction of the other requirements set forth in this Agreement. Notwithstanding the foregoing, neither the Surviving Corporation, TAS nor the Paying Agent shall be liable to any person for any Per Share Merger Consideration, Option Consideration or Purchase Right Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar Law. Any such amounts remaining unclaimed two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.
     (f) Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law.
     (g) Satisfaction. All Per Share Merger Consideration paid upon the surrender for exchange of Certificates, all Option Consideration paid in respect of Company Stock Options and all Purchase Right Consideration paid in respect of Company Stock Purchase Rights, in each case in accordance with the terms of this Article I, shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates,

Company Stock Options or Company Stock Purchase Rights, as applicable. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article I, except as otherwise provided by Law.
     (h) Tax Deduction; Withholding. Each of the Surviving Corporation, the Paying Agent or TAS shall be entitled to deduct and withhold from any amounts otherwise payable hereunder to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Federal, state, local or foreign tax Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
     (i) Adjustment of Merger Consideration. Notwithstanding anything in this Agreement to the contrary, but subject to Section 4.01, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Per Share Merger Consideration, the Option Consideration and the Purchase Right Consideration and any other dependent items shall be appropriately adjusted to provide to the holders of Company Common Stock or rights to acquire such Company Common Stock and the parties hereto the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration, the Option Consideration and the Purchase Right Consideration or other dependent item, subject to further adjustment in accordance with this sentence.
     SECTION 1.11. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or TAS acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or TAS, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to TAS, except as set forth on the applicable portion of the disclosure schedule delivered by the Company to TAS (the “Company Disclosure Schedule”), that

     SECTION 2.01. Organization and Qualification; Subsidiaries.
     (a) Organization. Each of the Company and each Subsidiary of the Company is a corporation or other form of legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation or other form of legal entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     (b) Subsidiaries. All of the capital stock of, or other equity interests in, each Subsidiary of the Company are owned by the Company, directly or through one or more directly or indirectly wholly owned Subsidiaries of the Company, free and clear of all encumbrances or other restrictions (other than restrictions under applicable securities laws and pledges of such securities pursuant to the CIT Debt and LJH Debt). All of the capital stock or other equity interests in each such Subsidiary are validly issued, fully paid and nonassessable. The Company does not own or have any right to acquire any ownership interest in, or debt or equity security of, any Person.
     (c) Power. Each of the Company and each of its Subsidiaries has the requisite power and authority as a corporation or other legal entity in all material respects to own, lease and operate its properties and to carry on its respective businesses as they are now being conducted.
     SECTION 2.02. Certificate of Incorporation and By-laws. The Company has heretofore furnished or made available to TAS a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and any of its Subsidiaries which TAS has requested be delivered to it. All certificates of incorporation, By-laws or equivalent organizational documents of the Company and its Subsidiaries are in full force and effect.
     SECTION 2.03. Capitalization.
     (a) Authorized Stock. The authorized capital stock of the Company consists of 101,000,000 shares, of which 100,000,000 are designated as Common Stock and 1,000,000 are designated as Preferred Stock. As of the date of this Agreement, 21,441,040 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable and none are held in treasury. Except as set forth in Section 2.03 of the Company Disclosure Schedule, which Schedule sets forth the name of the holder of each option, warrant or other right to purchase capital stock of the Company, the number of Shares that may be purchased by such holder and the price per Share at which such Shares may be purchased, there are (i) no options, warrants, agreements, or other arrangements of any character that are binding on the Company or any of its Subsidiaries that obligate the Company or any of its Subsidiaries to issue, sell, redeem, repurchase or exchange any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any interest convertible into or exchangeable or exercisable for any such capital stock or other equity interests, (ii) no voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is bound with respect to the voting of any such capital stock or other equity interests, (iii) no contractual obligations or commitments restricting the transfer of, or requiring the registration for sale of, any such capital stock or other equity interests and (iv) no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of the Company may vote (whether or not dependent on conversion or other triggering event). The Company Common Stock is not subject to statutory preemptive rights.
     (b) Stock Plans. The Company has made available to TAS accurate and complete copies of all Company Stock Plans pursuant to which the Company has granted the Company Stock Options that are currently outstanding. All Shares subject to issuance prior to the Closing as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.
     SECTION 2.04. Authority Relative to the Transactions. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement and the Merger by the holders of a majority of the then outstanding shares of Company Common Stock (the “Company Stockholder Approval”), if necessary, and the filing and recordation of the certificate of merger as required by the DGCL). The approval and adoption of this Agreement and the Merger by the holders of a majority of the then outstanding shares of Company Common Stock and the filing and recordation of the certificate of merger as required by the DGCL are the only actions required under the DGCL and applicable Delaware Law to authorize the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity). The Company Board, at a meeting duly called and held, and acting in accordance with the unanimous recommendation of the Special Committee, has:
     (a) determined that this Agreement and the Merger contemplated hereby as well as the Company Stock Purchase. and any additional agreements entered into pursuant to the same (collectively, the “Transactions”) are fair to, and in the best interests of, the Company and the holders of Shares (other than TAS and the TAS Stockholders);
     (b) approved, adopted and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with the DGCL and the Company’s Certificate of Incorporation); and

     (c) resolved, subject to Section 5.06(d), to recommend that the holders of Shares approve and adopt this Agreement and the Merger (the “Company Recommendation”).
     SECTION 2.05. No Conflict; Required Filings and Consents.
     (a) No Conflict. The execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement and the consummation of the Transactions by the Company do not and will not:
     (i) violate the Certificate of Incorporation or By-laws or any equivalent organizational documents of the Company or any of its Subsidiaries;
     (ii) violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; or
     (iii) except as set forth on Section 2.05 of the Company Disclosure Schedules, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, require consent of or notification to any counterparty under, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of any of them is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or with respect to agreements for which consents have been obtained.
     (b) Government Approval. The execution, delivery, and performance of this Agreement by the Company and the consummation of the Transactions by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Authority”), except for (i) those required under or in relation to (A) the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), (B) compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (C) the DGCL with respect to the filing of the Certificate of Merger and (D) rules such as may be required under any applicable state securities or blue sky laws and (ii) such other consents, permits, approvals, orders or authorizations the failure of which to obtain which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     SECTION 2.06. SEC Filings; Financial Statements.
     (a) Company SEC Reports. The Company has filed or furnished, as the case may be, all forms, reports, registration statements and other documents required to be filed or furnished by it with the SEC since December 31, 2004, and has heretofore made available to TAS:
     (i) its Annual Reports on Form 10-K, as amended, for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005, respectively;
     (ii) its Quarterly Reports on Form 10-Q for the period ended March 31, 2006;
     (iii) all proxy statements relating to the Company’s meetings of stockholders (whether annual or special) held since December 31, 2004; and
     (iv) all other forms, reports, registration statements and other documents filed by the Company with the SEC since December 31, 2004 and prior to the Effective Time.
     (The forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii) and (iv) above are collectively referred to herein as the “Company SEC Reports”.) The Company SEC Reports were prepared in accordance with the applicable requirements of the Exchange Act and the Securities Act, and the rules and regulations promulgated thereunder. The Company SEC Reports, as of their respective dates (and, in the case of any Company SEC Report that is a registration statement, as of the date such registration statement became effective), did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All Company SEC Reports, as of their respective dates, complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received by the Company from the SEC staff with respect to the SEC Reports. None of the Company’s Subsidiaries are reporting companies under the Securities Act or the Exchange Act.
     (b) Financial Statements. Each of the audited consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles in effect as of the date of such financial statements (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein. Each of the unaudited interim consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject to normal period-end adjustments which, individually or in the aggregate, were not and will not be material (or, in the case of such interim consolidated financial statements for periods ending prior to April 1, 2006, to the Company’s Knowledge were not, individually or in the aggregate, material)).
     (c) Sarbanes-Oxley Act. Since the adoption of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated thereunder and under the Exchange Act that are applicable to it.
     (d) Liabilities. Except for any liabilities or obligations disclosed in the Company SEC Reports and liabilities not disclosed therein but which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liability or obligation (whether known, unknown, accrued, absolute, contingent or otherwise):
     (i) except to the extent reflected, reserved for or disclosed in the consolidated balance sheet of the Company and its consolidated subsidiaries as at December 31, 2005, as set forth in the Company’s 2005 10-K; or
     (ii) that were incurred in the ordinary course of business consistent with past practice since December 31, 2005.
     SECTION 2.07. Absence of Certain Changes or Events. Since March 31, 2006, except as set forth in Section 2.07 of the Company Disclosure Schedule or in the Company SEC Reports, or as expressly contemplated by this Agreement:
     (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice;
     (b) there has not been any event, circumstance, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect;
     (c) except in the ordinary course of business or as disclosed hereunder, there has not been any material increase in the compensation payable or which could become payable by the Company and its Subsidiaries to their officers or key employees, or any amendment of any compensation and benefit plans resulting in a material increase in payments thereunder;
     (d) there has not been any issuance or agreement to issue shares of Company Common Stock, other than to the Company’s directors pursuant to the Company’s option plan applicable to them;
     (e) any material change in financial or tax accounting methods, principles or practices by the Company or any of its Subsidiaries except insofar as may have been required by a change in GAAP or Law and have been disclosed in Company SEC Reports;
     (f) any material Tax election by the Company or any of its Subsidiaries or settlement or compromise by the Company or any of its Subsidiaries of any material Tax liability or refund; and

     (g) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a material breach of, or require a consent under, any of the covenants set forth in Section 4.01.
     SECTION 2.08. Absence of Litigation. Except as set forth in the Company SEC Reports or in Section 2.08 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding, arbitration or investigation (an “Action”), or any judgments, decrees, injunctions, rules or orders of any Governmental Authority pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, except for any of the foregoing that if decided adversely to the Company or its Subsidiaries would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     SECTION 2.09. Employee Benefit Plans.
     (a) Plans. Except as set forth in Section 2.09(a) of the Company Disclosure Schedule, the Company does not have any material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) which are not disclosed in the Company SEC Reports or any bonus, stock option, stock purchase, restricted stock, phantom stock or other equity based compensation incentive, deferred compensation, excess benefit, retiree medical or life insurance, supplemental retirement, severance, salary continuation, pension, profit sharing, savings, retirement, disability, insurance, Section 125 “cafeteria” or “flexible” benefit, vacation, sick leave, employee loan, educational assistance, change in control, termination or any other similar fringe or employee benefit plans, programs or arrangements, or any employment, retention, termination, severance or other contracts or agreements, that cover any of the current or former employees, officers, or directors of the Company or any of its Subsidiaries and with respect to which the Company or any of its Subsidiaries has any material liability or obligation or which are maintained, contributed to or sponsored by the Company or any of its Subsidiaries (collectively, the “Plans”). Neither the Company, nor any employer that would be considered a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code, contributes, nor within the six-year period ending on the date hereof has any of them contributed or been obligated to contribute, to any plan, program or agreement which is a “multiemployer plan” (as defined in Section 3(37) of ERISA), which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, or which is maintained outside the jurisdiction of the United States. Except as set forth in Section 2.09(a) of the Company Disclosure Schedule, no Plan provides or permits the provision of, medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder (“COBRA”) or other applicable Law, and at the sole expense of the employee or former employee. The Company may amend or terminate any Plan (other than an employment agreement or any similar agreement that cannot be terminated without the consent of the other party) at any time without incurring material liability thereunder, other than in respect of accrued and vested obligations and medical or welfare claims incurred prior to such amendment or termination. The Company has no plan, contract or commitment, whether legally binding or not, to create any additional employee benefit or compensation plans, policies or arrangements or, except as may be required by Law, to modify any Plan.
     (b) Plan Compliance. Each Plan has been maintained, operated and administered in material compliance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and the Subsidiaries have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and to the Company’s Knowledge, no other party is in default or violation of, any Plan, and there are no pending or, to the Company’s Knowledge, threatened claims, lawsuits or arbitrations (other than routine claims for benefits), relating to any of the Plans, or the assets of any trust for any Plan. With respect to each Plan, the Company has complied in all material respects with the applicable health care continuation and notice provisions of COBRA and the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder (“HIPAA”), including, but not limited to, the applicable requirements concerning the privacy, security, and/or electronic transmission of health information. Neither the Company or any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective directors, officers, employees or agents has, with respect to any Plan, engaged in or been a party to any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company or any of its Subsidiaries or any Plan.
     (c) Payments. There will be no material payment, accrual of additional benefits, acceleration of payments or vesting of any benefit under any contract, agreement, plan or other arrangement, whether or not a Plan, and no employee, officer or director of the Company or any of the Subsidiaries will become entitled to any severance, termination pay or similar payments or benefits in connection with the Transactions (either alone or in combination with any other event), other than as specifically provided for in this Agreement and set forth on Section 2.09(c) of the Company Disclosure Schedule. No payment, accrual of additional benefits, acceleration of payments or vesting of any benefit under this Agreement, any Plan or similar agreement or arrangement between the Company or any of its Affiliates and any “disqualified individual” (as such term is defined in Section 280G of the Code) could constitute an “excess parachute payment” (as such term is defined in Section 280G of the Code) in connection with the transactions contemplated by this Agreement (either alone or in combination with any other event) except as set forth on Section 2.09(e) of the Company Disclosure Schedules, and any such payment, accrual or acceleration has been waived by the “disqualified individual.”. No amounts payable under any Plan or otherwise will fail to be deductible to the Company, the Surviving Corporation or their Subsidiaries for federal income tax purposes by virtue of Section 162(m).
     (d) Contributions. All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates, with such exceptions as would not have a Company Material Adverse Effect. All liabilities or expenses of the Company or its Subsidiaries in respect of any Plan (including workers compensation) which have not been paid, have been properly accrued on the Company’s most recent financial statements in compliance with GAAP.

     (e) Plan Actions. Prior to the date of this Agreement, for each Company Stock Plan, the committee of the Company Board or other body authorized to administer and interpret such Company Stock Plan has made the determination and directed, in each case in accordance with the terms of such Company Stock Plan, that the Company Stock Options shall be treated as set forth in Section 1.08(a) and Section 1.08(b) of this Agreement.
     SECTION 2.10. Property; Title to Assets.
     (a) Owned Real Property. The Company and its Subsidiaries do not own any real property or fee simple interest in real property having a value, in the aggregate, in excess of $5,000,000.
     (b) Leases. Section 2.10(b) of the Company Disclosure Schedule lists each lease, sublease or license for each parcel of real property currently leased, subleased or licensed by the Company or any of its Subsidiaries (the “Material Leased Real Property”) which requires annual lease payments in excess of $1 million, true and correct copies of which, together with any assignments, guaranties and amendments, have been made available to TAS. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all such current leases, subleases and licenses relating to Material Leased Real Property are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any of its Subsidiaries or, to the Company’s Knowledge, by the other party to such lease, sublease or license.
     (c) Liens. Except as disclosed in Section 2.10(a) or 2.10(b) of the Company Disclosure Schedule, the Company and the Subsidiaries own or have valid leasehold fee interests in each of their respective properties and assets having a fair value of more than $1 million, free and clear of all encumbrances except for defects in title, easements, encroachments, restrictive covenants and similar encumbrances or impediments that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein other than options for renewal of Material Leased Real Property for the benefit of the Company or its applicable Subsidiary.
     (d) Entire Interest. Except as set forth in Section 2.10(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has vacated or abandoned any portion of the Material Leased Real Property or given notice to any third party of their intent to do the same.
     (e) Condemnation. Except as set forth on Section 2.10(e) of the Company Disclosure Schedule, neither the Company nor any applicable Subsidiary of the Company has received written notice of an expropriation or condemnation proceeding pending, threatened or proposed against the Material Leased Real Property.

     SECTION 2.11. Taxes
     (a) Tax Returns. The Company and its Subsidiaries have properly prepared and timely filed (or caused to be timely filed) all material Tax Returns required to be filed by or with respect to them and have fully and timely paid and discharged, or adequately provided for in the financial statements included in the Company SEC Reports, all material Taxes required to be paid or discharged (whether or not shown on such Tax Returns) and have made adequate provision for any taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before the date of this Agreement. Except as set forth in Section 2.11(a) of the Company Disclosure Schedule, all such Tax Returns (including information provided therewith or with respect thereto) are true, correct and complete in all material respects. Neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax for any taxable period and no request for any such waiver or extension is currently pending. All amounts of Taxes required to be withheld by or with respect to the Company or any of its Subsidiaries have been timely withheld and remitted in all material respects to the applicable Governmental Authority. The Company and its Subsidiaries have each complied in all material respects with all Tax information reporting provisions under applicable laws. Except as set forth in Section 2.11(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any indemnification, allocation or sharing agreement with respect to Taxes or has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income tax returns of which the Company is the common parent) under Treasury Regulation Section 1.1502-6, Treasury Regulation Section 1.1502-78 or any similar state, local or foreign Laws, as a transferee or successor, or otherwise. The Company and its Subsidiaries have made available to TAS correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.
     (b) Audits. There are no pending or, to the Knowledge of the Company, threatened in writing, audits, examinations, investigations or other proceedings in respect of any Tax matter of the Company or any of its Subsidiaries. No Governmental Authority has given notice of its intention to assert any deficiency or claim for additional Taxes against the Company or any of its Subsidiaries. All material deficiencies for Taxes asserted or assessed against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the Company SEC Reports.
     (c) Tax Liens. There are no Tax liens upon any property or assets of the Company or any of the Subsidiaries except for statutory liens for current Taxes not yet due and payable and for such liens, which individually or in the aggregate, would not exceed $500,000.
     (d) Section 355. Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

     (e) Tax Adjustments. Except as set forth in Section 2.11(e) of the Company Disclosure Schedule, there are no adjustments of Taxes of the Company or any of its Subsidiaries made by the IRS which are required to be reported to any state, local, or foreign Taxing authorities that have not been so reported.
     (f) Closing Agreements. Neither the Company nor any of its Subsidiaries has executed or entered into a closing agreement under Section 7121 of the Code or any similar provision of state, local or foreign Laws, and neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the Internal Revenue Service or comparable ruling of any other taxing authority.
     (g) Employee Remuneration. There is no Contract, plan or arrangement covering any Person that, individually or in the aggregate, could give rise to the payment of any amount that would not be deductible by TAS, the Company or any of their respective Subsidiaries by reason of Section 162(m) of the Code.
     (h) Reportable Transactions. Neither the Company nor any of its Subsidiaries has entered into any transaction that constitutes (i) a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b), (ii) a “confidential tax shelter” within the meaning of Treasury Regulation § 301.6111-2(a)(2) or a “potentially abusive tax shelter” within the meaning of Treasury Regulation § 301.6112-1(b).
     SECTION 2.12. Material Contracts.
     (a) List of Contracts: Section 2.12(a) of the Company Disclosure Schedule sets forth a true and complete list of each material contract and agreement of the following types to which the Company or any of its Subsidiaries is a party or is bound by, or to which any of the assets of the Company or its Subsidiaries are subject (such contracts and agreements as are required to be set forth in Section 2.12(a) of the Company Disclosure Schedule and as are disclosed in the Company SEC Reports being the “Material Contracts”):
     (i) all “material contracts” (as such term is defined in Item 601 (b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries that are not disclosed in the Company SEC Reports;
     (ii) all material contracts and agreements relating to issuances of securities of the Company or any of its Subsidiaries (and all letters of intent, term sheets and draft agreements relating to any such pending transactions);
     (iii) all material contracts and agreements relating to indebtedness for borrowed money or capitalized lease obligations, in each case for which the Company or any of its Subsidiaries is primarily or secondarily liable, or which are secured by assets of the Company or any of its Subsidiaries, and in each case in an amount in excess of $1,000,000 that are not disclosed in the Company SEC Reports;
     (iv) all material contracts and agreements (A) containing any non-compete covenant or other covenant limiting the right of the Company or any of its Affiliates (or, after the Effective Time, TAS or its Affiliates) to engage in any line of business or to make use of any Intellectual

Property Rights or (B) containing any material exclusive or sole supplier arrangement, or other exclusive business arrangement, to which the Company or any of its Affiliates is (or, after the Effective Time, TAS or its Affiliates would be) subject;
     (v) material lease agreements relating to leased facilities of the Company and its Subsidiaries located in Greensboro, NC, Lake City FL, Oscoda MI, Macon GA and Pacoima CA;
     (vi) material contracts and agreements between any of the Company and its Subsidiaries and Boeing and Airbus or their Affiliates;
     (vii) material contracts and agreements between the Company and its Subsidiaries and Delta Airlines, Inc., United Air Lines, America West Airlines/U.S. Airways and Federal Express;
     (viii) all other material contracts and agreements providing for payments by or to the Company or any of its Subsidiaries, or the guarantee (whether or not contingent) by the Company or any of its Subsidiaries of obligations of any third party, in excess of $1,000,000 and not made in the ordinary course of business, or which are otherwise material to the Company or any of its Subsidiaries or the conduct of its and their respective businesses, or the absence of which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     (b) Validity; Default.
     (i) Each Material Contract is valid and in full force and effect and enforceable against the Company or its applicable Subsidiary and against each other party thereto, in accordance with its terms; and
     (ii) (A) neither the execution of this Agreement nor the consummation of the Merger shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect, in each case, in any material respect, any of the rights of the Company or any of its Subsidiaries under any Material Contract, and (B) except as would not have, in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any Material Contract to which it is a party nor, to the Knowledge of the Company, has any event occurred that, with notice or lapse of time or both, would constitute such a breach or default, or permit termination, modification or acceleration of any party’s rights under any Material Contract.
     The Company has furnished or made available to TAS true and complete copies of all Material Contracts, including any amendments thereto.
     SECTION 2.13. Environmental Matters.
     (a) Except as set forth in the Company SEC Reports or in Section 2.13(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has since January 1, 2003 received any written notice, demand, letter, claim or request for information alleging violation of or liability under any Environmental Law on the part of the Company or any of its Subsidiaries. Except as set forth in Section 2.13(a) of the Company Disclosure Schedule, there are no proceedings, actions, orders, decrees, investigations, injunctions or other claims pending, or to the Knowledge of the Company, threatened, relating to or otherwise alleging liability under any Environmental Law or relating to the exposure of any person to hazardous substances.
     (b) Except as would not, individually or in the aggregate, reasonably be expected to result, in a Company Material Adverse Effect:
     (i) The Company and each of its Subsidiaries are and have been since January 1, 2003 in compliance with all applicable Environmental Laws.
     (ii) There are no past or present actions, activities, circumstances, conditions, events or incidents that are reasonably likely to prevent future compliance with Environmental Laws or that have resulted in liability or are reasonably likely to result in liability under Environmental Laws.
     (iii) Neither the Company nor any of its Subsidiaries has assumed, either contractually or by operation of law, any liability of any other Person pursuant to Environmental Laws.
     (c) The Company has made available to TAS true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring in the possession or control of the Company or any of its Subsidiaries that pertain to material environmental contamination in, on, beneath or adjacent to any property currently or formerly owned, operated, occupied or leased by the Company or any of its Subsidiaries, or regarding the Company’s or any of its Subsidiaries’ compliance with applicable Environmental Laws.
     SECTION 2.14. Labor and Employment Matters.
     (a) (i) Neither the Company nor any of its Subsidiaries has entered into, is a party to or is bound by any express or implied collective bargaining agreements or other agreement, contract, commitment, arrangement or understanding with any labor union or labor organization, and (ii) no union or other labor organization campaign is pending, or to the Knowledge of the Company has since January 1, 2005 been threatened, with respect to the employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is currently, nor has any of them since January 1, 2003 been, the subject of any strike, dispute, walk-out, work stoppage, slowdown or other organized labor dispute involving the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, is any such activity threatened.
     (b) Except as would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and each of its Subsidiaries has complied with all Laws relating to the employment and safety of labor, including without limitation the National Labor Relations Act and other provisions relating to wages, hours, benefits, collective bargaining, employment of minors, withholding, immigration and all applicable occupational safety and health acts and Laws, (ii) neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice or discriminated on the basis of race, age, sex, disability or any other protected category in its employment conditions or practices with respect to its employees, customers or suppliers, and (iii) no action, suit, complaint, charge, grievance, arbitration, employee proceeding or investigation by or before any Governmental Authority brought by or on behalf of any employee, prospective employee, former employee, retired employee, labor organization or other representative of the Company’s and its Subsidiaries’ employees is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which claim damages in excess of $250,000, except as disclosed in Section 2.14(b) of the Company Disclosure Schedule. Except as disclosed in Section 2.14(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any consent decree with or citation by any Governmental Authority relating to the Company’s or its Subsidiaries’ employees or employment practices relating to the Company’s or its Subsidiaries’ employees.
     SECTION 2.15. Permits; Compliance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or as disclosed in the Company SEC Reports filed prior to the date hereof, each of the Company and each its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as now being conducted (the “Company Permits”) and each such Company Permit is valid and in full force and effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or as disclosed in the Company SEC Reports, each of the Company and each of its Subsidiaries is, and has been, in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given any notice of any violation of, any applicable Law or the terms and conditions of any Company Permit.
     SECTION 2.16. Intellectual Property.
     (a) Identification. Section 2.16(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all U.S. and material foreign (i) issued Patents and Patent applications, (ii) Trademark registrations and applications, (iii) Copyright registrations and applications, in each case, which are owned by the Company.
     (b) Licenses. Section 2.16(b) of the Company Disclosure Schedule sets forth a list of all material licenses of Intellectual Property Rights under which the Company is either a (i) licensor, or (ii) licensee, distributor or reseller, the loss of which could have a Company Material Adverse Effect.
     (c) Validity and Enforceability. The Company owns or has a valid right to use, free and clear of all liens, all Intellectual Property Rights necessary, or used or held for use in connection with the business of the Company, excepting only such matters as would not, in the aggregate, have a Company Material Adverse Effect. All such Intellectual Property Rights are subsisting, valid and enforceable, excepting only such matters as would not, in the aggregate, have a Company Material Adverse Effect.
     (d) Rights. Except for the matters identified in Section 2.16(d) of the Company Disclosure Schedule, (i) none of the Intellectual Property Rights that are owned or licensed by the Company or any of its Subsidiaries conflicts with, infringes upon or misappropriates or otherwise violates the Intellectual Property Rights of any third party, excepting only such matters as would not, in the aggregate, have a Company Material Adverse Effect, (ii) the Company has not been sued, charged in writing with, or named a defendant in, any claim, suit, action or proceeding involving a claim of infringement of any Intellectual Property Rights of others, (iii) to the Knowledge of the Company, there is no threatened claim of infringement by the Company or any of its Subsidiaries of any Intellectual Property Rights of others, and to the Knowledge of the Company, there is no continuing infringement by others of the Intellectual Property Rights of the Company or any of its Subsidiaries. No Intellectual Property Rights of the Company are subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has entered into any agreement to indemnify any other individual or entity against any charge of infringement of any Intellectual Property Right other than in the ordinary course of business. Except as set forth in Section 2.20(a)(i) of the Company Disclosure Schedule, there are no Persons authorized or privileged to use the Intellectual Property Rights under any contract other than such rights as are granted to customers in the ordinary course of business.
     (e) Definitions. For purposes of this Agreement, “Intellectual Property Rights” means all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reiusses, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) rights of publicity (v) Company Software and (vi) any other relevant proprietary intellectual property rights. For purposes of this Agreement, “Company Software” means computer software, programs and databases in any form (including Internet web sites, web content and links, all versions, updates, corrections, enhancements, and modifications thereof, and all related documentation) (i) material to the operation of the business of the Company or any of its Subsidiaries, including all computer software and databases operated by the Company or any of its Subsidiaries on its web sites or used by the Company or any of its Subsidiaries in connection with processing customer orders, storing customer information, or storing or archiving data, but excluding software that is in general distribution to users of personal computers, and (ii) owned, manufactured, distributed, sold, licensed or marketed by the Company or any of its Subsidiaries.
     SECTION 2.17. Insurance. Section 2.17 of the Company Disclosure Schedule lists all insurance policies, binders and surety and fidelity bonds relating to the Company or any of its Subsidiaries (including, without limitation, all policies or binders of casualty, general liability and workers’ compensation insurance), all of which are currently in effect, and the Company has made available to TAS or its representatives for review documentation evidencing such policies and binders. All premiums and other amounts due and payable under each such policy, binder and bond have been paid. Neither the Company nor any of its Subsidiaries is in default with respect to any material provision contained in any such policy, binder or bond and neither the Company nor any of its Subsidiaries has failed to give any notice of or present any material claim thereunder as required by the terms thereof. The Company has not received any written notice of cancellation or non-renewal of any such policy, binder or bond.
     SECTION 2.18. Opinion of Financial Advisor. The Special Committee has received the opinions of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., financial advisor to the Special Committee, to the effect that, as of July 18, 2006, (i) the Per

Share Merger Consideration is fair, from a financial point of view, to the holders of Shares and rights to acquire Shares (other than TAS and the TAS Stockholders) and (ii) the Stock Conversion Price is fair, from a financial point of view, to the holders of Shares (other than TAS and the TAS Stockholders), which opinions will be confirmed in writing and a copy of which will be (i) delivered to TAS solely for informational purposes after receipt thereof by the Company and (ii) made available to TAS and the Company for inclusion in the Proxy/Information Statement or other documents contemplated by Section 5.03 describing the transactions provided for in this Agreement which will be distributed to the stockholders of the Company.
     SECTION 2.19. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.
     SECTION 2.20. Antitakeover Provisions and Rights Agreements.
     (a) Antitakeover Provisions. The Company has taken all actions necessary such that no restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “stockholder protection,” “interested shareholder” or other similar anti-takeover statute or regulation (including, without limitation, Section 203 of the DGCL) or similar restrictive provision in the Certificate of Incorporation or By-laws or comparable organizational documents of any of the Company’s Subsidiaries is, or at the Effective Time will be, applicable to the this Agreement or to the transactions contemplated hereby.
     (b) Rights Agreements. The Company does not have any stockholder rights plan or similar agreement or arrangement.
     SECTION 2.21. Investment Companies. Neither the Company nor any Subsidiary of the Company is an “investment company” as defined under the Investment Company Act of 1940, as amended.
     SECTION 2.22. Transactions With Affiliates. All transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and the Company’s affiliates (other than wholly-owned subsidiaries of the Company) or other Persons, on the other hand (an “Affiliate Transaction”), that are required to be disclosed in the Company SEC Reports in accordance with Item 404 of Schedule S-K under the Securities Act have been so disclosed. There have been no Affiliate Transactions that are required to be disclosed under the Exchange Act pursuant to Item 404 of Schedule S-K under the Securities Act which have not already been disclosed in the SEC Reports.
     SECTION 2.23. Certain Business Practices. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries nor any director, officer, agent or employee of the Company or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or for the business of the Company or any of its Subsidiaries, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF TAS
     TAS hereby represents and warrants to the Company that:
     SECTION 3.01. Corporate Organization. TAS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. TAS has the requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a TAS Material Adverse Effect.
     SECTION 3.02. Authority Relative to the Transactions. TAS has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery by TAS of this Agreement and the consummation by TAS of the Transactions have been duly and validly authorized by all necessary corporate action, and, except as provided in this Section 3.02, no other corporate proceedings on the part of TAS are necessary to authorize this Agreement or to consummate the Transactions. The approval and adoption of this Agreement and the Merger by the holders of a majority of the then outstanding shares of common stock of TAS and the filing and recordation of the Certificate of Merger as required by the DGCL are the only actions required under the DGCL and applicable Delaware Law to authorize the Merger. This Agreement has been duly and validly executed and delivered by TAS and, assuming due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of TAS, enforceable against TAS in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity). The Board of Directors of TAS, at a meeting duly called and held prior to the execution of this Agreement, has adopted resolutions approving and declaring advisable this Agreement and the Merger (such approval and adoption having been made in accordance with the DGCL and the Certificate of Incorporation of TAS).
     SECTION 3.03. No Conflict; Required Filings and Consents. The execution and delivery by TAS of this Agreement does not, and the performance by TAS of this Agreement and the consummation of the Transactions by TAS will not:
     (a) violate the Certificate of Incorporation or By-laws of TAS;
     (b) violate any Law applicable to TAS or by which any of its property or assets is bound or affected, other than any such violation that would not, individually or in the aggregate, reasonably be expected to have a TAS Material Adverse Effect; or

     (c) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of TAS pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which TAS is a party or by which TAS or any of its property or assets is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have an TAS Material Adverse Effect.
     SECTION 3.04. Governmental Consents. The execution, delivery, and performance of this Agreement by TAS and the consummation by TAS of the transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except for (i) those required under or in relation to (A) the Exchange Act or the Securities Act, (B) compliance with the applicable requirements of the HSR Act, (C) the DGCL with respect to the filing of the Certificate of Merger, (D) rules and regulations of the New York Stock Exchange and (E) such as may be required under any applicable state securities or blue sky laws and (ii) such other consents, permits, approvals, orders or authorizations the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a TAS Material Adverse Effect.
     SECTION 3.05. Financing. TAS will have at the Effective Time, through cash held in escrow pursuant to the terms of the Escrow Agreement and cash provided by the TAS Stockholders, the funds necessary to consummate the Merger, including the payment of the aggregate Per Share Merger Consideration and the consideration contemplated by Section 1.08 of this Agreement and to pay all related fees and expenses of TAS.
     SECTION 3.06. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of TAS or any of its Affiliates.
     SECTION 3.07. Interim Operations of TAS. TAS was formed solely for the purpose of effecting the Merger, has engaged in no other business activities and has conducted its operations only as contemplated hereby or in connection therewith.
     SECTION 3.08. Litigation. There is no action, suit or proceeding pending or threatened before any Governmental Authority against TAS or any of its Subsidiaries, and no judgment, decree, injunction, rule, order or similar action of any Governmental Authority is outstanding against TAS or any of its Subsidiaries that, in any such case, seeks directly or indirectly to restrain or prohibit the consummation of the Merger.
     SECTION 3.09. Stock Ownership and Contribution. LJH, Ltd. (“LJH”) is the beneficial owner of 15,385,812 shares of Company Common Stock (the “LJH Shares”). Owl Creek Partners, L.P., Owl Creek Partners II, L.P., Owl Creek Overseas Fund I, Ltd. and Owl Creek Overseas Fund II, Ltd. (together, the “Owl Creek Entities”) are the beneficial owners of an aggregate of 3,722,399 shares of the Company Common Stock (the “Owl Creek Shares”). LJH and the Owl Creek Entities are the sole stockholders of TAS (collectively, the “TAS Stockholders”). Prior to the Effective Time of the Merger, the LJH Shares and the Owl Creek

Shares (collectively, the “TAS Shares”) will be contributed to TAS and TAS will be the record holder of the TAS Shares at the Effective Time of the Merger.
ARTICLE IV
CONDUCT OF BUSINESS PENDING THE MERGER
     SECTION 4.01. Conduct of Business by the Company Pending the Merger.
     (a) Ordinary Course. The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 4.01 of the Company Disclosure Schedule, unless TAS shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed) it being agreed by TAS that any action approved or authorized by John Cawthron in his capacity as Chief Executive Officer of the Company will be deemed to have received such consent:
     (i) the businesses of the Company and its Subsidiaries shall be conducted in the ordinary course of business and in a manner consistent with past practice; and
     (ii) the Company shall use commercially reasonable efforts to preserve intact the business organization of the Company and its Subsidiaries, to keep available the services of the current officers and employees of the Company and its Subsidiaries and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has significant business relations.
     (b) Required Consent. Except as expressly contemplated by any other provision of this Agreement or as set forth in Section 4.01 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of TAS (such consent not to be unreasonably withheld or delayed), it being agreed by TAS that any action approved or authorized by John Cawthron in his capacity as Chief Executive Officer of the Company will be deemed to have received such consent:
     (i) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;
     (ii) issue, purchase, sell, pledge, dispose of, grant or encumber, or authorize such issuance, purchase, sale, pledge, disposition, grant, or encumbrance of:
     (A) any shares of any class of capital stock or other equity interests or other securities of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or other equity interest or other securities (including, without limitation, any phantom interest), of the Company or any of its Subsidiaries (except for the issuance of Shares issuable pursuant to warrants and employee stock options outstanding on the date of this Agreement and granted under Company Stock Plans in effect on the date of this Agreement); or

     (B) any material assets of the Company or any of its Subsidiaries having an aggregate fair value in excess of $1,000,000;
     (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than to the Company or to any wholly owned Subsidiary of the Company;
     (iv) repurchase, redeem or otherwise acquire or cause to cease to be issued and outstanding any capital stock of the Company without the consent of TAS and the Special Committee;
     (v) reclassify, combine, split, subdivide or effect any similar transaction with respect to, or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;
     (vi) other than in the ordinary course of business and consistent with past practice:
     (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets; or
     (B) issue any debt securities or similar obligations, incur indebtedness for borrowed money or grant any lien or security interest securing obligations with respect to indebtedness, or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person other than pursuant to the CIT Debt; or
     (C) make any material loan, advance or capital contribution to, or investment in, any other Person, other than to the Company or to any wholly owned Subsidiary of the Company;
     (vii) (A) hire any additional employees other than in the ordinary course of business, except (A) to fill vacancies arising after the date of this Agreement; or (B) to meet increased demand.
     (B) make any offers to any officer or other executive employee (or any person who following such action, would be an officer or executive employee) of an employment position other than the employment position he or she currently holds, except for offers of an employment position made in the ordinary course of business and consistent with past practice in connection with the promotion or demotion of any employee of the Company or any of its Subsidiaries who is not a director or officer of the Company;
     (C) increase the compensation payable or to become payable to, or except as required to comply with applicable Law, adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Company Stock Plan or other Plan or other arrangement for the current or future benefit or welfare of, any director, officer or employee, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of executive employees of the Company or any of its Subsidiaries who are not directors or officers of the Company;

     (D) grant any loan, advance, extensions of credit to current or former employees or forgiveness or deferral of any loans due from any employee other than in the ordinary course of business in amounts not to exceed $50,000 in any individual case and $500,000 in the aggregate;
     (E) establish, adopt, enter into, terminate or amend any Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement for the benefit of any director, officer or employee except as required by this Agreement or the Transactions contemplated hereby, or as required by ERISA, the Code or to otherwise comply with applicable Law;
     (F) other than bonuses earned through the date hereof and other than in the ordinary course of business consistent with past practice for employees other than officers and directors, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Plan; provided that there shall be no grant or award to any director, officer or employee of stock options, restricted stock, stock appreciation rights, or other stock-based awards, or any removal of existing restrictions in any Company Stock Plan or other Plan or agreements or awards made thereunder (provided that equity awards may be transferred in accordance with the applicable plan document or agreement);
     (G) enter into, amend or terminate any employment or severance agreement with or, except in accordance with the existing obligations of the Company or any of its Subsidiaries, grant any severance, termination, change in control or transaction bonus or pay to, any employee, officer or director of the Company or any of its Subsidiaries, except, with respect to non-officer employees, in the ordinary course of business;
     (H) other than benefits accrued through the date hereof and other than in the ordinary course of business for employees other than officers or directors of the Company, pay any benefit not provided for under any Plan;
     (viii) enter into, amend or modify in any material respect, or consent to the termination of, any Material Contract, or amend, waive or modify in any material respect, fail to renew, or consent to the termination of, the Company’s or any of its Subsidiaries’ rights thereunder other than in the ordinary course of business consistent with past practice;
     (ix) fail to make in a timely manner any required filings with the SEC required under, and in compliance with, the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;
     (x) change any Tax election, annual tax accounting period, or method of tax accounting, file amended Tax Returns or claims for Tax refunds by the Company or its Subsidiaries, enter into a closing agreement relating to Taxes or any settlement of any Tax claim, audit or assessment;
     (xi) make any changes in its accounting methods, principles or practices currently in effect, except as required by changes in GAAP or by Regulation S-X under the Exchange Act, in each case as concurred in by its independent public accountants;

     (xii) file a petition under Chapter 11 of the United States Bankruptcy Code or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;
     (xiii) except as required by applicable Law or GAAP, revalue in any material respect any of its assets, including writing down the value of inventory in any material manner, or writing-off notices or accounts receivable in any material manner;
     (xiv) pay, discharge, satisfy, settle or compromise any claim, litigation, liability, obligation (absolute, asserted or unasserted, contingent or otherwise) or any Action, except for settlements or compromises involving amounts not exceeding $300,000 in the aggregate, including all fees, costs and expenses associated therewith;
     (xv) enter into any negotiation with respect to, or adopt or amend in any respect, any collective bargaining agreement;
     (xvi) enter into any material agreement or arrangement with any of its officers, directors, employees or any “affiliate” or “associate” of any of its officers or directors (as such terms are defined in Rule 405 under the Securities Act);
     (xvii) make, authorize or agree to make any capital expenditures, or enter into any agreement or agreements providing for payments, except for capital expenditures not exceeding (i) $2,000,000 in the aggregate, or (ii) $1,000,000 in respect of any single capital expenditure or series of related capital expenditures;
     (xviii) terminate or fail to renew any Company Permit that is material to the conduct of the businesses of the Company or any of its Subsidiaries;
     (xix) fail to maintain in full force and effect all insurance (including self-insurance) currently in effect, subject to renewal in the ordinary course of business consistent with past practice;
     (xx) take any action or omit to take any action within its control that would, or is reasonably likely to, result in any of the conditions to the Merger set forth in Article VI of this Agreement not being satisfied; or
     (xxi)authorize, agree or commit to do any of the foregoing.
     SECTION 4.02. Advice of Changes; Government Filings.
     (a) Advice of Changes. Each party shall promptly advise the other orally and in writing of (i) any representation or warranty made by it in this Agreement (A) to the extent qualified by Material Adverse Effect or other materiality qualifier becoming untrue or inaccurate and (B) to the extent not qualified by Material Adverse Effect becoming untrue or inaccurate in any material respect except that this clause (B) shall be deemed satisfied so long as such representations or warranties being untrue or inaccurate do not have a Material Adverse Effect on the Company or TAS, as the case may be, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement. However, no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties or the remedies available under this Agreement.
     (b) Filings. The Company shall deliver to TAS copies of all reports and filings made with the SEC before the same are filed. Subject to applicable Laws relating to the exchange of information, each of the Company and TAS shall have the right to review in advance, and to the extent practicable each will consult with the other, with respect to all the information relating to the other party and each of their respective Subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party agrees that, to the extent practicable, it will consult with the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.
     SECTION 4.03. Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries shall:
     (a) prepare and timely file all Tax Returns required to be filed by them on or before the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by applicable Laws;
     (b) consult with TAS with respect to all material Post-Signing Returns and deliver drafts of such Post-Signing Returns to TAS no later than ten Business Days prior to the date on which such Post-Signing Returns are required to be filed;
     (c) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;
     (d) properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them for which no Post-Signing Return is due prior to the Effective Time in a manner consistent with past practice;
     (e) promptly notify TAS of any Legal Action or audit pending or threatened against the Company or any of its Subsidiaries in respect of any Tax matter, including Tax liabilities and refund claims, and not settle or compromise any such Legal Action or audit without TAS’s prior written consent in excess of $250,000;
     (f) not make or revoke any election with regard to Taxes or file any amended Tax Returns;
     (g) not make any change in any Tax or accounting methods or systems of internal accounting controls (including procedures with respect to the payment of accounts payable and collection of accounts receivable), except as may be appropriate to conform to changes in Tax laws or regulatory accounting requirements or GAAP; and

     (h) terminate all Tax Sharing Agreements to which the Company or any of its Subsidiaries is a party such that there are no further Liabilities thereunder.
ARTICLE V
ADDITIONAL AGREEMENTS
     SECTION 5.01. Stockholders’ Meeting. The Company, acting through the Special Committee, upon the date (the “Meeting Commencement Date”) that is the earlier to occur of (a) receipt of written notice from TAS requesting that the Company proceed to call and hold a stockholders meeting pursuant to this Section 5.01 and (b) the date that is the earlier of (x) seventy-five (75) days after the date of the initial Schedule 13E-3 filing with respect to the Merger and (y) October 30, 2006, and subject to Section 5.04, shall:
     (i) in accordance with applicable Law and the Company’s Certificate of Incorporation and By-laws, duly and promptly call, give notice of, convene and hold, an annual or special meeting of its stockholders for the purpose of considering and taking action on this Agreement and the Merger (the “Stockholders’ Meeting”) no later than ninety (90) days following the Meeting Commencement Date and without regard to any Change in the Company Recommendation; and
     (ii) (A) subject to Section 5.06(d), include in the Proxy/Information Statement, and not subsequently withdraw or modify in any manner adverse to TAS, the unanimous resolution of the Special Committee and the Company Board (1) that the terms of this Agreement are fair to and in the best interests of the stockholders of the Company (other than TAS and the TAS Stockholders), (2) declaring this Agreement to be advisable, and (3) recommending that the stockholders of the Company vote to approve and adopt this Agreement and the Merger; and
     (B) use its best efforts to obtain the Company Stockholder Approval, subject to Section 5.06(d), and otherwise comply with all requirements of Law applicable to the Stockholders’ Meeting.
     SECTION 5.02. Approval of TAS.
     (a) TAS will, following the execution of this Agreement (and in no event later than 48 hours from the execution of this Agreement), deliver to the Company a copy of a written consent and proxy executed by TAS adopting this Agreement and the Merger in its capacity as a stockholder of the Company with respect to all shares of Company Common Stock it owns or may hereafter acquire.
     (b) TAS shall, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, pursuant to Section 5.01, (A) when a meeting is held, appear at such meeting or otherwise cause all TAS Shares owned of record or beneficially by it to be counted as present thereat for the purpose of establishing a quorum, (B) vote (or cause to be voted) in person or by proxy all TAS Shares owned of record or beneficially by it in favor of the adoption of the Agreement and the approval of the Merger and for any other matters necessary for consummation of the Transactions and (C)

vote (or cause to be voted) all TAS Shares owned of record or beneficially by it against (X) any proposal for any recapitalization, reorganization, liquidation, merger, sale of assets or other business combinations between the Company and any other Person (other than the Merger) and (Y) any other action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the Transactions.
     SECTION 5.03. Proxy/Information Statement.
     (a) Filing. The Company shall file with the SEC, as promptly as practicable following the calling of a Stockholders’ Meeting, if any, a proxy statement under Section 14 of the Exchange Act and otherwise complying with the applicable provisions of the Exchange Act and of the rules and regulations promulgated under the Exchange Act, relating to the Company Stockholders’ Meeting (the “Proxy Statement”). The Company shall cooperate with TAS and the TAS Stockholders, and assist them as reasonably requested, in filing, with the SEC, as promptly as practicable following the execution of this Agreement, an information statement on Schedule 13E-3 under Section 13(e) of the Exchange Act, and otherwise in complying with the applicable provisions of the Exchange Act and the rules and regulations promulgated under the Exchange Act, relating to the Company Stock Purchase, the Merger, and, if applicable, the Stockholders’ Meeting (the “Information Statement,” and referred to herein together with the Proxy Statement as the “Proxy/Information Statement”). TAS and the Company shall cooperate with each other in the preparation of the Proxy/Information Statement and in responding to any comments of the SEC with respect to the Proxy/Information Statement or any requests by the SEC for any amendment or supplement thereto or for additional information and to cause the Proxy/Information Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders’ Meeting or to receive the Information Statement at the earliest practicable time. Each of TAS and the Company shall promptly inform the other and its counsel of all communications received from the SEC with respect to the Proxy/Information Statement and consult together with their respective counsel regarding all communications proposed to be delivered to the SEC with respect to the Proxy/Information Statement prior to the delivery thereof, in each case on as prompt a basis as is practicable
     (b) Review. Each of TAS and the Company and its respective counsel shall have a reasonable opportunity to review and comment on:
     (i) the Proxy/Information Statement, including all amendments and supplements thereto, prior to such documents being filed with the SEC or disseminated to holders of Shares; and
     (ii) all responses to requests for additional information and replies to comments from the SEC or the staff thereof prior to their being filed with, or sent to, the SEC. Each of the Company and TAS agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC.
     (c) TAS Information. In accordance with the foregoing, TAS will furnish such information relating to TAS as may be required by the Exchange Act to be included in the Proxy/Information Statement. TAS agrees that none of the information supplied or to be supplied by or on behalf of TAS for inclusion or incorporation by reference in the Proxy/Information

Statement will, at the date it is first mailed to the stockholders of the Company or at the time of the Stockholders’ Meeting pursuant to the Proxy Statement or purchase of securities of the Company pursuant to the Information Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they are made, not misleading. Notwithstanding the foregoing, TAS makes no covenant with respect to the information supplied or to be supplied by or on behalf of the Company or its Subsidiaries for inclusion or incorporation by reference in the Proxy/Information Statement.
     (d) Company Information. In accordance with the foregoing, the Company will furnish such information relating to the Company and its Subsidiaries as may be required by the Exchange Act to be included in the Proxy/Information Statement. The Company agrees that none of the information supplied or to be supplied by or on behalf of the Company or its Subsidiaries for inclusion or incorporation by reference in the Proxy/Information Statement will, at the date it is first mailed to the stockholders of the Company or at the time of the Stockholders’ Meeting or purchase of securities of the Company pursuant to the Information Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they are made, not misleading. Notwithstanding the foregoing, the Company makes no covenant with respect to the information supplied or to be supplied by or on behalf of TAS for inclusion or incorporation by reference in the Proxy/Information Statement.
     SECTION 5.04. Merger Without Meeting of Stockholders. Notwithstanding the foregoing, in the event that TAS shall own at least ninety percent (90%) of the outstanding Shares at any time prior to the Effective Time (including without limitation as a result of the Conversion) (the “90% Threshold”), the parties hereto agree, within two Business Days after TAS attains the 90% Threshold, to take all necessary and appropriate action to cause the Merger to become effective, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL. In such event, the consideration payable in the Merger shall be the Per Share Merger Consideration, the Option Consideration and the Purchase Right Consideration as provided in Article I hereof, and all conditions to closing the Merger pursuant to Article VI shall no longer be applicable to the Merger, it being understood that TAS and the TAS Stockholders may not acquire any additional Shares unless all required filings with the SEC by the Company, TAS and its Affiliates shall have been made, and all related deliveries of documents to the stockholders of the Company and the passage of notice periods required under the Exchange Act, shall have occurred, including those contemplated by Sections 14(a) and 13(e) of the Exchange Act and the rules and regulations thereunder, to the extent applicable. Without limiting the Company’s obligations pursuant to this Section 5.04, the Company shall take all necessary and appropriate action requested by TAS to enable TAS to give any notice to the Company stockholders required by Law, including, without limitation, any notice required by Section 262 of the DGCL.
     SECTION 5.05. Access to Information.
     (a) Access. Subject to applicable Law, from the date of this Agreement until the Effective Time, the Company shall (and shall cause its Subsidiaries to):

     (i) provide to TAS and TAS’s Representatives access, during normal business hours and upon reasonable notice by TAS, to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof; and
     (ii) furnish to TAS such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company as TAS or its Representatives may reasonably request.
     (b) No Waiver. Except as otherwise expressly provided herein, no information or knowledge obtained by any party pursuant to this Section 5.05 or otherwise shall affect or be deemed to modify any representation or warranty made by any party hereunder.
     SECTION 5.06. No Solicitation of Transactions.
     (a) Acquisition Proposals. The Company shall not, and the Company shall cause its Subsidiaries, and the Company and the Subsidiaries shall instruct their respective Representatives, not to, directly or indirectly:
     (i) solicit, initiate or knowingly facilitate or encourage any inquiries for the making of any proposal or offer (including any proposal or offer to Company stockholders) that constitutes, or would reasonably be expected to lead to, any Competing Transaction (as defined below) (each such proposal or offer an “Acquisition Proposal”);
     (ii) participate in discussions or negotiations with, disclose or provide any non-public information relating to the Company or its Subsidiaries to any Person with respect to or in connection with any Acquisition Proposal (except to notify such Person of the existence and terms of this Section 5.06);
     (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent, agreement in principle, merger or sale agreement or similar agreement providing for or otherwise relating to any Competing Transaction;
     (iv) grant any waiver or release under any standstill or similar agreement by any Person who has made an Acquisition Proposal; or
     (v) authorize or direct any Representative of the Company or any of its Subsidiaries to take any such action.
     The Company shall, and shall cause its Subsidiaries and instruct its and their Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any proposal relating to a Competing Transaction. Notwithstanding the foregoing, actions taken or authorized by John Cawthron in relation to any Acquisition Proposal will not be deemed to violate this Section 5.06.
     (b) Response to Acquisition Proposal. Notwithstanding the foregoing and anything to the contrary in this Agreement, before the receipt of the Company Stockholder Approval, the Company Board or Special Committee may furnish information to, and enter into discussions and negotiations with, a Person who has made a written Acquisition Proposal, but only if:

     (i) such Acquisition Proposal was made after the date of this Agreement (it being understood that, subject to compliance with Section 5.06(a), such an Acquisition Proposal made after the date of this Agreement by a Person who made an Acquisition Proposal regarding a Competing Transaction prior to the date of this Agreement shall be considered a new Acquisition Proposal made after the date of this Agreement) and none of the Company, its Subsidiaries and their Representatives has violated any of the restrictions set forth in this Section 5.06;
     (ii) the Company Board or Special Committee has determined in good faith after consultation with outside legal counsel (who may be the Company’s regularly engaged outside legal counsel or counsel to the Special Committee) and a financial advisor that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal (as defined below);
     (iii) prior to taking such action such Person shall have executed a confidentiality agreement (a copy of which shall promptly be provided to TAS);
     (iv) there is provided or made available to TAS, on a substantially concurrent basis, any non-public information provided or made available to such Person that was not previously provided or made available to TAS and its Representatives; and
     (v) the Company shall have delivered to TAS a prior written notice advising TAS that the Company Board or Special Committee, as applicable, intends to take such action, and shall keep TAS reasonably informed on a current basis as to the status of and any material developments regarding any such inquiry or proposal.
     (c) Notice of Superior Proposal. In addition to the obligations of the Company set forth in Sections 5.06(a) and (b), the Company shall promptly as practicable (and, in any event, within 24 hours) (i) advise TAS, telephonically and in writing, of the Company’s receipt of any Acquisition Proposal, any request for information relating to the Company or any of its Subsidiaries or for access to the officers, employees, agents, business, properties, assets, books or records of the Company or any of its Subsidiaries by any Person that has made, or would reasonably be expected to make, an Acquisition Proposal and (ii) provide TAS, in writing, with the material terms and conditions of any such Acquisition Proposal, and a copy of such Acquisition Proposal, inquiry or request and the identity of the Person making the same. The Company shall inform TAS as promptly as practicable (and, in any event, within 24 hours) of any change to the material terms of any such Acquisition Proposal. As promptly as practicable (and, in any event, within 24 hours) after determination by the Company Board or Special Committee that an Acquisition Proposal constitutes a Superior Proposal, the Company shall deliver to TAS a written notice (a “Notice of Superior Proposal”) advising it of such determination, specifying the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal, and providing TAS with a copy of the Superior Proposal. Any notice or action required to be taken within 24 hours in this Section 5.06, will, if the triggering event for such action or notice occurred after 3:00 p.m. on a Friday, Saturday or Sunday or the day before a holiday, be timely taken or delivered if acted upon by the earlier to occur of (i) within 24 hours of the receipt of actual notice thereof by any member of the Special Committee or (ii) by 5:00 p.m. on the next succeeding Business Day. An Acquisition Proposal received by John Cawthron will not be deemed received by the Company unless and until he delivers it to counsel for the Special Committee and to a member of the Special Committee.

     (d) Change in Recommendation. If, prior to the Company Stockholder Approval, the Company Board or the Special Committee determines, in its good faith judgment and after consulting with outside legal counsel (who may be the Company’s regularly engaged outside legal counsel or counsel to the Special Committee), that making a Change in the Company Recommendation (as defined below) is necessary in order for the Company Board to comply with its fiduciary duties to the Company’s stockholders under applicable Law, then the Company Board or the Special Committee may make a Change in the Company Recommendation in accordance with this Section 5.06 and following such Change in Company Recommendation, the Company may terminate this Agreement solely in accordance with Section 7.01(d). “Change in the Company Recommendation” means the Special Committee or Company Board’s (i) failure to make, withdrawal of, or modification in a manner adverse to TAS of the Company Recommendation, (ii) failure to publicly confirm the Company Recommendation within seven days following TAS’s written request, (iii) recommendation or endorsement of a Competing Transaction or (iv) resolution or public announcement of an intention to do any of the foregoing. The Company Board may not make a Change in the Company Recommendation unless (i) at least two Business Days prior to taking such action TAS shall have received written notice from the Company (an “Adverse Recommendation Notice”) (A) advising that the Company Board intends to make such Change in the Company Recommendation, (B) if such Change in Company Recommendation is made in response to a Superior Proposal, advising TAS that the Company Board has received a Superior Proposal, and (C) if such Change in Company Recommendation is made in response to a Superior Proposal, containing all information required by Section 5.06(c), together with copies of any written offer or proposal in respect of such Superior Proposal (it being understood and agreed that any material amendment to the financial terms or other material terms of such Superior Proposal shall require a new Adverse Recommendation Notice and a new two (2) Business Day period) and (ii) during such two Business Day period the Special Committee shall have negotiated in good faith with TAS concerning any amendments proposed by TAS to this Agreement and to the transactions contemplated hereby. Nothing contained in this Agreement shall prohibit the Company, the Company Board or the Special Committee from disclosing to the Company Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, if, in the good faith judgment of the Company Board or the Special Committee, after consultation with its outside legal and financial advisors, such disclosure is required in order for the Company Board or the Special Committee, as applicable, to comply with its fiduciary obligations, or is otherwise required under applicable Law. Nothing in this Agreement shall prohibit the Company Board or the Special Committee from making a Change in Company Recommendation prior to the Company Stockholder Approval if the Company Board or Special Committee, as applicable, determines in good faith (after consultation with outside legal counsel) that such action is necessary under applicable Law in order for the directors to comply with their fiduciary duties to the Company’s stockholders.
     (e) Discussions Prior to Agreement. The fact that the Company, any of its Subsidiaries, or any of their Representatives have had discussions or negotiations with Persons prior to the date of this Agreement regarding a possible Acquisition Proposal shall not prevent the Company from taking any of the actions permitted by this Section 5.06 with respect to a new Acquisition Proposal submitted by any such Person after the date of this Agreement, that was not solicited in violation of this Section 5.06.

     (f) Definition of Competing Transaction. A “Competing Transaction” means any of the following (other than the Transactions) involving the Company or any of its Subsidiaries, other than the Merger or any other Competing Transaction to which TAS, the TAS Stockholders or any of their Affiliates are a party:
     (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction (including any so-called merger-of-equals and whether or not the Company is the entity surviving any such transaction) involving the Company or any of its Subsidiaries which results in any person beneficially owning 20% or more of any class of equity or voting securities of the Company or of any of its Subsidiaries or 20% or more of the assets of the Company and its Subsidiaries (directly or indirectly, including by the ownership of equity or voting securities);
     (ii) any sale, lease, exchange, transfer or other disposition (directly or indirectly, including by the transfer of equity or voting securities) of 20% or more of the assets of the Company and its Subsidiaries;
     (iii) any sale, exchange, transfer or other disposition of equity or voting securities in which the Company or any of its Subsidiaries participates and which results in any person beneficially owning 20% or more of any class of equity or voting securities of the Company or of any of its Subsidiaries; or
     (iv) any transaction or series of transactions, including a tender offer or exchange offer, that, if consummated, would result in any person beneficially owning more than 20% of any class of equity or voting securities of the Company or of any of its Subsidiaries.
     (g) Definition of Superior Proposal. A “Superior Proposal” means an unsolicited written offer (in its most recently amended or modified terms, if amended or modified) made in compliance with this Section 5.06 by a Person to enter into a Competing Transaction, the effect of which would be that a Person would beneficially own more than twenty percent (20%) of the issued and outstanding Common Stock, acquire more than twenty percent (20%) of the Consolidated assets of the Company and its subsidiaries, as applicable, and which the Company Board or Special Committee determines, in its good faith judgment (after consulting with its financial advisor and/or legal counsel and taking into account any amendments proposed by TAS to this Agreement or to the transactions contemplated hereby) and taking into account all relevant legal, financial, regulatory and other aspects of the offer that it deems relevant in such circumstances under the DGCL, to be more favorable to Company stockholders, from a financial point of view, than the Merger.
     SECTION 5.07. Directors’ and Officers’ Indemnification; Insurance.
     (a) Indemnification. Without limiting any additional rights that any employee, officer or director may have under any employment agreement or benefit Plan or under the Company’s Certificate of Incorporation or By-laws, for a period of six (6) years from the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present (as of immediately prior to the Effective Time) and former officer or director of the Company and the Company’s Subsidiaries (the “Indemnified Directors and Officers”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including, attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters occurring or actions taken by them in their capacity as officers or directors at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), or taken by them at the request of the Company or any Company Subsidiary, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that applicable Law permits a Delaware corporation to indemnify its officers and directors. Each Indemnified Director and Officer will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation within ten (10) Business Days of receipt by the Surviving Corporation from the Indemnified Director or Officer of a request therefor and reasonable documentation thereof; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. The Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Director or Officer hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Director or Officer from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Director or Officer otherwise consents.
     (b) Maintenance. The Certificate of Incorporation and By-laws of the Surviving Corporation shall continue to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s Certificate of Incorporation and By-laws, which provisions shall not, except to the extent required to comply with applicable Law, be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.
     (c) D&O Insurance. Prior to the Effective Time, the Company shall obtain, and the Surviving Corporation shall maintain for a period of six (6) years following the Effective Time, directors’ and officers’ liability insurance coverage with respect to matters existing or occurring at or prior to the Effective Time, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance, having terms and conditions and providing coverage in an amount at least as favorable to the insured parties as the terms and conditions and amounts of coverage of the Company’s existing policies; provided, that TAS and its Subsidiaries shall not be required by this Section 5.07(c) to pay annual premiums in excess of 200% of the annual premiums paid by the Company under its directors’ and officers’ liability policies as in effect as of the date hereof (the “Maximum Premium”). If the Company’s existing insurance expires, is terminated or canceled during the six (6) year period following the Effective Time or exceeds the Maximum Premium, the Surviving Corporation shall obtain as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the covered parties than the Company’s existing directors’ and officer’s liability insurance.
     (d) Existing Agreements. The Surviving Corporation shall honor and perform under all indemnification agreements entered into by the Company or any Company Subsidiary identified in Section 5.07 of the Company Disclosure Schedule as being subject to this Section 5.07(d).
     (e) Survivability. Notwithstanding anything herein to the contrary, if any claim, action, suit or proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Director or Officer, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.07 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.
     (f) Heirs. This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Directors and Officers and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Director or Officer is entitled, whether pursuant to Law, contract or otherwise.
     (g) Successors and Assigns. In the event that the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets as an entirety in one or a series of related transactions to any Person(s), then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or such Persons(s), as the case may be, shall assume the obligations set forth in this Section 5.07; provided that the Surviving Corporation shall not be relieved from such obligation. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 5.07.
     SECTION 5.08. Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement:
     (a) each of the parties hereto shall make promptly its respective filings, and thereafter make any other required submissions, under any applicable foreign, federal or state antitrust, competition or fair trade Laws with respect to the Transactions; and
     (b) the Company shall cooperate with TAS and use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Merger and the Transactions, including, without limitation, (i) using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and its Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger and (ii) cooperating with TAS to respond to and defend against any litigation brought against the Company, TAS or the TAS Stockholders because of the Merger or the transactions.
     SECTION 5.09. Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of TAS and the Company. Thereafter, subject to applicable Law, each of TAS and the Company shall use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger, or any of the other Transactions.
     SECTION 5.10. Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “business combination,” “stockholder protection,” “interested shareholder” or other similar anti-takeover statute or regulation (including, without limitation, Section 203 of the DGCL) or similar restrictive provision of the Certificate of Incorporation or By-laws or comparable organizational documents of the Company or any of its Subsidiaries (each a “Takeover Provision”) shall become applicable to the transactions contemplated hereby, the Company and the members of the Company Board or the Special Committee of the Company, subject to Section 5.06(d), shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of such Takeover Provision on the transactions contemplated hereby.
     SECTION 5.11. Financing. The Company agrees to provide, and will cause its Subsidiaries and its and their respective directors, officers and employees to provide, all cooperation reasonably necessary in connection with the arrangement of financing to be consummated contemporaneously with or after the date hereof in respect of the transactions contemplated by this Agreement, including participation in meetings, the execution and delivery of any commitment letters, pledge and security documents, other definitive financing documents, or other requested certificates or documents (including a certificate of the chief financial officer of the Company with respect to solvency matters, to the extent such certification may be accurately made), audited and unaudited financial statements, comfort letters of accountants and legal opinions as may be reasonably requested by TAS and taking such other actions as are reasonably required to be taken by the Company, providing that such cooperation shall not interfere unreasonably with the business or operations of the Company or its Subsidiaries.
     SECTION 5.12. Disposition of Litigation. In connection with any litigation which may be brought against the Company or its directors relating to the transactions contemplated hereby, the Company shall keep TAS, and any counsel which TAS may retain at its own expense, informed of the status of such litigation and will provide TAS’s counsel the right to participate in the defense of such litigation to the extent TAS is not otherwise a party thereto, and the Company shall not enter into any settlement or compromise of any such stockholder litigation without TAS’s prior written consent, which consent shall not be unreasonably withheld or delayed.
ARTICLE VI
CONDITIONS TO THE MERGER
     SECTION 6.01. Mutual Conditions to the Merger. The obligations of the Company and TAS to consummate the Merger shall be subject to the satisfaction or waiver (where permissible), at or prior to the Closing, of the following conditions:
     (a) the Company shall have obtained the Company Stockholder Approval to the extent necessary under applicable Law;

     (b) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award (an “Order”) which is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;
     (c) any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired;
     (d) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the Merger or the performance by TAS, the TAS Stockholders or the Company of any covenant or condition required in order to consummate the Merger, shall be in effect;
and is also subject to the following condition, which may not be waived by the parties:
     (e) all required filings with the SEC by the Company, TAS and its Affiliates shall have been made, and all related deliveries of documents to the stockholders of the Company and the passage of notice periods required under the Exchange Act, shall have occurred, including those contemplated by Sections 14(a) and 13(e) of the Exchange Act and the rules and regulations thereunder, to the extent applicable.
     SECTION 6.02. Conditions to Obligations of TAS. The obligations of TAS to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:
     (a) the representations and warranties of the Company set forth in this Agreement, disregarding all materiality and Company Material Adverse Effect qualifiers (except as set forth in Section 2.07(b)), shall be true and correct, in each case as of the date of this Agreement and at and as of the Effective Time, as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event as of such specified date), except for failures to be true and correct which would not, individually or in the aggregate, have a Company Material Adverse Effect and which result, or would reasonably be expected to result, in costs or losses to the Company, together with any costs or losses to the Company referenced in Subsection 6.02(b), aggregating in excess of $5 million, in each case determined on the basis of cash out-of-pocket costs to the Company and its Subsidiaries;
     (b) the Company shall have performed in all material respects each of the obligations, and complied in all material respects with each of the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Closing, provided that each of such obligations, agreements and covenants shall be deemed to have been performed in all material respects so long as the costs or losses to the Company arising from any breach of any thereof, or which would reasonably be expected to result in costs or losses to the Company, together with costs or losses to the Company referenced in Section 6.02(a), do not in the aggregate exceed $5 million, in each case determined on the basis of cash out-of-pocket costs to the Company and its Subsidiaries;

     (c) TAS shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, certifying that the conditions set forth in Sections 6.02(a), (b) and (d) have been satisfied;
     (d) There shall not have occurred a Closing Material Adverse Effect;
     (e) If LJH has given notice to the Company of its intention to exercise its right under Section 1.2(a) of the Conversion Agreement to convert the Term Loan C into shares of Common Stock, and LJH has otherwise performed its obligations under this Agreement and the Conversion Agreement, the Company shall have caused the shares of Common Stock subject to issuance pursuant to the Conversion Agreement to be issued to the TAS Stockholders;
     (f) John Cawthron shall not have been removed by the Board from his positions of Chairman of the Board and Chief Executive Officer of the Company;
     (g) the Company shall have obtained a fairness opinion from Houlihan Lokey Howard & Zukin as described in Section 2.18 that has not been withdrawn; and
     (h) TAS shall have received from Akerman Senterfitt, counsel to the Company, their opinion as to the matters addressed in Sections 2.01(a) and (c), 2.03, 2.04 and 2.05 in form and substance reasonably acceptable to TAS and its counsel.
     SECTION 6.03. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:
     (a) the representations and warranties of TAS set forth in this Agreement, disregarding all materiality and TAS Material Adverse Effect qualifiers, shall be true and correct, in each case as of the date of this Agreement and at and as of the Effective Time, as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event as of such specified date), except for failures to be true and correct which would not, individually or in the aggregate, reasonably be expected to have a TAS Material Adverse Effect;
     (b) TAS shall have performed in all material respects each of the obligations, and complied in all material respects with each of the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing; and
     (c) the Company shall have received certificates of the Chief Executive Officer or the Chief Financial Officer of TAS, certifying that the conditions set forth in Sections 6.03(a) and (b) have been satisfied.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
     SECTION 7.01. Termination. This Agreement may only be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of the Company:

     (a) by mutual written consent of TAS and the Company;
     (b) by TAS or the Company if any court or other Governmental Authority of competent jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and non-appealable;
     (c) by either TAS or the Company if the Effective Time shall not have occurred on or before the later of (i) February 15, 2007 or (ii) one hundred twenty (120) days after the Meeting Commencement Date (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 7.01(c) shall not be available to the party seeking to terminate if any action of such party or the failure of such party to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;
     (d) by the Company (i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of TAS contained in this Agreement such that the conditions set forth in Sections 6.03(a) or 6.03(b) would not be satisfied and, in either such case, such breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement or (ii) if prior to the obtaining of the Company Stockholder Approval (A) the Company shall have received a Superior Proposal, (B) the Company, the Company Board and the Special Committee shall have complied in all material respects with Sections 5.01 and 5.06 (including Section 5.06(d)) and (C) TAS shall have received payment of the Company Termination Fee and TAS Expenses;
     (e) by TAS (i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Sections 6.02(a) or 6.02(b), would not be satisfied and, in any such case, such breach is not capable of being cured or, if capable of being cured, shall not have been cured prior the Termination Date; provided that TAS shall not have the right to terminate this Agreement pursuant to this Section 7.01(e)(i) if TAS is then in material breach of any of its covenants or agreements contained in this Agreement, (ii) if the Company Board shall have made a Change in Company Recommendation; or (iii) if at any time after the date of this Agreement the conditions set forth in Sections 6.02(d), (e) or (f) shall not be satisfied and in any such case (A) such failure shall not be cured by the Company within five (5) business days following written notice by TAS delivered to the Company describing in reasonable detail such failure and (B) TAS is not then in material breach of any of its covenants or agreements contained in this Agreement; or
     (f) by the Company if, upon a vote taken thereon at the Stockholders Meeting or any postponement or adjournment thereof, this Agreement shall not have been adopted by the holders of at least a majority in combined voting power of the outstanding Shares.

     SECTION 7.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except:
     (a) as set forth in Section 7.03; and
     (b) except as set forth in Section 7.03, nothing herein shall relieve any party from liability for fraud or for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.
The terms of this Section 7.02, Section 1.10(c), 7.03, and Article VIII, shall survive any termination of this Agreement.
     SECTION 7.03. Fees and Expenses.
     (a) Generally. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection with the Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated. “Expenses” includes all reasonable out-of-pocket expenses (including all fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by or on behalf of a party or its prospective financing sources in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement.
     (b) Company Termination Fee and TAS Expenses.
     (i) In the event that this Agreement is terminated by TAS pursuant to Section 7.01(e)(ii), then the Company shall pay $750,000 (such amount, the “Company Termination Fee”) to TAS or as directed by TAS plus the TAS Expenses to TAS or as directed by TAS, as promptly as reasonably practicable (and in any event within five Business Days following such termination), payable by wire transfer of immediately available funds.
     (ii) In the event that (a) this Agreement is terminated (A) by TAS pursuant to Section 7.01(e)(i) or (B) by TAS or the Company pursuant to Section 7.01(c), then the Company shall reimburse TAS for all Expenses incurred by or on behalf of TAS and its Affiliates as of the time of such reimbursement (the “TAS Expenses”), as promptly as reasonably practicable following delivery of reasonable documentation thereof (and, in any event, within five Business Days following delivery of such documentation), payable by wire transfer of immediately available funds, provided that the aggregate amount of TAS Expenses paid pursuant to this Agreement will not exceed $1,000,000.
     (iii) In the event that (a) this Agreement is terminated (A) by TAS pursuant to Section 7.01(e)(i), and, at any time after the date of this Agreement and prior to the event giving rise to TAS’s right to terminate under Section 7.01(e)(i), an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the Company Board or the Special Committee, or (B) by TAS or the Company pursuant to Section 7.01(c), and at any time after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the Company Board or the Special Committee and (b) within eight (8) months after such termination, the Company enters into an agreement in respect of any Competing Transaction, which Competing Transaction is thereafter consummated, then the Company shall pay to TAS the Company Termination Fee (minus the amount, if any, previously paid pursuant to Section 7.03(b)(ii)) by wire transfer of immediately available funds, on the date of the consummation of the Competing Transaction; provided that, for purpose of this Section 7.03(b)(iii), the term “Competing Transaction” shall have the meaning assigned to such term in Section 5.06(f), except that the references to “20%” shall be deemed to be references to “50%”.
     (iv) The payment of the Company Termination Fee and the TAS Expenses in accordance with this Section 7.03(b) shall constitute the sole and exclusive remedy of TAS for any and all damages arising under or in connection with any breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement. Except as provided in this Section 7.03(b), in no event shall TAS and its Affiliates or any party acting on behalf of TAS or its Affiliates, (i) seek to obtain any recovery or judgment in connection with any breach of any representation, warranty, covenant or agreement on the part of the Company contained this Agreement or (ii) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages, in connection with any breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement. The parties acknowledge that the Company Termination Fee and the TAS Expenses together constitute a reasonable estimate of the damages that will be suffered by reason of any action or omission giving rise to a right of payment of the Company Termination Fee and/or the TAS Expenses.
     (v) The payment of money damages not to exceed $1,750,000 shall constitute the sole and exclusive remedy of the Company for any and all damages arising under or in connection with any breach of any representation, warranty, covenant or agreement on the part of TAS or its Affiliates contained in or contemplated by this Agreement. Except as provided in this Section 7.03(b), in no event shall the Company and its Affiliates or any party acting on behalf of the Company or its Affiliates, (i) seek to obtain any recovery or judgment in connection with any breach of any representation, warranty, covenant or agreement on the part of the TAS and its Affiliates contained or contemplated by this Agreement or (ii) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages, in connection with any breach of any representation, warranty, covenant or agreement on the part of TAS and its Affiliates contained in or contemplated by this Agreement. The parties acknowledge that the sum of $1,750,000 constitutes a reasonable estimate of maximum amount of damages that will be suffered by the Company and its Affiliates by reason of any action or omission of TAS or its Affiliates arising out of or relating to this Agreement.
     (c) Acknowledgement. Each of the Company and TAS acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee or TAS Expenses when due, the Company shall reimburse TAS for all reasonable costs and expenses actually incurred or accrued by TAS (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.03.
     SECTION 7.04. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors (subject, in the case of the Company, to the prior recommendation of the Special Committee) at any time prior to the

Effective Time. However, after the approval and adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment of the type described in the proviso to the second sentence of Section 251(d) of the DGCL shall be made unless the Company shall have obtained such consents as may be required by the DGCL. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
     SECTION 7.05. Waiver. At any time prior to the Effective Time, any party hereto may:
     (a) extend the time for the performance of any obligation or other act of any other party hereto;
     (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto; and
     (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein.
Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
ARTICLE VIII
GENERAL PROVISIONS
     SECTION 8.01. Non-Survival of Representations and Warranties. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, as the case may be.
     SECTION 8.02. Company Stock Purchase. The Company has agreed to issue to the TAS Stockholders up to 2,400,000 shares of Common Stock pursuant to the Agreement dated July 31, 2006 between the Company, TAS and the TAS Stockholders (the “Conversion Agreement”) (subject to adjustment as provided therein) at a price of $2.50 per share (the “Stock Conversion Price”), upon conversion of the Term C Loan (the “Company Stock Purchase”). The right of the TAS Stockholders to purchase shares of Common Stock pursuant to the Conversion Agreement is subject to the condition that all required filings with the SEC by the Company, TAS, the TAS Stockholders and their respective Affiliates shall have been made, and all related deliveries of documents to the stockholders of the Company and the passage of notice periods required under 13(e) of the Exchange Act and the rules and regulations thereunder shall have occurred. The Company covenants and agrees to comply with Section 5.03 of this Agreement with respect to such matters before the SEC, and agrees that any breach of the Conversion Agreement by the Company shall constitute a breach of this Agreement as well.
     SECTION 8.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile transmissions between the hours of 9:00 A.M. and 5:00 P.M. in the recipient party’s time zone, or by registered or certified mail (postage prepaid, return receipt requested) or recognized overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.03):

if to TAS:	TAS Holding, Inc
c/o Cawthron, Womack & Coker, P.C.
First Waco Center
1700 N. Valley Mills Drive
P. O. Box 8256
Waco, TX 76714
Telephone No.: (817) 776-3871
Facsimile No.: (254) 776-4346
Attention: John Cawthron

with a copy to:	Bracewell & Giuliani LLP
500 N. Akard Street, Suite 4000
Dallas, TX 75201
Telephone No.: (214) 758-1000
Facsimile No.: (214) 758-1010
Attention: Michael W. Tankersley

with a copy to:	Beard, Kultgen, Brophy, Bostwick &
Dickson, LLP
Central Tower
5400 Bosque Boulevard, Suite 301
Waco, TX 76710
Telephone No.: (254) 776-5500
Facsimile No.: (254) 776-3591
Attention: Richard E. Brophy, Jr.

with a copy to:	Schulte Roth & Zabel, LLP
919 Third Avenue
New York NY 10022
Telephone No.: (212) 756-2000
Facsimile No.: (212) 593-5955
Attention: Peter J. Halasz

if to the Company:	TIMCO Aviation Services, Inc.
623 Radar Road
Greensboro, NC 27410
Telephone No.: (336) 668-4410
Facsimile No: (336) 337-1867
Attention: Chairman, CEO and CFO

with a copy to:	Akerman Senterfitt
One Southeast Third Avenue, 28th Floor
Miami, FL 33131
Telephone No.: (305) 982-5604

Facsimile No: (305) 374-5095
Attention: Philip B. Schwartz

with a copy to:	Richards, Layton & Finger, P.A.
One Rodney Square
P. O. Box 551
Wilmington, DE 19899
Telephone No.: (302) 658-6500
Facsimile No.: (302) 658-6548
Attention: Mark Gentile
     SECTION 8.04. Certain Definitions.
     (a) For purposes of this Agreement:
“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are authorized or required by Law to close in the City of Dallas, Texas.
“Code” means the United States Internal Revenue Code of 1986, as amended including any successor provisions and transition rules, whether or not codified.
“Closing Material Adverse Effect” shall mean that (i) Delta Airlines, Inc. shall have given the Company written notice of its intention to terminate substantially all of the engineering projects pending at the time of such notice, including a request for the return of the related deposits or (ii) United Airlines, Inc. shall have given the Company written notice of its intention to terminate substantially all of its business that it sends to the Company’s MRO services.
“Company Material Adverse Effect” means any event, circumstance, change or effect that is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole provided that none of the following shall constitute or shall be considered in determining whether there has occurred a Company Material Adverse Effect;
     (i) general economic conditions worldwide, in the United States, or in any nation or region in which the Company or any of its Subsidiaries has a substantial presence or operations;
     (ii) any acts of terrorism not directed at the Company or any outbreak of war;
     (iii) the public announcement by the Parties of this Agreement, the pendency of the Merger or the other transactions contemplated hereby, or any action taken which is required by this Agreement or specifically requested by TAS or its stockholders or consented to by TAS or its stockholders, in each case including losses of employees or any stockholder litigation arising from or relating to the Merger;

     (iv) factors generally affecting the industries or markets in which the Company and its Subsidiaries operate;
     (v) changes in Law not specifically directed at the Company or its Subsidiaries or generally accepted accounting principles or the interpretation thereof not specifically directed at the Company or its Subsidiaries;
     (vi) any failure by the Company to meet any Company or published securities analyst estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing;
     (vii) a decline in the trading price or change in trading volume of the Company Common Stock.
“Company Required Consents” means all consents, authorizations and approvals the failure to obtain in connection with the execution and delivery by the Company of this Agreement and the consummation of the Transactions by the Company, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.
“Environmental Law” means any Law relating to: (A) the protection, investigation, remediation, or restoration of the environment or natural resources, (B) the handling, use, storage, treatment, disposal, release or threatened release of any hazardous substance, (C) noise, odor, pollution, contamination, land use, any injury or threat of injury to persons or property, or (D) the protection of the health and safety of employees or the public.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Knowledge of the Company” and the “Company’s Knowledge” and words of similar import means the actual knowledge (after due inquiry) of John Cawthron, Ron Utecht, Jim Tate, Kevin Carter or Elizabeth Mehaffey.
“TAS Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to prevent or materially impede, interfere with, hinder, or delay the consummation by TAS of the transactions contemplated by this Agreement.
“Person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
“Representative” means, with respect to any Person, such the officers, directors, employees, accountants, auditors, attorneys, consultants, legal counsel, agents, investment bankers, financial advisors and other representatives of such Person and of such Person’s anticipated sources of financing.
“Subsidiary” or “Subsidiaries” when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.
“Tax Returns” means in respect of any Tax, any return, declaration, report, election, estimate claim for refund or information return or other statement, form or disclosure filed or required to be filed with any Governmental Authority or taxing authority, including any schedule or attachment thereto, and including any amendment thereof.
“Tax” or “Taxes” shall mean (i) any and all federal, state, provincial, local, foreign and other taxes, assessments, fees, levies, duties, tariffs, customs, imposts and other governmental charges of any kind (together with any and all interest, penalties, assessments additions to tax and additional amounts imposed with respect thereto) imposed in connection therewith or by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, capital gains franchise, windfall or other profits, gross receipts, real or personal property, sales, goods and services use, capital stock, branch payroll, employment, social security (or similar), workers’ compensation, utility, severance, production, occupation, premium, unemployment compensation or net worth’s-taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; customs duties; tariffs and similar charges, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of Law, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person.
     (b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of definition
90% Threshold	Section 5.04

Acquisition Proposal	Section 5.06(a)(i)

Action	Section 2.08

Adverse Recommendation Notice	Section 5.06(d)

Affiliate Transaction	Section 2.22(a)

Agreement	Preamble

Defined Term	Location of definition
Assignee	Section 5.02(c)

Certificate of Merger	Section 1.03

Certificates	Section 1.10(d)

Change in the Company Recommendation	Section 5.06(d)

CIT Debt	Recitals

CIT Financing Agreement	Section 6.02(d)

Closing	Section 1.02

Closing Date	Section 1.02

COBRA	Section 2.09(a)

Company	Recitals

Company Board	Recitals

Company Common Stock	Section 1.07(a)

Company Convertible Debt	Section 1.08(b)(v)

Company Disclosure Schedule	ARTICLE II

Company Permits	Section 2.15

Company Recommendation	Section 2.04(c)

Company SEC Reports	Section 2.06(a)(iv)

Company Software	Section 2.16(e)

Company Stock Option	Section 1.08(a)(ii)

Company Stock Plans	Section 1.08(a)(i)

Company Stock Purchase	Section 8.02

Company Stock Purchase Right	Section 1.08(b)(ii)

Company Stockholder Approval	Section 2.04

Defined Term	Location of definition
Company Termination Fee	Section 7.03(b)(i)

Competing Transaction	Section 5.06(f)

Conversion Agreement	Section 8.02

Copyrights	Section 2.16(e)

Costs	Section 5.07(a)

DGCL	Recitals

Dissenting Shares	Section 1.09(a)

Effective Time	Section 1.03

ERISA	Section 2.09(a)

Escrow Agent	Section 1.10(a)

Escrow Agreement	Section 1.10(a)

Expenses	Section 7.03(a)

GAAP	Section 2.06(b)

Governmental Authority	Section 2.05(b)

HIPAA	Section 2.09(b)

HSR Act	Section 2.05(b)

Indemnified Directors and Officers	Section 5.07(a)

Information Statement	Section 5.03(a)

Intellectual Property Rights	Section 2.16(e)

Law	Section 2.05(a)(ii)

LJH	Section 3.09

LJH Shares	Section 3.09

LJH Warrant	Section 1.08(b)(i)(B)

Material Contracts	Section 2.12(a)

Defined Term	Location of definition
Material Leased Real Property	Section 2.10(b)

Maximum Premium	Section 5.07(c)

Meeting Commencement Date	Section 5.01

Merger	Recitals

Monroe Debt	Recitals

Notice of Superior Proposal	Section 5.06(c)

Option Consideration	Section 1.08(b)

Order	Section 6.01(b)

Owl Creek Entities	Section 3.09

Owl Creek Shares	Section 3.09

Owned Real Property	Section 2.10(b)

Patents	Section 2.16(e)

Paying Agent	Section 1.10(b)

Per Share Merger Consideration	Section 1.07(a)

Plans	Section 2.09(a)

Post-Signing Returns	Section 4.03(a)

Proxy Statement	Section 5.03(a)

Proxy/Information Statement	Section 5.03(a)

Purchase Right Consideration	Section 1.08(b)(ii)

Real Property	Section 2.10(c)

Restructuring Agreement	Recitals

Sarbanes-Oxley Act	Section 2.06(c)

SEC	Section 1.10(b)

Securities Act	Section 2.05(b)

Defined Term	Location of definition
Shares	Section 1.07(a)

Special Committee	Recitals

Stockholders’ Meeting	Section 5.01(i)

Stock Conversion Price	Section 8.02

Superior Proposal	Section 5.06(g)

Surviving Corporation	Section 1.01

Surviving Corporation Shares	Section 1.07(c)

Takeover Provision	Section 5.10

TAS	Preamble

TAS Expenses	Section 7.03(b)(ii)

TAS Shares	Section 3.09

TAS Stockholders	Section 3.09

Term C Loan	Preamble

Termination Date	Section 7.01(c)

Trademarks	Section 2.16(e)

Transactions	Section 2.04(a)
     SECTION 8.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
     SECTION 8.06. Entire Agreement; Assignment. This Agreement, including all exhibits, annexes and schedules hereto, and the Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.
     SECTION 8.07. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than as provided in Section 7.03(b)(iv) and, following the Effective Time, Section 5.07 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).
     SECTION 8.08. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.
     SECTION 8.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without giving effect to any other choice of Law or conflict of Law provision or rule (whether of the State of Delaware or otherwise). The parties hereto hereby:
     (a) submit to the exclusive jurisdiction of any such state or federal court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto; and
     (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.
     SECTION 8.10. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT.
     SECTION 8.11. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     SECTION 8.12. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     SECTION 8.13. Interpretation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are, unless otherwise indicated, references to Articles and Sections of this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. References to any statute are to that statute as amended from time to time, and to the rules and regulations promulgated thereunder, and, in each case, to any successor statute, rules or regulations thereto.
     IN WITNESS WHEREOF, TAS and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

TAS HOLDING, INC.

By:	/s/ John R. Cawthron

Name:	John R. Cawthron

Title:	President

TIMCO AVIATION SERVICES, INC.

By:	/s/ Ronald Utecht

Name:	Ronald Utecht

Title:	President

Annex “B”
July 18, 2006
The Special Committee of the Board of
Directors of TIMCO Aviation Services, Inc.
Dear Members of the Special Committee of the Board of Directors:
     We understand that TIMCO Aviation Services, Inc. (“TIMCO”, or the “Company”) has received an offer to enter into a merger (the “Merger”) with TAS Holding, Inc. TAS is a holding company formed by LJH, Ltd. (“LJH”), the Company’s largest shareholder, and Owl Creek Capital Management (together with its affiliates, “Owl Creek”) for purposes of effectuating a series of transactions. We further understand that pursuant to the terms of the Merger, TAS will purchase all of the shares of common stock held by the stockholders of TIMCO and the holders of rights to acquire shares of TIMCO (in each case other than LJH, TAS and Owl Creek) common stock for $4.00 per share (less the applicable exercise price for rights to acquire shares of TIMCO’s common stock) (the “Consideration”). The Merger and related transactions are referred to herein as the “Transaction”.
     You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) as to whether, as of the date hereof, the Consideration to be received by the stockholders of TIMCO and holders of rights to acquire shares of common stock of TIMCO, in each case other than TAS, LJH and Owl Creek, in connection with the Transaction is fair to them from a financial point of view.
     In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:
1.	reviewed the Company’s annual reports to stockholders and on Form 10-K for the fiscal years ended December 31, 2002 through 2005 (“FY 2005”), quarterly report on Form 10Q for the three month period ended March 31, 2006, and Company prepared interim financial statements for the five month period ended May 2006, which management has identified as being the most recent financial information available;

2.	reviewed detail monthly performance information by division and/or location for FY 2005;

3.	reviewed monthly projections by division/location prepared by Company management with respect to the fiscal year ending December 31, 2006 (“FY 2006”) as of June 29, 2006;

4.	reviewed summary financial projections prepared by the Company’s management with respect to the Company for the fiscal years ending December 31, 2007 and 2008;

5.	reviewed the following analyses prepared by TIMCO management:

The Special Committee of the Board of Directors	-2-
of TIMCO Aviation Services, Inc.
July 18, 2006
(i)	detail of adjustments to EBITDA on a monthly basis for 2005, including non-recurring and /or extraordinary costs (provided on March 22, 2006);

(ii)	a cash reconciliation analysis, providing a bridge between cash balances of November 22, 2005 to March 17, 2006 (provided March 22, 2006);

(iii)	detail of the latest capital structure, as of June 12, 2006 (provided on June 13, 2006); and

(iv)	cash flow forecast for the 8 week period from June 23, 2006 — August 11, 2006 (provided on June 22, 2006);
6.	visited the Company’s facility and corporate offices in Greensboro, North Carolina;

7.	met with certain members of the senior management of the Company to discuss the operations, pro forma financial condition and financial projections of the Company;

8.	reviewed the Company’s amended registration statement on Form S-1 dated October 21, 2005, outlining the terms of the Company’s exchange offer and rights offering;

9.	reviewed various change of share ownership disclosures on Schedule 13-G and 13-D filed between December 1, 2005 through June 4, 2006;

10.	reviewed the term sheet proposal letter from LJH, dated March 9, 2006;

11.	reviewed the memorandum from Mike Tankersley regarding Response to Principal Deal Points in TIMCO Merger Agreement, dated April 13, 2006;

12.	reviewed the Agreement and Plan of Merger among TAS and TIMCO draft dated July 12, 2006;

13.	reviewed the Escrow Agreement by and among TAS and TIMCO draft dated July 6, 2006;

14.	reviewed the Agreement by and among TAS, the TAS stockholders and TIMCO draft dated July 12, 2006 (the “Agreement”);

15.	reviewed the historical market prices and trading volume for the Company’s publicly traded securities;

16.	reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, as well as publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

17.	conducted such other studies, analyses and inquiries as we have deemed appropriate.
     We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, the management of the Company has advised us,

The Special Committee of the Board of Directors	-3-
of TIMCO Aviation Services, Inc.
July 18, 2006
and we have assumed, that the financial forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial results and condition of the Company (as of the dates of such forecasts and projections), and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. We have also relied upon management’s calculations in determining certain adjustments to the historical financial statements. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements provided to us, and that there is no information or facts that would make the information reviewed by us incomplete or misleading. Houlihan Lokey, at the recommendation of management, has relied upon the Company’s “base case projections” for 2006. We have also assumed that the Company is not party to any material pending transaction, including, without limitation, any external financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Transaction and the Company Stock Issuance and Conversion as defined in the Agreement .
     We have not independently verified the accuracy and completeness of the information supplied to us with respect to TIMCO or available from public sources and do not assume any responsibility with respect to it. Management has stated that they have supplied us with all relevant information with respect to TIMCO related to this engagement. Specifically, estimates for the Company’s closure of its Goodyear facility as well as the cash severance payments to recently terminated senior management, were provided by management and have not been independently verified by Houlihan Lokey, nor has Houlihan Lokey attempted to estimate the probability of making such payments in the amounts provided.
     We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in items 12, 13, and 14 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the agreements provided to us, without any amendments or modifications thereto or any adjustment to the consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). We have also relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would result in the disposition of any material portion of the assets of the Company, or otherwise have an adverse effect on the Company or the expected benefits of the Transaction. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft agreements identified above will not differ in any material respect from such draft agreements.
     Furthermore, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We express no opinion regarding the liquidation value of any entity. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is a party or may be subject. With your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions of claims, outcomes or damages arising out of any such matters.

The Special Committee of the Board of Directors	-4-
of TIMCO Aviation Services, Inc.
July 18, 2006
     We have not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board of Directors or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof. We have not considered, nor are we expressing any opinion herein with respect to, the prices at which the common stock has traded or may trade subsequent to the disclosure or consummation of the Transaction.
     This Opinion is furnished for the use and benefit of the Special Committee of the Board of Directors in connection with its consideration of the Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent, provided however that the Special Committee of the Board of Directors may furnish a copy of such opinion to the broader Board of Directors for informational purposes. This Opinion is not intended to be, and does not constitute, a recommendation to any security holder as to how such security holder should vote, acquire or dispose of any securities of TIMCO with respect to the Transaction or otherwise.
     In the ordinary course of business, certain of our affiliates may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of the Company, TAS and any other party that may be involved in the Transaction.
     Houlihan Lokey, or its affiliates, have provided certain other financial advisory and investment banking services for the Company and have received fees for rendering such services, and we may continue to do so in the future.
     We have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Company, its respective security holders or any other party to proceed with or effect the Transaction, (ii) the fairness of any portion or aspect of the Transaction not expressly addressed in this Opinion, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company or any other party other than those set forth in this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the tax or legal consequences of the Transaction to either the Company, its security holders, or any other party, (vi) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders, or (vii) the solvency or fair value of the Company or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Transaction insofar as relevant to the Opinion.

The Special Committee of the Board of Directors	-5-
of TIMCO Aviation Services, Inc.
July 18, 2006
     Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by the Company’s stockholders and the holders of rights to acquire shares of common stock of the Company, in each case other than TAS, LJH and Owl Creek, in connection with the Transaction is fair to them from a financial point of view.
HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

July 18, 2006
The Special Committee of the Board of
Directors of TIMCO Aviation Services, Inc.
Dear Members of the Special Committee of the Board of Directors:
     We understand that TIMCO Aviation Services, Inc. (“TIMCO”, or the “Company”) has received an offer to enter into a merger (the “Merger”) with TAS Holding, Inc. TAS is a holding company formed by LJH, Ltd. (“LJH”), the Company’s largest shareholder, and Owl Creek Capital Management (together with its affiliates, “Owl Creek”) for purposes of effectuating a series of transactions. We understand that the following actions have occurred to date: (i) LJH acquired from Monroe Capital Advisors LLC, indebtedness of the Company in the approximate amount of $18.5 million (“Monroe Debt”), in which Owl Creek has purchased a 20% participation; (ii) LJH has waived certain existing defaults and lowered the interest rate under the Monroe Debt; (iii) LJH and Owl Creek have advanced the Company an additional working capital loan of $6.0 million with an interest rate of LIBOR +1.75% (the “Term Loan C”), which allowed the Company to amend the terms of its indebtedness to CIT/Business Credit, Inc. (“CIT”) to resolve certain existing events of default and increase availability under the CIT debt (together with the Monroe Debt purchase the “Debt Restructure”). We further understand that LJH and Owl Creek have has offered to purchase up to 2.4 million shares of Company’s common stock (“Stock Purchase Transaction”) for $6.0 million or $2.50 per share (the “Stock Purchase Price”) in cancellation of indebtedness due under Term Loan C.
     You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) as to whether, as of the date hereof, the Stock Purchase Price is fair to the Company’s stockholders and holders of rights to acquire shares of Company common stock, in each case other than TAS, LJH and Owl Creek, from a financial point of view.
     In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:
1.	reviewed the Company’s annual reports to stockholders and on Form 10-K for the fiscal years ended December 31, 2002 through 2005 (“FY 2005”), quarterly report on Form 10Q for the three month period ended March 31, 2006, and Company prepared interim financial statements for the five month period ended May 2006, which management has identified as being the most recent financial information available;

2.	reviewed detail monthly performance information by division and/or location for FY 2005;

3.	reviewed monthly projections by division/location prepared by Company management with respect to the fiscal year ending December 31, 2006 (“FY 2006”) as of June 29, 2006;

The Special Committee of the Board of Directors	-2-
of TIMCO Aviation Services, Inc.
July 18, 2006
4.	reviewed summary financial projections prepared by the Company’s management with respect to the Company for the fiscal years ending December 31, 2007 and 2008;

5.	reviewed the following analyses prepared by TIMCO management:
(i)	detail of adjustments to EBITDA on a monthly basis for 2005, including non-recurring and/or extraordinary costs (provided on March 22, 2006);

(ii)	a cash reconciliation analysis, providing a bridge between cash balances of November 22, 2005 to March 17, 2006 (provided March 22, 2006);

(iii)	detail of the latest capital structure, as of June 12, 2006 (provided on June 13, 2006); and

(iv)	cash flow forecast for the 8 week period from June 23, 2006 — August 11, 2006 (provided on June 22, 2006);
6.	visited the Company’s facility and corporate offices in Greensboro, North Carolina;

7.	met with certain members of the senior management of the Company to discuss the operations, pro forma financial condition and financial projections of the Company;

8.	reviewed the amended Company’s registration statement on Form S-1 dated October 21, 2005, outlining the terms of the Company’s exchange offer and rights offering;

9.	reviewed various change of share ownership disclosures on Schedules 13-G and 13-D filed between December 1, 2005 through June 4, 2006;

10.	reviewed the term sheet proposal letter from LJH, dated March 9, 2006;

11.	reviewed the memorandum from Mike Tankersley regarding Response to Principal Deal Points in TIMCO Merger Agreement, dated April 13, 2006;

12.	reviewed the Agreement and Plan of Merger among TAS and TIMCO draft dated July 12, 2006;

13.	reviewed the Escrow Agreement by and among TAS and TIMCO draft dated July 6, 2006;

14.	reviewed the Agreement by and among TAS, the TAS stockholders and TIMCO draft dated July 12, 2006;

15.	reviewed the historical market prices and trading volume for the Company’s publicly traded securities;

16.	reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, as well as publicly available prices and premiums paid in other transactions that we considered similar to the Stock Purchase Transaction; and

17.	conducted such other studies, analyses and inquiries as we have deemed appropriate.

The Special Committee of the Board of Directors	-3-
of TIMCO Aviation Services, Inc.
July 18, 2006
     We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, the management of the Company has advised us, and we have assumed, that the financial forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial results and condition of the Company (as of the dates of such forecasts and projections), and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. We have also relied upon management’s calculations in determining certain adjustments to the historical financial statements. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements provided to us, and that there is no information or facts that would make the information reviewed by us incomplete or misleading. Houlihan Lokey, at the recommendation of management, has relied upon the Company’s “base case projections” for 2006. We have also assumed that the Company is not party to any material pending transaction, including, without limitation, any external financing, recapitalization, acquisition or merger, divestiture or spin-off (other than the Stock Purchase Transaction and a potential going private transaction whereby public stockholders and holders of rights to purchase shares of common stock of TIMCO, excluding LJH, Owl Creek and TAS will be paid $4.00 per common stock or common stock equivalent).
     We have not independently verified the accuracy and completeness of the information supplied to us with respect to TIMCO or available from public sources and do not assume any responsibility with respect to it. Management has stated that they have supplied us with all relevant information with respect to TIMCO related to this engagement. Specifically, estimates for the Company’s closure of its Goodyear facility as well as the cash severance payments to recently terminated senior management, were provided by management and have not been independently verified by Houlihan Lokey, nor has Houlihan Lokey attempted to estimate the probability of making such payments in the amounts provided.
     We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in items 12, 13, and 14 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Stock Purchase Transaction will be satisfied without waiver thereof, and (d) the Stock Purchase Transaction will be consummated in a timely manner in accordance with the terms described in the agreements provided to us, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). We have also relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the Stock Purchase Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would result in the disposition of any material portion of the assets of the Company, or otherwise have an adverse effect on the Company or the expected benefits of the Stock Purchase Transaction. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft agreements identified above will not differ in any material respect from such draft agreements.
     Furthermore, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We express no opinion regarding the liquidation value of any entity. Furthermore, we have undertaken no

The Special Committee of the Board of Directors	-4-
of TIMCO Aviation Services, Inc.
July 18, 2006
independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is a party or may be subject. With your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions of claims, outcomes or damages arising out of any such matters.
     We have not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Stock Purchase Transaction or any alternatives to the Stock Purchase Transaction, (b) negotiate the terms of the Stock Purchase Transaction, or (c) advise the Board of Directors or any other party with respect to alternatives to the Stock Purchase Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof. We have not considered, nor are we expressing any opinion herein with respect to, the prices at which the common stock has traded or may trade subsequent to the disclosure or consummation of the Stock Purchase Transaction.
     This Opinion is furnished for the use and benefit of the Special Committee of the Board of Directors in connection with its consideration of the Stock Purchase Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent, provided however that the Special Committee of the Board of Directors may furnish a copy of such opinion to the broader Board of Directors for informational purposes. This Opinion is not intended to be, and does not constitute, a recommendation to any security holder as to how or whether such security holder should vote, acquire or dispose of Company securities in connection with the Stock Purchase Transaction or otherwise.
     In the ordinary course of business, certain of our affiliates may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of the Company, TAS and any other party that may be involved in the Transaction.
     Houlihan Lokey, or its affiliates, have provided certain other financial advisory and investment banking services for the Company and have received fees for rendering such services, and we may continue to do so in the future.
     We have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Company, its respective security holders or any other party to proceed with or effect the Stock Purchase Transaction, (ii) the fairness of any portion or aspect of the Stock Purchase Transaction not expressly addressed in this Opinion, (iii) the fairness of any portion or aspect of the Stock Purchase Transaction to the holders of any class of securities, creditors or other constituencies of the Company or any other party other than those set forth in this Opinion, (iv) the relative merits of the Stock Purchase Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the tax or legal consequences of the Stock Purchase Transaction to either the Company, its security holders, or any other party, (vi) the fairness of any portion or aspect of the Stock Purchase Transaction to any one class or group of the Company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders, or (vii) the solvency or fair value of the Company or any other participant in the Stock Purchase Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters. Furthermore, no opinion, counsel or

The Special Committee of the Board of Directors	-5-
of TIMCO Aviation Services, Inc.
July 18, 2006
interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Stock Purchase Transaction insofar as relevant to the Opinion.
     Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Stock Purchase Price is fair to the Company’s stockholders and holders of rights to acquire shares of Company common stock, in each case other than TAS, LJH and Owl Creek, from a financial point of view.
HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

Annex “C”

AMENDED AND RESTATED
TRANSACTION AGREEMENT
By and Among
LJH, LTD.,
OWL CREEK I, L.P., OWL CREEK II, L.P.,
OWL CREEK OVERSEAS FUND I, LTD.,
AND OWL CREEK OVERSEAS FUND II, LTD.
AND
TAS HOLDING, INC.
As of April 20, 2006

AMENDED AND RESTATED TRANSACTION AGREEMENT
     AMENDED AND RESTATED TRANSACTION AGREEMENT, dated as of April 20, 2006 (the “Agreement”), is by and among LJH, Ltd., a Texas limited partnership (“LJH”), Owl Creek I, L.P., Owl Creek II L.P., Owl Creek Overseas Fund, Ltd. and Owl Creek Overseas Fund II, Ltd., each a Delaware limited partnership (together, the “Owl Creek Investors,” and together with LJH, the “Investors”) with respect to certain transactions proposed to be undertaken by LJH and the Owl Creek Investors with respect to their ownership of TIMCO Aviation Services, Inc. (the “Company”).
     WHEREAS, the Company has experienced continuing losses in its business during the fourth quarter of 2005 and in 2006 that are greater than had been planned for and which have restricted the Company’s liquidity and resulted in breaches of certain of the financial covenants (the “Defaults”) in the Financing Agreement dated April 5, 2004 between the Company, certain of its Subsidiaries named therein and CIT Group/Business Credit, Inc., as Agent and one of the “Credit Parties” named therein (“CIT”), as amended (the “CIT Facility”), and in the Restated and Amended Financing Agreement dated April 8, 2005 between the Company, certain of its Subsidiaries named therein and Monroe Capital Advisors, LLC as the “Lender” named therein (“Monroe”), as amended (the “Monroe/Fortress Facility”), which on April 11, 2005 was assigned to and is now held by Fortress Credit Opportunities I LP (“Fortress”).
     WHEREAS, LJH has purchased the Monroe Facility and proposes to modify its terms to, among other things, resolve the Defaults thereunder and make available to the Company $6 million of additional funding (the “Working Capital Infusion”), and by working with the Company to obtain amendments to the CIT Facility which will resolve the Defaults thereunder and make available to the Company additional credit to fund its business.
     WHEREAS, the Investors entered into that certain Transaction Agreement, dated April 10, 2006 (the “Transaction Agreement”), which provided, among other things, for the Investors to cooperate to enter into certain transactions to resolve the Defaults and to induce the Company to enter into an Agreement and Plan of Merger between TAS Holding, Inc., a Delaware corporation owned by LJH (“Newco”), and the Company (the “Merger”), whereby Newco would merge with and into the Company and the remaining stockholders of the Company, other than the Investors, would receive $4.00 per share in cash, and, pursuant to an Escrow Agreement between Newco, the Company and American Bank of Texas, as escrow agent, (the “Escrow Agreement”), Newco would deposit the sum of $10,006,524 received from the Investors into escrow in order to pay the other stockholders of the Company upon the closing of the Merger;
     WHEREAS, in accordance with the terms of the Transaction Agreement, (i) LJH entered into that certain Assignment and Acceptance, dated April 10, 2006, with Fortress and Monroe, whereby LJH purchased the Monroe/Fortress Facility; (ii) pursuant to that certain Participation Agreement, dated April 10, 2006, between LJH and the Owl Creek Investors (as amended, the “Participation Agreement”), the Owl Creek Investors, among other things, purchased a 19.48% share of the Monroe/Fortress Facility; (iii) Newco was organized; and (iv)

the Investors entered into a Stockholders Agreement between Newco and the Investors (the “Stockholders Agreement”) and a Registration Rights Agreement between Newco and the Investors (the “Registration Rights Agreement”) to govern the rights of the Investors and other potential stockholders in Newco;
     WHEREAS, the Investors desire to amend and restate the Transaction Agreement as further set forth herein to revise the various understandings and agreements between them with respect to the transactions described in this preamble and in this Agreement.
     NOW, THEREFORE, the Investors and Newco agree as follows:
ARTICLE I
AMENDMENT AND RESTATEMENT; DEFINITIONS
     1.1 Amendment and Restatement. This Agreement amends and restates in its entirety the Transaction Agreement effective from and after the date of this Agreement.
     1.2 Definitions. Certain capitalized terms are used in this Agreement as specifically defined in this Section 1.1 as follows:
     “Affiliate” means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company (or other specified Person), excluding the Company itself, and shall include (a) any Person who is an officer, director, manager or beneficial holder of at least 10% of the outstanding equity securities of the Company (or other specified Person), (b) any Person of which the Company (or other specified Person) or any officer, director or manager of the Company (or other specified Person) shall, directly or indirectly, either beneficially own at least 10% of the outstanding equity securities or constitute at least a 10% participant, and (c) in the case of a specified Person who is an individual, Members of the Immediate Family of such Person; provided, however, that the Investors shall not be Affiliates of the Company for purposes of this Agreement.
     “Agreement” is defined in the Preamble.
     “CIT” is defined in the preamble.
     “CIT Facility” is defined in the preamble.
     “Closing Date” is defined in Section 2.4.
     “Commission” means the Securities and Exchange Commission.
     “Company” is defined in the Preamble.
     “Company Common Stock” means the common stock, $.001 par value per share, of the Company.

     “Company Shares” is defined in Section 4.2(a).
     “Contractual Obligation” means, with respect to any Person, any contracts, agreements, deeds, mortgages, leases, licenses, other instruments, commitments, undertakings, arrangements or understandings, written or oral, or other documents, including any document or instrument evidencing indebtedness, to which any such Person is a party or otherwise subject to or bound by or to which any asset of any such Person is subject.
     “Escrow Agreement” is defined in the preamble.
     “Exchange Act” means the Securities Exchange Act of 1934, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as from time to time amended and in effect.
     “Exercise Notice” is defined in Section 4.3(c)(ii).
     “Exercising Investor” is defined in Section 4.3(c)(ii).
     “Fortress” is defined in the preamble.
     “Independent Appraiser” means a third party appraiser which (i) does not have a current material business or other relationship with the Company, any shareholders of the Company or any of their respective Affiliates and (ii) is a nationally recognized investment banking or accounting firm or an Affiliate of such a firm.
     “Information Notice” is defined in Section 4.3(a).
     “Information Period” is defined in Section 4.3(a).
     “Investors” is defined in the preamble.
     “Legal Requirement” means any federal, state or local law, statute, standard, ordinance, code, order, rule, regulation, resolution, promulgation or any final order, judgment or decree of any court, arbitrator, tribunal or governmental authority, or any license, franchise, permit or similar right granted under any of the foregoing.
     “LJH” is defined in the preamble.
     “LJH/CIT Intercreditor” is defined in Section 2.1.
     “Monroe” is defined in the preamble.
     “Monroe/Fortress Facility” is defined in the preamble.
     “Monroe/Fortress Facility Amendment” is defined in Section 2.1.
     “Notice Date” is defined in Section 4.3(c)(i)(5).
     “Newco” is defined in the preamble.

     “Option Closing Date” is defined in Section 4.3(c)(iii).
     “Option Notice” is defined in Section 4.3(c)(i).
     “Other Investors” is defined in Section 4.3(a).
     “Owl Creek Investors” is defined in the preamble.
     “Participation Agreement” is defined in the preamble.
     “Permitted Transferee” is defined in Section 4.2(b).
     “Person” means an individual, partnership, corporation, company, association, trust, joint venture, unincorporated organization and any governmental department or agency or political subdivision.
     “Proposed Transferee” is defined in Section 4.3(c)(i).
     “Registration Rights Agreement” is defined in the preamble.
     “Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be from time to time amended and in effect.
     “Selling Investor” is defined in Section 4.3(c)(i).
     “Specified Shares” is defined in Section 4.3(c)(i).
     “Stockholders Agreement” is defined in the preamble.
     “Subsidiary” means any Person of which the Company or the Investors now or hereafter shall at the time (a) own directly or indirectly through a Subsidiary at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, excluding the Company itself, or (b) constitute a general partner.
     “Suspended Agreements” is defined in Section 2.2.
     “Tag Along Rights” is defined in Section 4.4(a).
     “Tag Along Investors” is defined in Section 4.4(b).
     “Transferring Investor” is defined in Section 4.3(a).
     “Working Capital Infusion” is defined in Section 2.1.

ARTICLE II
TRANSACTIONS
     2.1 Amendment of Monroe/Fortress Facility; Working Capital Infusion. On or before April 21, 2006, LJH will enter into to a Second Amendment to Amended and Restated Financing Agreement between Lender and the Company (the “Monroe/Fortress Facility Amendment”) in the form attached hereto as Exhibit A and a related Intercreditor and Subordination Agreement between Lender and CIT (the “LJH/CIT Intercreditor”) in the form attached hereto as Exhibit B to, among other things, decrease the interest rate and fees payable under the Monroe/Fortress Facility and to waive certain existing events of default for the benefit of the Company and to advance to the Company additional working capital in the amount of Six Million and no/100’s Dollars ($6,000,000.00) of cash for use as working capital (the “Working Capital Infusion”). The Owl Creek Investors consent to the execution and delivery of the Monroe/Fortress Facility Amendment and the LJH/CIT Intercreditor in the forms attached hereto as Exhibits A and B and agree to fund One Million, One Hundred Sixty-eight Thousand, Eight Hundred and no/100s Dollars ($1,168,800.00) (19.48%) of the Working Capital Infusion, subject to the terms and conditions stated therein and the Participation Agreement.
     2.2 Merger and Related Agreements. The Investors have heretofore conducted negotiations with the Company with respect to a proposed form of Merger Agreement but have determined not to proceed with the Merger contemplated thereby at this time. In view of such action, the Investors confirm that all agreements and understandings among the Investors with respect to the proposed Merger and Newco, including the Stockholders Agreement and Registration Rights Agreement (the “Suspended Agreements”), are suspended until such time as the Investors may agree in writing to proceed with the Merger and the other actions contemplated thereby. The Suspended Agreements will have no legal or binding effect on the Investors until they agree otherwise in writing. If no action to proceed with the Merger is taken by the Investors prior to October 20, 2006, the Suspended Agreements and all agreements and understandings with respect to the proposed Merger and Newco will be terminated without any further action by the Investors and thereafter will be of no further force or effect.
     2.3 SEC Filings. Each of the Investors agree to promptly file amendments to their respective Schedule 13D’s with the SEC to reflect the actions described in this Agreement and to provide each party to this Agreement with prompt notice of any development which would under applicable rules require an amendment to their respective Schedule 13D’s. Each of the Investors agrees to provide the other with a reasonable opportunity to review and comment on each proposed amendment to its Schedule 13D prior to its filing. Each of the Investors agrees that information provided by such Investor to any other Investor for inclusion in an SEC filing, which is provided solely with respect to such party, will be true and correct in all material respects and will not misstate any material fact or omit to state any material fact required to be stated therein, in light of the circumstances in which they were made, in order that the information provided will not be misleading.
     2.4 Conditions to Closing for the Investors. The Investors’ several obligations to take the actions described in Sections 2.1 and 2.2 of this Agreement are subject to the satisfaction of the following conditions:

          (a) Representations and Warranties Correct. The representations and warranties made by each of the parties herein shall have been true and correct when made and shall be true and correct on and as of the date hereof with the same force and effect as though made on and as of this date, except for any representations and warranties that are made as of a specific date which shall only be required to be true and correct as of such date.
          (b) Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by each of the Investors on or prior to the date of this Agreement shall have been performed or complied with.
          (c) Consents. All consents and approvals to the transactions contemplated by this Agreement required to be obtained from any third party shall have been obtained.
          (d) Legality. All authorizations, approvals or permits of any governmental authority or regulatory body that are required in connection with such action shall have been duly obtained and shall be in full force and effect.
          (e) General. All instruments and legal and organizational proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Investors, and the Investors shall have received copies of all documents, including records of company proceedings and officers’ certificates, which they may have reasonably requested in connection therewith.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE INVESTORS
LJH hereby represents and warrants to the Owl Creek Investors, and each of the Owl Creek Investors, jointly and severally, hereby represents and warrants to LJH, as follows:
     3.1 Organization. It is duly organized and validly existing and in good standing under the laws of its state of organization.
     3.2 Organizational Power. It has all necessary power and authority to enter into and perform this Agreement, to own all the properties owned by it and to carry on the businesses now conducted or presently proposed to be conducted by it. It has taken all action necessary to authorize this Agreement.
     3.3 Authorization. All approval and action on the part of such Investor by its owners and its governing body necessary for the due authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein has been or will be taken. This Agreement is a legal, valid and binding agreement of the Investor, enforceable in accordance with its terms. The execution, delivery and performance by such Investor of this Agreement will not result in any violation of or be in conflict with, or result in a breach of or constitute a default under, any term or provision of any Legal Requirement to which such Investor is subject, its organizational documents, or any Contractual Obligation to which such Investor is a party or by which it is bound.

     3.4 Litigation. As of the date of this Agreement, no litigation or proceeding before, or investigation by, any foreign, federal, state or municipal board or other governmental or administrative agency or any arbitrator is pending or, to the Investor’s knowledge, threatened, against such Investor with respect to its ownership of Company Common Stock or the transactions contemplated by this Agreement.
     3.5 Consents. No consent, approval, qualification, order or authorization of, or filing with any governmental authority is required in connection with such Investor’s valid execution, delivery or performance of this Agreement, except as expressly contemplated herein.
ARTICLE IV
COVENANTS OF THE INVESTORS
     4.1 Expenses. Each party to this Agreement will bear its own expenses incurred on its behalf with respect to this Agreement.
     4.2 General Restriction; Permitted Transfers.
          (a) General. Except as otherwise provided herein, no Investor shall, directly or indirectly, sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise) (each, a “transfer”) any shares of Company Common Stock (the “Company Shares”) or any right, title or interest therein or thereto. The provisions of this Section 4.2 shall immediately terminate and be null and void on October 20, 2006.
          (b) Permitted Transfers. An Investor may transfer Company Shares to (i) an Affiliate of such Investor or (ii) upon the liquidation or dissolution of such Investor, any general or limited partner, member or shareholder of such Investor (each Person referred to in the preceding clauses (i) and (ii) is herein referred to as a “Permitted Transferee”). Any transfer pursuant to this Section 4.2(b) may be effected without complying with the provisions of Section 4. Upon the consummation of, and as a condition to, any transfer pursuant to this Section 4.2(b), the transferee must execute an Addendum in the form of Exhibit I hereto and thereby become a party to, and be bound by, the terms and provisions of this Agreement. References in this Agreement to Company Shares held or owned by any Investor shall be deemed to include Company Shares held or owned by any such Permitted Transferee(s) and references to actions to be taken by an Investor shall be taken jointly by such Investor and its Permitted Transferee(s).
          (c) Pledge or Grant of Security Interest by Investor. An Investor may pledge all or a portion of its Company Shares or grant a security interest therein to secure Indebtedness (as defined in the Stockholders Agreement) of such Investor or any of its Permitted Transferees owing to a bank, other financial institution or other financing source; provided, however, that the pledge agreements or other related financing agreements of any Investor shall be subject to and acknowledge the rights of the other Investors set forth herein.

     4.3 Notice Prior to Sale; Right of First Refusal.
          (a) Information Notice. Except for a transfer permitted by Section 4.2(b) and (c) and subject to compliance with the provisions of Section 4.5, prior to any transfer of Company Shares by an Investor (a “Transferring Investor”), such Transferring Investor shall not approach any bona fide buyer prior to informing the other Investors (the “Other Investors”), in writing (the “Information Notice”) of the Transferring Investor’s desire to seek a buyer after the expiration of ten (10) days from the date of said Information Notice. The Transferring Investor, through its representatives, shall meet or confer with the Other Investors regarding its plans and proposals at reasonable times and places during the ten (10) days following the Information Notice (the “Information Period”). The Owl Creek Investors shall be treated as a single Investor for purposes of this Section 4.3 and Sections 4.4 and 4.5.
          (b) Permitted Transfers. Upon the expiration of the Information Period, the Transferring Investor may consummate a sale of the Company Shares by entering within 120 days from the expiration of the Information Period into a definitive agreement with a third party. If any sale to a third party pursuant to this clause (b) is not consummated within 120 days of the date of execution of the applicable purchase agreement, the restrictions provided for herein shall again become effective, and no transfer of the Company Shares may be made thereafter (other than in a transfer pursuant to Section 4.2(b) and (c)) by the Transferring Stockholder without again notifying the Other Investors in accordance with this Section 4.3.
          (c) Right of First Refusal.
               (i) Except for a transfer permitted by Section 4.2(b) or 4.3(b), if an Investor or a Permitted Transferee (collectively, the “Selling Investor”) desires to sell, dispose of, or otherwise transfer all or any of its Company Shares (the “Specified Shares”) to any Person (the “Proposed Transferee”) that is not an Affiliate or Permitted Transferee of such Investor and who has made an unsolicited bona fide offer to purchase such specified Shares, then, before transferring any of the Specified Shares to such Proposed Transferee, (i) it shall have obtained a bona fide written offer to purchase the Specified Shares at a stated dollar price per share for cash, and (ii) it shall give written notice (the “Option Notice”) to the other Investors. The Option Notice shall:
                    (1) certify that the Selling Investor has received a bona fide written offer to purchase the Specified Shares and enclose a copy of such offer,
                    (2) identify the Proposed Transferee who has made such bona fide offer,
                    (3) state the number of Company Shares the Proposed Transferee has offered to purchase,
                    (4) state the purchase price per share for the Company Shares to be transferred and other material terms and conditions of the Proposed Transferee’s offer to purchase the Specified Shares, and

                    (5) state the date on which the Option Notice is being sent (the “Notice Date”).
               (ii) On or before the twentieth (20th) day after the Notice Date, any other Investor (the “Exercising Investor”) may exercise an option to purchase all of the Specified Shares for the same purchase price and on the same terms and conditions as the Proposed Transferee’s offer as set forth in the Option Notice. The Exercising Investor shall exercise its option by giving written notice to the Selling Investor (the “Exercise Notice”).
               (iii) The closing for the purchase by the Exercising Investor of the Specified Shares under Section 4.3(c) shall be held at 10:00 a.m. at the principal office of the Company, on the date specified in the Exercise Notice (the “Option Closing Date”), which date shall be not earlier than 30 days nor later than 60 days after the date of the Exercise Notice. The purchase price and all other terms for such purchase of the Specified Shares shall be as set forth in the Option Notice. At such closing, the Selling Investor shall deliver certificates representing the Specified Shares, duly endorsed for transfer and accompanied by all requisite stock transfer taxes, if any, against payment of the purchase price therefore, and the Specified Shares shall be free and clear of any liens, charges, claims or encumbrances (other than restrictions imposed pursuant to applicable Federal and state securities laws and restrictions imposed by this Agreement) and the Selling Investor shall so represent and warrant. Each Selling Investor shall further represent and warrant that it is the record and beneficial owner of the Specified Shares and make such additional representations and warranties as shall be customary in transactions of a similar nature.
               (iv) If the other Investor does not elect to purchase all of the Specified Shares set forth in the Option Notice, the Selling Investor may transfer the Specified Shares to the Proposed Transferee named in the Option Notice for the consideration and upon the terms set forth in the Option Notice. The transfer of the Specified Shares to the Proposed Transferee must be consummated within a period of ninety (90) days after the date of the Notice Date. Any transfer after the expiration of such 90-day period and any transfer to a different transferee or for different consideration or upon terms and conditions different from those set forth in the Option Notice shall be null and void.
     4.4 Tag Along Rights.
          (a) LJH may not and shall cause its Affiliates not to, transfer any Company Shares other than to a Permitted Transferee if such transactions, together with all Company Shares previously transferred by LJH to one or more third parties, would, if consummated, result in LJH transferring more than 25% of the aggregate number of Company Shares held by LJH (without giving effect to any previous transfers pursuant to Section 4.2(b) or (c) or this Section 4.4), unless each of the Owl Creek Investors are offered a right to sell (the “Tag Along Right”) their Company Shares in such transfer with LJH. Any sale pursuant to this Section 4.4 shall be made after compliance with the provisions of Section 4.3(a).
          (b) At least 20 days prior to any such transfer, LJH will deliver a sale notice to the Owl Creek Investors specifying the identity of the prospective transferee(s) and disclosing in reasonable detail the number of Company Shares, the price, which shall be payable solely in cash at the closing of the transaction or in installments over time, a good faith estimate of the costs for such transfer and other terms and conditions of the proposed transfer, including, without limitation, the expected aggregate holdings (in terms of dollars and percentage) by LJH of the Company Shares immediately after consummation of such proposed transfer. The Owl Creek Investors who elect to participate in the proposed transfer (the “Tag Along Investors”) shall deliver written notice of their election to participate to LJH prior to the expiration of such 20-day period.
          (c) Each Tag Along Investor will be entitled to sell in such proposed transfer, at the same price and on the same terms as LJH, a number of Company Shares equal to the product of (x) the quotient determined by dividing the number of Company Shares then held by such Tag Along Investor by the aggregate number of Company Shares held by LJH and all Tag Along Investors multiplied by (y) the number of Company Shares to be sold in such proposed transfer. The number of Company Shares proposed to be transferred by LJH in the current transfer shall be reduced to the extent necessary to provide for the sale of Company Shares by each Tag Along Investor exercising its rights hereunder.
          (d) Permitted Transfer. LJH and the Tag Along Investors may transfer the Company Shares at the price and on the terms and conditions set forth in the sale notice for a period of 60 days from the expiration of the 20-day period commencing on the date of delivery of the sale notice to the other Investors. Any Company Shares not transferred within such period again shall be subject to the provisions of this Section 4.4 in connection with any subsequent transfer.
          (e) Failure to Exercise Option. The failure of any Investor to give written notice as specified in this Section 4.4 within the time period specified herein shall be deemed to be a waiver of its rights under this Section 4.4.
     4.5 Related Party Transactions. Each of the Investors agrees that it will not enter into, renew, extend or be a party to, or permit any of its Affiliates or any Person in which an Affiliate of an Investor or any of their respective Subsidiaries has an interest as a director, officer, employee or greater than 5% stockholder, or interest through a relationship with a family member or any Person related by marriage to a family member, to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with, or make any loan or advance to, or purchase, assume or guarantee any Indebtedness (as defined in the Stockholders Agreement) to or from, the Company or any of its Subsidiaries, without the prior consent of each of the Investors, which will not be unreasonably withheld, delayed or conditioned, provided that (a) LJH may enter into an agreement to purchase or refinance the CIT Facility if LJH offers to the Owl Creek Investors the ability to participate in such an agreement on the same terms as the Participation Agreement and (b) the Owl Creek Investors may enter into an agreement to purchase or refinance the CIT Facility if the Owl Creek Investors offer to LJH the ability to ability to serve as the purchasing lender with respect to the CTI Facility with the Owl Creek Investors to participate in the CIT Facility on the same terms as the Participation Agreement.

ARTICLE V
MISCELLANEOUS
     5.1 Termination. Either LJH or the Owl Creek Investors may terminate this Agreement at any time after October 20, 2006 by providing written notice to the other parties as set forth below. The Investors may also terminate this Agreement at any time by an agreement in writing that is executed by each of the Investors.
     5.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed:
     If to LJH or to Newco, to it at 377 Neva Lane, Denison, TX 75020 attention: Mr. Lacy Harber, telecopy: (903) 465-6514, with a copy to Bracewell & Giuliani, LLP, 500 N. Akard Street, Suite 4000, Dallas, Texas 75201-3387, attention: Michael W. Tankersley, Esq., telecopy (214) 758-8366, or at such other address as LJH or Newco shall have specified by notice to the other parties to this Agreement.
     If to any of the Owl Creek Investors, to it at 640 Fifth Avenue, 20th Floor, New York, NY 10019, attention: Mr. Daniel Sapadin, with a copy to Schulte Roth & Zabel, LLP, 919 Third Avenue, New York, NY 10022 , attention: Peter J. Halasz, Esq., telecopy: (212-593-5955.
     All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile or e-mail (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) 72 hours after being deposited in the U.S. mail, first class with postage prepaid. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.
     5.3 Press Releases. The Investors shall agree on the form of each press release by any of them or by Newco related to this Agreement or the transactions contemplated hereby to the extent that any such press release references an Investor or an Affiliate of such Investor.
     5.4 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Investors.
     5.5 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the personal representatives, successors and assigns of the respective parties hereto. Newco shall not have the right to assign its rights or obligations hereunder or any interest herein without obtaining the prior written consent of the Investors and any attempted assignment otherwise shall be void. The Investors may assign or transfer their rights under this Agreement to the extent permitted herein and by the other agreements between the respective parties and the Company. Whether or not any express assignment has been made in this Agreement, provisions of this Agreement that are for the Investors’ benefit as the holder of any Company Common Stock are also for the benefit of, and enforceable by, all subsequent holders of the Company Common Stock.
     5.6 General. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement and the other written agreements of the parties referred to herein or therein constitute the entire understanding of the parties hereto with respect to the subject matter hereof and thereof and supersede all present and prior agreements, whether written or oral. This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Delaware, and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.
     5.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. One or more counterparts of this Agreement or any Exhibit or Schedule hereto may be delivered via facsimile and such facsimile counterpart shall have the same effect as an original counterpart hereof.
     5.8 Governing Law; Jurisdiction. The laws of the State of Delaware, without reference to conflict of laws principles, shall govern the validity, construction and interpretation of this Agreement. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought exclusively in the courts of the State of Delaware and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address provided in accordance with Section 5.2, such service to become effective 10 days after such mailing.
[Signature pages follow]

     The undersigned have executed this Amended and Restated Transaction Agreement as of the date first above written.

TAS HOLDING, INC.

By:

Name:	John Cawthon
Title:	President

LJH, LTD.

By:	DLH Management, L.L.C., its general partner

By:

Lacy Harber, President

OWL CREEK I L.P.

	By:	Owl Creek Advisors, LLC its General Partner

By:

Name: Title:	Jeffrey Altman Managing Member

OWL CREEK II L.P.

	By:	Owl Creek Advisors, LLC its General Partner

By:

Name: Title:	Jeffrey Altman Managing Member

OWL CREEK OVERSEAS FUND LTD.

By:

Name: Title:	Jeffrey Altman Director

OWL CREEK OVERSEAS FUND II, LTD.

By:

Name: Title:	Jeffrey Altman Director

AMENDMENT NO. 1
TO
AMENDED AND RESTATED
TRANSACTION AGREEMENT
By and Among
LJH, LTD.,
OWL CREEK I, L.P., OWL CREEK II, L.P.,
OWL CREEK OVERSEAS FUND I, LTD.,
OWL CREEK OVERSEAS FUND II, LTD.,
AND OWL CREEK SOCIALLY RESPONSIBLE INVESTMENT FUND, LTD.
AND
TAS HOLDING, INC.
As of July 31, 2006

AMENDMENT NO. 1 TO AMENDED & RESTATED TRANSACTION AGREEMENT
     AMENDMENT NO. 1 TO AMENDED AND RESTATED TRANSACTION AGREEMENT, dated as of July 31, 2006 (the “Agreement”), by and among LJH, Ltd., a Texas limited partnership (“LJH”), Owl Creek I, L.P., Owl Creek II L.P., each a Delaware limited partnership, and Owl Creek Overseas Fund, Ltd. and Owl Creek Overseas Fund II, Ltd. and Owl Creek Socially Responsible Investment Fund, Ltd. (“OCSRIF”), each an an            exempted company organized under the laws of the Cayman Islands (together, the “Owl Creek Investors,” and together with LJH, the “Investors”) and TAS Holding, Inc., a Delaware corporation (“Newco”), to amend the Amended and Restated Transaction Agreement between the Investors and Newco dated April 20, 2006 (the “Transaction Agreement”) on the terms and conditions set forth herein.
     WHEREAS, on April 20, 2006 LJH acquired from Monroe Capital Advisors LLC indebtedness of TIMCO Aviation Services, Inc. (the “Company”) in the approximate amount of $18.4 million (the “Monroe Debt”) and amended the terms of the Monroe Debt to decrease the interest rate and fees payable thereunder and to waive certain existing events of default under the Monroe Debt for the benefit of the Company and advanced to the Company additional working capital in the amount of $6.0 million thereunder (the “Term Loan C”) which in turn allowed the Company to amend the terms of its indebtedness to CIT Group/Business Credit, Inc. (the “CIT Debt”) to resolve certain existing events of default and to increase the amount of funding available under that facility (the “Debt Restructure”);
     WHEREAS, Newco has entered into an Agreement and Plan of Merger between Newco and the Company (the “Merger”), whereby Newco would merge with and into the Company and the remaining stockholders of the Company, other than the Investors, would receive $4.00 per share in cash (the “Merger Consideration”), and a related Escrow Agreement between Newco, the Company and American Bank of Texas, as escrow agent, (the “Escrow Agreement”) pursuant to which Newco has deposited the sum of $10,006,524 received as capital contributions from the Investors into escrow in order to pay the stockholders of the Company other than TAS and the Investors the Merger Consideration;
     WHEREAS, the Investors, Newco and the Company have entered into a Conversion, Support and Release Agreement which provides that the Company will issue to the Investors, on a pro rata basis and on the terms and conditions stated therein 2,400,000 shares of Common Stock in exchange for and as payment in full of the outstanding principal amount of the Term Loan C (the “Conversion Agreement”);
     WHEREAS, the Investors desire to amend the Transaction Agreement as set forth herein to reflect the understandings of the parties with respect to the Merger and related transactions and to add OCSRIF as a party to the Transaction Agreement.
     NOW, THEREFORE, the Investors and Newco agree as follows:

ARTICLE I
AMENDMENT; DEFINITIONS
     1.1 Amendment and Restatement. Except as expressly amended by this Agreement, the Transaction Agreement remains in full force and effect.
     1.2 Definitions. Capitalized terms used in this Agreement and not otherwise defined have the meanings given them in the Transaction Agreement.
ARTICLE II
TRANSACTIONS
     2.1 Merger and Related Transactions. The Transaction Agreement is amended by deleting Section 2.2 and replacing it in its entirety with the following:
     2.2 Capitalization of Newco; Merger; Conversion.
     (a) Upon the execution of the Merger Agreement between Newco and the Company, LJH and the Owl Creek Investors have funded Newco with $10,006,524, representing the product of $4.00 multiplied by the number of issued and outstanding shares of Company Common Stock that are not owned by the Investors plus the number of shares of Company Common Stock that are issuable upon the exercise of existing conversion rights by the holders of the Subordinated Convertible Notes and holders of warrants, options and stock grant rights identified on Exhibit A to this Agreement. Of this amount, LJH has contributed the sum of $8,057,252 (80.52%) in return for the issuance by Newco to LJH of 20,143,130 shares of Newco Common Stock and the Owl Creek Investors have contributed the sum of $1,949,272.00 (19.48%) in return for the issuance by Newco to the Owl Creek Investors of 4,873,180 shares of Newco Common Stock.
     (c) The Investors agree that Newco may, pursuant to the Merger Agreement, deposit the sum of $10,006,524 in an escrow account subject to the terms of an Escrow Agreement between Newco and the Company (the “Escrow Agreement”) in the form attached to this Agreement as Exhibit B, to be disbursed as provided in the Escrow Agreement and the Merger Agreement. Any modification of the Escrow Agreement will be subject to the consent of each of the Investors, not to be unreasonably withheld.
     (d) On or before the date that is two business days prior to the closing contemplated by the Merger Agreement, and subject to the satisfaction of the conditions to closing set forth in this Agreement in Section 2.2(f) and in the Merger Agreement, the Investors will contribute all shares of Company Common Stock owned by them to Newco. LJH will contribute 15,385,812 shares of Company Common Stock to Newco in return for the issuance by Newco to LJH of 153,858,120 shares of Newco Common Stock and the Owl Creek Investors will contribute an aggregate of 3,722,399 shares of Company

Common Stock to Newco in return for the issuance by Newco to the Owl Creek Investors of 37,223,990 shares of Newco Common Stock.
     (e) On or before the date that is two business days prior to the closing contemplated by the Merger Agreement, and subject to the satisfaction of the conditions to closing set forth in this Agreement in this Section 2.2, LJH will endeavor to cause the Company to exchange the Term C Loan for 2,400,000 shares of the Company’s Common Stock pursuant to the Conversion Agreement. The Owl Creek Investors consent and agree to such action by LJH undertaken in accordance with the Conversion Agreement. The Investors agree to contribute all of the shares of the Company’s Common Stock received upon such exchange to Newco, of which 1,932,480 (80.52%) shares of Company Common Stock will be deemed contributed to Newco by LJH in return for the issuance by Newco to LJH of 19,324,800 shares of Newco Common Stock and 467,520 (19.48%) shares of Company Common Stock will be deemed contributed to Newco by the Owl Creek Investors in return for the issuance by Newco to the Owl Creek Investors of 4,675,200 shares of Newco Common Stock. LJH is authorized to take all reasonably necessary actions on behalf of the Investors to effect the transactions described in this Subparagraph (e); provided that before taking such actions LJH will provide the Owl Creek Investors with reasonable notice of such actions and a reasonable opportunity to review and consult in taking such actions.
     (f) The closing (the “Closing”) of each issuance of Newco Common Stock described in this Section 2.2 shall take place at the offices of Bracewell & Giuliani LLP, 500 N. Akard, Suite 4000, Dallas Texas on the dates specified above or at such other place and time as the Investors may otherwise agree. At each closing, Newco will issue to each of the Investors certificates for the indicated number of shares of Newco Common Stock in such denominations as any of them may specify and each of the parties will execute and deliver such certifications, receipts and acknowledgements as any of the parties may reasonably request to evidence such actions.
     2.2 SEC Filings. The Transaction Agreement is amended by deleting Section 2.3 and replacing it in its entirety with the following:
     2.3 SEC Filings. Each of the Investors agrees to file promptly an amendment to its or their respective Schedule 13D’s with the SEC disclosing their agreement to pursue the transactions described in this Agreement and to provide each party to this Agreement with prompt notice of any development which would under applicable rules require an amendment to their respective Schedule 13D’s. The Investors understand that a Schedule 13E-3 filing with the SEC under Rule 13E-3 (the “Schedule 13e-3 Filing”) will be required in order to consummate the exchange of the Working Capital Infusion for 2,400,000 shares of Company Common Stock and consummate the Merger. Newco and the Investors agree to make the Schedule 13E-3 Filing as promptly as practicable after execution of the Merger Agreement but in no event later than 10 Business Days after the date thereof. No filings of, or amendment or supplement to, the Schedule 13E-3 Filing will be made by Newco or the Investors without providing the Investors a reasonable opportunity to review and comment thereon. Each of the Investors agrees to promptly provide the information reasonably required for inclusion in each filing with the SEC necessary to consummate the transactions contemplated herein, and represents and warrants to the other parties to this Agreement that all such information provided solely with respect to such party will be true and correct in all material respects and will not misstate any material fact or omit to state any material fact required to be stated therein, in light of the circumstances in which they were made, in order that the information provided will not be misleading.
     2.3 Conditions to Closing. The Transaction Agreement is amended by deleting Section 2.4 and replacing it in its entirety with the following:
     2.4 Conditions to Closing for the Investors. The Investors’ several obligations to take the actions described in Section 2.2 of this Agreement on the dates contemplated therein (each such date being a “Closing Date”) are subject to the satisfaction, on or prior to each such Closing Date, of the conditions set forth below:
          (a) Representations and Warranties Correct. The representations and warranties made by each of the parties herein shall have been true and correct when made and shall be true and correct on and as of the applicable Closing Date with the same force and effect as though made on and as of the Closing Date, except for any representations and warranties that are made as of a specific date which shall only be required to be true and correct as of such date.
          (b) Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by each of the Investors on or prior to the applicable Closing Date shall have been performed or complied with.
          (c) Secretary’s Certificate. The Investors shall have received copies of resolutions of the Board of Directors of Newco, the form and substance of which are reasonably satisfactory to the Investors, authorizing any actions being taken by Newco in connection with such Closing and certified by the Secretary of Newco.
          (d) Board of Newco. As of the initial Closing Date, the Board of Directors of Newco shall be constituted in accordance with the Stockholders Agreement.
          (e) Consents. All consents and approvals to the transactions contemplated by this Agreement required to be obtained from any third party shall have been obtained.
          (f) Legality. All authorizations, approvals or permits of any governmental authority or regulatory body that are required in connection with such action shall have been duly obtained and shall be in full force and effect.
          (g) General. All instruments and legal and organizational proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Investors, and the Investors shall have received copies of all documents, including records of company proceedings and officers’ certificates, which they may have reasonably requested in connection therewith.

          (h) Merger Agreement. The Merger Agreement shall not have been terminated and shall continue to be in full force and effect.
     2.4 Addition of Owl Creek Socially Responsible Investment Fund, Ltd. Effective as of the date of this Agreement, OCSRIF agrees to become a party to the Transaction Agreement, with all of the rights and obligations of a party thereunder, and LJH, Newco and the other Owl Creek Investors acknowledge and agree to OCSRIF becoming a party to the Transaction Agreement.
     2.5 Reinstatement of Stockholders Agreement and Registration Rights Agreement. The Investors agree to reinstate the Stockholders Agreement among Newco and the Investors and the Registration Rights Agreement among Newco and the Investors, each dated April 10, 2006, to have full legal and binding force and effect as of the date of this Agreement to govern the ownership of Newco by the Investors.
     2.6 Indemnification Relating to Hart-Scott-Rodino Antitrust Improvements Act. LJH agrees to indemnify, defend and hold harmless the Owl Creek Investors from and against any liability that any of them may incur that arises in connection with or results from the obligations of Lacy Harber or LJH under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the regulations thereunder relative to the acquisition or ownership of voting securities of the Company.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE INVESTORS
LJH hereby represents and warrants to the Owl Creek Investors, and each of the Owl Creek Investors, jointly and severally, hereby represents and warrants to LJH, as follows:
     3.1 Organization. It is duly organized and validly existing and in good standing under the laws of its state of organization.
     3.2 Organizational Power. It has all necessary power and authority to enter into and perform this Agreement, to own all the properties owned by it and to carry on the businesses now conducted or presently proposed to be conducted by it. It has taken all action necessary to authorize this Agreement.
     3.3 Authorization. All approval and action on the part of such Investor by its owners and its governing body necessary for the due authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein has been or will be taken. This Agreement is a legal, valid and binding agreement of the Investor, enforceable in accordance with its terms. The execution, delivery and performance by such Investor of this Agreement will not result in any violation of or be in conflict with, or result in a breach of or constitute a default under, any term or provision of any Legal Requirement to which such Investor is subject, its organizational documents, or any Contractual Obligation to which such Investor is a party or by which it is bound.

     3.4 Litigation. As of the date of this Agreement, no litigation or proceeding before, or investigation by, any foreign, federal, state or municipal board or other governmental or administrative agency or any arbitrator is pending or, to the Investor’s knowledge, threatened, against such Investor with respect to its ownership of Company Common Stock or the transactions contemplated by this Agreement.
     3.5 Consents. No consent, approval, qualification, order or authorization of, or filing with any governmental authority is required in connection with such Investor’s valid execution, delivery or performance of this Agreement, except as expressly contemplated herein.
ARTICLE IV
MISCELLANEOUS PROVISIONS
     4.1 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the personal representatives, successors and assigns of the respective parties hereto. Newco shall not have the right to assign its rights or obligations hereunder or any interest herein without obtaining the prior written consent of the Investors and any attempted assignment otherwise shall be void. The Investors may assign or transfer their rights under this Agreement to the extent permitted herein and by the other agreements between the respective parties and the Company. Whether or not any express assignment has been made in this Agreement, provisions of this Agreement that are for the Investors’ benefit as the holder of any Company Common Stock are also for the benefit of, and enforceable by, all subsequent holders of the Company Common Stock.
     4.2 General. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement and the other written agreements of the parties referred to herein or therein constitute the entire understanding of the parties hereto with respect to the subject matter hereof and thereof and supersede all present and prior agreements, whether written or oral.
     4.3 Amendments; Counterparts. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Investors. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. One or more counterparts of this Agreement or any Exhibit or Schedule hereto may be delivered via facsimile and such facsimile counterpart shall have the same effect as an original counterpart hereof.
     4.4 Governing Law; Jurisdiction. The laws of the State of Delaware, without reference to conflict of laws principles, shall govern the validity, construction and interpretation of this Agreement. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought exclusively in the courts of the State of Delaware and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address provided in accordance with Section 5.2 of the Transaction Agreement, such service to become effective 10 days after such mailing.
[Signature pages follow]

          The undersigned have executed this Amendment No. 1 to Amended and Restated Transaction Agreement as of the date first above written.

TAS HOLDING, INC.

By:

Name:	John Cawthron
Title:	President

LJH, LTD.

By:	DLH Management, L.L.C., its general partner

By:

Lacy Harber, President

OWL CREEK I, L.P.
	By:	Owl Creek Advisors, LLC its General Partner

By:

Name: Title:

OWL CREEK II, L.P.
	By:	Owl Creek Advisors, LLC its General Partner

By:

Name: Title:

OWL CREEK OVERSEAS FUND, LTD.

By:

Name: Title:

OWL CREEK OVERSEAS FUND II, LTD.

By:

Name: Title:

OWL CREEK SOCIALLY RESPONSIBLE INVESTMENT FUND, LTD.

By:

Name: Title:

Exhibit A.
Summary of Outstanding Common Stock, Options, Warrants, Conversion Rights of TIMCO Aviation Services, Inc. and TAS Holding, Inc.

Shareholders	No. of shares	Payoff @ $4
LJH	15,385,812	0
Owl Creek	3,722,399	0
Public Shareholders	2,332,829	$9,331,316

Total shares outstanding	21,441,040

LJH Warrant	47,125	$188,332
New Sr. Conv Notes due 12/31/2006	71,219	$284,876
Junior Conv Notes due 1/2/2007	38,738	$154,946
In the money options and surplus	11,250	$45,000
Subtotal of conversion/warrant rts.	168,332	$673,154
Subtotal of purchased shares	2,501,161	$10,004,470
Total	21,609,372
TAS Holding, Inc. Share Issuances

Shareholders	No. of shares	Consideration
LJH — exchange of TIMCO shares	153,858,120	15,385,812 TIMCO Shares
Owl Creek — exchange of TIMCO shares	37,223,990	3,722,399 TIMCO Shares
Subtotal	191,082,110	19,108,211 TIMCO Shares
Cash Capital Contribution to Newco
Portion to LJH (80.52%)	20,143,130	$8,057,252
Portion to Owl Creek Investors (19.48%)	4,873,180	$1,949,272
Subtotal	25,016,310	$10,006,524

Exchange of Working Cap. Infusion
Portion to LJH (80.52%)	19,324,800	$4,831,200
Portion to Owl Creek Investors (19.48%)	4,675,200	$1,168,800
Subtotal	24,000,000	$6,000,000
Total Newco Shares	240,098,420

Annex “D”
CONVERSION, SUPPORT AND RELEASE AGREEMENT
     THIS AGREEMENT, dated as of July 31, 2006 (the “Agreement”), is by and among LJH, Ltd., a Texas limited partnership (“LJH”), Owl Creek I, L.P., Owl Creek II L.P., Owl Creek Overseas Fund, Ltd. and Owl Creek Overseas Fund II, Ltd., (together, the “Owl Creek Investors,” and together with LJH, the “Investors”), TIMCO Aviation Services, Inc., a Delaware corporation (the “Company”), and TAS Holding, Inc., a Delaware corporation (“Newco”), with respect to the Agreement and Plan of Merger of even date between the Company and Newco (the “Merger Agreement”).
     WHEREAS, all of the issued and outstanding capital stock of Newco is owned by the Investors;
     WHEREAS, the TAS Stockholders acquired from Monroe Capital Advisors LLC indebtedness of the Company in the approximate amount of $18.4 million (the “Monroe Debt”) and amended the terms of the Monroe Debt to decrease the interest rate and fees payable thereunder and to waive certain existing events of default under the Monroe Debt for the benefit of the Company and advanced to the Company additional working capital in the amount of $6.0 million thereunder (the “Term Loan C”) which in turn allowed the Company to amend the terms of its indebtedness to CIT Group/Business Credit, Inc. (the “CIT Debt”) to resolve certain existing events of default and to increase the amount of funding available under that facility (the “Debt Restructure”);
     WHEREAS, pursuant to a Participation Agreement between LJH and the Owl Creek Investors dated April 10, 2006, they agreed that LJH would own 80.52% of the Term Loan C, and would receive that percentage of any shares of the Common Stock, $.001 par value per share, of the Company (the “Company Common Stock”) into which the Term Loan C might be converted, and the Owl Creek Investors would own 19.48% of the Term Loan C and would receive that percentage of any Company Common Stock into which the Term Loan C might be converted (respectively, their “Pro Rata Shares”);
     WHEREAS, the Company has entered into the Merger Agreement with Newco, which provides that Newco will merge with and into the Company in a transaction whereby holders of the Company Common Stock other than the Investors (the “Public Stockholders”) will be entitled to receive a cash amount of $4.00 per share of Company Common Stock (the “Merger”), on the terms and conditions stated in the Merger Agreement;
     WHEREAS, in connection with the proposed Merger, Newco and the Investors have required that the Company enter into this Agreement providing for the Company to issue to the Investors, according to their Pro Rata Shares, up to 2,400,000 shares of Company Common Stock at a price of $2.50 per share (the “Company Stock Issuance”) in exchange for and in satisfaction of up to the outstanding principal balance of the Term Loan C, subject to the terms and conditions stated in this Agreement.

NOW, THEREFORE, THE INVESTORS, NEWCO AND THE COMPANY AGREE AS FOLLOWS:
     1.1 Defined Terms. Capitalized terms used in this Agreement and not otherwise defined have the meanings given them in the Merger Agreement.
     1.2 Consideration. In consideration of Newco’s entry into the Merger Agreement and the actions of the Investors in respect thereof, and for so long as the Merger Agreement remains in effect and has not been terminated, the Company agrees to issue to the Investors, according to their Pro Rata Shares, up to 2,400,000 shares of the Company Common Stock at a price of $2.50 per share ($6,000,000 in the aggregate) in exchange for and in full satisfaction of up to the outstanding principal balance of the Term Loan C (the “Conversion”) in compliance with the following requirements:
     (a) Purchase and Sale of Common Stock. The Company hereby agrees to issue to the Investors up to 2,400,000 shares of Common Stock (subject to adjustment as provided below) (the “Base Shares”) at a price of $2.50 per share (the “Base Price”) upon the written notice and demand therefor delivered to the Company by LJH (a “Purchase Notice”) and tender of the note evidencing the Term Loan C, subject to the terms and conditions of this Section 1.2. The closing of the purchase and sale of shares of Company Common Stock (the “Closing”) shall take place on the fifth Business Day following satisfaction or waiver of the conditions set forth in this Section 1.2, or such other date as is mutually agreed to by the Company and the Investors. The Closing shall be held at the offices of offices of Bracewell & Giuliani LLP, 500 N. Akard, Suite 4000, Dallas, Texas 75201, unless another place is agreed to in writing by the parties hereto At the Closing, the Company shall deliver to the Investors certificates representing the shares of Company Common Stock that the Investors are purchasing hereunder and LJH will deliver to the Company its acknowledgement of the payment of a portion of the $6,000,000 principal amount of the Term Loan C equal to the aggregate Base Price of the number of Base Shares stated in the Purchase Notice, after which the accrued unpaid interest on the Term Loan C and any remaining balance of the Term Loan C will remain outstanding and owed to LJH in accordance with the terms of the agreements governing the payment of such amounts with respect to the Term Loan C. The right of the Investors to purchase shares of Company Common Stock pursuant to this Section 1.2 is subject to the conditions that: (i) all required filings with the SEC by the Company, the Investors, Newco and its Affiliates shall have been made, and all related deliveries of documents to the stockholders of the Company and the passage of notice periods required under 13(e) of the Exchange Act and the rules and regulations thereunder shall have occurred; (ii) Newco and the Investors shall affirm in writing at the time of the purchase that immediately following such purchase Newco and the Investors will effectuate a merger of Newco into the Company pursuant to Section 253 of the DGCL in accordance with Section 5.04 of the Merger Agreement; (iii) Newco and the Investors shall affirm in writing that all shares of Company Common Stock owned by the Investors and their affiliates have been transferred to Newco; and (iv) no Adverse Recommendation Notice or Change in Company Recommendation, in each case in respect of a Superior Proposal and in accordance with Section 5.06 of the Merger Agreement, shall be in effect. Notwithstanding the foregoing, in the event the Merger Agreement is terminated in accordance with Section 7.01 thereof, the Investors and the Company agree that the Investors shall not be entitled to purchase any shares of Company Common Stock pursuant to

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this Section 1.2(a) and the purchase right provided hereunder shall be null and void and of no further effect.
     (b) Representations of Company. The Company represents and warrants to the Investors that the shares of Company Common Stock purchased under this Section 1.2, when issued, will be duly and validly issued, fully paid and nonassessable, and will (i) be free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws and (ii) not be issued in violation of any preemptive or similar rights of any stockholder of the Company.
     (c) Representations of Investors. Each of the Investors, severally and not jointly, represents and warrants to the Company that (i) such Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act; (ii) Company Common Stock purchased by such Investor pursuant to this Section 1.2 will be acquired by the Investor for the purpose of contributing such Company Common Stock to the capital of Newco, and as such is being purchased for investment for the account of Newco and not with a view to the resale or distribution of any part thereof or the grant of any participation therein, and (iii) except as set forth herein, neither such Investor nor Newco is obligated under any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any unaffiliated third person, with respect to any of such Company Common Stock, and neither of them has any present intention of entering into any such contract, agreement or understanding.
     (d) Adjustment of Share Purchase. Provided that Newco and the Investors collectively own at least 19,108,211 shares of the outstanding Company Common Stock, to the extent that the issuance of shares of Company Common Stock contemplated by this Section 1.2 would not result in the Investors and Newco owning in the aggregate at least ninety and one-tenth percent (90.1%) of the issued and outstanding Company Common Stock on the date of the Closing of such purchase, the number of shares of Company Common Stock which the Investors may purchase under this Section 1.2 will be increased to a number sufficient to result in such percentage of ownership, at a purchase price of $2.50 per share.
     (e) Anti-Dilution. In the event of a reorganization, recapitalization, stock dividend or stock split, or combination or other change in the Company Common Stock, in order to prevent the dilution or enlargement of the rights provided in Section 1.2, the Base Price and the number of Base Shares shall be proportionately adjusted. When any adjustment is required to be made pursuant to this paragraph (e), the Company shall promptly mail to Newco and the Investors a certificate setting forth the Base Price and the number of Base Shares after such adjustment and setting forth a brief statement of the facts requiring such adjustment.
     1.3 Support of Merger. (a) LJH represents and warrants that it is the beneficial owner of 15,385,812 shares of Company Common Stock (the “LJH Shares”). The Owl Creek Investors represent and warrant that they are the beneficial owners of an aggregate of 3,722,399 shares of the Company Common Stock (the “Owl Creek Shares”). LJH and the Owl Creek Investors are the sole stockholders of Newco. Prior to the Effective Time of the Merger, the LJH Shares and the Owl Creek Shares, together with any shares of Company Common Stock purchased pursuant to this Agreement (collectively, the “Newco Shares”) will be contributed to Newco and Newco will be the record holder of the Newco Shares at the Effective Time of the Merger.

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     (b) The Investors will, and will cause Newco to, upon the execution of the Merger Agreement, deliver to the Company a copy of a written consent and proxy (the “Proxy”), executed by each of the Investors and by Newco in the form attached hereto as Exhibits A-1 and A-2 and covering all shares of Company Common Stock owned or acquired by any of them, irrevocably adopting the Merger Agreement and the Merger, including, without limitation, voting in favor of the adoption of the Merger Agreement by the Investors in their capacity as stockholders of Newco, voting in favor of the adoption of the Merger Agreement by Newco as a stockholder of the Company pursuant to Subsection 1.3(d), and by the Investors in their capacities as stockholders of the Company pursuant to Subsection 1.3(d) and, if applicable, voting in favor of a merger pursuant to Section 253 of the DGCL by the Investors in their capacities as stockholders of Newco. The Proxy will appoint Steven Gerard and Len Singer, and each of them individually, as their proxy and attorney in fact in accordance with the DGCL, will be irrevocable and coupled with an interest, provided that such Proxy will terminate upon the earlier to occur of the consummation of the Merger or any termination of the Merger Agreement.
     (c) Each of the Investors shall, and shall cause Newco to, at any meeting of the stockholders of the Company (whether annual or special, and whether or not an adjourned or postponed meeting), however called, pursuant to Section 5.01 of the Merger Agreement (A) when a meeting is held, appear at such meeting or otherwise cause each share of Company Common Stock it owns to be counted as present thereat for the purpose of establishing a quorum, (B) vote (or cause to be voted) in person or by proxy all shares of Company Common Stock it owns in favor of the adoption of the Agreement and the approval of the Merger and for any other matters necessary for consummation of the Transactions and (C) vote (or cause to be voted) all shares of Company Common Stock it owns against (X) any proposal for any recapitalization, reorganization, liquidation, merger, sale of assets or other business combinations between the Company and any other Person (other than the Merger) and (Y) any other action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the Transactions.
     (d) Each of the Investors shall, at any meeting of the stockholders of Newco (whether annual or special and whether or not an adjourned or postponed meeting), or in connection with any action of the stockholders of Newco by written consent, (A) when a meeting is held, appear at such meeting or otherwise cause each share of Newco’s voting capital stock it owns to be counted as present thereat for the purpose of establishing a quorum, (B) exercise all voting and related rights of such Investor with respect to each share of Newco’s voting capital stock it owns in favor of the adoption of the Agreement and the approval of the Merger (whether consummated under Section 251 or Section 253 of the DGCL) and for any other matters necessary for consummation of the Transactions, and (C) exercise all voting and related rights of such Investor with respect to each share of Newco’s voting capital stock it owns against any action that could reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the consummation of Merger or any of the Transactions.
     1.4 Subsequent Transactions. (a) Each of the Investors and Newco agrees with the Company that during the period commencing on the date of this Agreement and ending on the date that is six months following the termination of the Merger Agreement (the “Effective Period”), it will not agree with any person to cause the Company, or take any other action to cause the Company, to merge with any person pursuant to Section 253 of the DGCL, without the prior consent of the Special Committee, unless the terms of any such action or transaction include the payment or delivery to the Public Shareholders of at least the Agreed Consideration.

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“Agreed Consideration” means cash in an amount of at least $4.00 per share of Company Common Stock. The Company agrees that the sale of the Company Common Stock owned by the Investors to a person who agrees to pay the Public Shareholders the same per share cash consideration as received by the Investors in any subsequent tender offer or merger, including any merger under Section 253 of the DGCL, will satisfy the requirements of this Section 1.4, even if such per share consideration is less than $4.00 per share.
     (b) If any of the Investors, Newco or the Company enters into a Subsequent Transaction, agrees to enter into a Subsequent Transaction, or the Investors or Newco agree to cause the Company to enter into a Subsequent Transaction, during the Effective Period, each of the Investors, Newco and the Company agrees that it will not enter into any binding agreement providing for such Subsequent Transaction that does not include as one of its terms the payment or delivery to the Public Shareholders of Agreed Consideration. For purposes of this Section 1.4, a “Subsequent Transaction” means any of the following:
     (i) any merger, consolidation, share exchange, sale of shares of Company Common Stock to a person not affiliated with the seller, business combination, recapitalization, liquidation, dissolution or other similar transaction (whether or not the Company is the entity surviving any such transaction) involving the Company or any of its Subsidiaries which results in any person beneficially owning 50% or more of any class of equity or voting securities of the Company or of any of its Subsidiaries or 50% or more of the assets of the Company and its Subsidiaries (directly or indirectly, including by the ownership of equity or voting securities);
     (ii) any sale, lease, exchange, transfer or other disposition (directly or indirectly, including by the transfer of equity or voting securities) of 50% or more of the assets of the Company and its Subsidiaries;
     (iii) any sale, exchange, transfer or other disposition of equity or voting securities in which the Company or any of its Subsidiaries participates and which results in any person beneficially owning 50% or more of any class of equity or voting securities of the Company or of any of its Subsidiaries; or
     (iv) any transaction or series of transactions, including a tender offer or exchange offer, that, if consummated, would result in any person beneficially owning more than 50% of any class of equity or voting securities of the Company or of any of its Subsidiaries.
     1.5 Waiver of Requirement, Amendment. The restrictions set forth in Section 1.4 may be waived, and this Agreement may only be amended, by the Company if such action is approved by (a) vote of a majority of the Public Shareholders present in person or by proxy at a duly called meeting of the Company’s stockholders or (b) the affirmative vote of a majority of the members of the Special Committee.
     1.6 Releases.
     (a) Release by Investors. Effective upon the consummation of the Merger, and in consideration of the benefit to be realized by each Investor as a consequence of the Merger, each Investor, except as set forth below, hereby releases, relinquishes, acquits, waives and forever discharges the Company, and each of the Company’s affiliates, officers, directors, agents, employees, representatives, attorneys and/or assigns (collectively the “Company Releasees”)

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from any and all claims, counterclaims, rights, demands, actions, suits, requests, proceedings, liabilities or causes of action, whether known or unknown at the time of this Agreement, that such Investor or any of its affiliates may have, directly or indirectly (including pursuant to any class action), that arise out of or relate in any way to such Investor’s purchase, acquisition or ownership of shares of Company Common Stock and which have arisen prior to the date of this Agreement (the “Investor Released Claims”), including without limitation, to the extent relevant or applicable, claims that may arise out of or relate in any way to: (i) the Merger Agreement or Merger, or any actions of the Company Releasees in connection therewith; (ii) the Investor’s status as a stockholder of the Company, including (x) such Investor’s purchase of the senior subordinated convertible PIK notes due 2006 of the Company, (y) such Investor’s tender of senior subordinated convertible PIK notes due 2006 to the Company in the Company’s January 2005 and August 2005 tender offers in exchange for shares of the Company Common Stock, and/or (z) such Investor’s purchase of shares of Company Common Stock in the Company’s rights offering that closed on November 22, 2005); or (iii) claims arising solely by reason of an Investor’s status as a stockholder of the Company (including without limitation claims for negligence, gross negligence, fraud, negligent misrepresentation, breach of the duty of care, breach of the duty of loyalty, breaches of the duties of candor, good faith or fair dealing, or breaches of any other fiduciary duty). Each Investor agrees, for itself and on behalf of its affiliates, that it will never initiate, commence, institute, prosecute or otherwise participate in, either directly or indirectly, representatively (such as in a class action) or in any other capacity, any action of any description whatsoever, including both known and unknown claims, against the Company’s Releasees that seek damages or other relief arising out of or relating to an Investor Released Claim. This Section 1.6(a) does not apply to any claims arising specifically under this Agreement or the Merger Agreement, any rights or claims arising under any written contract between one or more of the Investors, any of their affiliates, and any of the Company or any of its subsidiaries, other than matters that are the subject to the Investor Released Claims and are expressly released hereunder, or LJH’s rights under the LJH Warrant (as that document is described in the Company’s filings with the U.S. Securities and Exchange Commission. Each of the Company Releasees other than the Company party to this Agreement, is an express third party beneficiary of the terms and conditions of this Section 1.6(a).
     (b) Release by Company and Subsidiaries. Effective upon the consummation of the Merger, the Company and each of its Subsidiaries who are signatories to this Agreement hereby release, relinquish, acquit, waive and forever discharge each Investor, and each of such Investor’s officers, directors, employees, attorneys, representatives (including John R. Cawthron in his capacity as a representative of LJH), affiliates, predecessors, successors, or assigns (all such Persons being referred to herein as the “Investor Released Parties”) from any and all claims, counterclaims, rights, demands, actions, suits, requests, proceedings, liabilities or causes of action whether known or unknown at the time of this Agreement, that any of the Company and its Subsidiaries may have, directly or indirectly (including pursuant to any class action), which claims (collectively, the “Company Released Claims”) have arisen prior to the date of this Agreement and arise out of or relate in any way to: (a) the LJH Debt; (b) the CIT Debt; (c) the Merger Agreement or Merger (together, the “Transaction Agreements”) or any actions of the Investor Released Parties in connection therewith; (d) any action of LJH, or by any Investor Released Party on behalf of LJH, in its capacity as a lender to the Company, with respect to the LJH Debt; or (e) any Investor’s status as a stockholder of the Company, or arising out of any action by an Investor Released Party on behalf of an Investor in its capacity as a stockholder of the Company (including without limitation claims for negligence, gross negligence, fraud, negligent misrepresentation, breach of the duty of care, breach of the duty of loyalty, breaches of

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the duties of candor, good faith or fair dealing, or breaches of any other fiduciary duty). The Company and each of its Subsidiaries, agree, for themselves and on behalf of each of their affiliates, that they will never initiate, commence, institute, prosecute or otherwise participate in, either directly or indirectly, representatively (such as in a class action) or in any other capacity, any action of any description whatsoever, including both known and unknown claims, against any Investor Released Party that seeks damages or other relief arising out of or relating to the Company Released Claims. Notwithstanding the foregoing, nothing contained in this Section 1.6(b) shall release (i) any right or claim of the Companies arising under or pursuant to the Merger Agreement, this Agreement, or any other written contract or written agreement between any Company and any of the Investor Released Parties related to matters other than the matters that are the subject of the Company Released Claims that are expressly released hereunder, or (ii) claims for indemnification by any Investor Released Party who is serving or has served as an officer or director of one or more of the Company or any Subsidiary under the laws of the jurisdiction of organization and/or the Certificate (or Articles) of Incorporation or By-Laws of any of the Company or such Subsidiary. Each of the Investor Released Parties, other than Investors party to this Agreement, is an express third party beneficiary of the terms and conditions of this Section 1.6(b).
     1.7 Notice. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed:
     If to LJH or to Newco, to it at 377 Neva Lane, Denison, TX 75020 attention: Mr. Lacy Harber, telecopy: (903) 465-6514, with a copy to Bracewell & Giuliani, LLP, 500 N. Akard Street, Suite 4000, Dallas, Texas 75201-3387, attention: Michael W. Tankersley, Esq., telecopy (214) 758-8366, or at such other address as LJH or Newco shall have specified by notice to the other parties to this Agreement.
     If to any of the Owl Creek Investors, to it at 640 Fifth Avenue, 20th Floor, New York, NY 10019, attention: Mr. Daniel Sapadin, with a copy to Schulte Roth & Zabel, LLP, 919 Third Avenue, New York, NY 10022 , attention: Peter J. Halasz, Esq., telecopy: (212-593-5955.
     If to the Company, to it at TIMCO Aviation Services, Inc., 623 Radar Road, Greensboro, NC 27410, attention: Chairman, CEO and CFO, with a copy to Akerman Senterfitt, One Southeast Third Avenue, 28th Floor, Miami, FL 33131, attention: Philip B. Schwartz, telecopy (305) 374-5095, copy to: Richards, Layton & Finger, P.A. One Rodney Square, P. O. Box 551, Wilmington, DE 19899, Attention: Mark Gentile, telecopy (302) 658-6548.
     All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile or e-mail (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) 72 hours after being deposited in the U.S. mail, first class with postage prepaid. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.
     1.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the personal representatives, successors and assigns of the respective parties hereto. Each representation, warranty, covenant, agreement, liability or obligation of an Investor

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set forth in or arising out of this Agreement (each being an “Obligation”) is agreed by the parties to be the several and not joint Obligation of that Investor, and no Investor shall have any responsibility or liability for the actions of any other Investor. The Investors and Newco shall require as a condition to any sale, transfer assignment or other disposition of their shares of Company Common Stock that the person obtaining such Company Common Stock agree to be bound by this Agreement with respect to such shares, including, without limitation, the granting of a proxy with respect to such shares.
     1.9 General. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement and the other written agreements of the parties referred to herein constitute the entire understanding of the parties hereto with respect to the subject matter hereof and thereof and supersede all present and prior agreements, whether written or oral.
     1.10 Governing Law; Jurisdiction; Jury Waiver. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without giving effect to any other choice of Law or conflict of Law provision or rule (whether of the State of Delaware or otherwise). The parties hereto hereby:
     (a) submit to the exclusive jurisdiction of any such state or federal court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto; and
     (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.
     (c) EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT.
     1.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. One or more counterparts of this Agreement or any Exhibit or Schedule hereto may be delivered via facsimile and such facsimile counterpart shall have the same effect as an original counterpart hereof.
[Signature pages follow]

8

The undersigned have executed this Agreement as of the date first above written.

TIMCO AVIATION SERVICES, INC.

By:		/s/ Ronald Utecht

Name:		Ronald Utecht
Title:		President

TAS HOLDING, INC.

By:		/s/ John R. Cawthron

Name:		John R. Cawthron
Title:		President

LJH, LTD.

By DLH Management, L.L.C., its general partner

By:		/s/ Lacy J. Harber

Lacy Harber, President

OWL CREEK I, L.P.
	By:	Owl Creek Advisors, LLC
its General Partner

By:	/s/ Jeffrey Altman

Name:	Jeffrey Altman
Title:	Managing Partner

OWL CREEK II, L.P.
	By:	Owl Creek Advisors, LLC its General Partner

By:	/s/ Jeffrey Altman

Name:	Jeffrey Altman
Title:	Managing Partner

OWL CREEK OVERSEAS FUND, LTD.

By:	/s/ Jeffrey Altman

Name:	Jeffrey Altman
Title:	Director

9

OWL CREEK OVERSEAS FUND II, LTD.

By:	/s/ Jeffrey Altman

Name:	Jeffrey Altman
Title:	Director

OWL CREEK SOCIALLY RESPONSIBLE
INVESTMENT FUND, LTD.

By:	/s/ Jeffrey Altman

Name:	Jeffrey Altman
Title:	Director
Subsidiaries executing this Agreement for purposes of Section 1.6(b):

AIRCRAFT INTERIOR DESIGN, INC.

By:	/s/ Kevin Carter

	Name:	Kevin Carter
	Title:	Senior Vice President-Finance

BRICE MANUFACTURING COMPANY, INC.

By:	/s/ Kevin Carter

	Name:	Kevin Carter
	Title:	Senior Vice President-Finance

TIMCO ENGINE CENTER, INC.

By:	/s/ Kevin Carter

	Name:	Kevin Carter
	Title:	Senior Vice President-Finance

TIMCO ENGINEERED SYSTEMS, INC.

By:	/s/ Kevin Carter

	Name:	Kevin Carter
	Title:	Senior Vice President-Finance

10

TRIAD INTERNATIONAL MAINTENANCE CORPORATION

By:	/s/ Kevin Carter

Name: Kevin Carter
Title: Senior Vice President-Finance

AVIATION SALES DISTRIBUTION SERVICES COMPANY

By:	/s/ Kevin Carter

Name: Kevin Carter
Title: Senior Vice President-Finance

AVIATION SALES LEASING COMPANY

By:	/s/ Kevin Carter

Name: Kevin Carter
Title: Senior Vice President-Finance

AVIATION SALES PROPERTY MANAGEMENT CORP.

By:	/s/ Kevin Carter

Name: Kevin Carter
Title: Senior Vice President-Finance

AVS/CAI, INC.

By:	/s/ Kevin Carter

Name: Kevin Carter
Title: Senior Vice President-Finance

AVS/M-1, INC.

By:	/s/ Kevin Carter

Name: Kevin Carter
Title: Senior Vice President-Finance

11

AVS/M-2, INC.

By:	/s/ Kevin Carter

Name: Kevin Carter
Title: Senior Vice President-Finance

AVS/M-3, INC.

By:	/s/ Kevin Carter

Name: Kevin Carter
Title: Senior Vice President-Finance

AVSRE, L.P.

By:	Aviation Sales Property Management Corp.,
its general partner

	By:	/s/ Kevin Carter

Name: Kevin Carter
Title: Senior Vice President-Finance

HYDROSCIENCE, INC.

By:	/s/ Kevin Carter

Name: Kevin Carter
Title: Senior Vice President-Finance

TMAS/ASI, INC.

By:	/s/ Kevin Carter

Name: Kevin Carter
Title: Senior Vice President-Finance

12

WHITEHALL CORPORATION

By:	/s/ Kevin Carter

Name: Kevin Carter
Title: Senior Vice President-Finance

13

Exhibit A-1

14

IRREVOCABLE PROXY
TO VOTE STOCK OF
TIMCO AVIATION SERVICES, INC.
AND
TAS HOLDING, INC.
     The undersigned stockholder of (1) TIMCO Aviation Services, Inc., a Delaware corporation (the “Company”) and (2) TAS Holding, Inc., a Delaware corporation (“Newco”), hereby irrevocably (to the full extent permitted by the General Corporation Law of the State of Delaware) appoints Steven Gerard and Len Singer, and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company and Newco that now are or hereafter may be owned beneficially and of record by the undersigned, and any and all other shares or securities of the Company or Newco issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Proxy. The Shares owned beneficially and of record by the undersigned stockholder as of the date of this Proxy are listed beneath the undersigned’s signature on the final page of this Proxy. Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below). This Proxy shall be effective immediately following the execution and delivery of the Unanimous Written Consent of the Stockholders of TAS Holding, Inc. to be executed immediately following the execution of the Merger Agreement (as defined below).
     This Proxy is coupled with an interest, is irrevocable (to the extent permitted by the General Corporation Law of the State of Delaware), is granted pursuant to that certain Conversion, Support and Release Agreement of even date herewith (the “Support Agreement”), by and among the Company, Newco, LJH, Ltd., a Texas limited partnership, Owl Creek I, L.P., Owl Creek II L.P., Owl Creek Overseas Fund, Ltd. and Owl Creek Overseas Fund II, Ltd. and certain other parties thereto and is granted in consideration of Newco’s and the Company’s willingness to propose and negotiate towards the execution of an agreement and plan of merger by and between the Company and Newco (the “Merger Agreement”) providing for the merger of Newco with and into the Company (the “Merger”). As used herein, the term “Expiration Date” shall mean the earliest to occur of (1) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, and (2) the date of termination of the Merger Agreement.
     The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to the General Corporation Law of the State of Delaware), at every annual, special, adjourned or postponed meeting of the stockholders of the Company or Newco, as the case may be, and in every written consent in lieu of such meeting (1) in favor of (X) adoption of the Merger Agreement, (Y) the approval of the Merger (whether consummated pursuant to Section 251 or (if applicable) Section 253 of the General Corporation Law of the State of Delaware and the transactions contemplated thereby and (Z) the adjournment of any meeting of the stockholders of the Company if the Special Committee of the Board of Directors of the Company recommends such adjournment; and (2) against (X) any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Merger) between the Company and any person or entity other than Newco, (Y) any other action or agreement that could result in a breach of

15

any covenant, representation or warranty or any other obligation or agreement of the Company or Newco under the Merger Agreement or the undersigned under the Support Agreement or that could result in any of the conditions to the Company’s or Newco’s obligations under the Merger Agreement not being fulfilled and (Z) any other action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated thereby. In addition to the other covenants and agreements of the undersigned stockholder provided for elsewhere in this Agreement, from the execution of this Agreement until the Expiration Date, the undersigned stockholder shall not enter into any agreement, arrangement or understanding with any person or entity to take any of the actions described in clause (2) of the foregoing sentence, or the effect of which would be inconsistent with or violate the provisions and agreements contained in this Proxy. The undersigned shall, and the attorneys and proxies named herein, and each of them, are hereby authorized and empowered on behalf of the undersigned to, direct the record owners (if not the undersigned) of any Shares to take any and all actions and to execute such documents (including, without limitation, execution of a proxy) to enable the voting of the Shares pursuant to and in accordance with this Proxy.
     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.
     The authority granted to the named attorneys and proxies by this Proxy is limited to the express subject matter, actions and authority described in this Proxy. No other or greater authority is to be implied from the granting of this Proxy. The undersigned stockholder retains the right, power and authority to exercise all other rights associated with the ownership of the shares of the Company and Newco subject to the Proxy, including voting rights, that are not expressly granted to the attorneys and proxies named herein.
     This Proxy is irrevocable (to the extent provided in the General Corporation Law of the State of Delaware).
     Dated: July 31, 2006

(Signature of Stockholder)

(Print Name of Stockholder)

Shares owned beneficially and of record:
Company Shares	Number

Newco Shares	Number

16

Exhibit A-2

17

IRREVOCABLE PROXY
TO VOTE STOCK OF
TIMCO AVIATION SERVICES, INC.
AND
TAS HOLDING, INC.
     The undersigned, TAS Holding, Inc., a Delaware corporation (“Newco”), hereby irrevocably (to the full extent permitted by the General Corporation Law of the State of Delaware) appoints Steven Gerard and Len Singer, and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of TIMCO Aviation Services, Inc., a Delaware corporation (the “Company”) and Newco that now are or hereafter may be owned beneficially and of record by the undersigned, and any and all other shares or securities of the Company or Newco issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Proxy. The Shares owned beneficially and of record by the undersigned stockholder as of the date of this Proxy are listed beneath the undersigned’s signature on the final page of this Proxy. Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below). This Proxy shall be effective immediately following the execution and delivery of the Unanimous Written Consent of the Stockholders of TAS Holding, Inc. to be executed immediately following the execution of the Merger Agreement (as defined below).
     This Proxy is coupled with an interest, is irrevocable (to the extent permitted by the General Corporation Law of the State of Delaware), is granted pursuant to that certain Conversion, Support and Release Agreement of even date herewith (the “Support Agreement”), by and among the Company, Newco, LJH, Ltd., a Texas limited partnership, Owl Creek I, L.P., Owl Creek II L.P., Owl Creek Overseas Fund, Ltd. and Owl Creek Overseas Fund II, Ltd. and certain other parties thereto and is granted in consideration of Newco’s and the Company’s willingness to propose and negotiate towards the execution of an agreement and plan of merger by and between the Company and Newco (the “Merger Agreement”) providing for the merger of Newco with and into the Company (the “Merger”). As used herein, the term “Expiration Date” shall mean the earliest to occur of (1) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, and (2) the date of termination of the Merger Agreement.
     The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to the General Corporation Law of the State of Delaware), at every annual, special, adjourned or postponed meeting of the stockholders of the Company or Newco, as the case may be, and in every written consent in lieu of such meeting (1) in favor of (X) adoption of the Merger Agreement, (Y) the approval of the Merger (whether consummated pursuant to Section 251 or (if applicable) Section 253 of the General Corporation Law of the State of Delaware and the transactions contemplated thereby and (Z) the adjournment of any meeting of the stockholders of the Company if the Special Committee of the Board of Directors of the Company recommends such adjournment; and (2) against (X) any proposal for any recapitalization, merger, sale of assets or other business combination (other than the Merger) between the Company and any person or entity other than Newco, (Y) any other action or agreement that could result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company or Newco

18

under the Merger Agreement or the undersigned under the Support Agreement or that could result in any of the conditions to the Company’s or Newco’s obligations under the Merger Agreement not being fulfilled and (Z) any other action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated thereby. In addition to the other covenants and agreements of the undersigned stockholder provided for elsewhere in this Agreement, from the execution of this Agreement until the Expiration Date, the undersigned stockholder shall not enter into any agreement, arrangement or understanding with any person or entity to take any of the actions described in clause (2) of the foregoing sentence, or the effect of which would be inconsistent with or violate the provisions and agreements contained in this Proxy. The undersigned shall, and the attorneys and proxies named herein, and each of them, are hereby authorized and empowered on behalf of the undersigned to, direct the record owners (if not the undersigned) of any Shares to take any and all actions and to execute such documents (including, without limitation, execution of a proxy) to enable the voting of the Shares pursuant to and in accordance with this Proxy.
     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.
     The authority granted to the named attorneys and proxies by this Proxy is limited to the express subject matter, actions and authority described in this Proxy. No other or greater authority is to be implied from the granting of this Proxy. The undersigned stockholder retains the right, power and authority to exercise all other rights associated with the ownership of the shares of the Company and Newco subject to the Proxy, including voting rights, that are not expressly granted to the attorneys and proxies named herein.
     This Proxy is irrevocable (to the extent provided in the General Corporation Law of the State of Delaware).
     Dated: July 31, 2006

TAS HOLDING, INC.
By:
John Cawthron, President

Shares owned beneficially and of record:
Company Shares	Number

Common Stock	0

Newco Shares	Number

Common Stock	0

19

Annex “E”
ESCROW AGREEMENT
     This Escrow Agreement (this “Agreement”) is made and entered into effective as of the 31st day of July 2006 by and among TAS Holding, Inc. a Delaware corporation (“TAS”), TIMCO Aviation Services, Inc., a Delaware corporation (“TIMCO”), and American Bank of Texas, as escrow agent (the “Escrow Agent”). TAS and TIMCO are collectively referred to herein as the “Parties.” Any references to TAS or TIMCO shall include their successors and assigns.
     WHEREAS, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”) between TIMCO and TAS dated as of July 31, 2006, TAS is to merge with and into TIMCO, with TIMCO being the surviving entity, and the public shareholders of TIMCO will receive cash consideration of $4.00 per share, and the holders of Company Stock Options, Stock Purchase Rights, Company Convertible Debt and the LJH Warrant (as such terms are defined in the Merger Agreement) will receive cash consideration equivalent to $4.00 per share of Company Common Stock into which such rights are exercisable or convertible (all such persons having rights to receive cash consideration as a result of the Merger being referred to herein as “Holders”), or $10,006,524 in the aggregate, subject to the terms and conditions described in the Merger Agreement (the “Merger”); and
     WHEREAS, TAS is delivering to the Escrow Agent $10,006,524 in cash as a deposit (the “Deposit Amount”) to be applied to pay the cash consideration to the Holders pursuant to Section 1.10(a) of the Merger Agreement; and
     WHEREAS, the Deposit Amount represents funds contributed to the capital of TAS by its stockholders, LJH, Ltd. (“LJH”) and certain affiliated investment partnerships of Owl Creek Asset Management, L.P. (“Owl Creek”); and
     NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Definitions. “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Denison, Texas or Greensboro, North Carolina are authorized or required by law to close.
     2. Instructions to Escrow Agent. All instructions received by the Escrow Agent from TAS must be signed by an officer of TAS and of LJH. All instructions received by the Escrow Agent from TIMCO must be signed by an officer of TIMCO.
     3. Appointment of the Escrow Agent. The Escrow Agent is hereby appointed as escrow agent with respect to the Escrow (as defined below).
     4. The Escrow. In accordance with the terms of the Merger Agreement, TAS has deposited with the Escrow Agent the Deposit Amount, consisting of funds contributed to its capital by LJH and Owl Creek. The Deposit Amount, plus all interest thereon, shall be held and disposed of in accordance with the terms of this Agreement (the “Escrow”).
     5. The Escrow Agent’s Duties. The Escrow Agent shall hold the Escrow in safekeeping and shall deliver the same or any part thereof, only as set forth in this Agreement.

     6. Terms of Escrow. The terms of the Escrow shall extend until all of the Escrow has been distributed by the Escrow Agent in accordance with Section 8 of this Agreement.
     7. Investment of Escrow. The Escrow Agent shall invest and reinvest cash balances in the Escrow each day in such money market or other short-term investment funds as shall be specified in writing jointly by TAS and by TIMCO, as evidenced by a resolution of the Special Committee of the Board of Directors of TIMCO certified to the Escrow Agent by the secretary or assistant secretary of TIMCO; provided, however, that no investment or reinvestment may be made except in the following:
     (a) direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America;
     (b) certificates of deposit issued by any bank, bank and trust company, or national banking association (including the Escrow Agent and its affiliates), which certificates of deposit are fully insured by the Federal Deposit Insurance Corporation or a similar governmental agency;
     (c) repurchase agreements with any state bank or national banking association (including the Escrow Agent and its affiliates); or
     (d) money market funds maintained by the Escrow Agent that are composed solely of United States of America Treasury Securities.
Interest or other amounts paid on, or with respect to, invested cash balances in the Escrow shall be deemed a part of the Escrow, and shall be held and invested by the Escrow Agent in accordance with the terms of this Agreement.
     If the Escrow Agent has not received written instructions from the Parties at any time that an investment decision must be made, the Escrow Agent shall invest such cash balances, or any portion thereof as to which no such written instruction has been received, in investments described in clause (d) above. Each of the foregoing investments shall be made in the name of the Escrow Agent. No investment shall be made in any instrument or security that has a maturity of greater than 30 days. Notwithstanding anything to the contrary contained herein, the Escrow Agent may, without notice to the Parties, sell or liquidate any of the foregoing investments at any time if the proceeds thereof are required for any release of funds permitted or required under this Agreement, and the Escrow Agent shall not be liable or responsible for any loss, cost or penalty resulting from any such sale or liquidation. With respect to any funds received by the Escrow Agent for deposit into the Escrow, or any written instruction from the Parties received by the Escrow Agent with respect to investment of any funds in the Escrow after ten o’clock a.m., Central Time, the Escrow Agent shall not be required to invest such funds or to effect such investment instruction until the next Business Day.
     The Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Account or the purchase, sale, retention or other disposition of any permitted investment. Interest and other earnings on permitted investments shall be added to the Escrow Account. Any loss or expense incurred as a result of an investment will be borne by the Escrow Account. Although TAS and TIMCO each recognizes that it may obtain a broker confirmation or written statement containing comparable information at no additional cost, TAS and TIMCO hereby

2

agree that confirmations of permitted investments are not required to be issued by the Escrow Agent for each month in which a monthly statement is rendered. No statement need be rendered for the Escrow Account if no activity occurred for such month.
     8. Distribution of the Escrow. The Escrow Agent is directed to hold and distribute the Escrow, as follows:
     (a) The Escrow Agent is hereby authorized and directed to release and deliver the Escrow, as TAS and TIMCO, as evidenced by a resolution of the Special Committee of the Board of Directors of TIMCO certified to the Escrow Agent by the secretary or assistant secretary of TIMCO, may jointly direct the Escrow Agent in writing at any time or from time to time, and, without limiting the foregoing, TAS and TIMCO agree:
     (i) upon the consummation of the Merger, the Escrow Agent shall release and deliver the Escrow, minus any excess of the Escrow over the Deposit Amount (the “Escrow Excess Amount”), to the Paying Agent under the Merger Agreement, who shall be identified to Escrow Agent in a written notice by TAS and TIMCO, as evidenced by a resolution of the Special Committee of the Board of Directors of TIMCO certified to the Escrow Agent by the secretary or assistant secretary of TIMCO, prior to the consummation of the Merger, and thereupon to release and deliver the Escrow Excess Amount to TIMCO as the surviving corporation of the Merger. Delivery to the Escrow Agent of a Certificate of Merger evidencing the merger of TAS, with and into TIMCO, and bearing the seal of the Secretary of State of the State of Delaware and certified to be in effect by the Secretary of TIMCO is agreed by TIMCO and TAS to be sufficient evidence of the consummation of the Merger, and upon receipt thereof, the Escrow Agent is hereby authorized and directed to release and deliver the Escrow in accordance with this Section 8(a)(i); and
     (ii) if the Merger Agreement is terminated, the Escrow Agent shall release and deliver to LJH 80.52% of the Escrow and to Owl Creek 19.48% of the Escrow, solely upon receipt of joint instructions to such effect by TAS and the Special Committee of the Board of Directors of TIMCO; or
     (b) The Escrow Agent is hereby authorized and directed to release and deliver the Escrow in accordance with, and upon the Escrow Agent’s receipt of, a certified copy of a final judgment or order, unappealed or unappealable, of a court of competent jurisdiction ordering such release and delivery.
     (c) Upon and after the consummation of the Merger, because TAS and TIMCO will have merged into a single corporation which will continue under the name of TIMCO, all subsequent instructions and actions required under this Agreement by either of TAS or TIMCO shall be performed by TIMCO.
     9. The Escrow Agent’s Authority to Act.
     (a) Subject to the requirements set forth in Section 2, the Escrow Agent may act in accordance with the terms of this Agreement upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other written or electronic document which the Escrow Agent in good faith, after reasonable inquiry, believes to be genuine.

3

     (b) The Escrow Agent shall be deemed to have properly delivered any item of the Escrow upon (i) delivery by wire transfer to such accounts as the Escrow Agent may be instructed in writing by the person to whom delivery is to be made; (ii) delivery in person at the Escrow Agent’s offices; or (iii) delivery in any other manner pursuant to written instructions of the person to whom delivery is to be made.
     (c) In performing its duties under this Agreement, or upon the claimed failure to perform any of its duties hereunder, the Escrow Agent shall not be liable to anyone for damages, losses or expenses which may be incurred as a result of the Escrow Agent so acting or failing to so act; provided, however, the Escrow Agent shall not be relieved from liability for damages arising out of its gross negligence or willful misconduct under this Agreement or breach of this Agreement.
     (d) The Escrow Agent is expressly authorized and directed to deliver to LJH and to Owl Creek copies of all written notices and reports delivered by Escrow Agent to TAS or TIMCO pursuant to this Agreement, and to respond to reasonable requests by either of LJH or Owl Creek for information relating to this Agreement and the Escrow. In the event of any dispute arising under this Agreement, LJH and Owl Creek are agreed by the Parties to be express third party beneficiaries of this Agreement and to have the right to appear and participate in any such litigation as their rights may appear.
     10. Other Agreements. The Escrow Agent is not a party to, nor is it bound by, any other agreement or undertaking among the Parties, it being the intention of the Parties hereto that the Escrow Agent assents to and shall be obligated to give attention only to the terms and provisions hereof. Unless otherwise provided in Section 9(a), Section 13(a) or Section 14, the Escrow Agent shall have no duty to determine or inquire into the happening or occurrence of any event or contingency or the performance or failure of performance of TAS or TIMCO with respect to arrangements or contracts with each other or with others, the Escrow Agent’s sole duty hereunder being to hold the Escrow and to dispose of and deliver the same in accordance with the terms of this Agreement.
     11. Standard of Care.
     (a) The Escrow Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent.
     (b) If the Escrow Agent is required by the terms hereof to determine the occurrence of any event or contingency, the Escrow Agent shall, in making such determination, be liable only for its willful misconduct or gross negligence, as determined in light of all the circumstances, including the time and facilities available to it in the ordinary conduct of its business. In determining the occurrence of any such event or contingency the Escrow Agent may request from TAS, TIMCO or any other person such reasonable additional evidence as the Escrow Agent in its sole discretion may deem necessary to determine any fact relating to the occurrence of such event or contingency, and may at any time inquire of and consult with others, including without limitation, TAS and TIMCO, and the Escrow Agent shall not be liable for any damages resulting from its delay in acting hereunder pending its receipt and examination of additional evidence requested by it.

4

     (c) Unless otherwise expressly provided in this Agreement, whenever the Escrow Agent is required by the terms hereof to take action upon the occurrence of any event or contingency, the time prescribed for such action shall in all cases be a reasonable time after written notice received by the Escrow Agent for the happening of such event or contingency.
     12. Resignation and Removal of the Escrow Agent. The Escrow Agent may resign from the performance of its duties hereunder at any time by giving 10 days’ prior written notice to the Parties. The Escrow Agent may be removed as Escrow Agent hereunder, with or without cause, by the Parties, acting collectively, by furnishing collective written instructions to the Escrow Agent, at any time by the giving of 10 days’ prior written notice to the Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor Escrow Agent or upon payment of the Escrow to the registry of court of competent jurisdiction, as provided herein below. Upon any such notice of resignation or removal, the Parties shall collectively appoint a successor Escrow Agent hereunder, which shall be a commercial bank, trust company or other financial institution with a combined capital and surplus in excess of $100,000,000. If TAS and TIMCO have not collectively appointed a successor Escrow Agent within twenty (20) days after the date of notice of the Escrow Agent’s resignation or removal, the Escrow Agent shall deliver the Escrow to the registry of a court of competent jurisdiction. Upon the acceptance in writing of any appointment as the Escrow Agent hereunder by a successor Escrow Agent, such successor Escrow Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties previously vested in the Escrow Agent who has resigned or has been removed (the “Retiring Escrow Agent”), including delivery of such funds to the registry of a court of competent jurisdiction. Upon the effectiveness of the Retiring Escrow Agent’s resignation or removal, the Retiring Escrow Agent shall be discharged from its duties and obligations under this Agreement, but shall not be discharged from any liability for actions taken as the Escrow Agent hereunder prior to the effectiveness of such resignation or removal. After the effectiveness of the Retiring Escrow Agent’s resignation or removal, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Escrow Agent under this Agreement.
     13. Liability of the Escrow Agent.
     (a) The Escrow Agent shall have no liability or obligation with respect to the Escrow, except for the Escrow Agent’s willful misconduct or gross negligence or breach of this Agreement. The Escrow Agent’s sole responsibility shall be for the safekeeping, investment, and disbursement of the Escrow in accordance with the terms of this Agreement. The Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. The Escrow Agent may rely upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith, after reasonable inquiry, believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Agreement. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages. The Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow, any account in which the Escrow is deposited, this Agreement or the Merger Agreement, or to appear in, prosecute or defend any such legal action or proceeding. The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the

5

provisions hereof or of any other agreement or of its duties hereunder, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in good faith in accordance with the written opinion or instruction of such counsel provided to each of TAS and TIMCO. The Parties, jointly and severally, shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel.
     (b) The Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by a court of competent jurisdiction with respect to the Escrow without determination by the Escrow Agent of such court’s jurisdiction in the matter. If any portion of the Escrow is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, but in good faith, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies in good faith with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.
     (c) The Escrow Agent shall have the right to perform any of its duties hereunder through agents, attorneys, custodians or nominees.
     (d) Any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the corporate trust business of the Escrow Agent shall be transferred, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any parties hereto, anything herein to the contrary notwithstanding.
     14. Indemnification of the Escrow Agent. From and at all times after the date of this Agreement, the Parties, jointly and severally, shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless the Escrow Agent and each director, officer, employee, attorney, agent and affiliate of the Escrow Agent (but excluding Lacy Harber, John Cawthron, LJH, Ltd. and TAS) (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation TAS or TIMCO, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Indemnified Parties under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided,

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however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party or from the breach of this Agreement by such Indemnified Party. If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify the Parties in writing, and the Parties shall assume the defense thereof, including the employment of counsel and the payment of all expenses. Such Indemnified Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by such Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the reasonable fees and expenses of such counsel shall be paid by such Indemnified Party, except that TAS and/or TIMCO shall be required to pay such reasonable fees and expenses if (a) TAS and/or TIMCO agree to pay such fees and expenses, (b) TAS and/or TIMCO shall fail to assume the defense of such action or proceeding or shall fail to employ counsel reasonably satisfactory to the Indemnified Party in any such action or proceeding, (c) TAS and TIMCO are plaintiffs in any such action or proceeding or (d) the named parties to any such action or proceeding (including any impeded parties) include both the Indemnified Party and TAS and/or TIMCO, and the Indemnified Party shall have been advised by counsel that principles of legal ethics prevent one counsel from representing all of the named parties. The Parties shall be jointly and severally liable to pay fees and expenses of counsel pursuant to the preceding sentence, except that any obligation to pay under clause (a) shall apply only to the party so agreeing. All such fees and expenses payable by TAS and/or TIMCO pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim. All of the foregoing losses, damages, costs and expenses of the Indemnified Parties shall be payable by the Parties, jointly and severally, upon demand by such Indemnified Party. Notwithstanding the joint and several liability of the Parties, each of TAS and TIMCO hereby agree to pay one-half of the foregoing losses, damages, costs and expenses of the Indemnified Parties unless otherwise ordered by a court of competent jurisdiction. The obligations of the Parties under this Section 14 shall survive any termination of this Agreement and the resignation or removal of Escrow Agent.
     The Parties agree that neither the payment by TAS or TIMCO of any claim by the Escrow Agent or any Indemnified Party for indemnification hereunder nor the disbursement of any amounts to the Escrow Agent or any Indemnified Party from the Escrow in respect of a claim by the Escrow Agent or any Indemnified Party for indemnification shall impair, limit, modify or affect, as among the Parties the respective rights and obligations of TAS or TIMCO under the Merger Agreement.
     No expenses or indemnification pursuant to this Agreement may be paid from the Deposit Amount.
     15. Time of Performance. Under the terms hereof, if the time for performance of any provision shall fall on a date which is not a Business Day, the performance thereof on the next succeeding Business Day shall be deemed to be in full compliance. Whenever time is referred to in this Agreement, it shall be the time recognized by the Escrow Agent in the ordinary conduct of its normal business transactions.
     16. Bankruptcy, etc. The bankruptcy, insolvency, reorganization or absence of TAS or TIMCO shall not affect or prevent performance by the Escrow Agent of its obligations or its right to rely upon instructions received hereunder.

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     17. Remedies of the Escrow Agent. As additional consideration for and as an inducement for the Escrow Agent to act hereunder, it is understood and agreed that in the event of any disagreement between the parties to this Agreement or in the event any other person or entity claims an interest in the Escrow or any part thereof, and such disagreement or claim results in adverse claims and demands being made by them or any of them in connection with or for any part of the Escrow, the Escrow Agent shall pay the Escrow to the registry of a court of competent jurisdiction for determination of the rights of TAS and TIMCO thereto, whereupon the Escrow Agent shall have no further obligation with respect to the Escrow to either TAS or TIMCO. Anything herein to the contrary notwithstanding, the Escrow Agent shall not be or become liable to TAS or TIMCO for the failure of the Escrow Agent to comply with the conflicting or adverse demands of TAS or TIMCO or of any other persons or entities claiming an interest in the Escrow or any part thereof.
     18. Fees and Expenses.
     (a) Each of TAS and TIMCO hereby agree to pay one-half of the fees of the Escrow Agent for its ordinary services hereunder, as determined in accordance with, and payable as specified in, the Schedule of Fees set forth in Schedule 1 attached hereto unless otherwise ordered by a court of competent jurisdiction. In addition, each of TAS and TIMCO hereby agrees to pay one-half of the Escrow Agent’s reasonable expenses incurred in connection with this Agreement, including, but not limited to, reasonable legal fees and expenses, in the event the Escrow Agent deems it necessary to retain counsel after the date of this Agreement. Such expenses shall be paid to the Escrow Agent within 10 days following receipt by TAS and TIMCO of a written statement setting forth such expenses.
     (b) Each of TAS and TIMCO agrees that in the event any controversy arises under or in connection with this Agreement or the Escrow, or the Escrow Agent is made a party to or intervenes in any litigation pertaining to this Agreement or the Escrow, it will pay to the Escrow Agent one-half of the reasonable compensation for its extraordinary services and reimburse the Escrow Agent for one-half of all reasonable costs and expenses associated with such controversy or litigation, including, but not limited to reasonable legal fees and expenses unless otherwise ordered by a court of competent jurisdiction. The Escrow Agent shall give written notice to the Parties prior to incurring any such fees, costs or expenses, and an estimate of the amount of such fees, costs and expenses.
     (c) Each of TAS and TIMCO warrants and agrees with the Escrow Agent that, unless otherwise expressly set forth in this Agreement, there is no security interest in the Escrow or any part thereof; no financing statement under the Uniform Commercial Code of any jurisdiction is on file in any jurisdiction claiming a security interest in or describing, whether specifically or generally, the Escrow or any part thereof; and the Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Escrow or any part thereof or to file any financing statement under the Uniform Commercial Code of any jurisdiction with respect to the Escrow or any part thereof.
     (d) The Escrow Agent waives any right of set off or any other legal right or claim that it or any assignee may have or assert against the Escrow, excluding only exceptions that may arise pursuant to this Agreement. No expenses payable pursuant to Section 18 of this Agreement may be paid from the Deposit Amount.

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     (e) In the event fees and expenses of the Escrow Agent are to be paid pursuant to Section 14 hereof, it is understood and agreed by both TAS and TIMCO that such fees and expenses are in addition to those described above.
     19. Effective Date. The effective date of this Agreement shall be the date hereof.
     20. Termination and Resignation. Unless sooner terminated as hereinafter provided, this Agreement shall terminate without action of any party when all of the terms hereof shall have been fully performed.
     21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and such counterparts shall constitute and be one and the same instrument.
     22. Amendments. This Agreement cannot be amended or modified except by another agreement in writing signed by all the parties hereto or by their respective successors in interest.
     23. Headings. The paragraph headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this agreement.
     24. Governing Law. This Agreement shall be deemed to have been made and shall be construed and interpreted in accordance with the laws of the State of Texas without giving effect to the conflict of laws principles thereof.
     25. Withholding. The Escrow Agent shall not be responsible or liable for determination or payment of any taxes assessed against the Escrow or the income therefrom nor for the preparation or filing of any tax returns other than withholding required by statute or treaty. The Parties agree to provide the Escrow Agent any information necessary to perform any such required withholding, including IRS Form W-8 or W-9, as applicable, and the Escrow Agent shall be entitled to rely on such information. The Escrow Agent will establish the account holding the Escrow under the EIN of TAS; if Escrow Agent is responsible for tax reporting as set forth in this Section 25, it will be rendered under the aforementioned TIN.
     26. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the facsimile numbers specified below:

if to TAS:	TAS Holding, Inc
c/o Cawthron, Womack & Coker, P.C.
First Waco Center
1700 N. Valley Mills Drive
P. O. Box 8256
Waco, TX 76714
Telephone No.: (817) 776-3871
Facsimile No.: (254) 776-4346
Attention: John Cawthron

with a copy to:	Bracewell & Giuliani LLP

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500 N. Akard Street, Suite 4000
Dallas, TX 75201
Telephone No.: (214) 758-1000
Facsimile No.: (214) 758-1010
Attention: Michael W. Tankersley

with a copy to:	Beard, Kultgen, Brophy, Bostwick &
Dickson, LLP
Central Tower
5400 Bosque Boulevard, Suite 301
Waco, TX 76710
Telephone No.: (254) 776-5500
Facsimile No.: (254) 776-3591
Attention: Richard E. Brophy, Jr.

if to TIMCO:	TIMCO Aviation Services, Inc.
623 Radar Road
Greensboro, NC 27410
Telephone No.: (336) 668-4410
Facsimile No: (336) 337-1867
Attention: CEO and CFO

with a copy to:	Akerman Senterfitt
One Southeast Third Avenue, 28th Floor
Miami, FL 33131
Telephone No.: (305) 982-5604
Facsimile No: (305) 374-5095
Attention: Philip B. Schwartz

with a copy to:	Richards, Layton & Finger, P.A.
One Rodney Square
P. O. Box 551
Wilmington, DE 19899
Telephone No.: (302) 658-6500
Facsimile No.: (302) 658-6548
Attention: Mark Gentile

If to Escrow Agent:	American Bank of Texas
931 West Main
Dennison TX 75020
Telephone No.: (903) 463-3510
Facsimile No.: (903)
Attention: James Parker
     27. Reports. At least monthly, within ten days of the end of each calendar month, the Escrow Agent shall provide each of the Parties, LJH and Owl Creek with a full accounting of the

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Escrow, and a report of all transactions regarding the Escrow (including receipts, investments and disbursements) not previously reported.
     28. Dealings. The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may buy, sell and deal in any of the securities of the Parties and become pecuniarily interested in any transaction in which the Parties may be interested, and contract and lend money to the Parties and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for TAS or TIMCO or for any other entity. The Parties acknowledge that they are aware that Escrow Agent is owned by LJH or an affiliate.
     29. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, provided that (i) Owl Creek is an express third party beneficiary of this Agreement and (ii) after the effectiveness of the Merger and until such time as the Deposit Amount is delivered to the Paying Agent, the Holders shall be express third party beneficiaries of this Agreement. The provisions of this Agreement for their benefit may be enforced by such express third party beneficiaries.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first stated above.

TAX IDENTIFICATION NUMBER:	PARTIES:

TAS Holding, Inc.

	By:	/s/ John R. Cawthron

	Name:	John R. Cawthron

	Title:	President

TIMCO Aviation Services, Inc.

	By:	/s/ Ronald Utecht

	Name:	Ronald Utecht

	Title:	President

ESCROW AGENT:

American Bank of Texas, as Escrow Agent

	By:	/s/ James Parker

	Name:	James Parker

	Title:	CFO

SCHEDULE 1
FEE SCHEDULE
An administrative fee of $100 will be payable upon distribution of the Escrow.

Annex “F”
     SECTION 262     APPRAISAL RIGHTS. — (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g)) of this title, § 252, § 254, § 257, § 258, § 263 or § 264 of this title:
     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.
     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:
     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

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     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or
     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.
     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
     (d) Appraisal rights shall be perfected as follows:
     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
     (2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of

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the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached

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by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with

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the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded such stockholder’s appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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Annex “G”

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-K
ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2005
Commission File No. 1-11775
TIMCO AVIATION SERVICES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	65-0665658 (I.R.S. Employer Identification No.)

623 Radar Road
Greensboro, NC	27410
(Address of principal executive offices)	(Zip Code)
(336) 668-4410
(Registrant’s telephone number)
Securities registered pursuant to Section 12(b) of the Exchange Act:

TITLE OF EACH CLASS	NAME OF EACH EXCHANGE
ON WHICH REGISTERED
None	N/A
Securities registered pursuant to section 12(g) of the Exchange Act:
Common Stock, par value $.001 per share
Indicate by check mark if the registrant is a well known seasoned issuer, as defined in Rule 405 of the Securities Act. YES ☐ NO ☑
If this report is an annual or transition report, indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934. Yes ☐ No ☑
Indicate by check mark whether the registrant (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter periods that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES ☑ NO ☐
Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☑
As of June 30, 2005, the aggregate market value (based on the closing sales price of the common stock as reported on the OTC Bulletin Board maintained by the NASD on such date, which was $6.00 per share) of the common stock held by non-affiliates was approximately $21.9 million. At March 30, 2006, there were 21,441,040 shares of common stock outstanding.
DOCUMENTS INCORPORATED BY REFERENCE
Certain exhibits listed in Part IV of this Annual Report on Form 10-K are incorporated by reference from prior filings made by the Registrant under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

FORWARD LOOKING STATEMENTS	1
BUSINESS	2
PROPERTIES	14
LEGAL PROCEEDINGS	15
SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS	15
MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	16
SELECTED FINANCIAL DATA	17
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	19
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS	36
FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA	36
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	36
CONTROLS AND PROCEDURES	37
DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT	38
EXECUTIVE COMPENSATION	41
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	43
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	45
PRINCIPAL ACCOUNTING FEES AND PROCEDURES	47
EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K	48

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PART I
FORWARD LOOKING STATEMENTS
(All dollar amounts and share amounts contained in this Annual Report on Form 10-K are in thousands, except per share data. All share numbers have been adjusted for the one-new-share-for-40-old-shares reverse split that occurred on November 22, 2005.)
This Annual Report on Form 10-K contains forward looking statements. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These include forward looking statements on, among other matters:
•	our business strategy and our future plans for our business,

•	anticipated trends and our competitive position in the industry in which we operate, and

•	our anticipated performance in future periods.
These forward looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions relating to our operations and results of operations, including, among others:
•	the financial health of the U.S. passenger and freight airline industry, and the impact of the financial health of that industry on the maintenance, repair, and overhaul (“MRO”) industry generally and our business specifically,

•	the amount of MRO business being outsourced by the airline industry in general and our airline customers in particular,

•	factors that affect the financial health and well-being of our airline customers, such as the September 11, 2001 terrorist attacks, the global war on terrorism, and fluctuations in the price of jet fuel,

•	the effect of competition on our business, including the effects of competition on the pricing of the services and goods that we provide,

•	our ability to achieve gross profit margins at which we can be profitable, including margins on services that we perform on a fixed price basis and our ability to accurately project our costs in a dynamic environment,

•	our ability to generate sufficient working capital from our operations and from our available credit facilities to meet our operating requirements, capital expenditure requirements and service our indebtedness,

•	our maintaining good relations with our customers and vendors,

•	our ability to fully utilize our hangar space dedicated to maintenance and repair services,

•	our ability to manage our business efficiently and achieve both positive income and cash flow from our operations,

•	our ability to attract and retain the services of our executive officers and key employees,

•	our ability to attract and retain a sufficient number of mechanics to perform the maintenance, overhaul and repair services requested by our customers,

•	our ability to integrate future acquisitions, and

•	future changes in government regulations.
Should one or more of the assumptions underlying our forward looking statements impact us to a greater or lesser degree or prove to be incorrect, or should future events occur that change the landscape of our industry and our customers, the forward looking statements contained in this report or the future financial results described in this report may not occur. We are not obligated, nor do we undertake the obligation, to revise these forward looking statements to reflect future events or circumstances.
References to “TIMCO”, “we”, “us” and “our” refer to TIMCO Aviation Services, Inc. and, unless the context otherwise requires, our subsidiaries.

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ITEM 1. BUSINESS
General
TIMCO Aviation Services, Inc. is among the world’s largest independent providers of aviation maintenance, repair and overhaul (MRO) services for major commercial airlines, regional air carriers, aircraft leasing companies, government and military units and air cargo carriers. We provide MRO services through our subsidiaries: (i) Triad International Maintenance Corporation (known in the industry as TIMCO), which, with its four active locations, is one of the largest independent providers of aircraft heavy maintenance services in the world and also provides aircraft storage and line maintenance services; (ii) Brice Manufacturing, which specialize in the manufacturing and sale of new aircraft seats and aftermarket parts and in the refurbishment of aircraft interior components; (iii) TIMCO Engineered Systems, which provides engineering services both to our MRO operations and our customers; and (iv) TIMCO Engine Center, which refurbishes JT8D engines and performs on-wing repairs for both JT8D and CFM-56 series engines. Visit TIMCO online at www.timco.aero.
Our strategy is to be the vendor of choice to our customers, providing aircraft maintenance solutions to meet our customers’ MRO requirements. The services that we offer allow our customers to reduce their costs by outsourcing some of their MRO functions.
At present, approximately 80% of our business is airframe heavy maintenance, and we are one of the largest independent providers of these services in the world. We are rapidly expanding our TIMCO Engineered Systems operations. We have also begun expansion into line maintenance and hope to significantly expand that business, believing it to be a service that airlines will seriously consider outsourcing in the future. Further, we have commenced expansion activities of our engine overhaul and repair business, including the initial steps in the establishment of a repair operation for CFM engines. We hope to open this new facility during fiscal 2006. There can be no assurance we can successfully expand in these areas.
We were incorporated in Delaware in 1996 under the name “Aviation Sales Company.” We changed our corporate name to “TIMCO Aviation Services, Inc.” in February 2002. Our principal operating business, TIMCO, commenced operations in 1990. Our principal executive offices are at 623 Radar Road, Greensboro, North Carolina 27410, and our telephone number is (336) 668-4410.
Recent Developments
On March 15, 2005, and on October 12, 2005, we closed on two separate tender offers to the holders of our 8% Senior Subordinated Convertible PIK Notes due 2006 (“New Senior Notes”) and our 8% Junior Subordinated Convertible PIK Notes due 2007 (“Junior Notes”). As a result of these tender offers, we converted $117,533 in aggregate principal amounts of these notes into an aggregate of 6,880 shares of our authorized but unissued common stock. We also issued an aggregate of 1,032 shares of our authorized but unissued common stock to the holders of these notes that tendered in these offerings as an inducement for their early conversion. Finally, we issued 3,288 shares of our authorized but unissued common stock to LJH, Ltd. (“LJH”), an entity controlled by our principal stockholder, Lacy Harber, based upon his partial exercise of the LJH Warrant. See Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” and Note 3 of Notes to Consolidated Financial Statements for information about the tender offers.
In September 2005, America West Airlines, a primary customer of our Macon, Georgia facility and a substantial customer of our Lake City, Florida and Goodyear, Arizona MRO facilities, merged with US Airways. U.S. Airways has recently emerged from bankruptcy, and at this time, it is unknown what effect the merger will have on our business, but it is possible that revenues from America West could decline in future periods as a result of this merger.
On September 14, 2005, our fourth largest customer, Delta Airlines, Inc., filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code. Based on currently available information, we do not expect the bankruptcy filing of Delta Airlines to have a material adverse effect on our results of operations or financial position. Further, in February 2006, our largest customer, United Airlines, emerged from a Chapter 11 bankruptcy.
In November 2005, we closed on a rights offering to the holders of our outstanding common stock. In the rights offering, stockholders holding our shares as of October 19, 2005 (the “record date”) had the right to purchase additional shares of the Company’s post-reverse split common stock for a subscription price of $4.80 per share ($0.12 per pre-reverse split share). For every 40 pre-reverse split shares (one post-reverse split share) of our common stock held on the record date, stockholders were granted 1.50 subscription rights. We also allowed LJH the right to use amounts due to it from us under a promissory note as consideration for the purchase of a portion of the shares that it was permitted to purchase in the rights offering. On November 22, 2005, we closed on cash subscriptions to purchase 5,491 shares of our common stock

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for an aggregate purchase price of $26,358 and a subscription from LJH to purchase 3,960 shares of our common stock for an aggregate purchase price of $19,007 using the proceeds of the loan due to it from us. After completion of the rights offering, we have 21,441 shares of common stock outstanding. See Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” and Note 10 of Notes to Consolidated Financial Statements for information about the recently completed rights offering.
Concurrent with the completion of the rights offering (see above), we changed our capitalization by reducing the number of authorized shares of common stock from 500,000 to 100,000 and by reducing the number of our issued and outstanding shares of common stock by converting every forty shares of our issued and outstanding common stock into one share. All shares and per share data contained in this Annual Report on Form 10-K reflects the completion of the one-share-for-forty-shares reverse stock split.
On February 6, 2006, LJH purchased an aggregate of 5,808 shares of our outstanding common stock, consisting of 3,029 shares from Loeb Partners Corporation and affiliated entities and 2,779 shares from LC Capital Master Fund, Ltd. Subsequent to this transaction, LJH owns 15,386 shares, or 71.8%, of our outstanding common stock. Also, as of this date, affiliates of Owl Creek Asset Management, L.P. (“Owl Creek”) own 3,722 shares, or 17.4%, of our outstanding common stock.
In April 2006, we closed on a series of transactions with our principal stockholders relating to our senior debt. First, on April 10, 2006, we closed on a financing arrangement in which LJH acquired the $17,814 Monroe Capital Loans (the “Monroe Capital Loans”), comprised of a $7,000 senior secured term loan, a $3,000 delayed draw term loan designated for capital expenditures and an $8,000 term loan originally due to Hilco Capital but acquired by Monroe Capital in April 2005, with affiliates of Owl Creek simultaneously acquiring a 20% participation interest in those loans. Additionally, effective on April 20, 2006, in conjunction with the refinancing of our CIT Group Credit Facility, we obtained a new $6,000 senior secured term loan from LJH and Owl Creek (collectively with the Monroe Capital Loans, the “LJH Term Loans”). The LJH Term Loans all mature on December 31, 2007, bear interest at LIBOR plus 1.75% per annum and are secured by a lien on substantially all of the Company’s assets. Also, in conjunction with the closing of the LJH Term Loans, we paid in full the CIT Term Loan and entered into other modifications, including amendments and waivers to debt covenant violations as of December 31, 2005, to the CIT Group Credit Facility. We also obtained waivers of all defaults and events of default from LJH under the LJH Term Loans. See Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” and Note 15 of Notes to Consolidated Financial Statements for information about these financing transactions.
In order to augment our management team, our board of directors has elected John R. Cawthron as Vice Chairman of the Board of Directors and Chief Executive Officer. Roy T. Rimmer, Jr. remains as Chairman of the Board and Chief Marketing Officer.
Industry Overview
An industry study published recently by AeroStrategy highlighted industry trends, includes the following:
•	It is estimated that worldwide MRO demand will reach $60 billion in 2013, an annual growth rate of 5.3%. Underlying this growth rate are a few primary driving factors.
▪	Air travel will grow at an average annual rate of 4.7% over the next decade. This growth rate will fuel the increase in the active air transport fleet from approximately 16,000 aircraft currently to approximately 23,400 aircraft in 2013.

▪	New aircraft deliveries between 1998 and 2002, which was unprecedented at more then 5,000 in the aggregate, will generate their first heavy maintenance event in the next few years.

▪	More then 600 of the greater then 2,000 inactive aircraft fleet will return to service during the next 5 years.
This industry study estimated the total worldwide MRO market at $35.7 billion, as follows:
•	Currently, the largest segment of the commercial MRO market relates to engine repair and overhaul. Valued at $12.4 billion, three engine types (CF6-80C2, CFM56-3, and PW4000-94) each generate more then $1.0 billion in overhaul services at the present time. It is projected that by 2013, six engine types (CF6-80C2, CFM56-3, CFM56-5B, CFM56-7, PW4000-94, and V2500-A5/D5) will each generate more than $1.0 billion per year in MRO demand. Additionally, as a result of the level of aircraft deliveries during the late 1990’s, it is anticipated that the number of annual engine shop visits will increase from approximately 8,400 in 2003 to approximately 10,300 in 2006 (an increase of more then 20%).

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•	Currently, the worldwide airframe heavy maintenance market generates approximately $5.2 billion annually and represents nearly 70 million labor hours. It is anticipated that this market will grow at a rate of 5.5% annually, reaching $8.9 billion by 2013. It is also currently estimated that approximately 64% of all heavy maintenance requirements are performed in-house with approximately 36% being outsourced. Three primary drivers are anticipated to facilitate a greater level of outsourcing over the next few years. These drivers include continued cost pressures on the airlines, revised labor union agreements, and a high-quality global supplier base for outsourced maintenance.

•	Currently, the aircraft modifications segment is valued at $2.8 billion and includes passenger-to-freighter conversions, in-flight entertainment, avionics upgrades and major structural modification programs. It is anticipated that this market segment will grow at a rate of 5.5% annually and represent $4.8 billion in 2013.

•	Line maintenance is now valued at $7.8 billion and is forecasted to grow at a rate of 3.9% annually to represent nearly $11.4 billion by 2013. The scope of line maintenance continues to evolve as some airlines adopt maintenance programs with more phased checks, thus being more dependent upon line maintenance requirements. Currently, line maintenance is outsourced less than any other MRO activity as most airlines still consider it a core element of their operations.

•	Currently, the component maintenance segment, which includes wheels and brakes, auxiliary power units, and avionics, generates approximately $7.5 billion in demand. It is anticipated that this market will grow at a rate of 4.2% annually and represent approximately $11.3 billion by 2013. Most significant within this segment is the emergence of broad component support services that bundle component maintenance with airframe and engine maintenance for an entire aircraft.
We believe that the following factors will affect the future growth of the MRO market (also see Risk Factors Relating to Our Business starting on page 8):
•	the pace of worldwide economic growth,

•	fleet growth (net of aircraft retirements), which according to the most recent annual report by the Boeing Company on the state of the aircraft industry is expected to range in the near term (2006-2007) between 4.8% and 7.1% and in the intermediate-term (2007-2012) between 2.7% and 3.7%,

•	the growth of airline passenger and cargo traffic (or reductions in such traffic),

•	financial pressure on airlines to improve asset utilization,

•	decisions by airlines to bring parked aircraft back into service or to convert such aircraft to freighters,

•	the impact of conversions of passenger aircraft to freighters, which extends the useful life of particular aircraft,

•	the continued development and utilization by airlines of newer aviation technologies, which are more reliable but also more costly and complex to maintain,

•	industry consolidation, which may reduce competition in the long term,

•	the globalization of the MRO market,

•	the expiration of aircraft maintenance warranties and the induction for maintenance servicing programs by newer generation aircraft,

•	changes in maintenance schedules on particular aircraft fleet types driven by decisions of OEM’s to bring new aircraft into service at prices that airlines will take and consequential decisions by the airlines to park older aircraft (which require more maintenance),

•	pressure by airline unions placed on airlines to retain MRO services in-house instead of moving them to outsourcing,

•	fuel prices and other factors that increase airline costs, forcing airlines to consider outsourcing to reduce their costs, and

•	increased regulation on the maintenance of aircraft and, more particularly on the outsourced maintenance industry.
The MRO market consists of captive in-house operations of airlines and freight carriers, semi-captive operations that are affiliated with an airline, independent providers of MRO services such as TIMCO and facilities operated by original equipment manufacturers. We believe that more airlines will outsource more of their MRO requirements in the future as they aggressively pursue outsourcing as a means to reduce their costs. Some airlines, such as United Air Lines, have closed maintenance facilities and substantially increased the MRO requirements that they outsource, and several low fare airlines including Jet Blue, Air Tran and Southwest, outsource nearly all of their MRO requirements. We also believe that other large carriers who have not outsourced any of their maintenance in the past have begun to do so or are considering doing so in the future.
Passenger airlines and freight carriers incur substantial operating costs, which are resistant to significant reduction because of labor agreements, aircraft fleet efficiency, and route structures. At the same time, airlines have encountered increasing pricing pressure during the last decade from new and established discount airlines, known as low cost carriers (LCC’s) which have inherently lower cost structures. For many airlines, these factors have resulted in lower revenue per seat mile, without a commensurate offsetting reduction in expenses. While certain airline expenditures are beyond the direct control of airline operators, such as the price of fuel, airport security charges, and taxes, we believe that

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outsourcing MRO functions can reduce an airline’s operating costs. We believe that maintenance generally represents between 10% and 15% of an airline’s costs, and that these costs are currently receiving significant attention from passenger airlines and freight carriers because they can be moderated in part through outsourcing.
Outsourcing of maintenance and repair functions by airlines allows a service provider such as TIMCO to achieve economies of scale unavailable to most airlines individually. We believe that we provide these functions on our customer’s behalf less expensively and more efficiently then our customers can provide themselves. We believe that the trend towards outsourcing by airlines of a growing portion of their MRO requirements to large independent service providers such as TIMCO will continue in the future as these carriers look to reduce their cost per seat mile by focusing their operations on their core competency of providing airline services to their customers.
Operations
Airframe Heavy Maintenance Services
We perform maintenance, repair and modification services on aircraft at TIMCO’s repair stations in Greensboro, North Carolina, Lake City, Florida, Macon, Georgia and Goodyear, Arizona. We also have a maintenance facility in Winston-Salem, North Carolina, that we have closed unless and until we have developed a customer base for this facility. The services performed at each of our airframe maintenance facilities are as follows:
Facilities
•	TIMCO–Greensboro (GSO) – GSO is our largest airframe maintenance and modification facility. GSO primarily supports major customers including United Air Lines (B757, B767 and B777), Delta Air Lines (B777 modifications plus engineering and maintenance services), and Federal Express (DC-10, MD-80, A300 and B727) with multi-lines of business. GSO has grown and adapted to the changing aviation environment by maintaining its market share of existing older generation aircraft product lines and by developing new capabilities to support the needs of today’s newer generation aircraft.

We have 765,000 square feet of space in GSO including four hangars, three of which are wide-body hangars and one of which is a multi-bay hangar. We also have a structures center in GSO, in which we repair flight controls and other components in conjunction with repairs being handled by our heavy maintenance operations, and a composite center, where we repair and overhaul advanced composite and bonded aluminum honeycomb assemblies.

•	TIMCO-Lake City (LCQ) – LCQ has historically competed as a lower-cost facility. We currently perform maintenance for various customers in LCQ, including United Air Lines (B737, A318, A319, and A320), Delta Air Lines (B757), and Q Aviation (B737). LCQ has the capacity and experience to support commercial and government contracts, and we hope to ultimately make LCQ our primary center for military MRO services. In that regard, during 2002, we were awarded SAE AS 9100 Certification at LCQ and we became part of a FAST team (both prerequisites of government contract work) and during the fourth quarter of 2005, we commenced servicing of our first US Coast Guard aircraft (C-130). We currently have several bids pending, which if they were awarded to us (of which there can be no assurance) would substantially increase the size of and, we believe, the profitability of our airframe maintenance business.

The LCQ facility has 650,000 square feet of space including six maintenance hangars, as well as a dedicated two-bay strip and paint hangar which is capable of supporting both narrow body and select wide body aircraft. The LCQ facility also has over 1.3 million square feet of ramp space. Our facility is located at the Lake City airport. We control and maintain the taxiways, parking areas and engine run up areas located at this airport, as well as an FAA approved control tower.

•	TIMCO–Macon (MCN) – MCN has over 140,000 square feet of space in two hangers and we currently operate three service lines at this facility. MCN has been customized specifically for the America West A319/A320 and B737 heavy airframe maintenance operations and starting in 2006, we will service B757 aircraft for America West. MCN has been the dedicated facility for America West since 2000 and has often been cited as a model for effective MRO/airline “partnerships”.

•	TIMCO-Goodyear (GYR) – GYR is located near the city of Phoenix, AZ. This facility, which we opened in 2003, provides heavy airframe maintenance support for airlines such as Allegiant Air and America West and leasing customers such as GE Capital and Finova Capital.

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Our GYR operation has over 318,000 square feet of space in two hangars. We also have 1.5 million square feet of ramp and runway access storage providing space to park up to 200 aircraft.

Our sublease for this facility expires on April 30, 2006. We expect to continue that lease on a month-to-month basis thereafter as we consider our future plans for this facility.

•	TIMCO-Winston Salem – This one-hangar facility, which was formerly the home base for Piedmont Airlines and a major repair and line station for U.S. Airways, is currently closed and has been substantially subleased to an unaffiliated third party. We do not intend to open this facility unless we develop a customer base for this facility.
Types of heavy-airframe maintenance services provided
The services we offer principally consist of “C” and “D” level maintenance checks. “C” and “D” checks each involve a different degree of inspection, and the services performed at each level vary depending upon the individual aircraft operator’s FAA-approved maintenance program. “C” and “D” level checks are comprehensive checks and usually take a minimum of several weeks to complete, depending upon the scope of the work to be performed.
The “C” level check is an intermediate level service inspection that typically includes testing and servicing of the aircraft’s operational systems, external and internal cleaning and refurbishing, and servicing of the interior. Trained mechanics visually inspect the external and internal structure of the aircraft, repair defects and remove corrosion found, all in accordance with the manufacturer’s maintenance and structural repair manuals. The “D” level check includes all of the work accomplished in the “C” level check, but places a greater emphasis on the integrity of the aircraft’s structure. In the “D” level check, the aircraft is disassembled so that the entire structure can be inspected and evaluated. Once the inspection, evaluation and repairs have been completed, the aircraft is reassembled and its systems reinstalled to the detailed tolerances demanded in each system’s specifications. Depending upon the type of aircraft and the FAA-certified maintenance program being followed, intervals between “C” level checks can range from 12 to 18 months and 1,000 to 5,000 flight hours, and intervals between “D” level checks can range from four to eight years and 10,000 to 25,000 flight hours. Structural inspections performed during “C” level and “D” level checks provide detailed information about the condition of the aircraft and the need to perform additional work or repairs not provided for in the original work scope. Project coordinators and customer support personnel work closely with the aircraft’s customer service representative in evaluating the scope of any additional work required and in the preparation of a detailed cost estimate for the labor and materials required to complete the job.
Aircraft modification services
Each aircraft certified by the FAA is constructed under a “Type Certificate.” Anything which is done subsequently to modify the aircraft from its original type design requires the review and approval of the FAA. These modifications are authorized by the issuance of a Supplemental Type Certificate (STC) or an engineering order issued by the airline’s engineering department. Typical modification services performed by TIMCO include reconfiguring passenger interiors and installing passenger amenities such as telephones, in flight entertainment systems and crew rest areas. We also modify B777s to include sleeping quarters for crews on international flights and convert passenger aircraft to freighter configuration.
Engineering services
Our engineering services group, which operates as TIMCO Engineered Systems, provides aircraft modification integrated design, domestic and offshore certification, supply-chain management and installation kits to airlines, leasing companies and aerospace original equipment manufacturers. From its three locations, TIMCO Engineered Systems also provides airline fleet engineering support directly to airlines. Specializing in interior reconfigurations, avionics retrofits and in-flight entertainment integrations, our engineering services group has been among industry leaders in development and installation of in-flight crew rest quarters, enhanced-security flight deck doors, and aircraft systems and components catering to passenger comfort and convenience.
Interiors and Seat Manufacturing Services
We have one operation, Brice Manufacturing, which specialize in the refurbishment of aircraft interior components and the manufacture and sale of aftermarket parts and new aircraft seats. BRICE Manufacturing Company (Brice), based in Pacoima, California, was acquired by TIMCO in October 2002. In addition to FAA authority to manufacture and sell 5,000 PMA parts, Brice has developed a global customer base for new cabin seats ranging from basic coach to business class and first class seats. Customers include Jetstar Airways, Air Europa,

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Air New Zealand, Iberworld, America West, Allegiant and Qantas. Brice is also an approved vendor for both Boeing and Airbus for new aircraft deliveries and Brice’s product offerings include the supply of palletized seats for installation on C-17 and C-130 military aircraft.
Engine Repair and Overhaul Services
TIMCO Engine Center (TEC), located in Oscoda, MI, has complete repair and overhaul capability for the JT8D and JT8D-200 series engines. On-wing services have been expanded to include the JT8D and JT8D-200 engines as well as the CFM-56 engine. The CFM-56 on-wing engine services are provided jointly with Snecma Engine Services. The CFM-56 on-wing services will expand to TIMCO’s airframe locations in the near future. TEC had significant revenue growth in 2003 through 2005, much attributed to adding JT8D-200 overhaul capabilities. Spirit Airlines and Champion Air are major customers of TEC for engine overhaul and engine on-wing services.
We believe that repair services of engines offers substantial growth opportunities for us. In that regard, we have commenced expansion activities of our engine overhaul and repair business, including the initial steps in the establishment of a repair operation for CFM engines. In October 2005, we entered into a lease arrangement with the Allegheny County Airport Authority (Pittsburgh, PA) for a 75,000 square foot facility in which we intend to be able to provide our customers engine overhaul and repair services for CFM engines. We also have acquired the tooling to overhaul and repair CFM-56 engines. We hope to open this new facility during fiscal 2006.
Line Maintenance Services
Line Maintenance Services primarily consists of interior cabin maintenance performed overnight. Commencing in 2003, we began to provide interior line maintenance support for United Air Lines. We are currently providing these services to United Air Lines in seven cities. We hope in the future to expand the line maintenance services that we provide for United Air Lines into other cities and to offer line maintenance services to other airlines. While this is a relatively new business for us and is only a small part of our revenue at this time, we believe that line maintenance offers a substantial growth opportunity for us.
Customer base
Our customer base consists of airlines, air cargo carriers, leasing companies, and government and military units. Our top ten customers accounted for 76.7% and 78.2% of our 2005 and 2004 revenue, respectively.
Management information systems
We operate our business using two decentralized, network-based systems. Each system is fully integrated in regard to the respective business unit, but they are not currently integrated across all business units or within a consolidated enterprise platform. During 2004, we commenced an IT project to transform our customized system currently utilized in the operation of our heavy airframe maintenance and modification business. This system project will convert the current programming language code to the Java programming language code, and will convert the current database system to a SQL relational database management system. This conversion will provide us significant scalability, reliability and cost reduction for the use of this system and is the initial phase of a multi-year project to ultimately develop an integrated, cross-unit, consolidated system platform. We hope to complete this programming language conversion by the third quarter of 2006. The other system is used at our interior component and seat manufacturing business. Our multi-year project includes the anticipated conversion of this other system to the current system utilized within our heavy airframe maintenance operations.
Competition
The airline industry and the markets for our products and services are extremely competitive, and we face competition from a number of sources. Our competitors include airline and aircraft service companies and other companies providing maintenance, repair and overhaul services. Some of our competitors have substantially greater financial and other resources than us. We cannot assure you that competitive pressures will not materially adversely affect our business, financial condition or results of operations. In the airframe heavy maintenance, which currently constitutes approximately 80% of our business, our major competitors are B.F. Goodrich, PEMCO Aviation Group, Inc., AAR Corp. and ST Mobile Aerospace Engineering, Inc. Differentiating competitive factors include price, quality and turn time.

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Government regulation
The aviation industry is highly regulated by the FAA in the United States and by similar agencies in other countries. We must be certified by the FAA, and in some cases authorized by the original equipment manufacturers, in order to repair aircraft components and to perform maintenance and repair services on aircraft.
The FAA regulates the manufacture, repair and operation of all aircraft and aircraft equipment operated in the United States. FAA regulations are designed to ensure that all aircraft and aircraft equipment are continuously maintained in proper condition to ensure safe operation of the aircraft. Similar rules apply in other countries. All aircraft must be maintained under a continuous condition monitoring program and must periodically undergo thorough inspection and maintenance. The inspection, maintenance and repair procedures for the various types of aircraft and aircraft equipment are prescribed by regulatory authorities and can be performed only by certified repair facilities utilizing certified technicians. Certification and conformance is required prior to installation of a part on an aircraft. We closely monitor the FAA and industry trade groups in an attempt to understand how possible future regulations might impact us.
We cannot assure you that new and more stringent government regulations will not be adopted in the future or that any such new regulations, if enacted, will not materially adversely affect our business, financial condition or results of operations.
Further, our operations are also subject to a variety of worker and community safety laws. In the United States, the Occupational Safety and Health Act (“OSHA”) mandates general requirements for safe workplaces for all employees. Specific safety standards have been promulgated for workplaces engaged in the treatment, disposal or storage of hazardous waste. We believe that our operations are in material compliance with health and safety requirements under OSHA.
Product liability
Our business exposes us to possible claims for personal injury or death which may result from the failure of an aircraft or an aircraft part repaired or maintained by us or from our negligence in the repair or maintenance of an aircraft or an aircraft part. While we maintain what we believe to be adequate liability insurance to protect us from claims of this type, based on our review of the insurance coverages maintained by similar companies in our industry, we cannot assure you that claims will not arise in the future that may exceed available coverages or that our insurance coverage will be adequate. Additionally, there can be no assurance that insurance coverages can be maintained in the future at an acceptable cost. Any liability of this type, not covered by insurance, could materially adversely affect our business, financial condition or results of operations.
Employees
As of December 31, 2005, we employed approximately 3,400 persons. None of our employees are covered by collective bargaining agreements. We believe that our relations with our employees are good.
Risk Factors Relating to Our Business
In addition to the other information contained in or incorporated by reference into this Form 10-K, you should carefully consider the following risk factors, as well as the other information contained in this report:
We incurred losses from continuing operations in 2005 and our liquidity remains tight.
For the year ended December 31, 2005, we incurred losses from continuing operations of $22,350. We also continued to require cash above amounts currently being provided from operations to meet our working capital requirements. Additionally, as a result of operating activities, we were not in compliance at certain times during 2005 with debt covenant requirements under our revolving credit and term loan facilities. We have obtained waivers of non-compliance with all such financial covenants and cured all of such covenant violations.
Our ability to service our debt and note obligations as they come due, including maintaining compliance with the covenants and provisions under our current and future debt instruments, is and will continue to be dependent upon our future financial and operating performance. This performance, in turn, is subject to various factors, including certain factors beyond our control, such as changes in conditions affecting the airline industry and changes in the overall economy. Additionally, our customer base has been adversely impacted in the past by various factors, such as the state of the general economy, fluctuations in the price of jet fuel, declines in passenger airline travel, the war on

8

terrorism, the war in Iraq, the outbreak of the SARS virus in Asia and competitive price reductions in airfare prices. These and other factors may adversely affect our customers in the future.
Cash flow from operations is used to service our debt and note obligations, thereby reducing funds available for other purposes. Even if we are able to meet our debt service and other obligations when due, we may not be able to comply with the covenants and other provisions under our debt obligations. A failure to comply, unless waived by the lenders, would be an event of default and would permit our lenders to accelerate the maturity of these debt obligations. It would also permit them to terminate their commitments to extend credit under the financing agreements. Our senior credit facilities also limit our ability to continue to borrow additional funds in the event of a material adverse change in our business, as defined. If we were unable to repay the debt to the lenders, or otherwise obtain a waiver, the lenders could proceed against the collateral securing the financing obligations, and exercise all other rights available to them. While we expect to be in a position to continue to meet our obligations in future periods, there can be no assurance we will be able to do so.
Risks associated with the aviation services industry.
The condition of the airline industry has a substantial effect on our business, since our customers consist of passenger airlines and freight carriers, aircraft leasing companies, maintenance and repair facilities that service airlines, and original equipment manufacturers. Generally, when economic factors adversely affect the airline industry, they tend to reduce the overall demand for maintenance and repair services, causing downward pressure on pricing and increasing the credit risks associated with doing business with airlines. Additionally, the price of jet fuel affects the maintenance and repair markets, since older aircraft, which consume more fuel and which currently account for a significant portion of our maintenance and repair services business, become less viable as the price of fuel increases.
The September 11, 2001 terrorist attacks against the United States of America and the resulting increase in airline insurance costs, additional government mandated passenger taxes and fees, and increased airport security costs, have had a severe impact on the aviation industry. These factors, in conjunction with an overall slowdown in the U.S. economy, a reduction in passenger levels from fiscal 2001 through fiscal 2003, and the overall instability in the Middle East (including the war on terrorism and the war in Iraq) have resulted in operating losses for U.S. airline carriers in excess of $10.3 billion for 2001, $8.6 billion for 2002, $3.6 billion for 2003, $5.0 billion for 2004, and an estimated $4.8 billion for 2005. In addition to these adverse factors, fiscal 2003 was further impacted by the outbreak of the SARS virus in Asia and fiscal 2004 was impacted by significantly increased fuel costs due to the high price of oil. As a result of these factors, many commercial passenger airlines and air cargo carriers reported significant reductions in their capacity and have taken out of service upwards of 20% of their aircraft. This reduction in capacity has lessened the aircraft maintenance required by such airlines (and thereby the amount of maintenance being outsourced to companies like TIMCO). These factors have also caused several carriers to file for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. The two most notable for us has been the filing for protection from creditors under Chapter 11 by United Air Lines on December 9, 2002 (United has been our largest customer during the last three fiscal years) and by Delta Airlines on September 14, 2005 (our fourth largest customer during 2005 and traditionally one of our top 10 largest customers year-over-year). As of the date of this report, United Air Lines has emerged from protection under the Bankruptcy Code, while Delta Airlines has not. In addition to those that have already filed, other carriers have publicly discussed the potential of seeking protection from creditors through a voluntary bankruptcy filing. As related to us, current exposures to carriers that are at risk of filing for protection are being continuously evaluated and monitored, though we have in the past, and may in the future, experience losses relating to these credit exposures. Additionally, the Company is positioning itself for potential favorable implications of these Chapter 11 filings and resurgence of the airlines as it is anticipated that additional maintenance outsourcing opportunities could result as these airlines look for cost reduction solutions.
We believe that all of the above factors could continue to have a negative impact on our business in the foreseeable future. These events, which have adversely affected our business, have also impacted our competition, with several of our competitors exiting the MRO business.
The loss or a significant downturn in the operations of one or two of our major customers could materially affect our business.
Our ten largest customers accounted for approximately 77% and 78% of our total revenues for 2005 and 2004, respectively. Of these ten customers, three represented approximately 33%, 13%, and 12% of our total revenues, respectively, for the year ended December 31, 2005. No other customer represented more than 10% of our consolidated revenues for 2005. Our fourth largest customer during 2005, Delta Airlines, is currently in reorganization under Chapter 11 of the United States Bankruptcy Code and our largest customer, United Airlines, recently emerged from a Chapter 11 bankruptcy proceeding. While the relative significance of customers varies from period to period, the loss of, or significant curtailments in purchases of our services by, one or more of our significant customers at any time has in the past and may in the future

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adversely affect our revenue and cash flow.
We have incurred losses in the past and we may incur losses in the future. If we incur losses in the future, our ability to obtain sufficient working capital for our operations and our ability to service our indebtedness may be impaired.
We incurred losses from continuing operations of $22,350, $667, and $4,304, respectively, during the 2005, 2004, and 2003 fiscal years. If we incur losses in the future, we will likely limit our ability to obtain sufficient working capital for our operations and our ability to execute our business strategy. In addition, our ability to service our indebtedness may be harmed because we may not generate sufficient cash flow from operations to pay principal or interest when due.
A portion of our operating expenses are relatively fixed and cancellations, reductions or delays in orders by a customer or group of customers has in the past and could in the future have a material adverse effect on our business, financial condition or results of operations.
We are leveraged.
We have significant debt. This could have important consequences to us, including:
•	our vulnerability to adverse general economic and industry conditions;

•	our ability to obtain additional financing for future working capital expenditures, general corporate or other purposes, particularly where our current lenders have a lien on all of our assets; and

•	the requirement that we obtain the consent of our lenders if we wish to borrow additional amounts.
We depend on financing transactions.
We are primarily dependent on cash flow from operations and borrowings to meet our working capital requirements.
•	During 2003, we relied on borrowings under our senior revolving credit facility and proceeds from our related party term loan to fund our working capital requirements.

•	During 2004, we continued to rely on borrowings under our senior revolving credit facility, proceeds from our refinanced senior secured term loan and proceeds from the sale of our office and warehouse facility located in Miramar, FL.

•	During 2005, we continued to rely on borrowings under our senior revolving credit facility, proceeds from the issuance of common stock in our rights offering, and proceeds from the establishment of the Monroe Capital Term Loans.
We continue to require cash above amounts currently being provided from operations to meet the working capital requirements of our operations. We cannot assure you that additional financing will be available to us in the future, if required, for these purposes.
Our lenders impose significant restrictions on us.
Our senior credit facilities impose significant operating and financial restrictions on us. These restrictions may significantly limit our ability to incur additional indebtedness, pay dividends, repay indebtedness prior to its stated maturity, sell assets or engage in mergers or acquisitions. In addition, our failure to comply with these restrictions could result in an event of default which, if not cured or waived, could materially adversely affect our business, financial condition or results of operations.
Our business is subject to significant government regulation.
The aviation industry is highly regulated by the Federal Aviation Administration in the United States and by similar agencies in other countries. We must be certified by the FAA in order to repair aircraft and aircraft components.
We cannot assure you that new and more stringent government regulations will not be adopted in the future or that any such new regulations, if enacted, would not materially adversely affect our business, financial condition or results of operations.

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Our business is highly competitive.
The airline industry and the markets for our products and services are extremely competitive, and we face competition from a number of sources. Our competitors include aircraft manufacturers, aircraft part manufacturers, airline and aircraft service companies and other companies providing maintenance, repair and overhaul services. Certain of our competitors are currently experiencing financial difficulties similar to or worse than our own and several of our competitors have ceased operations or substantially curtailed their operations during the last few years. Many of these competitors have responded to their financial difficulties by reducing prices on their services to increase or retain market share. Any material deterioration in our financial condition is likely to affect our ability to compete with price-cutting by our competitors. Some of our competitors have substantially greater financial and other resources than we do. We cannot assure you that competitive pressures will not materially adversely affect our business, financial condition or results of operations.
Our business is susceptible to liability claims.
Our business exposes us to possible claims for personal injury or death which may result if we were negligent in repairing an airplane. We cannot assure you that claims will not arise in the future or that our insurance coverage will be adequate to protect us in all circumstances. Additionally, we cannot assure you that we will be able to maintain adequate insurance coverages in the future at an acceptable cost. Any liability claim not covered by adequate insurance could materially adversely affect our business, financial condition or results of operations.
We depend on our executive officers and our employees.
Our continued success depends significantly upon the services of our executive officers and upon our ability to attract and retain qualified personnel in all of our operations. While we have employment agreements with all of our executive officers and certain of our key employees, most of our employees are employed on an at-will basis. The loss of one or more of our executive officers and of a significant number of our other employees without capable replacements could materially adversely affect our business, financial condition or results of operations.
Our airframe heavy maintenance business (which constitutes approximately 80% of our current business) requires qualified mechanics and other personnel to provide services requested by our customers, and our ability to meet customer requirements depends on our ability to attract and retain the mechanics and other qualified personnel necessary to provide services at the physical locations of our operations. In that regard, we utilize outside contractors to provide personnel when we cannot otherwise hire required personnel. While we have been able to obtain sufficient mechanics and other required personnel to date, there can be no assurance we will be able to obtain all personnel required in the future. This may constrain our ability to grow our operations beyond their current levels.
Control is vested in our principal stockholder.
As of February 6, 2006, LJH owns approximately 72% of our outstanding common stock. As a result, LJH is able to control the vote on all matters submitted to the vote of our stockholders and therefore, able to direct our management and policies, including, but not limited to, the election of our entire board of directors.
In addition, under such circumstances, we will not, without LJH’s approval, be able to consummate transactions involving an actual or potential change in our control, including transactions in which the holders of our common stock might otherwise receive a premium for their shares over then current market prices.
Our existing stockholders have experienced substantial dilution as a result of our completed tender offers and they will experience additional dilution upon maturity of the remaining untendered New Senior Notes and Junior Notes and upon the full exercise of the LJH Warrant.
On March 15, 2005, and October 12, 2005, we closed on two separate tender offers to the holders of our 8% Senior Subordinated Convertible PIK Notes due 2006 (“New Senior Notes”) and our 8% Junior Subordinated Convertible PIK Notes due 2007 (“Junior Notes”). As a result of these tender offers, we converted $117,533 in aggregate principal amounts of these notes into an aggregate of 6,880 shares of our authorized but unissued common stock. We also issued an aggregate of 1,032 shares of our authorized but unissued common stock to the holders of these notes that tendered in these offerings as an inducement for their early conversion. Finally, we issued 3,288 shares of our authorized but unissued common stock to LJH based upon its partial exercise of the LJH Warrant. Further, upon the maturity of our remaining New Senior Notes and Junior Notes at the end of 2006 and the beginning of 2007, respectively, we will issue an additional

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110 shares of our authorized but unissued common stock and LJH will have the right to exercise the remainder of the LJH Warrant and receive an additional 47 shares of our authorized but unissued common stock. Finally, we have outstanding common stock purchase warrants to purchase 254 shares of our common stock at an exercise price of $206.40 per share and under our 2003 Stock Incentive Plan we may grant options or warrants to purchase up to 2,500 shares of our common stock to our officers, directors and employees. See Notes 3, 4, 5, and 11 of Notes to Consolidated Financial Statements for particulars regarding all of these matters.
If our common stock is deemed a “penny stock,” its liquidity will be adversely affected.
The price of our common stock fell below $1.00 per share in September 2001 and remained below $1.00 per share until the completion of our rights offering and one-new-share-for-forty-old-shares reverse split in November 2005. If the market price for our common stock falls back below $1.00 per share, our common stock will once again be deemed to be a penny stock. So long as our common stock is considered a penny stock, it will be subject to rules that impose additional sales practices on broker-dealers who sell our securities. For example, broker-dealers must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. Also, a disclosure schedule must be prepared before any transaction involving a penny stock, and disclosure is required about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly statements are also required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Because of these additional obligations, some brokers may not effect transactions in penny stocks. This could have an adverse effect on the liquidity of our common stock.
Our common stock is thinly traded. Our stock price may fluctuate more than the stock market as a whole.
As a result of the thin trading market for our common stock, its market price may fluctuate significantly more than the stock market as a whole or the stock prices of similar companies. Of the 21,441 shares of our common stock currently outstanding, approximately 72% are currently held by LJH and approximately 17% are currently held by affiliates of Owl Creek. Without a larger float, our common stock will be less liquid than the stock of companies with broader public ownership, and, as a result, the trading prices for our common stock may be more volatile. Among other things, trading of a relatively small volume of our common stock may have a greater impact on the trading price for our stock than would be the case if our public float were larger. In addition, sales of a substantial amount of common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of our common stock. Possible or actual sale of any of these shares, particularly by LJH and/or affiliates of Owl Creek, may decrease the market price of our common stock.
The market price of our common stock could be depressed by future sales.
Future sales of our common stock, or the perception that these sales could occur, could adversely affect the market price of our common stock. We cannot assure you as to when, and how many of, the shares of our common stock will be sold and the effect these sales may have on the market price of our common stock. In addition, we may issue additional shares of common stock in connection with possible future acquisitions or other transactions. Although these securities may be subject to regulatory or contractual resale restrictions, as these restrictions lapse or if these shares are registered for sale to the public, they may be sold to the public. In the event we issue a substantial number of shares of our common stock, which subsequently become available for unrestricted resale, there could be a material adverse effect on the prevailing market price of our common stock.
Adjustments to common stock purchase warrant exercise prices and exercise dates.
We have outstanding common stock purchase warrants to purchase approximately 254 shares of our common stock at an exercise price of $206.40 per share until February 28, 2007. While we presently have no intent to take any of these actions, we may, in our sole discretion, and in accordance with the terms of the warrant agreements with the warrant agents, reduce the exercise price of the common stock purchase warrants and/or extend the time within which the warrants may be exercised, depending on such things as the current market conditions, the price of the common stock and our need for additional capital. Further, in the event that we issue certain securities or make certain distributions to the holders of our common stock, the exercise price of the warrants may be reduced. Any such price reductions (assuming exercise of the warrants) will provide less money for us, higher incremental expense and possibly adversely affect the market price of our securities.

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Impact of warrant exercise on market.
In the event of the exercise of a substantial number of warrants within a reasonably short period of time after the right to exercise commences, the resulting increase in the amount of our common stock in the trading market could substantially affect the market price of our common stock.
We are subject to significant anti-takeover provisions.
Our certificate of incorporation and bylaws contain provisions that may have the effect of discouraging transactions involving an actual or threatened change of control. In addition, our board of directors has the authority to issue up to 1,000 shares of preferred stock in one or more series and to fix the preferences, rights and limitations of any of these series without stockholder approval. Our ability to issue preferred stock could discourage unsolicited acquisition proposals, or make it difficult for a third party to gain control of us, which could adversely affect the market price of our common stock.

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ITEM 2. PROPERTIES.
Our executive offices are located in Greensboro, North Carolina at the headquarters of our TIMCO airframe maintenance operations. Our ownership interests and leasehold interests in all of our facilities are pledged to our senior lenders as collateral for amounts borrowed. See Note 4 to our Consolidated Financial Statements. The following table identifies, as of December 31, 2005, our principal properties:

		SQUARE	OWNED OR
FACILITY DESCRIPTION	LOCATION	FOOTAGE	LEASED
Office, Engineering and Aircraft Maintenance	Greensboro, NC	765,000	Leased	(1)
Office and Aircraft Maintenance	Lake City, FL	650,000	Leased
Office and Engine Maintenance	Oscoda, MI	396,000	Leased
Office and Aircraft Maintenance	Phoenix, AZ	370,000	Leased	(2)
Office and Aircraft Maintenance	Winston-Salem, NC	115,000	Leased	(3)
Office and Aircraft Maintenance	Macon, GA	140,000	Leased
Office and Interiors Maintenance; Seat Manufacturing	Pacoima, CA	70,000	Leased
Office and Maintenance	Opa Locka, FL	55,000	Leased	(4)
Office and Maintenance	Dallas, TX	80,000	Leased	(5)
Office and Engine Maintenance	Pittsburgh, PA	75,000	Leased	(6)
Engineering Office	Atlanta, GA	2,300	Leased
Engineering Office	Kent, WA	2,800	Leased

(1)	Our corporate headquarters is located at this facility.

(2)	We sublease this facility from LJH. Our sublease for this facility expires in April 2006 and we expect to continue this lease thereafter on a month-to-month basis.

(3)	This facility has been closed until we develop customers for this facility. Substantially all of this facility has been subleased to an unaffiliated third party.

(4)	This facility is leased from a former director and executive officer and subleased to an unaffiliated third party. We currently have no customer activities at this facility.

(5)	This facility is leased to us on a month-to-month arrangement by LJH. We currently have no customer activities at this facility.

(6)	In October 2005, we entered into a lease arrangement with the Allegheny County Airport Authority (Pittsburgh, PA). We anticipate the commencement of engine repair services at this facility during fiscal 2006.

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ITEM 3. LEGAL PROCEEDINGS.
Lawsuits and investigations
In November 2005, we were named as the defendant in a lawsuit which alleges that the Company breached a purported verbal agreement for indemnification. The suit seeks damages of $6,600, plus interest, costs and attorneys fees. While we do not believe that any such indemnification agreements exist, believe that we have a meritorious defense to the claim and intend to vigorously defend the lawsuit, there can be no assurance as to its outcome.
In January 2006, our former President and Chief Operating Officer sued us for breach of his employment agreement and for related claims under North Carolina employment law. The suit seeks unspecified monetary damages and declaratory relief regarding the scope and applicability of the non-compete contained in the former employee’s employment agreement. We terminated this employee for cause under his employment agreement, and we are vigorously defending this lawsuit. We have also countersued this former employee for, among other matters, misrepresentation and breach of contract. While we believe that we have meritorious claims and defenses, there can be no assurance as to the outcome of this lawsuit.
We are also involved in various other lawsuits and other contingencies arising out of operations in the normal course of business. In the opinion of management, the ultimate resolution of these claims and lawsuits will not have a material adverse effect upon our business, financial position or results of operations.
Environmental Issues
We are taking remedial action pursuant to Environmental Protection Agency and Florida Department of Environmental Protection (“FDEP”) regulations at TIMCO-Lake City. Ongoing testing is being performed and new information is being gathered to continually assess the impact upon us and the magnitude of required remediation efforts. Based upon the most recent cost estimates provided by environmental consultants, the total remaining testing, remediation and compliance costs for this facility are approximately $650. We have secured an insurance policy that, in the future, will partially mitigate our environmental exposures for this facility and that will also provide the financial assurance required by the FDEP.
Testing and evaluation for all known sites on TIMCO-Lake City’s property is completed and we have commenced a remediation program. We are currently monitoring the remediation, which will extend into the future. Based on current testing, technology, environmental law and clean-up experience to date, we believe that we have established an accrual adequate for the estimated costs associated with our current remediation strategies.
Additionally, there are other areas adjacent to TIMCO-Lake City’s facility that could also require remediation. We do not believe that we are responsible for these areas; however, it may be asserted that TIMCO and other parties are jointly and severally liable and are responsible for the remediation of these properties.
ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.
We held our Annual Meeting of Stockholders on October 17, 2005. At that meeting, our shareholders approved the following:
•	the declassification of the board of directors;

•	the election of six persons to our board of directors;

•	the reduction of the number of authorized shares of our common stock from 500,000 shares to 100,000 shares;

•	a reverse split of our issued and outstanding common stock on a one-new-share-for-40-old-shares basis, with our authorized common stock remaining at 100,000 shares;

•	a rights offering granting our shareholders the right to purchase 1.5 shares of our common stock for each post-reverse split share they owned;

•	an amendment to our 2003 stock incentive plan to increase the shares authorized for issuance under the plan to 2,500 shares; and

•	the ratification of Grant Thornton LLP as our registered independent public accountants for the fiscal year ended December 31, 2005.

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PART II
ITEM 5. MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.
Trading Market for our Common Stock
The following information relates to the trading of our common stock, par value $.001 per share. At December 31, 2005, we believe that there were approximately 3,000 beneficial holders of our common stock. The high and low last sales prices of our common stock for each quarter during our two most recent fiscal years as well as for the first quarter and the second quarter to date of 2006, as reported by the OTC Bulletin Board, are set forth below:

	HIGH	LOW
2004
First Quarter	$34.80	$24.00
Second Quarter	$32.00	$14.40
Third Quarter	$20.00	$12.00
Fourth Quarter	$20.00	$6.40

2005
First Quarter	$11.60	$4.80
Second Quarter	$7.20	$5.20
Third Quarter	$9.80	$5.60
Fourth Quarter	$6.05	$4.47

2006
First Quarter	$4.70	$3.70
Second Quarter (through April 20, 2006)	$4.35	$3.45
All amounts have been adjusted for the one-new-share-for-40-old-shares reverse stock split that occurred on November 22, 2005.
No Cash Dividends
We have never declared any cash dividends on our common stock, and we do not expect to pay cash dividends in the future. Future profits, if any, will be retained by us for use in the operation of our business. There are also restrictions in our credit agreements limiting our ability to pay cash dividends. See Note 4 of Notes to Consolidated Financial Statements and Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

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ITEM 6. SELECTED FINANCIAL DATA
The following table represents our selected consolidated financial information. The selected financial data set forth below should be read in conjunction with the Consolidated Financial Statements and notes thereto and Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which contains a description of the factors that materially affect the comparability, from period to period, of the information presented herein. Operating results from continuing operations reflect the results of operations from our MRO and leasing operations, including Caribe Aviation (sold in May 2001) and Aerocell Structures (sold in July 2002). Discontinued operations includes the results of operations of our redistribution operations, new parts distribution operation and our manufacturing operations, all of which were sold in 2000, and the results of operations of our office and warehouse facility located in Miramar, Florida, which was sold in March 2004.

	Year Ended December 31,
	2001	2002		2003	2004	2005
STATEMENT OF OPERATIONS DATA:

Operating revenues	$264,140	$181,973		$242,514	$323,488	$329,552
Cost of sales	259,647	179,705		226,331	294,199	316,268

Gross profit	4,493	2,268		16,183	29,289	13,284
Operating expenses	56,457	15,574		14,593	22,468	28,700
Gain on sale of fixed assets	—	—		—	—	(1,178)

(Loss) income from operations	(51,964)	(13,306)		1,590	6,821	(14,238)
Interest expense and other	70,264	(12,779	) (1)	6,880	7,488	8,502 (3)

(Loss) before income taxes and discontinued operations	(122,228)	(527)		(5,290)	(667)	(22,740)
Income tax expense (benefit)	621	(3,800	) (2)	(986)	—	(390)

(Loss) income from continuing operations before discontinued operations	(122,849)	3,273		(4,304)	(667)	(22,350)
Discontinued operations:
Operations, net of income taxes	(9,000)	3,749		4,043	1,580	634

Loss on disposal, net of income tax	(9,386)	—		—	—	—

Net (loss) income	$(141,235)	$7,022		$(261)	$913	$(21,716)

Basic Earnings (Loss) Per Share:
(Loss) income from continuing operations	$(3,272.65)	$5.03		$(5.44)	$(0.84)	$(3.01)
(Loss) income from discontinued operations	(489.80)	5.76		5.11	1.99	0.09

Net (loss) income	$(3,762.45)	$10.79		$(0.33)	$1.15	$(2.92)

Diluted Earnings (Loss) Per Share:
(Loss) income from continuing operations	$(3,272.65)	$0.51		$(5.44)	$(0.84)	$(3.01)
(Loss) income from discontinued operations	(489.80)	0.59		5.11	1.99	0.09

Net (loss) income	$(3,762.45)	$1.10		$(0.33)	$1.15	$(2.92)

(1)	Includes a $27,279 extraordinary gain relating to debt extinguishment. See the 2004 Form 10-K.

(2)	Represents a tax benefit from the carryback of net operating losses. See Note 8 of Notes to Consolidated Financial Statements.

(3)	Includes a gain on settlement of bankruptcy claims, loss on sale of available-for-sale securities, and charges related to the Company’s tender offers. See Notes 3 and 6 of Notes to Consolidated Financial Statements.

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	As of December, 31
	2001	2002	2003	2004	2005

BALANCE SHEET DATA:
Accounts receivable	$26,936	$17,762	$36,950	$49,721	$48,643
Inventories	41,544	21,631	25,724	22,244	28,681
Working capital (deficiency)	(62,747)	(10,177)	1,060	13,895	27,503
Total assets	179,285	131,026	152,891	137,368	160,128
Total debt and capitalized lease obligations	227,851	175,474	194,263	180,694	53,159
Stockholders’ (deficit) equity	(131,367)	(96,762)	(95,765)	(94,852)	46,197

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ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
In 2005, we announced and completed two tender offers and consent solicitations relating to our 8% Senior Subordinated Convertible PIK Notes due December 31, 2006 (“New Senior Notes”) and our 8% Junior Subordinated Convertible PIK Notes due January 2, 2007 (“Junior Notes”). We offered the holders of New Senior Notes and Junior Notes the right to receive a 15% premium payable in shares of our common stock if the holders agreed to an early conversion of their New Senior Notes and Junior Notes into common stock during a special conversion period. We completed the first tender offer on March 8, 2005 and accepted tenders from the holders of 47.0% of our New Senior Notes and 75.2% of our Junior Notes. At the closing of the tender offer on March 15, 2005, we issued an aggregate of 5,623 shares of our authorized but unissued common stock to the holders of the New Senior Notes who tendered in the offering, to the holders of the Junior Notes who tendered in the offering, and to LJH, Ltd. (“LJH”), an entity controlled by our principal stockholder, in connection with its partial exercise of the LJH Warrant.
In October 2005, we closed on our second tender offer. In the second tender offer, we accepted tenders from the holders of 98% of our remaining New Senior Notes and 33% from the holders of our remaining Junior Notes. At the closing of this tender offer on October 12, 2005, we issued an aggregate of 5,577 shares of our authorized but unissued common stock to holders of our New Senior Notes who tendered in the offering, to the holders of our Junior Notes who tendered in the offering, and to LJH in connection with its partial exercise of the LJH Warrant.
In November 2005, we completed a rights offering. In the rights offering, our stockholders (as of October 19, 2005; the “record date”) were given the right to purchase 1.5 shares of our authorized but unissued common stock for each share of post-reverse split common stock they owned. On November 22, 2005, we closed on cash subscriptions to purchase 5,491 shares of our authorized but unissued common stock for an aggregate purchase price of $26,358 and a subscription from LJH to purchase 3,960 shares of our authorized but unissued common stock for an aggregate purchase price of $19,007 using the proceeds of the loan due to it from us. Also, in conjunction with the closing of the rights offering, we effected a one-new-share-for-40-old-shares reverse split of our common stock.
For the year ended December 31, 2005, we incurred losses from continuing operations of $22,350. We also continued to require additional cash above amounts currently being provided from operations to meet our working capital requirements. Additionally, at certain times during 2005, we were out of compliance with certain financial covenants contained in our outstanding CIT Group Credit Facility and Monroe Capital Loans. The senior lenders, however, waived, and in some instances, amended all such events of non-compliance and as of December 31, 2005, we were in compliance with all covenant requirements, as amended.
Our ability to service our debt and note obligations, as they come due, including maintaining compliance with the covenants and provisions under our debt instruments, is and will be dependent upon our future financial and operating performance. This performance, in turn, is subject to various factors, including certain factors beyond our control, such as changes in conditions affecting the airline industry and changes in the overall economy. Additionally, our customer base has been adversely impacted in the past by various factors, such as the state of the general economy, fluctuations in the price of jet fuel, the war on terrorism, the war in Iraq, and competitive price reductions in airfare prices. These and other factors may adversely affect our customers in the future.
Cash flow from operations is used to service our debt and note obligations, thereby reducing funds available for other purposes. Even if we are able to meet our debt service and other obligations when due, we may not be able to comply with the covenants and other provisions under our debt obligations. A failure to comply, unless waived by the lenders, would be an event of default and would permit the lenders to accelerate the maturity of our debt obligations. It would also permit them to terminate their commitments to extend credit under their financing agreements. If we were unable to repay the debt to the lenders, or otherwise obtain a waiver, the lenders could proceed against the collateral securing the financing obligations, and exercise all other rights available to them. While we expect to be in a position to continue to meet our obligations in future periods, there can be no assurance we will be able to do so. See “Business- Risk Factors Relating to our Business”.
In April 2006, we closed on a series of transactions with our principal stockholders relating to our senior debt. First, on April 10, 2006, we closed on a financing arrangement in which LJH acquired the $17,814 Monroe Capital Loans (the “Monroe Capital Loans”), with affiliates of Owl Creek Asset Management, L.P. (“Owl Creek”) simultaneously acquiring a 20% participation interest in those loans. See “Liquidity and capital resources” below for a description of the components of the Monroe Capital Loans. Additionally, effective on April 20, 2006, in

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conjunction with the refinancing of our CIT Group Credit Facility (see below), we obtained a new $6,000 senior secured term loan from LJH and Owl Creek (collectively with the Monroe Capital Loans, the “LJH Term Loans”). The LJH Term Loans all mature on December 31, 2007, bear interest at LIBOR plus 1.75% per annum and are secured by a lien on substantially all of the Company’s assets. Also, in conjunction with the closing of the LJH Term Loans, we paid in full the CIT Term Loan and entered into other modifications, including amendments and waivers to debt covenant violations as of December 31, 2005, to the CIT Group Credit Facility. We also obtained waivers of all defaults and events of default from LJH under the LJH Term Loans. See Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” and Note 15 of Notes to Consolidated Financial Statements for information about these financing transactions.

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Results of Operations
Operating revenues consist primarily of service revenues and sales of materials consumed while providing services, net of allowances for any reworks, discounts, or returns. Cost of sales consists primarily of labor, materials, overhead, and freight charges.
Our operating results have fluctuated in the past and may fluctuate significantly in the future. Many factors affect our operating results, including the factors described in “Forward Looking Statements” above and the following factors:
•	the timing of repair orders and payments from large customers,

•	the state of the economy generally, the state of the airline industry generally, and the financial condition of our airline customers specifically,

•	competition from other third-party MRO service providers,

•	the number of airline customers seeking repair services at any time,

•	the impact of fixed pricing on gross margins and our ability to accurately project our costs in a dynamic environment,

•	our ability to fully utilize our hangar space dedicated to maintenance and repair services,

•	the impact during future periods on airline use of out-of-production aircraft (such as 727, DC 8, DC 9 and DC 10) and JT8D engines as a result of increased fuel costs and other factors,

•	our ability to retain the services of our executive officers and key employees,

•	our ability to attract and retain a sufficient number of mechanics to perform the maintenance, overhaul and repair services requested by our customers, and

•	the timeliness of customer aircraft arriving for scheduled maintenance.
Portions of our operating expenses are relatively fixed. Since we typically do not obtain long-term commitments from our customers, we must anticipate the future volume of orders based upon the historic patterns of our customers and upon discussions with our customers as to their future requirements. Cancellations, reductions or delays in orders by a customer or group of customers have in the past and could in the future have a material adverse effect on our business, financial condition and results of operations.
Operating Segments
Our operations are classified into two reportable segments: aircraft and engine maintenance, repair and overhaul (“MRO”) and aircraft interiors (“interiors”). Our MRO segment, which represents approximately 85% of our 2005 revenues, performs maintenance, repair and modification services on aircraft and aircraft engines at five separate operating facilities. These operating facilities provide the capabilities to service both wide body and narrow body aircraft with servicing capabilities for older generation aircraft and newly developed capabilities to support the needs of today’s newer generation aircrafts. Additionally, we provide complete repair and overhaul capabilities for the JT8D and JT8D-200 series engine, on-wing services to complement these engine types, and are expanding our service capabilities to include CFM-56 engines. Through these facilities, we provide MRO services for major commercial airlines, regional air carriers, aircraft leasing companies, government and military units and air cargo carriers.
Our aircraft interiors segment performs the refurbishment of aircraft interior components and the manufacturing and sale of aftermarket parts and new aircraft seats, and provides aircraft engineering, modification design, certification, and installation of interior reconfigurations within two separate operating facilities. These operating facilities provide the capabilities for passenger-to-freighter conversions, aircraft modifications for in-flight entertainment, avionics upgrades and major structural modification programs. Additionally, our interiors segment provides the manufacturing for new aircraft seats, ranging from basic coach to business class and first class seat capabilities. These services are provided to both foreign and domestic commercial airlines and to aerospace original equipment manufacturers.

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Year Ended December 31, 2005 Compared to Year Ended December 31, 2004
The following tables set forth certain information relating to our operations for the periods indicated:

	Year Ended December 31,
	2005		2004
	$	%	$	%
Operating revenues	$329,552	100.0%	$323,488	100.0%
Cost of sales	316,268	96.0%	294,199	90.9%

Gross profit	13,284	4.0%	29,289	9.1%
Operating expenses	28,700	8.7%	22,468	6.9%
Gain on sale of fixed assets	(1,178)	(0.4%)	—	—%

(Loss) income from operations	(14,238)	(4.3%)	6,821	2.1%
Interest expense	9,719	2.9%	8,402	2.6%
Gain on settlement of bankruptcy claims	(1,773)	(0.5%)	—	—%
Loss on sale of available for sale securities	816	0.2%	—	—%
Charge for early conversion of notes	619	0.2%	—	—%
Other income — net	(879)	(0.3%)	(914)	(0.3%)

Loss before income taxes and discontinued operations	(22,740)	(6.9%)	(667)	(0.2%)
Income tax benefit	(390)	(0.1%)	—	—%

Loss from continuing operations before discontinued operations	(22,350)	(6.8%)	(667)	(0.2%)

Discontinued operations, net of income taxes	634	0.2%	1,580	0.5%

Net (loss) income	$(21,716)	(6.6%)	$913	0.3%

Consolidated operating revenue for the year ended December 31, 2005 increased $6,064, or 1.9% to $329,552, from $323,488 for the same period in 2004. Operating revenue for our MRO operations increased to $287,013 for the year ended December 31, 2005, compared to $267,143 for the same period in 2004 (a $19,870, or 7.4%, increase year-over-year). Operating revenue for our interior operations decreased to $42,539 for the year ended December 31, 2005, compared to $56,345 for the same period in 2004 (a $13,806, or 24.5%, decline year-over-year).
During 2005, within our MRO operations, we have continued to expand our customer base and, in some instances, we have increased our share of outsourced maintenance from our existing customers. Additionally, the continued growth of our line maintenance services resulted in a year-over-year increase in revenue of $4,746, or 182.1%, and as the result of an expanded customer base, that was achieved due to additional overhaul capabilities for JT8D-200 series engines and an FAA initiated maintenance directive for certain engine types, revenue for our engine MRO facility increased $15,016, or 104.0%, during 2005 as compared to 2004.
Within our interior operations, during 2005, we further expanded our customer base for our seat manufacturing and overhaul operations. This expanded customer base resulted in increased revenue for these services for the year ended December 31, 2005 over the same period of 2004 of $1,941, or 10.2%. For our interior operations, the increase in our seat manufacturing and overhaul operations was more than offset by a decline in revenue for 2005 as compared to 2004 within our engineering services business. The completion of substantial customer programs during 2004, primarily relating to major structural modification programs, resulted in a decline of revenues of $11,201, or 36.1%, for 2005 as compared to 2004.
While our consolidated 2005 revenues are improved over 2004, our gross profit for 2005 continued to be unfavorably impacted by general economic conditions affecting the airline industry, which has continued to put pricing pressures on our business, and by continued overcapacity in the MRO markets in which we operate. Also, delays and changes in customer maintenance schedules have impacted us in the past and are likely to impact us in the future. Finally, changes in customers and the addition of new customers within several of our airframe maintenance facilities have resulted in ramp up and learning curve issues that have driven inefficiencies and caused a significant deterioration of gross profit margins.

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In September 2005, America West Airlines, a primary customer of our Macon, Georgia MRO facility and a substantial customer of our Lake City, Florida and Goodyear, Arizona MRO facilities, merged with US Airways. In the near term we do not believe that this merger will adversely affect our business with America West. However, in the long term we are unable to predict the impact of this merger on our business. Additionally, on September 14, 2005, our fourth largest customer, Delta Airlines, Inc., filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code. Based on currently available information, we do not expect the bankruptcy filing of Delta Airlines, Inc. to have a material adverse effect on our results of operations or financial position.
Consolidated gross profit decreased to $13,284 for the twelve months of 2005 compared with a gross profit of $29,289 for the twelve months of 2004. Consolidated gross profit as a percentage of revenue decreased to 4.0% for 2005 compared with 9.1% for 2004. Gross margins during any particular period are dependent upon the number and type of aircraft serviced, the contract terms under which services are performed and the efficiencies that can be obtained in the performance of such services. Significant changes in any one of these factors could have a material impact on the amount and percentage of gross profits in any particular period and from period to period. Additionally, gross profit could be impacted in the future by our evaluation of the value of our inventory. During 2005, we continued to evaluate market and industry exposures in connection with the establishment of appropriate reserves for inventory obsolescence. Based on our valuation methodology, we recorded an additional inventory charge of $1,200 for the year ended December 31, 2005 and $1,936 for the year ended December 31, 2004. While we believe that we have appropriately valued our inventory at the lower of cost or market, additional allowances may be required in the future, depending on the market for aircraft parts during any particular period and the applicability of the parts in our inventory compared to the types of aircraft for which we are performing maintenance procedures.
Gross profit for our MRO operations declined to $8,477 for 2005, compared to $19,426 for 2004. While increased revenues were achieved during 2005 as compared to 2004, manpower shortages within several of our facilities required additional overtime and caused operational inefficiencies resulting in an unfavorable impact to gross margins. Additionally, throughout 2005 and in particular during the later half of 2005, most of our airframe MRO facilities, and in particular our two largest facilities, transitioned the aircraft fleet type and/or customers that they were servicing. These transitions resulted in additional training requirements, learning curve and ramp up issues and operational inefficiencies. Also, shortages of engine parts during most of the later part of 2005 resulted in increased cost for required engine parts and a deterioration in gross margin results for our engine center operation. These factors caused deteriorations to gross margin results, particularly during the second half of 2005.
Gross profit for our interiors operations declined to $4,807 for 2005, compared to $9,863 for 2004. The deterioration within our interiors operation resulted from a 24.5% year-over-year decline in revenue noted above and a change in mix of active programs for our engineering services business. Also, consistent with the MRO operations, labor shortages for our seat manufacturing business resulted in additional contract labor and overtime requirements. These factors caused deteriorations to gross margin results throughout 2005.
Consolidated operating expenses for the year ended December 31, 2005 were $28,700, compared to $22,468 for the year ended December 31, 2004. As a percentage of revenues, consolidated operating expenses were 8.7% and 6.9% for the 2005 and 2004, respectively. Consolidated operating expense increased during 2005 as compared to 2004 as a result of increased costs as we expand our operations to support increased revenue levels, including increased headcount ($760), increased marketing, travel and entertainment ($250), and fees paid for financial advisory services ($632). Also, 2005 was impacted by professional fees ($112) (that did not qualify for deferred financing treatment) incurred for the Monroe Capital debt refinancing (see Note 4 of Notes to Consolidated Financial Statements). Finally, in December 2005, we terminated several executive officers and key employees. We have recorded a charge of $2,100 relating to potential severance obligations due to these individuals.
During 2005, we entered into an amendment, with our principal stockholder, to the lease arrangement for our Dallas facility. Under this amendment, our lease commitment for this facility was modified to a month-to-month arrangement. As a result of this modification and in accordance with Statements of Financial Accounting Standards (“SFAS”) No. 98, the unamortized deferred income of approximately $1,178 has been included as a gain on sale of fixed assets within the accompanying consolidated financial statements for the year ended December 31, 2005.
As a result of these factors, our loss from operations was $14,238 for the year ended December 31, 2005, compared to income from operations of $6,821 for the 2004 same period.
Interest expense (excluding amortization of deferred financing fees) for the twelve month period ended December 31, 2005 increased by $526 to $7,611, from $7,085 for the same period in 2004. The increase during 2005 over 2004 is primarily attributable to interest expense on our restructured related party term loan (established April 8, 2004 and terminated November 22, 2005) and overall higher borrowing levels under

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this related party loan, the additional interest expense on our $8,000 Hilco Term Loan (established April 8, 2004 and modified April 12, 2005), and the additional interest expense on our $7,000 Monroe Capital Term Loan and $3,000 Monroe Capital Line of Credit (established April 12, 2005).
Amortization of deferred financing costs for 2005 was $2,108, compared to $1,317 for 2004. The increase during 2005 over 2004 primarily related to the write-off of $710 deferred financing fees on the LJH Original Term Loan (which was used in full to purchase shares in our rights offering) and increased fees related to the establishment of the Monroe Capital Term Loans in April 2005. This increase was partially offset by the write-off, during 2004, of $145 of deferred financing fees that related to a short-term extension of a previously outstanding credit facility. See Notes 4 and 10 of Notes to Consolidated Financial Statements for further information.
During 2004, we entered into a settlement agreement with the entity from which we acquired our Oscoda, Michigan engine and airframe maintenance facilities in 1999. Pursuant to that entity’s plan of reorganization under Chapter 11 of the United States Bankruptcy Code, we were to receive a pro rata portion of 7,000 shares of common stock in the reorganized company based on our unsecured claim as compared to the total of all unsecured claims. In April 2005, we received 1,364 shares of new common stock in the reorganized company in settlement of our claim against that entity’s bankruptcy estate. During December 2005, we sold all of the shares of common stock received in this settlement and have included an aggregate gain related to these activities of $957 within the accompanying consolidated statement of operations for the year ended December 31, 2005.
During 2005, we completed two tender offers and consent solicitations (the January 2005 and August 2005 tender offers) relating to our New Senior Notes and our Junior Notes. As a result of these tender offers, we recognized an inducement charge of $315 relating to the value of the premium shares issued as a part of these offerings. Additionally, we incurred transaction fees related to these tender offers of $304. See Note 3 of Notes to Consolidated Financial Statements for specifics regarding these tender offers.
Other income – net was $879 and $914 for the years ended December 31, 2005 and 2004, respectively. Other income – net for 2005 included a $250 gain from the receipt of life insurance proceeds on a former key employee and a $277 gain relating to a job creation incentive program established for our benefit with the State of Florida. Other income – net for 2004 included a $209 gain on the settlement of a warrant repurchase obligation (see Note 6 of the Notes to Consolidated Financial Statements) and a $284 gain relating to a job creation incentive program established with the State of Florida.
As a result of the above factors, our loss from continuing operations before income taxes and discontinued operations for the year ended December 31, 2005 was $22,740 compared to our loss from continuing operations before income taxes and discontinued operations of $667 for the 2004 same period.
During 2005, we recognized a $390 income tax benefit, which primarily was the result of income tax refunds for the overpayment of state taxes for our Oscoda, Michigan operations in previous years.
As of December 31, 2005, we had net operating loss carryfowards of $84,274, $1,806 relating to periods prior to our 2002 restructuring of our equity and capital and $82,468 relating to our activities after such restructuring. The amount of pre-restructuring net operating loss carryforwards available for use after February 28, 2002 was limited to $1,806, which may be utilized at a rate of approximately $90 per year. In addition, as a result of transactions that have occurred between February 28, 2002 and January 3, 2005, our net operating loss carryforwards generated subsequent to our 2002 restructuring will be limited to $5,506 annually. As of December 31, 2005, we have established a valuation allowance for the full balance of these net operating loss carryforwards due to the uncertainty that we will be able to utilize these net operating loss carryforwards in future periods. See Note 8 of Notes to Consolidated Financial Statements.
For the reasons set forth above, our loss from continuing operations for the twelve month period ended December 31, 2005 was $22,350, or $3.01 per basic share and diluted share, compared to a loss of $667, or $0.84 per basic share and diluted share, for the twelve month period ended December 31, 2004.
Income from discontinued operations for 2005 was $634, or $0.09 per basic share and diluted share, compared to income of $1,580, or $1.99 per basic share and diluted share, for 2004. Income from discontinued operations for 2004 includes an $825 gain on the disposition of our office and warehouse facility located in Miramar, Florida and net rental income and expenses associated with this former facility received prior to its disposition. Results for both fiscal 2005 and 2004 include collections on receivables and the sale of residual inventory that remain after the sale of our redistribution operation and new parts bearings operation, all of which is fully reserved. Since our collections on assets from discontinued operations are winding down, we do not expect that our income from discontinued operations will be significant in future periods.
For the reasons set forth above, our net loss for the year ended December 31, 2005 was $21,716 ($2.92 per basic share and diluted share), compared to net income of $913 for the year ended December 31, 2004 ($1.15 per basic share and diluted share).

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Year Ended December 31, 2004 Compared to Year Ended December 31, 2003
The following tables set forth certain information relating to our operations for the periods indicated:

	Year Ended December 31,
	2004		2003
	$	%	$	%
Operating revenues:
Sales	$323,488	100.0%	$242,425	100.0%
Other	—	—%	89	0.0%

Total operating revenues	323,488	100.0%	242,514	100.0%
Cost of sales	294,199	90.9%	226,331	93.3%

Gross profit	29,289	9.1%	16,183	6.7%
Operating expenses	22,468	6.9%	14,593	6.0%

Income from operations	6,821	2.1%	1,590	0.7%
Interest expense	8,402	2.6%	7,773	3.2%
Other income	(914)	(0.3%)	(893)	(0.4%)

Loss before income taxes and discontinued operations	(667)	(0.2%)	(5,290)	(2.2%)
Income tax benefit	—	—%	(986)	(0.4%)

Loss from continuing operations before discontinued operations	(667)	(0.2%)	(4,304)	(1.8%)

Discontinued operations, net of income taxes	1,580	0.5%	4,043	1.7%

Net income (loss)	$913	0.3%	$(261)	(0.1%)

Consolidated operating revenue for the year ended December 31, 2004 increased $80,974 or 33.4% to $323,488, from $242,514 for the same period in 2003. Operating revenue for our MRO operations increased to $267,143 for the year ended December 31, 2004, compared to $203,225 for the same period in 2003 (a $63,918, or 31.5%, increase year-over-year). Operating revenue for our interior operations increased to $56,345 for the year ended December 31, 2004, compared to $39,289 for the same period in 2004 (a $17,056, or 43.4%, increase year-over-year).
Revenue for our MRO operations in fiscal 2004 included $38,062 from our Goodyear, Arizona facility, which became operational in April 2003, compared to revenue from this facility of $21,335 in 2003. Additionally, adverse market conditions during the first half of fiscal 2003 resulted in delays of maintenance service work by several of our significant customers and adversely impacted our 2003 results of operations. Many of these delayed maintenance programs, however, were inducted for service during the second half of 2003 and have continued through all of fiscal 2004. In addition, during 2004 we expanded our customer base and, in some instances, increased our share of outsourced maintenance from our existing customers. Finally, the addition of JT8D-200 overhaul capabilities within our engine center operations and the significant expansion of our line maintenance operations during 2004 resulted in increased revenues year-over-year.
Within our interior operations during 2004, our seat manufacturing and overhaul operation significantly benefited from the cross sales of our other service offerings and from an expanded customer base, including its first major U.S. carrier for its aircraft seats. These factors resulted in increased revenues during 2004 over 2003 of approximately $5,889, or 44.6%. Additionally, several significant interior modification programs for our engineering services business during 2004 resulted in a year-over-year revenue increase of $12,328, or 65.9%.
While significantly improved over 2003, our consolidated revenue and gross profit for 2004 continued to be unfavorably impacted by general economic conditions affecting the airline industry, including increased jet fuel prices, and by increased competition in the MRO markets in which we operate. For most of fiscal 2004, these unfavorable impacts caused increased price competition and continued downward pricing pressures from airline customers. These factors forced us during fiscal years 2004 and 2003 to reduce our pricing and take fixed priced work at lower rates, which adversely impacted revenues and gross margins. Additionally, instability in the Middle East, the war on terrorism, and the war in Iraq unfavorably impacted airline passenger levels during fiscal 2003 and 2004, which has equated to further delays of maintenance

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service by some of our customers. Finally, changes in customer maintenance schedules have impacted us in the past and are likely to impact us in the future.
Consolidated gross profit increased to $29,289 for the year ended December 31, 2004 compared with a gross profit of $16,183 for the year ended December 31, 2003. Consolidated gross profit as a percentage of revenue increased to 9.1% for fiscal 2004, compared to 6.7% for fiscal 2003. Gross profit levels are affected by volume in that some of the costs of operating our facilities are relatively fixed and therefore revenues above a certain level have a more than proportional impact on gross margins. Further, gross margins during any particular period are dependent upon the number and type of aircraft serviced, the contract terms under which services are performed and the efficiencies that can be obtained in the performance of such services. Significant changes in any one of these factors could have a material impact on the amount and percentage of gross profits in any particular period and from period to period. Additionally, gross profit could be impacted in the future by considerations as to the value of our inventory. During 2004, we continued to evaluate market and industry exposures in connection with the establishment of appropriate inventory valuation levels. Based on our valuation methodology, we recorded an additional inventory charge of $1,936 for the year ended December 31, 2004 and $265 for the year ended December 31, 2003. While we believe that we have appropriately valued our inventory at the lower of cost or market value, additional allowances may be required in the future, depending on the market for aircraft parts during any particular period and the fleet types of the parts in our inventory compared to the types of aircraft for which we are performing maintenance procedures.
Gross profit for our MRO operations increased to $19,426 for 2004 as compared to $7,115 for 2003. The increased gross profit for the 2004 fiscal year over the same period for 2003 was spurred by the receipt of long-term repetitive customer maintenance programs (referred to in the industry as “nose-to-tail lines”), where greater efficiencies can be achieved, and by higher revenues which allowed us to better leverage the fixed portion of our cost of sales. Since we did not have significant nose-to-tail lines during most of 2003, we were forced to take a higher proportion of single-visit customers which resulted in a deterioration of gross margins due to lower productivity. Fiscal 2004 results, however, were adversely impacted by ramp-up/learning curve issues relating to services for a major new customer. In addition to the lower productivity impact on gross margins during 2003, gross margins were adversely impacted due to increased training costs associated with new customer programs and aircraft types, as well as, ramp-up costs, particularly at our Goodyear facility. Partially offsetting the 2003 margin deterioration was a $463 benefit recognized when we settled disputes relating to one of our leased facilities.
Gross profit for our interiors operations increased to $9,863 for 2004 as compared to $9,068 for 2003. The increased gross profit for the 2004 fiscal year over the same period of 2003 resulted from increased revenues, particularly within our engineering business services. Also, partially offsetting the improved gross margin results for the 2004 fiscal year were inventory obsolescence charges that we recorded in fiscal 2004, as discussed above.
Consolidated operating expenses for the year ended December 31, 2004 were $22,468 compared to $14,593 for the year ended December 31, 2003. Operating expenses as a percentage of revenues were 6.9% and 6.0% for the 2004 and 2003 fiscal years, respectively.
Consolidated operating expenses were favorably impacted throughout 2003 as a result of eliminating several exposures and the recovery of a significant bad debt. During 2003, as a result of revised environmental estimates from our environmental consultants for our Lake City facility, we were able to reverse $400 of our environmental accrual. Also, during 2003, we resolved a long standing customer dispute and collected $925 of accounts receivable that was previously fully reserved. As well, during the twelve month period ended December 31, 2003, we terminated a lease agreement with a third party for an abandoned facility in Burnsville, Minnesota. As a result of this lease termination, we eliminated a $300 accrual previously established for our operating lease commitment. Additionally, we eliminated a $264 environmental accrual that had been established for property sold in a prior year, as it was determined in 2003 that we no longer had any environmental exposures for this property. Also, during 2003, we entered into an operating agreement with a third party vendor. As a result of this agreement and modifications made to an accounts receivable balance due from this vendor within the operating agreement, we eliminated the need for a reserve of $300 against this receivable balance. In addition, during 2003 we were able to extend a sublease agreement with a third party for a facility that we currently lease in Opa Locka, Florida. As a result of this sublease extension, we eliminated a $300 accrual previously established for the shortfall in the operating lease commitment and the amount of the original sublease income. Finally, as a result of a revised estimate of retrospective premiums for workers’ compensation insurance, we reduced our accrual for workers’ compensation by $400 during 2003. These reductions in exposures are reflected as an offset to operating expenses of $2,889 for the year ended December 31, 2003. Had all of these offsets to operating expenses not occurred, the 2003 fiscal year operating expenses as a percentage of revenues would have been 7.3%.

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The combination of these offsets to operating expenses during 2003, coupled with increased expenses required to support increased revenues for the year ended December 31, 2004 compared to the year ended December 31, 2003, resulted in the significant increase in operating expenses reflected above.
As a result of these factors, income from operations was $6,821 for the year ended December 31, 2004, compared to income from operations of $1,590 for the year ended December 31, 2003.
Interest expense (excluding amortization of deferred financing fees) for the year ended December 31, 2004 increased by $2,179 or 44.4% to $7,085, from $4,906 for the year ended December 31, 2003. The increase over 2003 is primarily attributable to non-cash interest expense on our related party term loan (which was substantially funded in July 2003), the cash interest and non-cash interest expense on our restructured $14,412 related party term loan (established April 8, 2004), the additional cash interest and non-cash interest expense on the $8,000 Hilco Term Loan (established April 8, 2004) and by increased borrowing levels, year-over-year, under our revolving credit facility. For the year ended December 31, 2004, our non-cash PIK interest expense increased $1,110 as compared to the same period of 2003, while our cash interest expense in 2004 increased $1,069 over 2003.
Amortization of deferred financing costs was $1,317 in 2004 as compared to $2,867 for 2003. The decrease from 2003 is primarily attributable to deferred financing fees related to our July 2002 financing being fully amortized at the end of January 2004 (the original maturity date for our Amended Credit Facility and Bank of America Term Loan) with minimal additional financing fees incurred related to the extension of the Amended Credit Facility through July 2004 (see Note 4 to Notes of Consolidated Financial Statements for particulars of this short-term extension). Partially offsetting this reduction is amortization of deferred financing fees incurred in conjunction with our newly established CIT Group Credit Facility and Hilco Term Loan (both completed in April 2004) and deferred financing fees incurred in conjunction with the warrant that was extended to our majority stockholder in conjunction with obtaining a portion of our related party term loan. In addition, during the second quarter of 2004 we wrote-off $145 of deferred financing fees that related to the above-described short-term extension of our amended credit facility.
Other income – net was $914 and $893 for 2004 and 2003, respectively. Other income – net for 2004 included a gain on the settlement relating to our warrant repurchase obligation ($209, see Note 6 of the Notes to the Consolidated Financial Statements) and a gain relating to a job creation incentive program established with the State of Florida ($284). Other income – net for 2003 was primarily comprised of a gain on the settlement of outstanding issues related to the July 2002 sale of our Aerocell Structure operations ($570). See Note 2 of the Notes to the Consolidated Financial Statements.
As a result of the above factors, our loss from continuing operations before income taxes and discontinued operations for the year ended December 31, 2004 was $667 compared to our loss from continuing operations before income taxes and discontinued operations of $5,290 for the year ended December 31, 2003.
During 2003, we recognized a $789 income tax benefit as a result of the Internal Revenue Service (“IRS”) completing audits of our 1996, 1997, 1998 and 1999 federal income tax returns. Based on the findings in the IRS agent’s report, we eliminated a $1,000 accrual for tax exposure matters and established an income tax receivable for $177. This benefit was partially offset by a $388 provision for state income taxes. Additionally, during 2003, we recognized a tax benefit of $197 for the receipt of miscellaneous federal and state carryback refunds. The aggregate income tax benefit of these events was $986.
For the reasons set forth above, our loss from continuing operations for the year ended December 31, 2004 was $667, or $0.84 per basic share and diluted share, compared to a loss of $4,304, or $5.44 per basic share and diluted share, for the year ended December 31, 2003.
Income from discontinued operations for the year ended December 31, 2004 was $1,580, or $1.99 per basic share and diluted share, compared to income of $4,043, or $5.11 per basic share and diluted share, for the year ended December 31, 2003. Income from discontinued operations for 2004 is comprised of a gain on the disposition of our office and warehouse facility located in Miramar, Florida ($825), net rental income and expenses associated with this office and warehouse facility received prior to its disposition ($75), and collections on receivables retained from the sale of our redistribution operations that had been fully reserved and the sale of residual inventory that remains after the sale of our redistribution operation and new parts bearings operation. Income from discontinued operations for 2003 includes net rental income and expenses associated with our Miramar facility ($336), collections on receivables retained from the sale of our redistribution operations that had been fully reserved and the sale of residual inventory that remains after the sale of our redistribution operation and new parts bearings operation. Additionally, income from discontinued operations for 2003 includes $2,770 resulting from the elimination and settlement of contingency exposures and obligations relating to our redistribution operations and new parts bearing operations, based on a current evaluation of those exposures.
For the reasons set forth above, our net income for the year ended December 31, 2004 was $913 ($1.15 per basic share and diluted share), compared to a net loss of $261 for the year ended December 31, 2003 ($0.33 per basic share and diluted share).

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Liquidity and capital resources
Liquidity
Below is a table setting forth our contractual payment obligations and other commercial commitments as of December 31, 2005, which have been aggregated in order to facilitate an understanding of our liquidity:

Contractual		Less than		Payments due by period
Obligations	Total	One Year		1-3 years		4-5 years	After 5 years
Revolving Credit Facility	$8,320	$8,320		$—		$—	$—
Long-Term Debt	40,866	2,783	(a)	38,083	(a)	—	—
Capital Leases	3,973	786		365		431	2,391
Operating Leases (b)	21,567	4,736		7,422		3,284	6,125
Estimated Interest Obligation (c)	8,380	4,520		3,860		—	—

Total contractual cash obligations	$83,106	$21,145		$49,730		$3,715	$8,516

Other		Less than		Payments due by period
Commercial Commitments	Total	One Year		1-3 years		4-5 years	After 5 years
Letters of Credit (b)	12,934	12,934		—		—	—

Total Other Commercial Commitments	$12,934	$12,934		$—		$—	$—

(a)	Included within these amounts are $1,221 of our New Senior Notes due 2006 and $639 of our Junior Notes due 2007. If not redeemed or repurchased by us prior to the maturity dates of these obligations, these notes automatically convert to 71 shares and 39 shares, respectively, of our authorized but unissued common stock. See Note 3 to Notes to Consolidated Financial Statements for discussion regarding our tender offer and consent solicitation relating to both the New Senior Notes and Junior Notes.

(b)	Outstanding letters of credit primarily relate to security for our obligations to make payments on an operating lease requiring future aggregate principal payments of approximately $8,400. This amount is removed from the operating lease and total contractual cash obligations line because it is included within the letters of credit.

(c)	The estimated interest obligations were calculated using the actual balance of the revolving credit facility at December 31, 2005 and the expected outstanding balances on the short-term and long-term debt obligations, in accordance with payment obligations as detailed in the schedule above. For each debt obligation, we used the individual interest rate that was applicable as of December 31, 2005, which ranged from 7.25% to 12.30%.
We are also committed under employment agreements with all of our executive officers and several of our key employees.

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We believe that we will meet our working capital requirements during 2006 from funds available under our revolving credit facility with the CIT Group and from our operations. We may also sell individual assets or our equity securities, or borrow additional funds, to the extent required and available. While we expect that required financing will be available to meet our working capital requirements, there can be no assurance of this fact.
Source and Use of Cash
Net cash used in our continuing operating activities during 2005 was $23,564, compared to net cash used in continuing operating activities during 2004 of $3,653. Cash losses from continuing operations in 2005 of $9,453 were primarily funded by funds received in our rights offering and by proceeds of the Monroe Capital Loans. Working capital increases in accounts payable and customer deposits of $3,696 and $12,192, respectively, were more than offset by increases in accounts receivables, inventories, and other assets of $1,489, $7,637, and $3,406, respectively, and decreases in accrued expenses of $3,375. The increase in accounts receivable and inventories provided additional borrowing base for our revolving credit facility. Also, cash used in continuing operations included the purchase of $13,927 of trading securities.
Cash used in investing activities during 2005 was $3,853, compared to cash provided by investing activities during 2004 of $22,168. The cash used in investing activities for 2005 included the purchase of $4,810 of fixed assets and the proceeds of $957 from the sale of available for sale securities. Cash provided by financing activities for the year ended December 31, 2005 was $28,892, compared to cash used in financing activities for the year ended December 31, 2004 of $19,234. Cash was provided by financing activities during 2005 as a result of our rights offering ($25,778, net of transaction expenses) and the establishment of the Monroe Capital Loans ($9,611). These financing activities were used to fund operations, to pay our CIT Group Revolving Credit Facility ($3,372), to pay our CIT Group Term Loan ($1,214), to pay bank and financing fees ($1,096), and to make payments on our capital leases ($947).
Offering and Consent Solicitations
In January 2005, we announced a tender offer and consent solicitation to the holders of our 8% Senior Subordinated Convertible paid-in-kind (“PIK”) Notes due December 31, 2006 (“New Senior Notes”) and to the holders of our 8% Junior Subordinated Convertible PIK Notes due January 2, 2007 (“Junior Notes”). Under the terms of the New Senior Notes and the Junior Notes (collectively, the “Notes”), the Notes will convert at their maturity into a fixed number of shares of our authorized but unissued common stock unless, prior to their maturity, the Notes are redeemed in accordance with their terms for cash and additional shares of common stock.
We offered holders of the New Senior Notes and the Junior Notes the right to receive a 15% premium payable in shares of our common stock if the holders agreed to an early conversion of their Notes into shares of the Company’s authorized but unissued common stock during a special conversion period. We also solicited consents from the holders of our New Senior Notes and Junior Notes. If the holders tendered their Notes, they were automatically consenting to proposed amendments to the indentures governing the New Senior Notes and the Junior Notes. The amendments sought to remove all material covenants contained in the indentures, including the covenant restricting the amount of senior debt that we may incur and the covenant requiring us to redeem the Notes upon a change of control. To become effective, the amendments required the consent of the holders of more than a majority of each class of Notes (excluding from this computation the New Senior Notes and Junior Notes held by our principal stockholder).
We completed the tender offer on March 8, 2005 and accepted tenders and related consents from the holders of 47.0% in aggregate principal amount of the New Senior Notes and tenders and related consents from holders of 75.2% in aggregate principal amount of the Junior Notes. At the closing of the tender offer on March 15, 2005, we issued an aggregate of 5,623 shares of its authorized but unissued common stock to the holders of the New Senior Notes who tendered in the offering, to the holders of the Junior Notes who tendered in the offering, and to LJH in connection with its partial exercise of the LJH Warrant (see Note 5 of the Notes to Consolidated Financial Statements).
In accordance with the terms of the tender offer, all Notes that were properly tendered were accepted for early conversion. We received consents representing a majority in aggregate principal amounts of the outstanding Junior Notes, and accordingly, the proposed amendments to the indenture governing the Junior Notes became effective. Since we did not receive consents representing a majority in aggregate principal amount of the outstanding New Senior Notes in this consent solicitation, the indenture governing the New Senior Notes was not amended (see below).

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In August 2005, we announced an offering to the holders of our remaining New Senior Notes and Junior Notes, and solicited consents from the holders of the remaining New Senior Notes to proposed amendments governing the New Senior Note indenture. If the holders of the New Senior Notes tendered their notes, they were automatically consenting to the proposed amendments to the indenture, which included the removal of all material covenants contained in the indentures, including the covenant restricting the amount of senior debt that we may incur and the covenant requiring us to redeem the New Senior Notes upon a change of control. No such consent was sought from the holders of the outstanding Junior Notes since the covenant protections related to the Junior Notes were previously eliminated as a result of our January 2005 tender offer (see above). This offering and consent solicitation, which was amended in September 2005, offered the remaining holders of our New Senior Notes and Junior Notes the right to receive a 15% premium for agreeing to an early conversion of their Notes into shares of our authorized but unissued common stock.
We received tenders and related consents from holders of 98% in aggregate principal amount of our outstanding New Senior Notes and tenders from the holders of 33% in aggregate principal amount of our outstanding Junior Notes. At the closing of the tender offer on October 12, 2005, we issued an aggregate of 5,577 shares of our authorized but unissued common stock to the holders of the New Senior Notes who tendered in the offer, to the holders of the Junior Notes who tendered in the offer, and to LJH in connection with the partial exercise of the LJH Warrant. In accordance with the terms of the offer, all Notes that were properly tendered were accepted for early conversion. We received consents representing a majority in aggregate principal amount of the outstanding New Senior Notes in the consent solicitation, and accordingly, the proposed amendments to the indenture governing the New Senior Notes became effective.
After consummation of the January 2005 and August 2005 offers and consent solicitations, approximately $1,221 of the New Senior Notes and $639 of the Junior Notes remain outstanding. Upon maturity of such notes in 2006 and 2007, respectively, the New Senior Notes will automatically convert into 71 shares of our authorized but unissued common stock and the Junior Notes will automatically convert into 39 shares of our authorized but unissued common stock. At such time, LJH will be able to fully exercise the balance of the LJH Warrant and receive 47 shares of our common stock.
Finally, as related to the August tender offer and consent solicitation, in September 2005, we entered into a letter agreement with Owl Creek, who beneficially owned approximately $24,900 in aggregate principal amount of the New Senior Notes. In the letter agreement, Owl Creek agreed to tender the New Senior Notes that it owned in the August 2005 tender offer and to participate in the rights offering to the full extent of its basic subscription privilege (see Note 10 of Notes to Consolidated Financial Statements). At the closing of the August 2005 tender offer, we issued 1,489 shares of our authorized but unissued common stock to Owl Creek, which gave them the right to purchase 2,233 shares of our common stock in the rights offering. Owl Creek also agreed in the letter agreement to lock up the shares that it received in the August 2005 tender offer for 180 days.
Senior Credit Facilities
Effective April 10, 2006, we closed on a financing arrangement in which LJH acquired the $17,814 Monroe Capital Loans, with affiliates of Owl Creek acquiring an approximate 20% participation in those loans. Additionally, effective April 20, 2006, these stockholders extended to us a new $6,000 senior secured term loan (collectively with the Monroe Capital Loans, the “LJH Term Loans”). The LJH Term Loans all mature on December 31, 2007, bear interest at LIBOR plus 1.75% per annum and are secured by a lien on substantially all of our assets. In addition, an event of default under the Amended CIT Revolving Line of Credit (described below) will also result in a default under the LJH Term Loans. As a part of these refinancing activities, our stockholders waived and amended certain financial covenant defaults as of December 31, 2005 (which defaults related to the Monroe Capital Loans) and thereby cured all non-compliance as of year-end.
In conjunction with the closing of the LJH Term Loans (described above), we paid in full the CIT Term Loan and amended the CIT Group Revolving Line of Credit (the “Amended CIT Group Revolving Line of Credit”). The Amended CIT Group Revolving Line of Credit is now a $30,000 senior secured revolving line of credit, is due December 31, 2007, and bears interest, at our option, at (a) Prime, or (b) LIBOR plus 2.50%. Also, the Amended CIT Group Revolving Line of Credit contains certain financial covenants regarding our financial performance and certain other covenants, including limitations on the incurrence of additional debt and restrictions on the payment of dividends, and provides for the termination of the Amended CIT Group Revolving Line of Credit and repayment of all debt in the event of a change in control, as defined. In addition, an event of default under the LJH Term Loans (described above) will also result in a default under the Amended CIT Group Revolving Line of Credit. Borrowings under the Amended CIT Group Revolving Line of Credit are secured by a lien on substantially all of our assets. Borrowings under the Amended CIT Group Revolving Line of Credit are based on a borrowing base formula that takes into account the level of our receivables and inventory. Further, the amounts that we can borrow under the Amended CIT Group Revolving Line of Credit are affected by various availability reserves that can be established by the lenders under the financing agreement. Finally, the agreement relating to the Amended CIT Group Revolving Line of Credit requires that at the time of each additional borrowing, we must make various

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representations and warranties to our lenders regarding our business (including several reaffirming that there have been no changes in the status of specific aspects of our business that could reasonably be expected to have a material adverse effect upon the business operation, assets, financial condition or collateral of us and our subsidiaries taken as a whole), and be in compliance with various affirmative and negative covenants, all as more particularly set forth in the agreement. As a part of the Amended CIT Group Revolving Line of Credit, our senior lender waived and amended certain financial covenant defaults as of December 31, 2005 and thereby cured all non-compliance as of year-end. As of April 20, 2006, after completion of all of the financing activities described above, the outstanding aggregate amount borrowed under the Amended CIT Group Revolving Line of Credit was $0, the CIT Group Term Loan was $0, the amount of outstanding letters of credit under the Amended CIT Group Revolving Line of Credit was $11,434, and $9,957 was available for additional borrowing under the Amended CIT Group Revolving Line of Credit.
On April 12, 2005, we closed on a financing arrangement with Monroe Capital Advisors LLC in which we obtained a $7,000 senior secured term loan and a $3,000 delayed draw term loan designated for capital expenditures. Additionally, Monroe Capital acquired the $8,000 senior secured term loan previously made to us in April 2004 by Hilco Capital LP. The original $8,000 term loan due to Hilco Capital (and acquired by Monroe Capital as part of this financing) and the new $7,000 term loan (collectively the “Term Loans”) were set to mature on December 31, 2007. The Term Loans bore cash interest at the annual rate of LIBOR (which for purposes of the Term Loans shall never be lower than 2.25%) plus 6.00% and PIK interest at the rate of 2.00% per annum. Borrowings for capital expenditures made under the $3,000 delayed draw term loan (the “Monroe Capital Line of Credit” and together with the Term Loans the “Monroe Capital Loans”) were payable in monthly installments (as set forth in the financing agreement), with the balance due on December 31, 2007. The Monroe Capital Line of Credit bore cash interest at the per annum rate of LIBOR (which for purposes of the Monroe Capital Line of Credit shall never be lower than 2.25% nor greater than 5.00%) plus 6.00% and PIK interest at the rate of 1.00% per annum. Borrowings under the Monroe Capital Loans were secured by: (i) a first lien on the assets that we acquire or refinance with the Monroe Capital Line of Credit, and (ii) a second lien on substantially all of our other assets.
The financing agreements related to the Monroe Capital Loans contained certain financial covenants regarding our financial performance and certain other covenants, including limitations on the incurrence of additional debt, and provided for the termination of the Monroe Capital Loans and the repayment of all debt in the event of a change in control, as defined. In addition, an event of default under our CIT Group Credit Facility (described below) would also result in a default under the Monroe Capital Loans. At certain times during 2005, we were not in compliance with certain covenants contained in the Monroe Capital Loans. On April 20, 2006, however, LJH (which acquired the Monroe Capital Loans on April 10, 2006), waived all defaults and events of default. See above and Note 15 of Notes to Consolidated Financial Statements for further details.
In April 2004, we closed on a refinancing of all of our senior debt as contemplated by a financing agreement between us and the CIT Group. Under this financing agreement, we obtained the CIT Group Revolving Line of Credit, which was originally a $35,000 senior secured revolving line of credit, and the CIT Group Term Loan, which was originally a $6,400 senior secured term loan. We used the proceeds from the CIT Group Credit Facility to repay in full amounts outstanding under a previously outstanding senior credit facility, to repay a warrant repurchase obligation due to a previous lender (as described in Note 6-Other Matters of Notes to Consolidated Financial Statements) and for working capital.
The original CIT Group Revolving Line of Credit was due December 31, 2007 and bore interest, at our option, at (a) Prime plus an advance rate ranging from 0.00% to 0.75%, or (b) LIBOR plus an advance rate ranging from 2.50% to 4.00%, with the advance rates contingent on our leverage ratio. The CIT Group Term Loan was due in quarterly installments of $291, which commenced on October 1, 2004, with the final quarterly installment set to be paid on December 31, 2007. The CIT Group Term Loan bore interest at the prevailing rate of the CIT Group Revolving Line of Credit plus one percent.

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Related Party Term Loan
In April 2004, we entered into an agreement with our principal stockholder pursuant to which we combined all of our previously outstanding debt (principal plus accrued and unpaid interest) due to our principal stockholder into a related party term loan due on January 31, 2008 (the “LJH Original Term Loan”). The LJH Original Term Loan combined a $1,300 loan relating to the Brice acquisition, a $6,050 related party term loan made in May 2003, a $900 obligation related to the AMS inventory purchase, a $5,000 loan which replaced our previous term loan with Bank of America and PIK interest previously paid on these obligations. See our 2004 Form 10-K for particulars regarding these previously outstanding debt obligations. The LJH Original Term Loan bore interest at 18% per annum, 6% of which was payable in cash (or at our option, payable-in-kind) and the balance of which was payable-in-kind (“PIK”). Additionally, the PIK interest balance compounded into principal debt semi-annually in January and August. During 2005, we elected the full payable-in-kind election. The LJH Original Term Loan was pari-passu with the New Senior Notes, but was secured by a lien on substantially all of our assets. The LJH Original Term Loan also contained cross acceleration provisions if our obligations to the CIT Group and Monroe Capital were accelerated.
In October 2005, our registration statement on Form S-1 with respect to a rights offering became effective. As a part of the rights offering, we allowed our principal stockholder to use the balance due under the LJH Original Term Loan as consideration (on a dollor-for-dollar basis) for the purchase of a portion of the shares that it was permitted to purchase in the rights offering. On November 22, 2005, we closed on a subscription from our principal stockholder to purchase 3,960 shares of our common stock in the rights offering for an aggregate purchase price of $19,007 (the balance due under the LJH Original Term Loan). See Notes 4 and 10 of Notes to Consolidated Financial Statements for further details of the LJH Term Original Loan and the rights offering.
Senior Subordinated Notes
New Senior Notes
In February 2002, in connection with a capital and debt restructuring, we issued $100,000 face value, in aggregate, principal amount of 8.0% senior subordinated convertible paid-in-kind (“PIK”) notes (“New Senior Notes”), which mature on December 31, 2006. On March 8, 2005, in conjunction with our January 2005 offering and consent solicitation (see above and Note 3 of Notes to Consolidated Financial Statements), we received tenders and related consents from holders of 47.0% in aggregate principal amount of the New Senior Notes. Additionally, on October 12, 2005, in conjunction with our August 2005 offering and consent solicitation (see above and Note 3 of Notes to Consolidated Financial Statements), we received tenders and related consents from holders of 98% in aggregate principal amount of the then remaining New Senior Notes. After consummation of the tender offers and as of December 31, 2005, $1,221 of New Senior Notes remained outstanding.
The remaining New Senior Notes bear interest from the date of issuance and are payable at our option either in cash or paid-in-kind through the issuance of additional New Senior Notes semiannually on June 30 and December 31 of each year. The New Senior Notes are redeemable for cash at our option during 2006 at 77.5% of par value, plus accrued interest through the date of redemption. The New Senior Notes also provide that the holders will receive a fixed number of shares of common stock if the New Senior Notes are redeemed in 2006.
If the remaining New Senior Notes have not already been redeemed or repurchased, the New Senior Notes, including those New Senior Notes previously issued as paid-in-kind interest and all accrued but unpaid interest, will automatically convert on December 31, 2006 into 71 shares of common stock. Holders of New Senior Notes will not receive any cash payment representing principal or accrued and unpaid interest upon conversion; instead, holders will receive a fixed number of shares of common stock and a cash payment to account for any fractional shares.

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The New Senior Notes are general unsecured obligations, subordinated in right of payment to all current and future senior debt. The New Senior Notes are fully and unconditionally guaranteed, on a senior subordinated basis, by substantially all of our existing subsidiaries and each subsidiary that we organize in the future, unless such subsidiary is designated as an unrestricted subsidiary (the “Subsidiary Guarantors”). Subsidiary guarantees are joint and several, full and unconditional, general unsecured obligations of the Subsidiary Guarantors. Additionally, there are no significant restrictions that would preclude the parent company from obtaining funds, either through loan or dividend, from each Subsidiary Guarantor. Subsidiary guarantees are subordinated in right of payment to all existing and future senior debt of Subsidiary Guarantors, including the Amended CIT Group Revolving Line of Credit and the LJH Term Loans, and are also effectively subordinated to all secured obligations of Subsidiary Guarantors to the extent of the assets securing such obligations, including the Amended CIT Group Revolving Line of Credit and the LJH Term Loans.
Old Senior Notes
In 1998, we sold $165,000 of our 8 1/8% senior subordinated notes due 2008 (“Old Senior Notes”) at a price of 99.395% of their face value. As a result of the Note Exchange (see our 2004 Form 10-K for particulars of our Note Exchange), $16,247 in aggregate principal amount of the Old Senior Notes remain outstanding. Interest on the Old Senior Notes is payable on February 15 and August 15 of each year. The Old Senior Notes are general unsecured obligations, subordinated in right of payment to all existing and future senior debt, including indebtedness outstanding under the Amended CIT Group Revolving Line of Credit and the LJH Term Loans, and under senior credit facilities which may replace these facilities in the future, and the New Senior Notes. In addition, the Old Senior Notes are effectively subordinated to all secured obligations to the extent of the assets securing such obligations, including the Amended CIT Group Revolving Line of Credit and the LJH Term Loans. As a result of the note exchange that we completed in 2002, substantially all of the covenant protection contained in the indenture relating to the Old Senior Notes was extinguished.
The Old Senior Notes are fully and unconditionally guaranteed, on a senior subordinated basis, by substantially all of our existing subsidiaries and each subsidiary that we organize in the future, unless such subsidiary is designated as an unrestricted subsidiary (the “Subsidiary Guarantors”). Subsidiary guarantees are joint and several, full and unconditional, general unsecured obligations of the Subsidiary Guarantors. Additionally, there are no significant restrictions that would preclude the parent company from obtaining funds, either through loan or dividend, from each Subsidiary Guarantor. Subsidiary guarantees are subordinated in right of payment to all existing and future senior debt of Subsidiary Guarantors, including the Amended CIT Group Revolving Line of Credit, the LJH Term Loans and the New Senior Notes, and are also effectively subordinated to all secured obligations of Subsidiary Guarantors to the extent of the assets securing such obligations, including the Amended CIT Group Revolving Line of Credit, the LJH Term Loans and the New Senior Notes.
Junior Subordinated Notes
We have issued $4,000 face value, in aggregate, junior subordinated convertible PIK notes (“Junior Notes”) due 2007. On March 8, 2005, in conjunction with our January 2005 offering and consent solicitation (see above and Note 3 of Notes to Consolidated Financial Statements), we received tenders and related consents from holders of 75.2% in aggregate principal amount of the Junior Notes. Additionally, on October 12, 2005, in conjunction with our August 2005 tender offer (see above and Note 3 of Notes to Consolidated Financial Statements), we received tenders from holder of 33% in aggregate principal amount of the then remaining Junior Notes.
The remaining Junior Notes of $639 as of December 31, 2005, bear interest at 8% and mature on January 2, 2007. Interest on the Junior Notes is payable, at our option, either in cash or paid-in-kind through the issuance of additional notes semiannually on June 30 and December 31 of each year. The remaining Junior Notes are redeemable for cash at our option during 2006 at 77.5% of par value, plus accrued interest through the date of redemption. The Junior Notes also provide that the holders will receive a fixed number of shares of common stock if the Junior Notes are redeemed in 2006. The Junior Notes are general unsecured obligations and are subordinated in right of payment to all current and future senior debt, including the Amended CIT Group Revolving Line of Credit, the LJH Term Loans, the New Senior Notes and the Old Senior Notes.
If the remaining Junior Notes have not already been redeemed or repurchased, the Junior Notes, including those Junior Notes previously issued as paid-in-kind interest and all accrued but unpaid interest, will automatically convert on January 2, 2007 into 39 shares of common stock. Holders of Junior Notes will not receive any cash payment representing principal or accrued and unpaid interest upon conversion; instead, holders will receive a fixed number of shares of common stock and a cash payment to account for any fractional shares.

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Critical Accounting Policies and Estimates
Financial Reporting Release No. 60 encourages all companies to include a discussion of critical accounting policies or methods used in the preparation of the financial statements. Our consolidated financial statements include a summary of the significant accounting policies and methods used in the preparation of our consolidated financial statements.
Use of Estimates
Management’s discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates these estimates, including those related to estimated losses on disposal of discontinued operations, the provision to reduce inventory to the lower of cost or fair value, the estimated profit or loss to be recognized as aircraft maintenance, design and construction services are performed, the allowances for doubtful accounts and notes receivable, the realizability of its investment in affiliates, the recovery of long lived assets and goodwill, medical benefit accruals, the estimated fair values of facilities under capital leases and allowances for litigation and environmental costs. Management bases their estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions.
Revenue Recognition
Revenues from aircraft maintenance services and the overhaul and repair of engine services are recognized and unbilled receivables are recorded based upon the percentage of completion method. Unbilled receivables are billed on the basis of contract terms (which are generally on completion of an aircraft or engine) and deliveries. We recognize revenue within its interior refurbishment and seat manufacturing operations and within our engineering services upon shipment. We regularly review our progress on percentage-of-completion contracts and review the estimated costs of fulfilling contract obligations. If we do not accurately estimate the scope of the work to be performed or do not manage these contracts properly within the planned periods of time or satisfy our obligations under the contracts, then future revenue and margins may be significantly and negatively affected, or losses on existing contracts may need to be recognized. Any resulting reductions in revenues, margins or contract losses could be material to our results of operations.
Inventory Valuation
Inventories, which consist primarily of new, overhauled, serviceable and repairable aircraft parts, are stated at the lower of cost or market on primarily a specific identification basis and aircraft parts usage and aging analysis. Though we believe that we have adequately provided for any such declines in inventory value, any unanticipated change in technology or customer aircraft fleet for which our inventory relates could significantly affect the value of our inventory and thereby adversely affect gross margins and results of operations. Customer demand, general economic conditions and industry market factors may also impact the value of our inventory. In instances where bulk purchases of inventory items are made, cost is determined based upon an allocation by management of the bulk purchase price to the individual components. Expenditures required for the recertification of parts are capitalized as inventory and are expensed as the parts associated with the recertification are sold.
Accounts Receivable – Allowance for Doubtful Accounts
Substantially all of our accounts receivable are due primarily from airlines, aircraft leasing companies and air cargo carriers. During 2005 and 2004, there has been significant change in the aviation industry, including the filing for bankruptcy protection under Chapter 11 of the United States Bankruptcy Court by certain carriers. This in turn has affected service providers within the aviation industry and has resulted in us experiencing higher credit losses. We continuously perform credit evaluations of our customers, considering numerous inputs including the customers’ financial position, past payment history, cash flows, historical loss experience and economic conditions. While management believes that adequate allowances for doubtful accounts have been provided in the consolidated financial statements, it is possible that we could experience additional unexpected credit losses.

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Goodwill Valuation
SFAS No. 142 requires that goodwill no longer be amortized, but that goodwill be tested for impairment by comparing the reporting unit’s carrying value to its fair value as of an annual assessment date. In accordance with SFAS No. 142, we have elected July 31st as our annual impairment assessment date. We completed our annual impairment assessment as of each July 31, and concluded that no impairment charge was required. Any impairment charges in the future, based on the evaluation requirements under SFAS No. 142, could be material to the Company’s results of operations.
Long-Lived Assets
Management reviews long-lived assets, which consists of property, leaseholds and equipment, for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recovered. Recoverability of long-lived assets to be held and used is evaluated by a comparison of the carrying amount of the asset to future net undiscounted cash flows expected to be generated by the asset group. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the excess of the carrying amount over the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying value or fair value less cost to sell when we have committed to a disposal plan.
Income Taxes and Valuation Allowances
We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. Under SFAS 109, deferred tax assets or liabilities are computed based upon the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability from period to period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance would be included in the provision for deferred income taxes in the period of change.
Recently Issued Accounting Standards
In December 2004, the FASB issued SFAS No. 123 (Revised 2004), “Share-Based Payment”, which is a revision of FASB Statement 123, “Accounting for Stock-Based Compensation”. The Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123 (Revised 2004) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. This Statement is effective for us as of the beginning of the first interim or annual reporting period that begins after December 15, 2005 and will we adopt this statement during the first quarter of 2006 (ending March 31, 2006). We have completed our assessment of this Statement and have concluded that there will be no material impact on our consolidated financial statements.
In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4,” which clarifies the types of costs that should be expensed rather than capitalized as inventory. This Statement also clarifies the circumstances under which fixed overhead costs associated with operating facilities involved in inventory processing should be capitalized. The provisions of SFAS No. 151 are effective for fiscal years beginning after June 15, 2005 and we have adopted this Statement as of January 1, 2006. We have completed our assessment of this Statement and have concluded that there will be no material impact on our consolidated financial statements.
In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”. SFAS No. 154 replaces APB No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements” and establishes retrospective application as the required method for reporting a change in accounting principle. The reporting of a correction of an error by restating previously issued financial statements is also addressed. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Management believes that the adoption of SFAS No. 154 will not have a material effect on our consolidated financial statements.

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ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS.
We are exposed to market risk for changes in interest rates. We have no exposure to foreign currency exchange rates or to commodity price risk. We do not hold or issue any financial instruments for trading or other speculative purposes.
Our obligations under our Amended CIT Group Revolving Line of Credit and our LJH Term Loans bear interest at floating rates and therefore, we are impacted by changes in prevailing interest rates. However, our New Senior Notes, Old Senior Notes, and Junior Notes all bear fixed interest rates and therefore we are not subject to the risk of interest rate fluctuations. A 10% change in market interest rates that affect our financial instruments would have impacted earnings during 2005 by approximately $315 before taxes and would change the fair value of our financial instruments by approximately $5,532.
The table below provides information about our market sensitive financial instruments and constitutes a “forward-looking statement.” Our major market risk exposure is changing interest rates in the United States and fluctuations in the London Interbank Offered Rate. Our policy is to manage interest rates through use of a combination of fixed and floating rate debt. The table below assumes the December 31, 2005 interest rates remain constant.

								Fair Value
								December 31,
	2006	2007	2008	2009	2010	Thereafter	Total	2005

Long term debt:

Fixed rate debt	$1,221	$639	$16,247				$18,107	$23,639

Average interest rate	8.00%	8.00%	8.125%

Variable rate debt	$9,882	$21,197					$31,079	$31,079

Average interest rates	7.48%	11.38%

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.
The financial information required by Item 8 is included elsewhere in this report (see Part IV, Item 15).
ITEM 9.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.
On June 2, 2005, we engaged Grant Thornton LLP to serve as our independent registered public accounting firm for the 2005 fiscal year. Simultaneously, we dismissed KPMG LLP as our independent registered public accounting firm.
For all periods included within this filing on Form 10-K, there were no disagreements with our accountants on accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to our accountant’s satisfaction, would have caused them to make reference to such matters in their audit report on our consolidated financial statements.

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ITEM 9A.	CONTROLS AND PROCEDURES
(a)	Our Chief Executive Officer and Chief Financial Officer evaluated our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). Based on that evaluation, these officers have concluded that as of December 31, 2005 our disclosure controls and procedures were effective in timely alerting them to material information relating to our company (including our consolidated subsidiaries) required to be included in our reports filed or submitted by us under the Exchange Act.

As of December 31, 2005, we have carried out an evaluation, under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures. Based on such evaluation, our principal executive officer and principal financial officer have concluded that our disclosure controls and procedures are effective.

(b)	There have been no changes in our internal controls or in other factors that could significantly affect the internal controls subsequent to the date of their evaluation in connection with the preparation of this Annual Report on Form 10-K.

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PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.
Board of Directors
Our certificate of incorporation and bylaws presently provide for a board of directors in a single class, with all directors elected annually. At the date of this report, the current members of the board and the expiration of their terms as directors are as follows:

Name	Age	Position	Term Expires
Roy T. Rimmer, Jr.	64	Chairman of the Board and Chief Executive Officer	2006
John R. Cawthron	62	Director	2006
Steven L. Gerard	60	Director	2006
Jack J. Hersch	47	Director	2006
Philip B. Schwartz	52	Director and Corporate Secretary	2006
Leonard Singer	58	Director	2006
Clyde Kizer	65	Director	2006
Business Experience
Roy T. Rimmer, Jr. has been our Chairman and Chief Executive Officer since June 2001 and has been a director since January 2000. Prior to becoming our Chairman and Chief Executive Officer, for more than the last five years Mr. Rimmer was a private investor and the operator of a private company in the business of transporting crude oil and natural gas. See “Recent Developments” below.
John R. Cawthron is a certified public accountant and the President of Cawthron, Wommack & Coker, P.C., a full service public accounting and consulting firm based in Waco, Texas. Mr. Cawthron also serves as managing partner and a director for several Texas-based business ventures ranging from service entities to commercial land development. Mr. Cawthron was appointed to our board on February 6, 2006 at the request of LJH. See “Recent Developments” below.
Steven L. Gerard has been the Chairman and Chief Executive Officer of CBIZ, Inc., a diversified services company providing professional outsourced business services, since October 2002. Prior thereto, from October 2000, Mr. Gerard was CEO and a director of CBIZ. Before joining CBIZ, from 1997 to October 2000 Mr. Gerard was the Chairman and Chief Executive Officer of Great Point Capital, Inc., a provider of operational and advisory services, and from 1991 to 1997 Mr. Gerard was Chairman and Chief Executive Officer of Triangle Wire and Cable, Inc. and its successor, Ocean View Capital, Inc., a manufacturer of insulated wire and cable. Mr. Gerard’s prior experience includes 16 years in various senior corporate finance and banking positions with Citibank, N.A. and seven years with the American Stock Exchange. Mr. Gerard has been a director since September 2000 and also serves on the boards of directors of Fairchild Corporation, Lennar Corporation and Joy Global, Inc.
Jack J. Hersch is currently associated with Canyon Capital Advisors, a hedge fund. He has been associated with Canyon since July 2003. Prior to that, he was a partner at Cypress Management, LP, a hedge fund. Prior to joining Cypress, from 1996 to 2000 Mr. Hersch was a partner of Scoggin Capital Management, LP, and from 1994 to 1996 Mr. Hersch was a Senior Vice President of Donaldson, Lufkin & Jenrette. Over the last few years, Mr. Hersch has been actively involved in investing in the securities of several aviation and aviation services businesses, including TIMCO Aviation Services. Mr. Hersch joined our board on February 28, 2002.
Philip B. Schwartz is an attorney with the law firm of Akerman Senterfitt. Mr. Schwartz is a member of The Florida Bar and the American Bar Association and a former Chair of the Business Law Section of The Florida Bar. Akerman Senterfitt performs legal services for TIMCO Aviation Services. Mr. Schwartz has been a director since June 1998 and Corporate Secretary since March 1999.
Clyde Kizer is retired following numerous years of work in the aviation industry. Most recently, Mr. Kizer was President of Airbus Service Company (later Airbus North America-Customer Services), and served in this position for over 12 years before retiring in April 2004. Prior to joining Airbus, Mr. Kizer was Senior Vice-President Operations for Midway Airlines and before joining Midway Airlines, Mr. Kizer was Vice President, Engineering and Maintenance at Air Transport Association (ATA). From 1974 to 1998 Mr. Kizer held various management

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positions with United Airlines, most recently as Vice President Engineering. Prior to joining United Airlines, Mr. Kizer spent more then 10 years as a Naval Aviator.
Leonard Singer established Choir Capital Ltd. in April 1996. Choir Capial has a focus of arranging and advising client’s on corporate and asset-based financing transactions. Prior to establishing Choir Capital Ltd., Mr. Singer spent over 20 years consulting on corporate and asset based finance transactions including extensive overseas and cross border transactions, primarily as a Managing Director of Citigroup. From 1993-1996, Mr. Singer was head of the Global Aviation Division for Citigroup. Prior to managing Citigroup’s aviation business, from 1986 to 1993, Mr. Singer worked for Citigroup’s corporate customer base activities in Japan and its Corporate Finance and some of its Capital Markets operation in Tokyo. Prior to his Tokyo assignment, Mr. Singer was a Region Head for Citigroup’s Highly Leveraged Transactions corporate merger and acquisition business from 1979 to 1985.
See “Recent Developments” below.
Compensation of Directors
Each director who is not our employee receives an annual retainer fee at the rate of $25 per year for serving in such capacity, and meeting fees of $2 for each regular meeting and $1 for each special meeting of the board and committees. Directors also receive quarterly option grants to purchase 0.2 shares of common stock.
Executive Officers
The following list reflects our executive officers, as of the date of this Form 10-K, the capacity in which they serve us, and when they assumed office:

Name	Age	Position	Executive Officer Since
Roy T. Rimmer, Jr.	64	Chairman and Chief Executive Officer	June 2001
Ron Utecht	62	President and Chief Operating Officer	December 2005
James H. Tate	58	Executive Vice President, Chief Administrative Officer and Chief Financial Officer	October 2005
Rick Salanitri	43	Senior Vice President of Engineering and Interiors	April 2004
Kevin Carter	33	Senior Vice President, Finance	November 2004
Fritz Baumgartner	44	Vice President, Controller and Chief Accounting Officer	November 2004
Business Experience
The business experience of Roy T. Rimmer, Jr. is included above under “Business Experience” of the Board of Directors.
Ron Utecht joined us in December 2005 as our President and Chief Operating Officer. Since August 2003, Mr. Utecht has served as a consultant to us in our MRO operations. Prior to this, Mr. Utecht was employed by United Airlines for 39 years. At United, Mr. Utecht held various management positions, including Senior Vice President of Maintenance and Engineering, in which he was responsible for all of United’s maintenance and engineering operations with oversight of more than 16,000 employees. Mr. Utecht also serves as an officer and director of Human Performance Services Company.
James H. Tate joined us in October 2005 and serves as our Executive Vice President, Chief Administrative Officer and Chief Financial Officer. Prior to joining us, Mr. Tate was a Financial Project Leader for Thermadyne Holdings Corporation, a global manufacturer of cutting and welding products headquartered in St. Louis, Missouri. Prior thereto, between 1993 and December 2004, Mr. Tate was the Chief Financial Officer of Thermadyne. Thermadyne voluntarily filed for reorganization under Chapter 11 in 2001 and emerged from bankruptcy in 2003. Prior to joining Thermadyne in 1993, Mr. Tate was with Ernst & Young for 18 years, most recently as an audit partner in their Dallas Office. Mr. Tate also serves on the board of directors of Joy Global, Inc. Mr. Tate was on our board of directors from November 2004 until October 1, 2005 when he joined us as an executive officer.
Rick Salanitri is our Senior Vice President of Engineering and Interior Manufacturing. Mr. Salanitri joined us in July 1994 as our Vice President and General Manager of our Engineering Services Group and in April 2004 Mr. Salanitri was appointed as our Senior Vice President of Engineering and Interior Manufacturing. Prior to joining us, Mr. Salanitri managed the engineering on several major aircraft structural and interior projects at the former Page Avjet. Prior to joining Page Avjet, Mr. Salanitri served as a structures engineer at US Airways and the Naval Aviation Depot.

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Kevin Carter joined us in March 2002 is our Senior Vice President of Finance. Prior to joining us, Mr. Carter was an associate with Geneva Merchant Banking Partners, a North Carolina based investment banking firm. Prior to joining Geneva, Mr. Carter was the Assistant Treasurer and Senior Manager of Financial Planning and Analysis for Kayser-Roth Hoisery, a North Carolina based textile manufacturer.
Fritz Baumgartner joined us in February 2002 and is our Vice President, Controller and Chief Accounting Officer. Mr. Baumgartner was previously the Chief Financial Officer and Vice President, Finance of Vitafoam, Inc., a manufacturer of cellular polymers and non-woven fiber products. Prior to joining Vitafoam, from 1990 to 1999, Mr. Baumgartner held various management positions including Controller, Treasurer & Director of Reporting, MIS Director and Vice President of Sales Operations with two Clayton, Dubilier & Rice holdings (Remington Arms, Inc. and Pilliod Furniture, Inc.). From 1983 to 1990 Mr. Baumgartner was with Ernst & Young LLP, most recently as an audit manager.
Recent Developments
In conjunction with the restructuring of our senior debt that closed on April 20, 2006, and in order to augment our management team, our board of directors has elected John R. Cawthron as our Vice Chairman of the Board and Chief Executive Officer, with such appointment to become effective immediately after the filing of this Form 10-K. Roy T. Rimmer, Jr. remains our Chairman of the Board and Chief Marketing Officer.
Mr. Cawthron will receive a base salary of $400,000 per annum for serving as our Chief Executive Officer.
Family Relationships
There are no family relationships between or among any of the directors and/or executive officers.
Section 16(A) Beneficial Ownership Reporting Compliance
Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us pursuant to Rule 16a-3(e) under the Securities Exchange Act of 1934, as amended, during our fiscal year ended December 31, 2005, and any Form 5 and amendments thereto furnished to us with respect to our most recent fiscal year, and any written representations referred to in subparagraph (b) (2) (i) of Item 405 of Regulation S-K, to our knowledge, no person who at any time during the fiscal year ended December 31, 2005 was our director, officer or, to our knowledge, a beneficial owner of more than 10% of any class of our equity securities registered pursuant to Section 12 of the Exchange Act failed to file, as disclosed in Forms 3, 4 and 5, reports required by Section 16 (a) of the Exchange Act during the fiscal year ended December 31, 2005. However, several of such reports were filed late.

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ITEM 11. EXECUTIVE COMPENSATION.
The following Summary Compensation Table sets forth information about the compensation paid or accrued during 2005, 2004 and 2003 to our Chief Executive Officer and to each of our four other most highly compensated executive officers whose 2005 aggregate direct compensation exceeded $100:

					Annual Compensation	Long Term Compensation
						Awards		Payouts
Name and	Fiscal Year				Other Annual	Restricted Stock	Securities Underlying	LTIP
Principal Position	Ending	Salary	Bonus		Compensation	Awards	Options/SARs	Payouts	Other
Roy T. Rimmer, Jr. (1)	2005	521	—		—	—	—	—	—
Chairman and CEO	2004	428	238	(2)	—	—	—	—	—
	2003	490	106	(2)	—	—	—	—	—

Gil West (3)	2005	375	—		—	—	—	—	—
Former President	2004	327	275		—	—	—	—	—
and COO	2003	304	75		—	—	—	—	—

Jack M. Arehart (4)	2005	338	—		—	—	—	—	—
Former Sr. VP of	2004	304	213		—	—	—	—	—
Bus. Development	2003	300	75		—	—	—	—	—

Don Mitacek (5)	2005	225	—		—	—	—	—	—
Former Sr. VP of	2004	224	98		—	—	—	—	—
Operations	2003	205	52		—	—	—	—	—

Rick Salanitri (6)	2005	234	—		—	—	—	—	—
Sr. VP of Engineering	2004	205	86		—	—	—	—	—
and Interiors	2003	150	30		—	—	—	—	—

(1)	Mr. Rimmer became our Chairman and Chief Executive Officer in June 2001. Mr. Rimmer has an employment agreement with us that expires in December 2007. See “Employment Agreements” below.

(2)	Bonus was paid to Mr. Rimmer in April 2004 for 2003 services and in April 2005 for 2004 services.

(3)	Mr. West joined us in August 2001. We terminated Mr. West’s employment with us in December 2005. Mr. West was paid a bonus in April 2004 for 2003 services and in April 2005 for 2004 services. Also includes a retention bonus paid in conjunction with Mr. West agreeing to an extension on his employment agreement in June 2004.

(4)	Mr. Arehart joined us in February 2002. We terminated Mr. Arehart’s employment with us in December 2005. Mr. Arehart received a bonus in April 2004 for 2003 services and in April 2005 for 2004 services, and Mr. Arehart received a retention bonus in conjunction with his agreement to extend his employment agreement in November 2004.

(5)	Mr. Mitacek joined us in 2001. We terminated Mr. Mitacek’s employment with us in December 2005. Mr. Mitacek received a bonus in April 2004 and in April 2005 for 2003 and 2004 services, respectively.

(6)	Mr. Salanitri joined us in 1994 and became an executive officer in 2004. Mr. Salanitri has an employment agreement with us that expires in March 2007. See “Employment Agreements” below. Mr. Salanitri was paid a retention bonus in conjunction with his employment agreement. Additionally, Mr. Salanitri was paid a bonus in April 2004 and in April 2005 for 2003 and 2004 services, respectively.
Option Grants During Last Fiscal Year
No options were granted during the fiscal year ended December 31, 2005 to the persons named on the Summary Compensation Table.

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Aggregate Option Exercises During Fiscal 2005 and Fiscal Year End Option Values
The following table sets forth information concerning the exercise of stock options to purchase common stock during the 2005 fiscal year and the value of unexercised stock options to purchase common stock at the end of the 2005 fiscal year for the current employees named in the Summary Compensation Table.

			Number of Shares		Value of Unexercised
	Number of	Value	Underlying Unexercised		In-The-Money Options
	Shares	Realized	Options at Year-End		At Fiscal Year-End ($)
Name	Acquired on Exercise	($)	Vested/Unvested		Exercisable/Unexercisable*
Roy T. Rimmer, Jr.	—	—	20/	0	0 / 0
Gil West	—	—	15/	0	0 / 0
Jack M. Arehart	—	—	13/	0	0 / 0
Don Mitacek	—	—	8/	0	0 / 0
Rick Salanitri	—	—	3/	0	0 / 0

*	Computed based upon the difference between the closing price of common stock at December 31, 2005 and the exercise price. All options were out-of-the-money on December 31, 2005, and no value has been assigned to options that are out-of-the-money.
Employment Agreements
We have employment agreements with all of our executive officers and with several of our other senior executives. Each provides for the payment of a base salary (Rimmer — $475; Utecht — $350; Tate -$340; Salanitri — $225; Carter — $200) plus bonus compensation (a percentage of their base compensation) based on performance. Each employment agreement also contains a “change of control” severance arrangement if the employee is not retained in our employment after a change of control.
Stock Option Plans
Effective November 13, 2003, the board of directors adopted a new stock option plan (the “2003 stock incentive plan”). The 2003 stock incentive plan was approved by our stockholders on January 13, 2004. With the approval of the 2003 stock incentive plan, no new options were granted under our 2001 stock option plan, our 1996 stock option plan or our 1996 director stock option plan. Any shares of common stock reserved for issuance upon the exercise of options that were not issued under such plans were cancelled, however, the terms of any option issued under the 2001 stock option plan, the 1996 stock option plan and the 1996 director stock option plan will continue to be governed by such plans and by the option agreements currently in effect for such options.
Pursuant to the 2003 stock incentive plan, as amended in October 2005, an aggregate amount of 2,500 shares of our common stock are reserved for issuance under the plan. Grants of stock options, stock appreciation rights, performance shares, performance units, restricted stock and restricted stock units, or any combination of the foregoing, may be made under the 2003 plan. The maximum number of securities that can be allocated to any one person in any fiscal year is 250.
The compensation committee administers our 2003 stock incentive plan. The compensation committee determines which persons will receive grants of awards and the type of award to be granted to such persons. The compensation committee also interprets the provisions of the 2003 stock incentive plan and makes all other determinations that it deems necessary or advisable for the administration of the 2003 stock incentive plan.
As of December 31, 2005, options to purchase 39 shares had been granted under the 2003 stock incentive plan (32 of which are currently vested). Additionally, the options to purchase 20 shares granted to our Chief Executive Officer in March 2002, pursuant to his employment agreement and previously issued outside of any plan, are deemed subject to the terms of the 2003 stock incentive plan and are included within the amounts above. Further, options to purchase 17 shares remain outstanding under previous option plans and agreements.
Compensation Committee Interlocks and Insider Participation
During fiscal 2005, no members of our compensation committee is or was a current or former employee. Except as set forth in Item 13. “Certain Relationships and Related Transactions”, during the last fiscal year there were no material transactions between the Company and any of the members of the Compensation Committee.

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ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.
At the date of this Form 10-K, we had 21,441 shares of our common stock outstanding. The following table sets forth certain information regarding the shares of common stock owned of record or beneficially by (i) each person who owns beneficially more then 5% of our outstanding common stock; (ii) each of our directors and current executive officers; and (iii) all directors and executive officers as a group.

	Shares Beneficially Owned (1)
Name	Number (in 000’s)	Percentage
LJH, Ltd. (2)	15,435	71.8%
John R. Cawthron (2)	15,435	71.8%
Owl Creek Entities (3)	3,722	17.4%
Roy T. Rimmer, Jr. (4)	26	*
Steven L. Gerard (5)	3	*
Jack Hersch (6)	3	*
Philip B. Schwartz (7)	3	*
Clyde Kizer (8)	1	*
Leonard Singer (8)	1	*
James H. Tate (8)	1	*
Ron Utecht	0	*
Rick Salanitri (9)	3	*
All directors and executive officers as a group - 11 persons (10)	15,481	71.9%

*	Less than one percent

(1)	Unless otherwise indicated, each person named in the table has the sole voting and investment power with respect to the shares beneficially owned. Further, unless otherwise noted, the address for each person named in this table is c/o TIMCO Aviation Services, Inc.

(2)	LJH Ltd. is wholly-owned by Lacy Harber. LJH currently owns 15,386 shares of our outstanding common stock, constituting 71.8% of our currently outstanding common stock. LJH has granted a revocable proxy with respect to the voting of these shares to John R. Cawthron, and as a result Mr. Cawthron is also deemed to beneficially own these shares for U.S. securities law purposes. Also includes warrants to purchase: (i) 30 shares at exercise prices ranging from $206.40 per share to $1,600 per share, and (ii) 19 shares at an exercise price of $42 per share. Excludes the LJH Warrant, which grants LJH the right to acquire an additional 47 shares at such time as the untendered New Senior and Junior Notes convert into common stock.

(3)	Based on reported on the Schedule 13d, as amended, filed by Owl Creek Asset Management, L.P., Owl Creek II, L.P., Owl Creek Advisors, LLC, and Jeffrey A. Altman (“Owl Creek”). The address for Owl Creek is 640 Fifth Avenue, 20th Floor, New York, NY, 10019, Attn: Daniel Sapadin.

(4)	Mr. Rimmer shares includes 3 shares owned by an entity controlled by Mr. Rimmer and vested warrants and options to purchase an aggregate of 23 shares (20 shares at an exercise price of $40.80 per share, 1 at exercise prices ranging from $206.40 per share to $6,125 per share, and 2 shares at exercise prices ranging from $6.00 per share to $73.20 per share.

(5)	Mr. Gerard holds vested options to purchase 3 shares at exercise prices ranging from $6.00 per share to $73.20 per share.

(6)	Mr. Hersch owns 0.1 shares individually and holds options to purchase an additional 3 shares at an exercise price ranging from $6.00 per share to $73.20 per share.

(7)	Mr. Schwartz owns 0.3 shares and holds options to purchase an additional 3 shares at exercise prices ranging from $6.00 per share to $15,800 per share.

(8)	Includes options to purchase 1 shares at exercise prices ranging from $6.00 per share to $14.00 per share.

(9)	Vested options to purchase 3 shares at an exercise price of $33.30 per share.

(10)	Includes vested options to purchase an aggregate of 40 shares.

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Equity Compensation Plans
     The following table summarizes information, as of December 31, 2005, relating to our equity compensation plans pursuant to which grants of options, restricted stock, restricted stock units or other rights to acquire shares may be granted from time to time.

Number of securities
	Number of securities		remaining available for
	to be issued upon	Weighted-average	future issuance under
	exercise of	exercise price of	equity compensation
	outstanding options,	outstanding options,	plans (excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	56	$938.44	2,461

Equity compensation plans not approved by security holders	—	—	—

Total	56	$938.44	2,461

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ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.
In April 2006, we closed on a series of transactions with our principal stockholders relating to our senior debt. First, on April 10, 2006, we completed a financing arrangement in which LJH acquired the $17,814 Monroe Capital Loans, with affiliates of Owl Creek simultaneously acquiring a 20% participation interest in that loan. Additionally, effective on April 20, 2006, in conjunction with the refinancing of our CIT Group Credit Facility, we obtained a new $6,000 senior secured term loan from LJH and affiliates of Owl Creek (collectively with the Monroe Capital Loans, the “LJH Term Loans”). The LJH Term Loans all mature on December 31, 2007, bear interest at LIBOR plus 1.75% per annum and are secured by a lien on substantially all of the Company’s assets. We also obtained waivers of all defaults and events of default from LJH under the LJH Term Loans. See Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” and Note 15 of Notes to Consolidated Financial Statements for information about these financing transactions.
In April 2004, we entered into an agreement with LJH pursuant to which we combined all of our previously outstanding debt (principal plus accrued and unpaid interest) with our principal stockholder into a related party term loan due on January 31, 2008 (the “LJH Original Term Loan”). The LJH Original Term Loan combined a $1,300 loan relating to the Brice acquisition, a $6,050 related party term loan made in May 2003, a $900 obligation related to the AMS inventory purchase, a $5,000 loan which replaced our previous term loan with Bank of America and PIK interest previously paid on these obligations. The LJH Original Term Loan bore interest at 18% per annum, 6% of which was payable in cash (or at our option, PIK) and the balance of which was payable-in-kind. In our November 2005 rights offering, we allowed our principal stockholder the use of the LJH Original Term Loan as consideration (on a dollor-for-dollar basis) for the purchase of a portion of the shares that it was permitted to purchase in the rights offering. On November 22, 2005, we closed on a subscription from our principal stockholder to purchase 3,960 shares of our common stock in the rights offering for an aggregate purchase price of $19,007 (the then balance of the LJH Original Term Loan) using the proceeds of the LJH Original Term Loan. See Notes 4 and 10 of Notes to Consolidated Financial Statements.
As partial consideration for the funding of a $6,050 term loan with our principal stockholder in 2003, of which this amount became part of the LJH Original Term Loan, we issued a warrant (the “LJH Warrant”) to our principal stockholder to acquire, for nominal consideration, 30% of our outstanding common stock (on a fully-diluted basis) as of the day the warrant is exercised. The warrant is exercisable on or before January 31, 2007. In January 2005 and August 2005, we extended offers for early conversion of our New Senior Notes and Junior Notes. As part of these offers, LJH agreed to certain amended terms with respect to the LJH Warrant. Upon the completion of each of our tender offers, LJH partially exercised the LJH Warrant. As a result of these partial exercises, LJH received 1,774 shares and 1,514 shares, during the January 2005 and August 2005 tender offers, respectively, of our authorized but unissued common stock. Additionally, upon the maturity of the remaining untendered New Senior Notes and Junior Notes, which is to occur on December 31, 2006 and January 2, 2007, respectively, and the automatic conversion of these notes into common stock, LJH will have the right to exercise the remainder of the LJH Warrant to receive an additional 47 shares of common stock.
An entity controlled by our principal stockholder purchases aircraft for resale and lease, and we provide aircraft maintenance service work to that entity. Services provided to that entity are charged at not less then the rates that would be charged for such services to an unaffiliated third party. During 2005, 2004 and 2003, the billings related to the services that were provided to such entity were approximately $2,203, $2,884 and $588, respectively. In addition, during 2003 we utilized an aircraft owned by our principal stockholder. All usage fees were no greater then would be charged by an unaffiliated third party. Expenses associated with this usage were $33 in 2003. We did not use this aircraft during 2004 or 2005. At December 31, 2005, we had a net receivable from this entity of $140, which was paid in full subsequent to year end.
During 2005, 2004, and 2003, we leased certain real property from entities controlled by one of our former directors and executive officers. These facilities were previously utilized as the headquarters of two of our MRO operations. We have subsequently moved out of these facilities and at December 31, 2005 are liable on only one of the facility lease agreements. The Company has in turn subleased the remaining facility to a third party. Payments for all of these items were approximately $327, $274, and $350 in 2005, 2004, and 2003, respectively.

45

During 2005, we have obtained some of our contract labor through Aviation Partners, a contract labor firm owned by an immediate family member of our Chief Executive Officer. The fees charged by Aviation Partners are not less favorable to us than those generally made available by unrelated third party contract labor firms. Total contract labor fees paid to Aviation Partners through December 31, 2005 were $1,651, and we owed Aviation Partners approximately $100 as of December 31, 2005.
Our President and Chief Operating Officer serves as an officer and director and a stockholder of Human Performance Services Company (HPSC). HPSC has in the past and currently provides advisory services to us. During 2005, we were billed $82 for services rendered by HPSC. No services were performed during 2004 or 2003. The fees paid for these advisory services were no greater then those that would be charged by an unrelated third party and our President and COO received no direct compensation for amounts paid to HPSC for performing services on our behalf.
One of the members of our board of directors is a stockholder in Akerman Senterfitt, which has in the past and continues to perform significant legal services for us. The fees paid to Akerman Senterfitt were no greater then those that would be charged by an unrelated third party. We were billed $707, $646, and $437 for the services rendered by Akerman Senterfitt in 2005, 2004, and 2003, respectively. Our board member received no direct compensation from amounts paid to Akerman Senterfitt for performing services on our behalf.
One of the members of our board of director for us is the Chairman and CEO of CBIZ, Inc. (“CBIZ”). CBIZ performed certain consulting services during 2005 and 2004. The fees paid to CBIZ were no greater than those that would be charged by an unrelated third party. We were billed $23 and $10 for services rendered by CBIZ in 2005 and 2004, respectively. No services were provided during 2003. Our board member received no direct compensation from amounts paid to CBIZ for performing services on our behalf.
During 2003 we utilized an aircraft owned by our Chief Executive Officer. All usage fees were no greater than would be charged by unaffiliated third parties and our fees for services on the aircraft were at its normal hourly rates. Expense associated with this use was $51 in 2003. This aircraft was sold by our Chief Executive Officer during 2003.
In 2002, an entity controlled by our principal stockholder acquired the operating assets of Aviation Management Systems, Inc. (“AMS”) located in Phoenix, Arizona. Additionally, this entity assumed a lease with the City of Phoenix for facilities previously leased by AMS at the Goodyear Airport. In 2003, we entered into an operating sublease agreement with our principal stockholder to operate our business in these facilities. This sublease expires in April 2006 and requires rental payments of $432 annually. We expect to continue this lease on a month to month basis after it expires. Under the sublease agreement, we are also responsible for insurance, taxes and charges levied by the City of Phoenix. Further, in 2004, we entered into an equipment lease with our principal stockholder with respect to certain equipment and tooling used at the Goodyear facility (which equipment and tooling had been acquired by our principal stockholder in the AMS bankruptcy proceedings). The lease, which is recorded as a capital lease, is for a two-year term and requires monthly payments of $74. The facility and equipment lease are believed to be on terms not less favorable to us than could be obtained from an unaffiliated third party.
During 2002, we sold certain real estate and fixtures located in Dallas, Texas, to our principal stockholder. The gross sale price for these assets was approximately $2,400, which was the estimated fair market value, based on a third party appraisal, on the sale date. Simultaneous with this sale, we entered into a lease agreement with our principal stockholder for substantially all of these assets. The term of this lease was ten years. Annual rental payments were approximately $300 per year, with the Company being responsible for, among other things, taxes, insurance and utilities. In September 2005, we entered into an amendment to this operating lease which, among other matters, modified the lease arrangement to a month-to-month commitment.
For providing credit support for a previously outstanding term loan, in September 2002, we issued five-year warrants (exercisable upon grant) to purchase 19 shares of our unissued common stock at an exercise price of $42.00 per share to each of two individuals (warrants to purchase 38 shares of common stock in the aggregate), one of whom is our principal stockholder. Additionally, we paid approximately $50 in cash to both of these individuals.
We believe that the terms of the above-described related party transactions were no less favorable than could be obtained from unaffiliated third parties.

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ITEM 14. PRINCIPAL ACCOUNTING FEES AND PROCEDURES.
The following table represents fees for professional audit services rendered by Grant Thornton LLP for the audit of our annual financial statements for 2005 and by KPMG LLP for the review of our first quarter Form 10-Q. In 2004, our audit and accounting fees were for services rendered by KPMG LLP.

	2005	2005	2004
	Grant Thornton	KPMG	KPMG
Audit fees	$274	$40	$380
Audit related fees	—	—	6

Audit and audit related fees	274	40	386
Tax fees	66	—	—
All other fees	—	71	—

Total fees	$340	$111	$386

All of the services described above for fiscal years 2005 and 2004 were approved by our Audit Committee pursuant to its policies and procedures.

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PART IV
ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K.
(A) DOCUMENTS FILED AS PART OF THIS REPORT. The consolidated balance sheets as of December 31, 2005 and December 31, 2004 and the related consolidated statements of operations and stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2005 are filed as part of this report:

(3)	Exhibits

3.1	Certificate of Incorporation of Aviation Sales and amendment thereto (2)

3.2	Second Amendment to Certificate of Incorporation (4)

3.3	Third Amendment to Certificate of Incorporation (25)

3.4	Fourth Amendment to Certificate of Incorporation (41)

3.5	Bylaws (2)

4.1	Indenture, dated as of February 17, 1998, among Aviation Sales, the Subsidiary Guarantors named therein and SunTrust Bank, Central Florida, National Association, Trustee (3)

4.2	Form of Supplemental Indenture, dated as of February 28, 2002, among Aviation Sales, the Subsidiary Guarantors named therein and the Trustee (24)

4.3	Common Stock Purchase Warrant Certificate issued on February 18, 2000 to Citicorp USA, Inc.(10)

4.4	Amendment to Warrant between Citicorp USA, Inc. and the Company (26)

4.5	Form of Common Stock Purchase Warrants issued in February 2001 (16)

4.6	Indenture, dated as of February 28, 2002 among TIMCO Aviation Services, Inc., the Subsidiary Guarantors named therein and Trustee with respect to the 8% Senior Subordinated Convertible PIK Notes due 2006 (22)

4.7	Warrant Agreement (22)

4.8	Common Stock Purchase Warrant issued in the Company’s 2002 restructuring and in connection with the settlement of certain litigation (22)

4.9	Form of Warrants issued to LJH Ltd. and Don A. Sanders in September 2002 (31)

4.10	Warrant issued to LJH Ltd. on May 14, 2003 (31)

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4.11	Indenture, dated as of September 20, 2002, among TIMCO, the Subsidiary Guarantors named therein and the Trustee with respect to the 8% Junior Subordinated Convertible PIK Notes due 2007, as amended (35)

10.1	Fourth Amended and Restated Credit Agreement dated May 31, 2000 by and among Aviation Sales, certain of our Subsidiaries and Citicorp USA, Inc., as Agent (11)

10.2	Lease dated July 22, 1998 by and between Ben Quevedo, Ltd. and Caribe (7)

10.3	1996 Director Stock Option Plan (4)

10.4	1996 Stock Option Plan (4)

10.5	TIMCO Aviation Services, Inc. 2001 Stock Option Plan (30)

10.6	Reserved

10.7	Credit Agreement dated as of December 17, 1998 among First Security Bank, National Association, as Owner Trustee for the Aviation Sales Trust 1998- 1, as Lessor, NationsBank, National Association, as Administrative Agent, and the several Lenders thereto (6)

10.8	Lease Agreement dated as of December 17, 1998 between First Security Bank, National Association, as Owner Trustee under Aviation Sales Trust 1998-1, as Lessor, and Aviation Sales, as Lessee (6)

10.9	Guaranty Agreement (Series A Obligations) between Aviation Sales, substantially all of our subsidiaries and NationsBank, National Association, as Agent for the Series A Lenders, dated as of December 17, 1998(6)

10.10	Guaranty Agreement (Lease Obligations) between substantially all of the subsidiaries of Aviation Sales and First Security Bank, National Association, as Owner Trustee for the Aviation Sales Trust 1998-1, dated as of December 17, 1998 (6)

10.11	Participation Agreement between Aviation Sales as Construction Agent and Leases, First Security Bank, National Association, as Owner Trustee, the Various Banks and other lending institutions as the Holders and Lenders, and NationsBank, National Association, as Administrative Agent, dated as of December 17, 1998 (6)

10.12	Amendment No. 1 to Participation Agreement between Aviation Sales as Construction Agent and Leases, First Security Bank, National Association, as Owner Trustee, the Various Banks and other lending institutions as the Holders and Lenders, and NationsBank, National Association, as Administrative Agent, dated as of February 18, 2000 (10)

10.13	Amendment Agreement No. 2 for Lease Agreement and Certain Other Operative Agreements, dated May 31, 2000 (11)

10.14	Amendment No. 1, dated as of August 14, 2000, to the Fourth Amended and Restated Credit Agreement (12)

10.15	Amendment Agreement No. 3 for Lease Agreement and Certain Other Operative Agreements (12)

10.16	Asset Purchase Agreement by and among Barnes Group Inc., Aviation Sales, Aviation Sales Manufacturing Company, AVS/Kratz-Wilde Machine Company and Apex Manufacturing, Inc. dated as of August 3, 2000 (13)

10.17	Amendment No. 1 dated September 7, 2000 to the Asset Purchase Agreement by and among Barnes Group Inc., Aviation Sales, Aviation Sales Manufacturing Company, AVS/Kratz-Wilde Machine Company and Apex Manufacturing, Inc. dated as of August 3, 2000 (13)

10.18	Amendment No. 2 dated as of November 14, 2000 to Fourth Amended and Restated Credit Agreement (14)

10.19	Amendment Agreement No. 4 for Lease Agreement and Certain Other Operative Agreements (14)

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10.20	Asset Purchase Agreement among Aviation Sales, Aviation Sales Distribution Services Company (“ASDC”) and Kellstrom, dated September 20, 2000 (15)

10.21	Letter Agreement to Asset Purchase Agreement, dated November 28, 2000(15)

10.22	Inventory Purchase Agreement among KAV, Aviation Sales and ASDC, dated September 30, 2000(15)

10.23	Letter Amendment to Inventory Purchase Agreement, dated November 28, 2000(15)

10.24	Form of KAV Senior Subordinated Note (15)

10.25	Form of KAV Junior Subordinated Note (15)

10.26	Operating Agreement of KAV, dated September 20, 2000, between Aviation Sales and Kellstrom (15)

10.27	Letter Agreement between Kellstrom, KAV and Aviation Sales, dated December 1, 2000, with respect to the payment of KAV Operating Expenses (15)

10.28	Consignment Agreement between KAV and Kellstrom, dated December 1, 2000(15)

10.29	Equipment Lease Agreement, dated December 1, 2000, among Aviation Sales, ASDC and Kellstrom (15)

10.30	Lease Agreement, dated December 1, 2000, among ASDC and Kellstrom (Pearland) (15)

10.31	Lease Agreement, dated December 1, 2000, between Kellstrom and Aviation Sales (Miramar)(15)

10.32	Non-Competition Agreement, dated December 1, 2000, among ASDC, Aviation Sales and Kellstrom(15)

10.33	License Agreement, dated December 1, 2000, among Aviation Sales, ASDC and Kellstrom (15)

10.34	Cooperation Agreement, dated December 1, 2000, between Kellstrom and Aviation Sales (15)

10.35	Letter Agreement, dated December 1, 2000, between Kellstrom and Aviation Sales (Equipment)(15)

10.36	Letter Agreement, dated December 1, 2000, between Kellstrom and Aviation Sales (Pearland)(15)

10.37	Consent and Amendment No. 3, dated November 28, 2000, to the Fourth Amended and Restated Credit Agreement dated as of May 31, 2000, as amended(15)

10.38	Amendment and Consent Agreement No. 5 for Participation Agreement and Certain Other Operative Agreements, dated as of December 1, 2000(15)

10.39	Agreement, dated February 14, 2001, between various subsidiaries of Aviation Sales and Bank of America, N.A.(16)

10.40	$10.0 million Term Loan Note, dated February 14, 2001(16)

10.41	Form of Limited Guaranty in favor of Bank of America, N.A.(16)

10.42	Amendment No. 4, Consent and Waiver, dated February 14, 2001, to the Fourth Amended and Restated Credit Agreement dated as of May 31, 2000, as amended(16)

10.43	Amendment and Consent Agreement No. 7 for Lease Agreement and Certain Other Operative Agreements, dated as of February 14, 2001(16)

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10.44	Stock Purchase Agreement, dated December 15, 2000, among Wencor West, Inc. Aviation Sales and ASDC (15)

10.45	Amendment No. 5 and Waiver, dated as of April 17, 2001 to Fourth Amended and Restated Credit Agreement dated as of May 31, 2000, amended (17)

10.46	Amendment and Consent Agreement No. 8 for Lease Agreement and Certain Other Operative Agreements (17)

10.47	Asset Purchase Agreement dated May 25, 2001 among Aviation Sales, Caribe Aviation, Inc. and Hamilton Sundstrand Service Corporation(18)

10.48	$13 million Replacement Term Loan Note, dated May 24, 2001(18)

10.49	Amendment No. 6 and Consent, dated May 21, 2001, to the Fourth Amended and Restated Credit Agreement dated as of May 31, 2000, as amended(18)

10.50	Amendment No. 7, Consent and Waiver, dated May 23, 2001, to the Fourth Amended and Restated Credit Agreement dated as of May 31, 2000, as amended (18)

10.51	Amendment and Consent Agreement No. 9 for Lease Agreement and Certain Other Operative Agreements, dated as of May 21, 2001 (18)

10.52	Amendment and Consent Agreement No. 10 for Lease Agreement and Certain Other Operative Agreements, dated as of May 24, 2001 (18)

10.53	Amendment No. 8, Consent and Waiver, dated August 30, 2001 to Fourth Amended and Restated Credit Agreement (19)

10.54	Consent, Waiver and Forbearance Agreement No. 11 for Lease Agreement and Certain Operative Agreements, dated as of September 11, 2001 (19)

10.55	Amendment No. 8, Consent and Waiver, dated as of November 27, 2001, to Fourth Amended and Restated Credit Agreement (21)

10.56	Consent, Waiver and Forbearance Agreement No. 12 for Lease Agreement and certain other Operation Agreements dated as of November 27, 2001 (21)

10.57	Employment Agreement between Aviation Sales and Gil West (22)

10.58	Form of Waiver and Consent, dated April 18, 2002, to Fourth Amended and Restated Credit Agreement (25)

10.59	Form of Amendment and Waiver Agreement No. 13 for Lease Agreement and certain other Operative Agreements (25)

10.60	Stipulation of Settlement, dated as of May 6, 2002, with respect to the class action lawsuit (27)

10.61	Description of Securities to be issued in connection with class action settlement (27)

10.62	Fifth Amended and Restated Credit Agreement dated as of July 12, 2002 (26)

10.63	Amendment and Consent Agreement No. 14 for Lease Agreement and Certain Other Operative Agreements (26)

10.64	Replacement Term Loan Note in the principal amount of $5.0 million in favor of Bank of America, N.A. (26)

10.65	Second Amendment to Limited Guaranty of LJH Ltd. (26)

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10.66	Second Amendment to Limited Guaranty of Don A. Sanders (26)

10.67	Replacement Term Loan Note in the principal amount of $2.5 million in favor of Bank of America, N.A. (26)

10.68	Second Amendment to Limited Guaranty of James Investments, Inc. (26)

10.70	Guaranty by the Company and subsidiaries of the $5.0 million and the $2.5 million term loans due to Bank of America, N.A. (26)

10.71	Term Loan Note in principal amount of $1.0 million in favor of Benito and Martha Quevedo (26)

10.72	Loan Parties Agreement, dated as of July 12, 2002, relating to the $1.0 million in favor of Benito and Martha Quevedo (26)

10.73	Guaranty by the Company and subsidiaries of the $1.0 million in favor of Benito and Martha Quevedo (26)

10.74	Memorandum of Purchase and Sale between ASDC, the Company and Quevedo Family Limited Partnership, dated as of July 12, 2002 (26)

10.75	Security Agreement, dated as of July 12, 2002, among the Company, its subsidiaries, Benito and Martha Quevedo, James Investments, Inc., LJH Ltd. and Don A. Sanders (26)

10.76	Agreement, dated as of July 12, 2002, among Benito and Martha Quevedo, James Investments, Inc., LJH Ltd. and Don A. Sanders (26)

10.77	Amended and Restated Intercreditor Agreement between Citicorp USA, Inc., as Agent, and Bank of America, N.A. (26)

10.78	Intercreditor Agreement among Citicorp USA, Inc., as Agent, Benito and Martha Quevedo, James Investments, Inc., LJH Ltd. and Don A. Sanders (26)

10.79	Post-Closing Resolution Agreement among the Company, ASDC and Kellstrom, dated as of June 10, 2002 (26)

10.80	First Amendment to Non-Competition Agreement (26)

10.81	First Amendment to Miramar Lease between the Company and Kellstrom (26)

10.82	Assignment of Amended Miramar Lease from Kellstrom to KIAC, Inc. (26)

10.83	Assignment of Amended Miramar Lease from KIAC, Inc. to Kellstrom Aerospace, LLC (26)

10.84	Consignment Agreement between KAV, Kellstrom Commercial Aerospace, Inc. and Bank of America, N.A. (26)

10.85	Amended and Restated Loan and Security Agreement between Bank of America, N.A. and KAV (26)

10.86	Proceeds Sharing Agreement (26)

10.87	AVS Investor Mutual Release (26)

10.88	KAV Mutual Release (26)

10.89	AVS/ASDC Mutual Release (26)

10.90	Asset Purchase Agreement, dated as of July 31, 2002, by and among Airborne Nacelle Services, Inc., Aerocell Structures, Inc. and TIMCO Aviation Services, Inc. (28)

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10.91	Amendment No. 1 and Waiver, dated as of September 27, 2002, to Fifth Amended and Restated Credit Agreement, dated as of July 12, 2002 (29)

10.92	Amendment No. 2, Consent and Waiver, dated as of October 11, 2002, to Fifth Amended and Restated Credit Agreement, dated as of July 12, 2002 (29)

10.93	Stock Purchase Agreement between Ducommun Incorporated and TIMCO Aviation Services, Inc., dated as of October 2, 2002 (29)

10.94	Purchase and Sale Agreement, dated October 4, 2002, between LJH, Ltd. and AVSRE, L.P. relating to the purchase of the Company’s Dallas, Texas facilities (29)

10.95	Lease between LJH, Ltd., as landlord, and Aircraft Interior Design, Inc., as tenant, dated October 4, 2002, for the property located at 2659 Nova Drive, Dallas, Dallas County, Texas (29)

10.96	Subordinated Term Promissory Note, dated October 11, 2002, made in favor of LJH, Ltd. in the original amount of $1.3 million (29)

10.97	Keepwell Agreement, dated as of October 11, 2002, by LJH, Ltd. in favor of the Company’s senior revolving credit lenders (29)

10.98	Amendment No. 4, Consent and Limited Waiver to Fifth Amended and Restated Credit Agreement (31)

10.99	Amendment, Consent and Waiver Agreement No. 16 for Lease Agreement and Certain Other Operative Agreements (31)

10.100	Term Promissory Note in the face amount of $7,350,000 in favor of LJH, Ltd. (31)

10.101	Sublease Agreement between LJH, Ltd. and the Company for the Goodyear facility (31)

10.102	Employment Agreement between the Company and Roy T. Rimmer, Jr. (31)

10.103	Stock Option Agreement between the Company and Roy T. Rimmer, Jr. (31)

10.104	Employment Agreement between the Company and C. Robert Campbell (31)

10.105	Employment Agreement between the Company and Jack Arehart (31)

10.106	Amendment to Employment Agreement between the Company and Roy T. Rimmer, Jr. (33)

10.107	Employment Agreement between the Company and Don Mitacek (33)

10.108	2003 Stock Incentive Plan (32)

10.109	Purchase and Sale Agreement, dated as of February 5, 2004, between the Company and Keystone Operating Partnership, L.P. relating to the sale of the Miramar property (33)

10.110	Amendment No. 5 to Fifth Amended and Restated Credit Agreement (33)

10.111	Amendment No. 6 to Fifth Amended and Restated Credit Agreement (33)

10.112	Term Note to LJH, Ltd., dated as of January 31, 2004, in the amount of $5.0 million (33)

10.113	Financing Agreement dated as of April 5, 2004 between the Company, The CIT Group/Business Credit, Inc. and the Lenders (33)

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10.114	Financing Agreement between the Company and Hilco Capital LP (33)

10.115	Intercreditor Agreement between The CIT Group/Business Credit, Inc., Hilco Capital LP and the Company (33)

10.116	Amended and Restated Consolidated Term Promissory Note in favor of LJH, Ltd. (33)

10.117	Amended and Restated Security Agreement between the Company and LJH, Ltd. (33)

10.118	Amended and Restated Guaranty Agreement in favor of LJH, Ltd. (33)

10.119	Intercreditor Agreement between the Company, The CIT Group/Business Credit, Inc., Hilco Capital LP and LJH, Ltd. (33)

10.120	Equipment Lease Agreement between the Company and LJH, Ltd. (33)

10.121	Amendment No. 2 to Employment Agreement between the Company and Roy T. Rimmer, Jr. (34)

10.122	Amended and Restated Employment Agreement between the Company and Gil West (34)

10.123	Amended and Restated Employment Agreement between the Company and Jack Arehart (34)

10.124	Amended and Restated Employment Agreement between the Company and Rick Salanitri (34)

10.125	Employment Agreement, as amended, between the Company and Fritz Baumgartner (35)

10.126	Employment Agreement, as amended, between the Company and Kevin Carter (35)

10.127	Supplemental Indenture in favor of HSBC Bank USA, NA relating to the Junior Subordinated Convertible PIK Notes due 2007 (36)

10.128	Amended and Restated Financing Agreement between the Company and Monroe Capital Advisors LLC (37)

10.129	Sublease Agreement Amendment for Dallas property (38)

10.130	Employment Agreement between the Company and James H. Tate (39)

10.131	Amendment to 2003 Stock Incentive Plan (40)

10.132	Employment Agreement between the Company and Ron Utecht (42)

10.133	Supplement Indenture in favor of HSBC Bank USA NA relating to the Senior Subordinated Convertible PIK Notes due 2006 (1)

10.134	Amendment No. 2 to Employment Agreement between the Company and Kevin Carter (1)

10.135	Assignment and Acceptance among Monroe, as assignor, LJH, as assignee, and the Company (43)

10.136	Amendment No. 4 to Financing Agreement dated as of April 20, 2006, between the Company and CIT (1)

10.137	Second Amended and Restated Financing Agreement dated as of April 10, 2006, between the Company and LJH (1)

10.138	Intercreditor Agreement between CIT and LJH, dated April 20, 2006 (1)

10.139	Ratification Agreement and Release, dated April 20, 2006 (1)

14.1	Code of Ethics (33)

21.1	Subsidiaries of the Company (33)

54

23.1	Consent of Grant Thornton LLP (1)

25.1	Statement of Eligibility of Trustee on Form T-1 (22)

31.1	Certifications by CEO and CFO under Section 302 of Sarbanes-Oxley Act of 2002 (1)

32.2	Certifications of CEO and CFO under Section 906 of Sarbanes-Oxley Act of 2002 (1)

99.1	Press release issued April 21, 2006 announcing completion of senior debt financing and appointment of a new CEO

Notes to Exhibits

(1)	Filed herewith

(2)	Incorporated by reference to Aviation Sales’ Registration Statement on Form S-1 dated April 15, 1996 (File No. 333-3650)

(3)	Incorporated by referenced to Aviation Sales’ Registration Statement on Form S-4 dated March 26, 1998 (File No. 333-48669)

(4)	Incorporated by reference to Amendment No. 1 to Aviation Sales’ Registration Statement on Form S-1 dated June 6, 1996 (File No. 333-3650)

(5)	Incorporated by reference to Aviation Sales’ Annual Report on Form 10-K for the year ended December 31, 1996

(6)	Incorporated by reference to Aviation Sales’ Current Report on Form 8-K dated December 17, 1998

(7)	Incorporated by reference to Aviation Sales’ Annual Report on Form 10-K for the year ended December 31, 1998

(8)	Incorporated by reference to Aviation Sales’ Quarterly Report on Form 10-Q for the quarter and six months ended June 30, 1999

(9)	Incorporated by reference to Aviation Sales’ Current Report on Form 8-A filed November 15, 1999

(10)	Incorporated by reference to Aviation Sales’ Current Report on Form 8-K filed on March 27, 2000

(11)	Incorporated by reference to Aviation Sales’ Current Report on Form 8-K filed on June 13, 2000

(12)	Incorporated by reference to Aviation Sales’ Quarterly Report on Form 10-Q for the quarter and six months ended June 30, 2000

(13)	Incorporated by reference to Aviation Sales’ Current Report on Form 8-K filed on September 22, 2000

(14)	Incorporated by reference to Aviation Sales’ Quarterly Report on Form 10-Q for the quarter and nine months dated September 30, 2000

(15)	Incorporated by reference to Aviation Sales’ Current Report on Form 8-K filed on December 18, 2000

(16)	Incorporated by reference to Aviation Sales’ Current Report on Form 8-K filed on March 1, 2001

(17)	Incorporated by reference to Aviation Sales’ Annual Report on Form 10-K for the year ended December 31, 2000

(18)	Incorporated by reference to Aviation Sales’ Current Report on Form 8-K filed May 25, 2001

(19)	Incorporated by reference to Aviation Sales’ Quarterly Report on Form 10-Q for the quarter and six months ended June 30, 2001.

(20)	Previously filed with Aviation Sales’ Registration Statement on Form S-4 filed September 14, 2001.

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(21)	Incorporated by reference from Aviation Sales’ Quarterly Report on Form 10-Q for the quarter and nine months ended September 30, 2001.

(22)	Previously filed with Aviation Sale’s Amendment No. 2 to Registration Statement on Form S-4 filed December 13, 2001.

(23)	Incorporated by reference to Aviation Sales’ Current Report on Form 8-K filed March 5, 2002

(24)	Previously filed with Aviation Sales’ Amendment No. 3 to Registration Statement on Form S-4 filed January 9, 2002.

(25)	Incorporated by reference to Annual Report on Form 10-K for the fiscal year ended December 31, 2001

(26)	Incorporated by reference to Form 8-K dated July 12, 2002

(27)	Incorporated by reference to Quarterly Report on Form 10-Q for the quarter ended March 31, 2002

(28)	Incorporated by reference to Quarterly Report on Form 10-Q for the quarter ended June 30, 2002

(29)	Incorporated by reference to Quarterly Report of Form 10-Q for the quarter ended September 30, 2002

(30)	Incorporated by reference to Aviation Sale’s proxy statement dated January 9, 2002

(31)	Incorporated by reference from the Company’s 2002 Annual Report on Form 10-K

(32)	Incorporated by reference to the Company’s proxy statement dated December 1, 2003

(33)	Incorporated by reference from the Company’s 2003 Annual Report on Form 10-K

(34)	Incorporated by reference from the Company’s Form 8-K filed on December 7, 2004

(35)	Incorporated by reference from the Company’s 2004 Annual Report on Form 10-K

(36)	Incorporated by reference from the Company’s Form 8-K filed on March 21, 2005

(37)	Incorporated by reference from the Company’s Form 8-K filed on April 18, 2005

(38)	Incorporated by reference to Quarterly Report on Form 10-Q for the quarter ended September 30, 2005

(39)	Incorporated by reference from the Company’s Form 8-K filed on October 4, 2005

(40)	Incorporated by reference to the Company’s proxy statement dated October 25, 2005

(41)	Incorporated by reference from the Company’s Form 8-K filed on November 22, 2005

(42)	Incorporated by reference from the Company’s Form 8-K filed on December 27, 2005

(43)	Incorporated by reference from the Company’s Form 8-K filed on April 18, 2006
(B) REPORTS ON FORM 8-K
During the quarter ended December 31, 2005, the Company furnished a Current Report on Form 8-K reporting under Item 5.02 the hiring of James H. Tate as the Company’s Executive Vice President, Chief Administrative Officer and Chief Financial Officer. The Company also furnished a Current Report on Form 8-K reporting under Item 5.02 the hiring of Ron Utecht as the Company’s President and Chief Operating Officer. In addition, the Company furnished a Current Report on Form 8-K reporting under Item 1.01 the completion of the Company’s August 2005 tender offer. Also, the Company furnished a Current Report on Form 8-K reporting under Item 8.01 the voting results from the Company’s Annual Meeting of Stockholders. The Company also filed a Current Report on Form 8-K reporting under Item 8.01 the site selection for the Company’s CFM56 engine facility. In addition, the Company furnished a Current Report on Form 8-K reporting under Item 2.02 the Company’s results of operations for the third quarter ended September 30, 2005. Finally, during the quarter ended

56

December 31, 2005, the Company furnished a Current Report on Form 8-K reporting under Item 8.01 the results of the Company’s rights offering which expired on November 15, 2005.
(C) EXHIBITS
For exhibits, see Item 14(A)(3) above.

57

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
TIMCO AVIATION SERVICES, INC.
(Registrant)

BY: /s/ Roy T. Rimmer, Jr.	April 21, 2006
Roy T. Rimmer, Jr., Chairman and Chief
Executive Officer
Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURE AND TITLE:	DATE:

/s/ Roy T. Rimmer, Jr.	April 21, 2006
Roy T. Rimmer, Jr.
Chairman, Chief Executive Officer
(Principal Executive Officer)

/s/ James H. Tate	April 21, 2006
James H. Tate
Executive Vice President, Chief Administrative Officer
and Chief Financial Officer(Principal Financial Officer)

/s/ Ron Utecht	April 21, 2006

Ron Utecht
President (Principal Operating Officer)

/s/ Fritz Baumgartner	April 21, 2006
Fritz Baumgartner
Vice President, Controller and Chief Accounting Officer

/s/ Kevin Carter	April 21, 2006
Kevin Carter
Senior Vice President, Finance

58

SIGNATURE AND TITLE:	DATE:

/s/ Jack Hersch	April 21, 2006
Jack Hersch
Director

/s/ Philip B. Schwartz	April 21, 2006
Philip B. Schwartz
Director

/s/ Steven L. Gerard	April 21, 2006
Steven L. Gerard
Director

/s/ John R. Cawthron	April 21, 2006
John R. Cawthron
Director

/s/ Leonard Singer	April 21, 2006
Leonard Singer
Director

/s/ Clyde Kizer	April 21, 2006
Clyde Kizer
Director

59

CONSOLIDATED FINANCIAL STATEMENTS OF TIMCO AVIATION SERVICES, INC.
AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2003, 2004 and 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
TIMCO Aviation Services, Inc. and subsidiaries:
We have audited the accompanying consolidated balance sheet of TIMCO Aviation Services, Inc. (a Delaware Corporation) and subsidiaries as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive (loss) income, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TIMCO Aviation Services, Inc. and subsidiaries as of December 31, 2005, and the results of their operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
Our audit was conducted for the purpose of forming an opinion on the basic 2005 financial statements taken as a whole. Schedule II—Valuation and Qualifying Accounts is presented for purposes of additional analysis and is not a required part of the basic financial statements. The 2005 amounts in this schedule have been subjected to the auditing procedures applied in the audit of the basic 2005 financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ GRANT THORNTON LLP

Greensboro, North Carolina April 21, 2006

Report of Independent Registered Public Accounting Firm
The Board of Directors
TIMCO Aviation Services, Inc. and subsidiaries:
We have audited the accompanying consolidated balance sheet of TIMCO Aviation Services, Inc. and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, stockholders’ deficit and comprehensive income (loss) and cash flows for each of the years in the two-year period ended December 31, 2004. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule of valuation and qualifying accounts for each of the years in the two-year period ended December 31, 2004. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TIMCO Aviation Services, Inc. and subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2004 in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule for each of the years in the two-year period ended December 31, 2004, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
KPMG LLP
Greensboro, North Carolina
March 14, 2005, except the second paragraph under description of business in note 1, the last two sentences of the first paragraph in note 10 and the related 2004 and 2003 share and per share data in the consolidated financial statements; and the 2004 and 2003 information in note 13, which are as of April 14, 2006

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2004
	(In thousands, except share data)
ASSETS
Current Assets:
Cash and cash equivalents	$1,318	$293
Marketable securities	13,978	—
Accounts receivable, net of allowances of $7,446 and $5,190 in 2005 and 2004, respectively	48,643	49,721
Inventories	28,681	22,244
Other current assets	7,082	4,541
Net assets of discontinued operations	462	12

Total current assets	100,164	76,811

Fixed assets, net	30,091	30,537

Other Assets:
Goodwill	26,124	26,124
Deferred financing costs, net	2,251	3,263
Other	1,498	633

Total other assets	29,873	30,020

Total assets	$160,128	$137,368

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$21,696	$18,000
Accrued expenses	13,087	16,214
Accrued interest	1,127	1,812
Customer deposits	21,446	9,254
Revolving loan	8,320	11,692
Current maturities of notes payable to financial institutions	1,562	1,164
New Senior Notes due 2006	1,221	—
Current maturities of capital lease obligations	786	1,327
Other	3,416	3,453

Total current liabilities	72,661	62,916

Long-term Liabilities:
Old Senior Notes due 2008	16,247	16,247
New Senior Notes due 2006	—	115,800
Notes payable to financial institutions, net of current portion	21,197	12,945
Capital lease obligations, net of current portion	3,187	3,593
Junior subordinated notes due 2007, net	639	3,514
Term loan with a related party	—	14,412
Deferred income	—	1,305
Other long-term liabilities	—	1,488

Total long-term liabilities	41,270	169,304

Commitments and Contingencies (See notes)
Stockholders’ Equity (Deficit):
Preferred stock, $.01 par value, 1,000,000 shares authorized, none outstanding, 15,000 shares designated Series A Junior participating	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 21,441,040 voting shares issued and outstanding at December 31, 2005 and 791,015 issued and outstanding at December 31, 2004	21	1
Additional paid-in capital	344,864	182,119
Accumulated deficit	(298,688)	(276,972)

Total stockholders’ equity (deficit)	46,197	(94,852)

Total liabilities and stockholders’ equity (deficit)	$160,128	$137,368

     The accompanying notes are an integral part of these consolidated financial statements.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2005	2004	2003
	(In thousands, except per share and share data)
Operating revenues:
Sales, net	$329,552	$323,488	$242,425
Other	—	—	89

Total operating revenues	329,552	323,488	242,514
Cost of sales	316,268	294,199	226,331

Gross profit	13,284	29,289	16,183

Operating expenses	28,700	22,468	14,593
Gain on sale of fixed assets	(1,178)	—	—

(Loss) income from operations	(14,238)	6,821	1,590

Interest expense	9,719	8,402	7,773
Gain on settlement of bankruptcy claims	(1,773)	—	—
Loss on sale of available for sale securities	816	—	—
Charge for early conversion of notes	619	—	—
Other income – net	(879)	(914)	(893)

Loss before income taxes and discontinued operations	(22,740)	(667)	(5,290)
Income tax benefit	(390)	—	(986)

Loss from continuing operations before discontinued operations	(22,350)	(667)	(4,304)

Income from discontinued operations, net of income taxes	634	1,580	4,043

Net (loss) income	$(21,716)	$913	$(261)

Basic and diluted (loss) income per share:
(Loss) from continuing operations	$(3.01)	$(0.84)	$(5.44)
Income from discontinued operations	0.09	1.99	5.11

Net (loss) income	$(2.92)	$1.15	$(0.33)

Weighted average shares outstanding:
Basic and Diluted	7,429,037	791,015	791,015

     The accompanying notes are an integral part of these consolidated financial statements.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) and
COMPREHENSIVE (LOSS) INCOME

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity (Deficit)
	(In thousands, except share data)

Balance as of December 31, 2002	791,015	$1	$180,861	$(277,624)	$(96,762)

Net loss and comprehensive loss	—	—	—	(261)	(261)

Warrant issued to stockholder for note payable origination	—	—	1,258	—	1,258

Balance as of December 31, 2003	791,015	1	182,119	(277,885)	(95,765)

Net income and comprehensive income	—	—	—	913	913

Balance as of December 31, 2004	791,015	1	182,119	(276,972)	(94,852)

Conversion of New Senior Notes	6,685,674	7	114,572	—	114,579

Conversion of Junior Notes	194,258	—	2,954	—	2,954

Inducement for early conversion of Notes	1,031,984	1	314	—	315

Exercise of LJH Warrant	3,287,552	3	129	—	132

Rights Offering, net of transaction expenses of $580	9,450,557	9	44,776	—	44,785

Net loss and comprehensive loss	—	—	—	(21,716)	(21,716)

Balance as of December 31, 2005	21,441,040	$21	$344,864	$(298,688)	$46,197

     The accompanying notes are an integral part of these consolidated financial statements.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
		2004	2003
		(Revised)	(Revised)
	2005	See Note 1	See Note 1
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(21,716)	$913	$(261)

Adjustments to reconcile net (loss) income to net cash used in operating activities:
Paid-in-kind interest note obligations	3,003	2,324	1,214
Non-cash gain on settlement of bankruptcy claim	(1,773)	—	—
Gain on disposition of fixed assets	(1,178)	—	—
Loss on sale of available for sale securities	816	—	—
Write-off of deferred financing fees	710	145	—
Non-cash inducement charge for conversion of notes	315	—	—
Unrealized gains on trading securities	(51)	—	—
Gain on Aerocell settlement, net of cash proceeds	—	—	(455)
Depreciation and amortization	5,256	5,229	5,058
Amortization of deferred financing costs	1,398	1,172	2,867
Provision for (recovery of) doubtful accounts	2,567	(375)	(838)
Provision for inventory obsolescence	1,200	1,936	265

Purchase of trading securities	(13,927)	—	—
Change in working capital:
Accounts receivable	(1,489)	(12,396)	(18,350)
Inventories	(7,637)	1,544	(4,358)
Other current assets	(2,541)	257	(1,397)
Other non-current assets	(865)	(230)	712
Accounts payable	3,696	(3,445)	6,881
Accrued expenses	(3,375)	2,802	(1,313)
Customer deposits	12,192	(3,332)	1,026
Deferred income	(127)	(168)	(168)
Other liabilities	(38)	(29)	(1,361)

Cash used in operating activities from continuing operations	(23,564)	(3,653)	(10,478)
Cash used in operating activities from discontinued operations	(450)	(591)	(3,299)

Net cash used in operating activities	(24,014)	(4,244)	(13,777)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets	(4,810)	(2,693)	(2,304)
Proceeds from sale of available for sale securities	957	—	—
Proceeds from sale of fixed assets, net of transaction expenses	—	24,861	—

Net cash (used in) provided by investing activities from continuing operations	(3,853)	22,168	(2,304)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of amounts under senior debt facility	348,151	327,939	244,464
Repayments of amounts under senior debt facility	(351,523)	(330,952)	(231,938)
Proceeds from issuance of common stock in rights offering	26,358	—	—
Stock issuance costs from rights offering	(580)	—	—
Proceeds of term loans with financial institutions	9,611	14,400	—
Payments of term loan with financial institutions	(1,214)	(8,791)	—
Payments of deferred financing costs	(1,096)	(2,990)	(993)
Payments on capital leases	(947)	(25,002)	(1,138)
Partial exercise of LJH Warrant	132	—	—
Proceeds of term loan with related party	—	6,162	6,950

Net cash provided by (used in) financing activities from continuing operations	28,892	(19,234)	17,345

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,025	(1,310)	1,264
CASH AND CASH EQUIVALENTS, beginning of year	293	1,603	339

CASH AND CASH EQUIVALENTS, end of year	$1,318	$293	$1,603

     The accompanying notes are an integral part of these consolidated financial statements.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

	For the Years Ended December 31,
		2004	2003
		(Revised)	(Revised)
	2005	See Note 1	See Note 1
	(In thousands)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Interest paid	$4,031	$3,986	$5,105

Income taxes refunded	$(390)	$(242)	$(167)

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

Common stock issued in connection with conversion of New Senior Notes	$114,579	$—	$—

Common stock issued in connection with conversion of Junior Notes	$2,954	$—	$—

Common stock issued in rights offering for proceeds of the LJH Term Loan	$19,007	$—	$—

Acquisition of property through capital lease	$—	$2,224	$—

Value of warrant issued to stockholder in exchange for note payable origination	$—	$—	$1,258

     The accompanying notes are an integral part of these consolidated financial statements.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts and Shares in Thousands, Except Per Share Data)
NOTE 1 — DESCRIPTION OF BUSINESS, LIQUIDITY, AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
DESCRIPTION OF BUSINESS
TIMCO Aviation Services, Inc. (the “Company”) is a Delaware corporation, which through its subsidiaries, provides aircraft maintenance, repair and overhaul (“MRO”) services to commercial passenger airlines, air cargo carriers, aircraft leasing companies, maintenance and repair facilities and aircraft parts redistributors throughout the world. In March 2004, the Company sold an office and warehouse facility located in Miramar, Florida which had been utilized by its parts redistribution operation. The results of operations for this business and the results of transactions subsequent to the sale of the Company’s distribution operations (December 2000), related to the run-off of inventory and accounts receivable activities, are included in the accompanying consolidated statements of operations as discontinued operations. See Note 2 for further discussion. In June 2005, the Company made the decision to integrate its refurbishment of aircraft interior components operations within its other MRO facilities. As a result of this decision, the Company has shut-down its Aircraft Interior Design operations located in Dallas, Texas. See Note 7 for further discussion.
During 2005, the Company completed a significant restructuring of its capital and equity, including a conversion of a majority of its outstanding New Senior Notes and Junior Notes to common stock and the completion of a rights offering. See below and Notes 3 and 10 for further discussion. Concurrent with the completion of the rights offering, the Company changed its capitalization by reducing the number of authorized shares of common stock from 500,000 to 100,000 and by reducing the number of its issued and outstanding shares of common stock by converting every forty shares of its issued and outstanding common stock into one share. All shares and per share data contained herein reflects completion of the one-new-share-for-forty-old-shares reverse stock split.
LIQUIDITY
In January 2005, the Company announced an offering and consent solicitation to the holders of its 8% Senior Subordinated Convertible paid-in-kind (“PIK”) Notes due 2006 (“New Senior Notes”) and to the holders of its 8% Junior Subordinated Convertible PIK Notes due 2007 (“Junior Notes”) to receive a 15% premium for agreeing to an early conversion of their Notes into shares of the Company’s authorized but unissued common stock. The Company completed the tender offer on March 8, 2005 and accepted tenders and related consents from the holders of 47.0% in aggregate principal amount of the New Senior Notes and tenders and related consents from holders of 75.2% in aggregate principal amount of the Junior Notes. At the closing of the offer on March 15, 2005, the Company issued an aggregate of 5,623 shares of its authorized but unissued common stock to the holders of the New Senior Notes who tendered in the offering, to the holders of the Junior Notes who tendered in the offer, and to LJH Ltd. (“LJH”), an entity controlled by the Company’s principal stockholder, in connection with its partial exercise of the LJH Warrant (see Note 5). See Note 3 for further information regarding the January 2005 tender offer.
In April 2005, the Company closed a financing arrangement with Monroe Capital Advisors LLC in which the Company obtained a $7,000 senior secured term loan and a $3,000 delayed draw term loan designated for capital expenditures. Additionally, Monroe Capital acquired the $8,000 senior secured term loan previously made to the Company by Hilco Capital LP. The original $8,000 term loan due to Hilco Capital (and acquired by Monroe Capital as part of this financing) and the new $7,000 term loan (collectively the “Term Loans”) were set to mature on December 31, 2007. Borrowings for capital expenditures made under the $3,000 delayed draw term loan (the “Monroe Capital Line of Credit” and together with the Term Loans the “Monroe Capital Loans”) were payable in monthly installments (as set forth in the financing agreement with Monroe Capital) with the balance due on December 31, 2007. On April 10, 2006, the Monroe Capital Loans were acquired by LJH. See below and Notes 4 and 15 for further details of these financing agreements.
In August 2005, the Company announced an offering to the holders of its remaining New Senior Notes and Junior Notes, and solicited consents from the holders of the remaining New Senior Notes to proposed amendments governing the New Senior Note indentures. This offering and consent solicitation was subsequently amended in September 2005. As amended, the Company offered the remaining holders of its New Senior Notes and Junior Notes the right to receive a 15% premium for agreeing to an early conversion of their Notes into shares of the Company’s authorized but unissued common stock. The Company completed the tender offer on October 6, 2005 and accepted tenders and related consents from holders of 98% of its remaining New Senior Notes and 33% of its remaining Junior Notes. At the closing of the offer on October 12, 2005, the Company issued an aggregate of 5,577 shares of its authorized but unissued common stock to the holders of the New Senior Notes who tendered in the offering, to the holders of the Junior Notes who tendered in the offer, and to LJH in connection with its partial exercise of the LJH Warrant (see Note 5). See Note 3 for further information regarding the August 2005 tender offer.
In October 2005, the Company’s registration statement on Form S-1 with respect to a rights offering became effective. In the rights offering, stockholders holding shares of the Company’s common stock as of October 19, 2005 (the “record date”) had the right to purchase additional shares of the Company’s post-reverse split common stock for a subscription price of $4.80 per share ($0.12 per pre-reverse split share). For every 40 pre-reverse split shares (one post-reverse split share) of common stock held on the record date, stockholders were granted 1.50 subscription rights. Also, the Company allowed LJH the right to use amounts due to it under a promissory note (see Note 4 for a description of this note) as consideration for the purchase of a portion of the shares that LJH was permitted to purchase in the rights offering.
On November 22, 2005, the Company closed on cash subscriptions to purchase 5,491 shares of the Company’s common stock for an aggregate purchase price of $26,358 and a subscription from LJH to purchase 3,960 shares of the Company’s common stock for an aggregate purchase price of $19,007 using the proceeds of the loan due from the Company to LJH. After completion of the rights offering, the Company had 21,441 shares of common stock outstanding. See Notes 10 and 15 for further information.
In April 2006, the Company closed on a series of transactions with its principal stockholders relating to its senior debt. First, on April 10, 2006, the Company closed on a financing arrangement in which LJH, which currently owns approximately 72% of the Company’s outstanding common stock, acquired the $17,814 Monroe Capital Loans, with affiliates of Owl Creek Asset Management, L.P. (“Owl Creek”), which currently owns approximately 17% of the Company’s outstanding common stock, simultaneously acquiring a 20% participation interest in those loans. Additionally, on April 20, 2006, in conjunction with the refinancing of the CIT Group Credit Facility (see below), the Company obtained a new $6,000 senior secured term loan from LJH and Owl Creek (collectively with the Monroe Capital Loans, the “LJH Term Loans”). The LJH Term Loans all mature on December 31, 2007, bear interest at LIBOR plus 1.75% per annum and are secured by a lien on substantially all of the Company’s assets. Also, in conjunction with the closing of the LJH Term Loans, the Company paid in full the CIT Term Loan and entered into other modifications, including amendments and waivers to debt covenant violations as of December 31, 2005, to the CIT Group Credit Facility. The Company also obtained waivers of all defaults and events of default from LJH under the LJH Term Loans (the defaults were as of December 31, 2005 and related to the Monroe Capital Loans). As of April 20, 2006, and after completion of these transactions, the outstanding aggregate amount borrowed under the Amended CIT Group Revolving Line of Credit was $0, the CIT Group Term Loan was $0, the amount of outstanding letters of credit under the revolving line of credit was $11,434 and $9,957 was available for additional borrowing under the Amended CIT Group Revolving Line of Credit. See Note 15 for information about these financing transactions.
For the year ended December 31, 2005, the Company incurred a loss from continuing operations of $22,350. The Company has also continued to require additional cash flow above amounts currently being provided from operations to meet its working capital requirements. Additionally, at certain times during 2005, the Company was not in compliance with certain financial covenants contained in its CIT Group Credit Facility and Monroe Capital Loans. The senior lenders, however, waived, and in some instances, amended all such events of non-compliance and as of December 31, 2005 the Company was in compliance with all covenant requirements, as amended, for these financing arrangements. See Note 15 for particulars.
The Company’s ability to service its debt obligations as they come due, including maintaining compliance with the covenants and provisions of all of its debt obligations is dependent upon the Company’s future financial and operating performance. That performance, in turn, is subject to various factors, including certain factors beyond the Company’s control, such as changes in conditions affecting the airline industry and changes in the overall economy. Additionally, as a result of the state of the general economy, fluctuations in the price of jet fuel, the currently on-going global war on terrorism, the war in Iraq, and a competitive price reduction in airfare prices, the airline industry, and thus the Company’s customer base, has been significantly impacted. The result for some carriers has been the filing for protection under Chapter 11 of the United States Bankruptcy Code. These factors have also resulted in some of the Company’s competitors exiting the maintenance, repair, and overhaul business.
The Company is highly leveraged and has significant obligations under its outstanding debt and lease agreements. As a result, a significant amount of cash flow from operations is needed to make required payments of the Company’s debt and lease obligations, thereby reducing funds available for other purposes. Even if the Company is able to meet its debt service and other obligations when due, the Company may not be able to comply with the covenants and other provisions under its debt instruments. A failure to comply, unless waived by the lenders, would be an event of default and would permit the lenders to accelerate the maturity of these debt obligations. It would also permit the lenders to terminate their commitments to extend additional credit under their financing agreements. Additionally, the Company’s senior credit facilities provide for the termination of the financing agreements and repayment of all obligations in the event of a material adverse change in the Company’s business, as defined. If the Company was unable to meet its obligations under its debt instruments, or if the Company could not obtain waivers of defaults under any such agreements (including defaults caused by the failure to meet financial covenants), the lenders could proceed against the collateral securing these financing obligations and exercise all other rights available to them. While the Company expects that it will be able to make all required debt payments and meet all financial covenants in 2006, there can be no assurance that it will be able to do so.
PRINCIPLES OF CONSOLIDATION
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Investments in joint ventures are accounted for under the equity method of accounting. All significant intercompany transactions and balances have been eliminated.
ACCOUNTING ESTIMATES
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Principal estimates made by the Company include provisions to reduce inventory to the lower of cost or fair value, the estimated profit or loss to be recognized as aircraft maintenance, design and construction services are performed, the allowances for doubtful accounts and notes receivable, the realizability of its investment in affiliates, the recoverability of its long-lived assets and goodwill, medical benefit accruals, the estimated fair value of the facilities under capital leases, and the accruals for litigation and environmental costs. A principal assumption made by the Company is that inventory will be utilized in the normal course of business and may be held for a number of years.
RECLASSIFICATIONS AND REVISIONS
Certain amounts in the 2003 and 2004 financial statements have been reclassified to conform with the 2005 presentation. In 2005, the Company has separately disclosed the operating, investing, and financing portions of cash flows attributable to discontinued operations, which in prior periods were reported on a combined basis as a single amount. For each year of the three years presented within the accompanying consolidated statements of cash flows, all cash flows relating to discontinued operations were attributable to operating activities. Also, all share numbers have been adjusted for the one-new-share-for-40-old-shares reverse split that occurred on November 22, 2005.
CASH AND CASH EQUIVALENTS
The Company considers all deposits with an original maturity of three months or less to be cash equivalents.
MARKETABLE SECURITIES
The Company accounts for investments in marketable securities in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. In accordance with SFAS No. 115, the Company has designated all marketable securities as trading securities. Trading securities, which consisted of commercial paper at December 31, 2005, are carried at fair value, with unrealized gains and losses included in earnings on a current basis. The Company determines cost on a specific identification basis.
At December 31, 2005 and 2004, marketable securities consisted of the following:

	December 31,
	2005		2004
	Fair Value	Cost	Fair Value	Cost
Trading securities	$13,978	$13,927	$—	$—

REVENUE RECOGNITION
Revenues from aircraft maintenance services and the overhaul and repair of engine services are recognized and unbilled receivables are recorded based upon the percentage of completion method. Unbilled receivables are billed on the basis of contract terms (which are generally on completion of an aircraft or engine) and deliveries. The Company recognizes revenue within its interior refurbishment and seat manufacturing operations and within its engineering services operations upon shipment.

ACCOUNTS RECEIVABLE AND CONCENTRATION OF CREDIT RISK
The Company provides MRO services to commercial airlines, air cargo carriers, distributors, maintenance facilities, corporate aircraft operators and other companies. The Company performs periodic credit evaluations of its customers’ financial condition and provides allowances for doubtful accounts as required. The allowance for doubtful accounts is based on a review of specifically identified accounts in addition to an overall aging analysis. Judgments are made with respect to the collectibility of accounts based on historical experience and current economic trends. The Company does not require collateral from its customers. Accrued sales not billed for aircraft and engine maintenance services are billed on the basis of contract terms (which are generally on completion of an aircraft or engine) and deliveries. Accrued sales not billed amounted to $10,940 and $11,601 at December 31, 2005 and 2004, respectively, and are included in accounts receivable in the accompanying consolidated balance sheets. Additionally, billings in excess of costs approximated $3,416 and $3,453 at December 31, 2005 and 2004, respectively, and are included in other current liabilities in the accompanying consolidated balance sheets.
The Company’s top ten customers accounted for approximately 76.7%, 78.2%, and 75.9% of operating revenues, respectively, for the years ended December 31, 2005, 2004 and 2003. One customer accounted for 32.8%, 28.2%, and 26.0%, a second customer accounted for 13.3%, 6.6%, and 0.0%, a third customer accounted for 11.6%, 14.0%, and 17.1%, and a fourth customer accounted for 6.7%, 11.7%, and 7.6%, of operating revenues for the years ended December 31, 2005, 2004 and 2003, respectively. No other customer accounted for more than 10% of operating revenues during fiscal years 2005, 2004 and 2003. While the relative significance of any particular customer varies from period to period, the loss of, or significant curtailments of purchases of our services by, one or more of our significant customers at any time, would adversely affect our revenue and cash flows.
As of December 31, 2005, one customer accounted for 13.8%, a second customer accounted for 12.6%, and a third customer accounted for 10.9% of accounts receivable. As of December 31, 2004, one customer accounted for 24.2%, a second customer accounted for 14.4%, and a third customer accounted for 10.6% of accounts receivable.
INVENTORIES
Inventories, which consist primarily of new, overhauled, serviceable and repairable aircraft parts, are stated at the lower of cost or fair value based primarily on a specific identification basis and aircraft parts aging analysis. Cost is primarily determined using the first-in, first-out method. In instances where bulk purchases of inventory items are made, cost is determined based upon an allocation by management of the bulk purchase price to the individual components. Expenditures required for the recertification of parts are capitalized as inventory and are expensed as the parts associated with the recertification are sold. Cost of inventory includes raw materials, labor and overhead. The Company maintains raw materials, work in progress and finished goods inventories in support of its operations.
At December 31, 2005 and 2004, inventories consisted of the following:

	2005	2004
Finished goods	$16,374	$14,274
Work in progress	10,778	6,455
Raw materials	1,529	1,515

	$28,681	$22,244

The Company records a write-down to inventory to reduce the carrying value of its inventory to the lower of cost or market value. In determining fair value, the Company assumes that its inventory will be utilized in the normal course of business and not on a liquidation basis. Such inventory may be held for periods beyond one year. Provisions for reduction of inventory values during 2005, 2004, and 2003 were $1,200, $1,936, and $265, respectively.

FIXED ASSETS, NET
Fixed assets are stated at cost, and at December 31, 2005 and 2004, consisted of the following:

	Depreciable Life	2005	2004
Capitalized lease assets	25 & 40 years	$6,215	$6,215
Machinery and equipment	3 to 7 years	43,820	39,869
Furniture and fixtures	3 to 5 years	2,256	2,484
Leasehold improvements	Shorter of lease
	term or useful life	30,385	30,725

		82,676	79,293
Accumulated depreciation – capitalized lease assets		(2,190)	(1,626)
Accumulated depreciation – other		(50,395)	(47,130)

		$30,091	$30,537

For financial reporting purposes, the Company provides for depreciation of fixed assets using the straight-line method at annual rates sufficient to amortize the cost of the assets less estimated salvage values over the assets’ estimated useful lives. Maintenance and repair expenditures are charged to expense as incurred, and expenditures for improvements and major renewals are capitalized. The carrying amounts of assets which are sold or retired and the related accumulated depreciation are removed from the accounts in the year of disposal, and any resulting gain or loss is reflected in the statement of operations. Capitalized software for internal use is approximately $360 and $0 at December 31, 2005 and 2004, respectively. Depreciation expense, included within continuing and discontinued operations, amounted to $5,256, $5,229, and $5,514 for the years ended December 31, 2005, 2004 and 2003, respectively.
Impairments of long-lived assets are recognized when events or changes in circumstances indicate that the carrying amount of the asset, or related groups of assets, may not be recoverable and the Company’s estimate of undiscounted cash flows over the assets’ remaining estimated useful life are less than the assets’ carrying value. Measurement of the amount of impairment may be based upon appraisals, market values of similar assets or estimated discounted future cash flows resulting from the use and ultimate disposition of the asset. Throughout fiscal years 2005, 2004 and 2003, the Company has reviewed the carrying value of long-term fixed assets for impairment and has concluded that the estimated future operating cash flows anticipated to be generated during the remaining life of these assets support the current net carrying value of these assets, thus, no impairment charges have been recorded for such periods.
INTANGIBLE ASSETS
Costs associated with obtaining financing are included in the accompanying consolidated balance sheets as deferred financing costs and are being amortized over the terms of the loans to which such costs relate. Amortization of deferred financing costs included in continuing operations for the years ended December 31, 2005, 2004 and 2003 was $1,398, $1,172, and $2,867, respectively, and is included in interest expense in the accompanying consolidated statements of operations. During 2005, as a result of the conversion of the LJH Original Term Loan to common stock as a part of the rights offering (see Notes 4 and 10), the Company expensed approximately $710 of deferred financing costs. This expense is included in interest expense within the accompanying consolidated statement of operations for the year ended December 31, 2005. Also, during 2004, as a result of the Company’s refinancing activities (see Note 4), the Company expensed approximately $145 of deferred financing costs. This expense, which related to the previously outstanding credit facility, is included in interest expense within the accompanying consolidated statement of operations for the year ended December 31, 2004.
The cost and accumulated amortization of deferred financing costs as of December 31, 2005 and 2004 is as follows:

	2005	2004
Original basis	$8,543	$7,447
Accumulated amortization	(6,292)	(4,184)

	$2,251	$3,263

As required by SFAS No. 142, “Goodwill and Intangible Assets”, the Company recorded no goodwill amortization for the years ended December 31, 2005, 2004 or 2003. At December 31, 2005 and 2004, the Company had goodwill of $26,124, which is subject to the impairment tests prescribed under the statement. In accordance with SFAS No. 142, the Company has elected July 31st as it annual impairment assessment date. The Company has completed its annual impairment assessments as of July 31, 2003, July 31, 2004 and July 31, 2005, and has concluded that no impairment charge was required. Absent a significant change in the Company’s operating environment, the Company’s assessment of goodwill impairment will next be re-evaluated as of July 31, 2006 (the annual assessment date).
CUSTOMER DEPOSITS
In the normal course of its business, the Company receives payments from customers in excess of revenues that it has recognized on contracts. These deposits do not typically extend beyond a short-term period.
ENVIRONMENTAL COSTS
Environmental expenditures that relate to current operations are expensed as incurred. Remediation costs that relate to existing conditions caused by past operations are accrued when it is probable that these costs will be incurred and can be reasonably estimated. Environmental expenses are included in operating expenses in the accompanying consolidated statements of operations.
STOCK COMPENSATION PLANS
As currently permissible under SFAS No. 123, “Accounting For Stock-Based Compensation,” the Company accounts for all stock-based compensation arrangements using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, “Accounting For Stock Issued To Employees,” as interpreted by Financial Accounting Standards Board (“FASB”) Interpretation No. 44, “Accounting For Certain Transactions Involving Stock Compensation”. Accordingly, no compensation cost is currently recognized for stock option awards granted to employees at or above fair market value of the underlying shares on the date of grant. See Note 11 for changes to this accounting treatment that will be effective for the Company starting January 1, 2006.
The following table illustrates the effects on net income and earnings per share if the Company had applied the fair value recognition of FASB Statement No. 123 to stock-based employee compensation:

	Years Ended December 31,
	2005	2004	2003
Net (loss) income – as reported	$(21,716)	$913	$(261)
Additional expense	(76)	(247)	(703)

Net (loss) income – pro forma	$(21,792)	$666	$(964)

Net (loss) income per share, basic – as reported	$(2.92)	$1.15	$(0.33)
Net (loss) income per share, diluted – as reported	(2.92)	1.15	(0.33)
Net (loss) income per share, basic – pro forma	(2.93)	0.84	(1.22)
Net (loss) income per share, diluted – pro forma	(2.93)	0.84	(1.22)
INCOME TAXES
The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. Under SFAS 109, deferred tax assets or liabilities are computed based upon the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability from period to period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance would be included in the provision for deferred income taxes in the period of change. See Note 8.
FINANCIAL INSTRUMENTS
The carrying amounts of cash and cash equivalents, marketable securities, accounts receivable, accounts payable, and customer deposits approximate fair value due to the short maturity of the instruments and the provision for what management believes to be adequate reserves for potential losses. Management believes the fair values of the CIT Group Revolving Line of Credit, CIT Group Term Loan, the Monroe Capital Term Loans, and capital leases approximate the carrying amounts of the obligations in the accompanying consolidated balance sheets because management believes the interest rate of those obligations to be fair market interest rates. At December 31, 2005, the aggregate carrying value of the New Senior Notes, Old Senior Notes, and Junior Notes approximated $18,107, while the fair value of these obligations approximated $23,639.

RECENTLY ISSUED ACCOUNTING STANDARDS
In December 2004, the FASB issued SFAS No. 123 (Revised 2004), “Share-Based Payment”, which is a revision of FASB Statement 123, “Accounting for Stock-Based Compensation”. The Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123 (Revised 2004) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. This statement is effective for the Company as of the beginning of the first interim or annual reporting period that begins after December 15, 2005 and will be adopted by the Company during the first quarter of 2006 (ending March 31, 2006). The Company has completed its assessment of this Statement and has concluded that there will be no material impact on its consolidated financial statements.
In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4,” which clarifies the types of costs that should be expensed rather than capitalized as inventory. This statement also clarifies the circumstances under which fixed overhead costs associated with operating facilities involved in inventory processing should be capitalized. The provisions of SFAS No. 151 are effective for fiscal years beginning after June 15, 2005 and will be adopted by the Company on January 1, 2006. The Company has completed its assessment of this Statement and has concluded that there will be no material impact on its consolidated financial statements.
In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”. SFAS No. 154 replaces APB No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements” and establishes retrospective application as the required method for reporting a change in accounting principle. The reporting of a correction of an error by restating previously issued financial statements is also addressed. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company believes that the adoption of SFAS No. 154 will not have a material effect on its consolidated financial statements.
NOTE 2—SALE OF ASSETS AND OPERATING ENTITIES
In December 2005, the Company received notice of a payment from the liquidating trust of a former customer of its distribution operations (which was sold in fiscal 2000). The payment related to a previously written off accounts receivable from a customer that filed for bankruptcy protection. The payment, which approximated $462, was received subsequent to December 31, 2005. The Company has reflected this amount within net assets of discontinued operations and income from discontinued operations within the accompanying consolidated financial statements for the year ended December 31, 2005.
In March 2004, the Company sold an office and warehouse facility located in Miramar, Florida that had previously been used in its parts redistribution operation for a sales price of $26,000. The Company recorded the gain from its sale of the Miramar facility along with the related rental income, depreciation expense and interest expense within income from discontinued operations. Additionally, rental income, depreciation expense and interest expense for the year ended December 31, 2003 has been reclassified to income from discontinued operations within the accompanying 2003 consolidated statement of operations.
In December 2003, the Company entered into an agreement to sell an idle facility located in Covington, Kentucky for a net sales price of $454. This facility was previously part of the Company’s manufacturing operations and had no operations since fiscal 2000. The resulting gain on this sale of $411 is included within income from discontinued operations within the accompanying consolidated statement of operations for the year ended December 31, 2003.
During fiscal year 2003, the Company recognized income from discontinued operations of approximately $2,770 resulting from the elimination and settlement of contingency exposures and obligations relating to its parts redistribution operations and new parts operations, both of which were sold in December 2000, based on a current evaluation of these exposures.
In July 2002, the Company completed the sale of substantially all of the assets and business of its Aerocell Structures (“Aerocell”) operation. The net sales price was $9,600 (subject to certain post-closing adjustments), of which $9,062 was received in cash at the closing. See the 2004 Form 10-K for further information regarding this sale. For all contingency exposures relating to the sale of Aerocell, which included working capital adjustments and inventory repurchases, the Company recorded certain accruals as of December 31, 2002 in the aggregate amount of $455. During fiscal 2003, however, the Company entered into an agreement that globally settled all unresolved purchase price issues and inventory repurchase obligations. As part of this settlement, the Company released approximately $350 of the funds held in escrow to the purchaser. Further, as a result of the settlement, the Company was released from all contingencies for working capital adjustments and inventory repurchases. In light of the settlement, during fiscal 2003 the Company reversed all accruals for contingency exposures and received the net cash amount of the escrow funds (approximately $115). The total gain resulting from the settlement ($570) has been reflected within other income – net in the accompanying consolidated statement of operations for the year ended December 31, 2003.
A summary of the assets and liabilities of the discontinued operations as of December 31, 2005 and 2004 is as follows:

	2005	2004
Accounts receivable, net	$462	$12
Inventories, net	—	—
Fixed assets at net realizable value	—	—

Assets of discontinued operations	$462	$12

Accounts payable and accrued expenses	$—	$—
Notes payable	—	—

Liabilities of discontinued operations	$—	$—

The above asset amounts are net of valuation allowances of $4,763 and $4,971 as of December 31, 2005 and 2004, respectively.
NOTE 3— OFFERING AND CONSENT SOLICITATION
January 2005 Tender Offer
In January 2005, the Company extended an offering and consent solicitation relating to the New Senior Notes and the Junior Notes. Under the contractual terms of the New Senior Notes and the Junior Notes (collectively, the “Notes”), the Notes will automatically convert at their maturity into a fixed number of shares of the Company’s authorized but unissued common stock unless, prior to their maturity, the Notes are redeemed in accordance with their terms for cash and additional shares of common stock.
In the offering and consent solicitation, the Company offered holders of the Notes the right to receive a 15% premium payable in shares of its common stock if the holders agreed to an early conversion of their Notes into common stock during the conversion period, which expired on March 8, 2005. The Company also solicited consents from the holders of its New Senior Notes and Junior Notes to remove all material covenants contained in the indentures, including the covenant restricting the amount of senior debt that the Company may incur and the covenant requiring the Company to redeem the Notes upon a change of control. If the holders tendered their Notes, they automatically consented to the proposed amendments to the indentures. To become effective for each class of Notes, the amendments required the consent of a majority of the holders of the Notes (excluding from this computation the Notes held by the Company’s principal stockholder).
In accordance with the terms of the offer, all Notes that were properly tendered were accepted for early conversion. The Company received consents representing a majority in aggregate principal amount of the outstanding Junior Notes, and accordingly, the proposed amendments to the indenture governing the Junior Notes became effective. Since the Company did not receive consents representing a majority in aggregate principal amount of the outstanding New Senior Notes in this consent solicitation, the indenture governing the New Senior Notes was not amended at the closing of the January 2005 tender offer (see, however, the August 2005 tender offer below).
The Company received tenders and related consents from holders of 47.0% in aggregate principal amount of the New Senior Notes and tenders and related consents from holders of 75.2% in aggregate principal amount of the Junior Notes. Based on the level of premium shares that have been issued (see below), for this offering and consent solicitation, the Company recorded an inducement charge of $160 and incurred related transaction expenses of $240. The aggregate inducement charge of $400 is included in charge for early conversion of notes within the accompanying consolidated statements of operations for the year ended December 31, 2005.
At the closing of the offer, the Company issued 3,648 shares of its authorized but unissued common stock to the holders of the New Senior Notes who tendered in the offer (including 476 premium shares), 201 shares of its authorized but unissued common stock to the holders of the Junior Notes who tendered in the offer (including 26 premium shares), and 1,774 shares to LJH in connection with its partial exercise of the LJH Warrant. See Note 5 for information about the LJH Warrant.

August 2005 Tender Offer
In August 2005, the Company announced an offering to the holders of its remaining New Senior Notes and Junior Notes, and solicited consents from the holders of the remaining New Senior Notes to proposed amendments governing the New Senior Note indenture. If the holders of the New Senior Notes tendered their notes, they were automatically consenting to the proposed amendments to the indenture, which included the removal of all material covenants contained in the indenture, including the covenant restricting the amount of senior debt that the Company may incur and the covenant requiring the Company to redeem the New Senior Notes upon a change of control. No such consent was sought from the holders of the outstanding Junior Notes since the covenant protections related to the Junior Notes were previously eliminated as a result of the Company’s January 2005 tender offer (see above). This offering and consent solicitation, which was amended in September 2005, offered the remaining holders of its New Senior Notes and Junior Notes the right to receive a 15% premium for agreeing to an early conversion of their Notes into shares of the Company’s authorized but unissued common stock.
The Company received tenders and related consents from holders of 98% in aggregate principal amount of its outstanding New Senior Notes and tenders from the holders of 33% in aggregate principal amount of its outstanding Junior Notes. Based on the level of premium shares that have been issued (see below), for this offering and consent solicitation, the Company recorded an inducement charge of $155 and incurred related transaction expenses of $64. The aggregate inducement charge of $219 is included in charge for early conversion of notes within the accompanying consolidated statements of operations for the year ended December 31, 2005.
At the closing of the offer, the Company issued 4,041 shares of its authorized but unissued common stock to the holders of the New Senior Notes who tendered in the offer (including 527 premium shares), 22 shares of its authorized but unissued common stock to the holders of the Junior Notes who tendered in the offer (including 3 premium shares), and 1,514 shares to LJH in connection with the partial exercise of the LJH Warrant. See Note 5 for information about the LJH Warrant.
In accordance with the terms of the offer, all Notes that were properly tendered were accepted for early conversion. The Company received consents representing a majority in aggregate principal amount of the outstanding New Senior Notes in the consent solicitation, and accordingly, the proposed amendments to the indenture governing the New Senior Notes became effective at the closing of the August 2005 tender offer.
After consummation of the January 2005 and August 2005 offers and consent solicitations, approximately $1,221 of the New Senior Notes and $639 of the Junior Notes remain outstanding. Upon maturity of such notes in 2006 and 2007, respectively, the New Senior Notes will automatically convert into 71 shares of the Company’s authorized, but unissued common stock and the Junior Notes will automatically convert into 39 shares of the Company’s authorized, but unissued common stock. At such time, LJH will be able to complete the full exercise of the LJH Warrant and receive 47 shares of the Company’s common stock.
Finally, as related to the August tender offer and consent solicitation, in September 2005, the Company entered into a letter agreement with Owl Creek, who beneficially owned approximately $24,900 in aggregate principal amount of the New Senior Notes. In the letter agreement, Owl Creek agreed to tender the New Senior Notes that it owned in the August tender offer and to participate in the rights offering to the full extent of its basic subscription privilege (see Note 10). At the closing of the August 2005 tender offer, the Company issued 1,489 shares of its authorized, but unissued common stock to Owl Creek, which gave them the right to purchase 2,233 shares of the Company’s common stock in the rights offering. Owl Creek also agreed in the letter agreement to lock up the shares that it received in the August 2005 tender offer for 180 days.

NOTE 4—LONG-TERM DEBT
Long-term debt at December 31, 2005 and 2004 consisted of the following:

	2005	2004
Old Senior Subordinated Notes, unsecured, due in 2008 interest at 8.125% (“Old Senior Notes”)	$16,247	$16,247
New Senior Subordinated Notes, unsecured, due in 2006 interest (paid-in-kind) at 8.000% (“New Senior Notes”)	1,221	115,800
Junior Subordinated Notes, unsecured, due in 2007 interest (paid-in-kind) at 8.000% (“Junior Notes”)	639	3,514
Monroe Capital Term Loans, due in 2007 interest at LIBOR plus an advance rate plus PIK interest (12.300%)	15,195	—
The CIT Group Revolving Line of Credit, due in 2007 interest at Prime and/or Libor plus an advance rate (7.250%)	8,320	11,692
The CIT Group Term Loan, due in 2007 interest at the prevailing rate of the CIT Group Revolving Line of Credit plus 1.000% (8.250%)	4,945	6,109
Monroe Capital Line of Credit, due in 2007 interest at LIBOR plus an advance rate plus PIK interest (11.300%)	2,619	—
Term loan with a related party, due in 2008 interest paid-in-kind at 12.000% and cash at 6.000%	—	14,412
Hilco Term Loan, due in 2007 interest at Prime plus an advance rate (10.250%)	—	8,000

Total debt	49,186	175,774

Less – Current maturities	11,103	12,856

Total long-term debt	$38,083	$162,918

The aggregate maturities of long-term debt for the five years subsequent to December 31, 2005 are $11,103, $21,836, $16,247, and $0 thereafter. See Note 15 for discussions of significant modifications made to the Company’s senior debt arrangements subsequent to year-end. Also, $1,221 of the 2006 maturities and $639 of the 2007 maturities are instruments that automatically convert into common stock at their maturity unless otherwise redeemed by the Company for cash and securities prior to their maturity.
8 1/8% SENIOR SUBORDINATED NOTES DUE 2008
In 1998, the Company sold $165,000 of senior subordinated notes (“Old Notes”) with a coupon rate of 8.125% at a price of 99.395%, which mature on February 15, 2008. On February 28, 2002, $149,000 face value of these notes were cancelled as part of a note exchange in exchange for cash and securities, and substantially all of the covenants contained in the indenture relating to the remaining Old Notes were extinguished. As a result of the 2002 exchange offer and consent solicitation, $16,247 in aggregate principal amount, net of unamortized discount, of Old Notes remain outstanding at December 31, 2005. Interest on the Old Notes is payable on February 15 and August 15 of each year. The Old Senior Notes are general unsecured obligations, subordinated in right of payment to all existing and future senior debt, including indebtedness outstanding under the Amended CIT Group Revolving Line of Credit and the LJH Term Loans, and under senior credit facilities which may replace these facilities in the future, and the New Senior Notes. In addition, the Old Senior Notes are effectively subordinated to all secured obligations to the extent of the assets securing such obligations, including the Amended CIT Group Revolving Line of Credit and the LJH Term Loans. The Old Notes are redeemable, at the Company’s option, in whole or in part, at any time after February 15, 2003 for 100% of the redemption price, plus accrued and unpaid interest and liquidated damages, if any.
8% SENIOR SUBORDINATED CONVERTIBLE PIK NOTES DUE 2006
In February 2002, in connection with a capital and debt restructuring, the Company issued $100,000 face value, in aggregate, principal amount of 8.0% senior subordinated convertible paid-in-kind (“PIK”) notes (“New Senior Notes”), which mature on December 31, 2006. On March 8, 2005, in conjunction with the Company’s January 2005 offering and consent solicitation (see Note 3), the Company received tenders and related consents from holders of 47.0% in aggregate principal amount of the New Senior Notes. Additionally, on October 12, 2005, in conjunction with the Company’s August 2005 offering and consent solicitation (see Note 3), the Company received tenders and related consents from holders of 98% in aggregate principal amount of the then remaining New Senior Notes. After consummation of the tender offers and as of December 31, 2005, $1,221 of New Senior Notes remained outstanding.

The remaining New Senior Notes bear interest from the date of issuance and are payable at the Company’s option either in cash or paid-in-kind through the issuance of additional New Senior Notes semiannually on June 30 and December 31 of each year. The New Senior Notes are redeemable for cash at the Company’s option during 2006 at 77.5% of par value, plus accrued interest through the date of redemption. The New Senior Notes also provide that the holders will receive a fixed number of shares of common stock if the New Senior Notes are redeemed in 2006.
If the remaining New Senior Notes have not already been redeemed or repurchased, the New Senior Notes, including those New Senior Notes previously issued as paid-in-kind interest and all accrued but unpaid interest, will automatically convert on December 31, 2006 into 71 shares of common stock. Holders of New Senior Notes will not receive any cash payment representing principal or accrued and unpaid interest upon conversion; instead, holders will receive a fixed number of shares of common stock and a cash payment to account for any fractional shares.
8% JUNIOR SUBORDINATED CONVERTIBLE PIK NOTES DUE 2007
In September 2002, as part of a class action settlement, the Company issued $4,000 face value, in aggregate, junior subordinated convertible PIK notes (“Junior Notes”). On March 8, 2005, in conjunction with the Company’s January 2005 offering and consent solicitation (see Note 3), the Company received tenders and related consents from holders of 75.2% in aggregate principal amount of the Junior Notes. Additionally, on October 12, 2005, in conjunction with the Company’s August 2005 offering (see Note 3), the Company received tenders from holder of 33% in aggregate principal amount of the then remaining Junior Notes.
The remaining Junior Notes bear interest at 8% and mature on January 2, 2007. Interest on the Junior Notes is payable, at the Company’s option, either in cash or paid-in-kind through the issuance of additional notes semiannually on June 30 and December 31 of each year. The Junior Notes were recorded as of September 20, 2002 (the effective date) at the then current fair value of $2,500. As a result of the Company’s tender offers, the current fair value (as of December 31, 2005) approximates $639. The discount on these Junior Notes is being accreted to the redemption value of the Junior Notes at maturity in January 2007.
The remaining Junior Notes are redeemable for cash at the Company’s option during 2006 at 77.5% of par value, plus accrued interest through the date of redemption. The Junior Notes also provide that the holders will receive a fixed number of shares of common stock if the Junior Notes are redeemed in 2006. If the remaining Junior Notes have not already been redeemed or repurchased, the Junior Notes, including those Junior Notes previously issued as paid-in-kind interest and all accrued but unpaid interest, will automatically convert on January 2, 2007 into 39 shares of common stock. Holders of Junior Notes will not receive any cash payment representing principal or accrued and unpaid interest upon conversion; instead, holders will receive a fixed number of shares of common stock and a cash payment to account for any fractional shares.
SENIOR CREDIT FACILITIES
On April 12, 2005, the Company closed on a financing arrangement with Monroe Capital Advisors LLC in which the Company obtained a $7,000 senior secured term loan and a $3,000 delayed draw term loan designated for capital expenditures. Additionally, Monroe Capital acquired the $8,000 senior secured term loan previously made to the Company by Hilco Capital LP. The original $8,000 term loan due to Hilco Capital (and acquired by Monroe Capital as part of this financing) and the new $7,000 term loan (collectively the “Term Loans”) were set to mature on December 31, 2007. The Term Loans bore cash interest at the annual rate of LIBOR (which for purposes of the Term Loans shall never be lower than 2.25%) plus 6.00% and PIK interest at the rate of 2.00% per annum. Borrowings for capital expenditures made under the $3,000 delayed draw term loan (the “Monroe Capital Line of Credit” and together with the Term Loans the “Monroe Capital Loans”) were payable in monthly installments (as set forth in the financing agreement), with the balance due on December 31, 2007. The Monroe Capital Line of Credit bore cash interest at the per annum rate of LIBOR (which for purposes of the Monroe Capital Line of Credit shall never be lower than 2.25% nor greater than 5.00%) plus 6.00% and PIK interest at the rate of 1.00% per annum. Borrowings under the Monroe Capital Loans were secured by: (i) a first lien on the assets that the Company acquires or refinances with the Monroe Capital Line of Credit, and (ii) a second lien on substantially all of the Company’s other assets.
The financing agreements related to the Monroe Capital Loans contained certain financial covenants regarding the Company’s financial performance and certain other covenants, including limitations on the incurrence of additional debt and restrictions on the payment of dividends, and provided for the termination of the Monroe Capital Loans and the repayment of all debt in the event of a change in control, as defined. In addition, an event of default under the Company’s CIT Group Credit Facility (described below) would also result in a default under the Monroe Capital Loans. At certain times during 2005, the Company was not in compliance with certain covenants contained in the Monroe Capital Loans. On April 10, 2006, LJH acquired the Monroe Capital Loans. See Note 15 for further detail of this financing arrangement.

In connection with the Monroe Capital Loans and related amendments, the Company paid aggregate fees of approximately $943. These fees were to be amortized as deferred financing fees over the term of the new loans (See Note 15).
In April 2004, the Company refinanced of all of its senior debt. In the new financing, the Company obtained the CIT Group Revolving Line of Credit, which was a $35,000 senior secured revolving line of credit, and the CIT Group Term Loan, which was a $6,400 senior secured term loan. The Company used the proceeds from the CIT Group Credit Facility to repay in full amounts outstanding under its previously outstanding senior credit facility, to repay a warrant repurchase obligation due to a previous lender (as described in Note 6-OTHER MATTERS) and for working capital.
The CIT Group Revolving Line of Credit is due December 31, 2007 and bears interest, at the Company’s option, at (a) Prime plus an advance rate ranging from 0.00% to 0.75%, or (b) LIBOR plus an advance rate ranging from 2.50% to 4.00%, with the advance rates contingent on the Company’s leverage ratio. The Company has currently elected both Prime and LIBOR options for portions of the outstanding revolving line of credit. Also, in accordance with the requirements of EITF 95-22, the Company has presented the revolving line of credit as a short-term obligation. The CIT Group Term Loan was due in quarterly installments of $291, which commenced on October 1, 2004, with the final quarterly installment set to be paid on December 31, 2007. The CIT Group Term Loan bore interest at the prevailing rate of the CIT Group Revolving Line of Credit plus one percent. Also, the CIT Group Credit Facility contains certain financial covenants regarding the Company’s financial performance and certain other covenants, including limitations on the incurrence of additional debt and restrictions on the payment of dividends, and provides for the termination of the CIT Group Credit Facility and repayment of all debt in the event of a change in control, as defined. In addition, an event of default under the Monroe Capital Loans (described above) will also result in a default under the CIT Group Credit Facility. At certain times during 2005, the Company was not in compliance with certain covenants contained in the CIT Group Credit Facility. The senior lenders, however, waived, and in some instances, amended all such events of non-compliance and as of December 31, 2005, the Company was in compliance with all covenant requirements, as amended.
Borrowings under the CIT Group Credit Facility are secured by a lien on substantially all of the Company’s assets. Borrowings under the revolving line of credit are based on a borrowing base formula that takes into account the level of the Company’s receivables and inventory. Further, the amounts that the Company can borrow under the revolving line of credit are affected by various availability reserves that can be established by the lenders under the financing agreement, and the Company’s borrowings under the revolving line of credit are limited based on the ratio of the Company’s debt to EBITDA. Finally, the agreement relating to the revolving line of credit requires that at the time of each additional borrowing, the Company must make various representations and warranties to its lenders regarding its business (including several reaffirming that there have been no changes in the status of specific aspects of the Company’s business that could reasonably be expected to have a material adverse effect upon the business operation, assets, financial condition or collateral of the Company and its subsidiaries taken as a whole), and be in compliance with various affirmative and negative covenants, all as more particularly set forth in the agreement. As of December 31, 2005, the outstanding aggregate amount borrowed under the CIT Group Revolving Line of Credit was $8,320, the outstanding CIT Group Term Loan was $4,945, the amount of outstanding letters of credit under the revolving line of credit was $12,934, and $6,500 was available for additional borrowing under the revolving line of credit.
Simultaneous with the inception of the CIT Group Credit Facility, the Company obtained the Hilco Term Loan, which was an $8,000 term loan, from Hilco Capital LP (which loan has now been assigned to Monroe Capital; see above). The Company used the proceeds from the Hilco Term Loan to repay amounts outstanding under its previously outstanding senior credit facility. See the 2004 Form 10-K for particulars of the Company refinancing of all of its previously outstanding senior debt and specifics of the Hilco Term Loan.
In connection with the CIT Group Credit Facility and the Hilco Term Loan, the Company paid aggregate fees of approximately $2,858. These fees will be amortized as deferred financing fees over the term of the new loans. In addition, as a result of these financing activities, the Company expensed approximately $145 of unamortized deferred financing costs in April 2004 which relate to its previously outstanding senior credit facility.
See Note 15 for information regarding recent modifications to the CIT Credit Facility and Monroe Capital Term Loans.
NOTE PAYABLE TO RELATED PARTY
In April 2004, the Company entered into an agreement with its principal stockholder pursuant to which it combined all of its previously outstanding debt (principal plus accrued and unpaid interest) with its principal stockholder into a related party term loan due on January 31, 2008 (the “LJH Original Term Loan”). The LJH Original Term Loan combined a $1,300 loan relating to the Brice acquisition, a $6,050 related party term loan made in May 2003, a $900 obligation related to the AMS inventory purchase, a $5,000 loan which replaced the Company’s previous term loan with Bank of America and PIK interest previously paid on these obligations. The LJH Original Term Loan bore interest at 18% per annum, 6% of which was payable in cash (or at the Company’s option, payable-in-kind) and the balance of which was payable-in-kind (“PIK”). Additionally, the PIK interest balance compounded into principal debt semi-annually in January and August. During 2005, the Company elected the full payable-in-kind election. The LJH Original Term Loan was pari-passu with the New Senior Notes, but was secured by a lien on substantially all of the Company’s assets. The LJH Original Term Loan also contained cross acceleration provisions if the Company’s obligations to the CIT Group and Monroe Capital were accelerated.
In October 2005, the Company’s registration statement on Form S-1 with respect to a rights offering became effective. As a part of the rights offering, the Company agreed to allow its principal stockholder the use of the LJH Original Term Loan as consideration (on a dollor-for-dollar basis) for the purchase of a portion of the shares that it was permitted to purchase in the rights offering. On November 22, 2005, the Company closed on a subscription from its principal stockholder to purchase 3,960 shares of the Company’s common stock for an aggregate purchase price of $19,007 (the then current balance of the LJH Original Term Loan) using the proceeds of the LJH Original Term Loan. See Note 10 for further details of the rights offering.
In April 2006, the Company closed on a new financing arrangement with LJH and Owl Creek. See Note 15 for further information about this financing arrangement.
NOTE 5—RELATED PARTY TRANSACTIONS
As partial consideration for the funding of a $6,050 term loan with the Company’ principal stockholder in 2003, of which this amount has become part of the LJH Original Term Loan (see Note 4), the Company issued a warrant (the “LJH Warrant”) to LJH to acquire, for nominal consideration, 30% of the Company’s outstanding common stock (on a fully-diluted basis) as of the day the warrant is exercised. The warrant is exercisable on or before January 31, 2007. The warrant valuation, as determined by an independent business valuation specialist through a fair market value assessment of the Company, was recorded at $1,258 in 2003. The Company recorded the value of this warrant as deferred financing costs and was amortizing this amount to expense over a three-year period (the original period of this loan). As a result of the related party term loan refinancing (see Note 4), effective April 2004 the Company reset the amortization period for the unamortized deferred financing balance and was amortizing this amount over the term of the LJH Original Term Loan. In conjunction with the Company’s rights offering (see Note 10), however, and as a result of the use by its principal stockholder of the entire balance of the LJH Original Term Loan as consideration for its purchase of shares in the rights offering, the Company wrote-off the unamortized deferred financing balance (approximately $710) at the closing of the rights offering.
In January 2005 and August 2005, the Company extended offers for early conversion of its New Senior Notes and Junior Notes. As part of these offers, the Company’s principal stockholder agreed to certain amended terms with respect to the LJH Warrant. Upon the completion of the Company’s tender offers, its principal stockholder partially exercised the LJH Warrant. As a result of these partial exercises, the Company’s principal stockholder received 1,774 shares and 1,514 shares, during the January 2005 and August 2005 tender offers, respectively, of the Company’s authorized but unissued common stock. Additionally, upon the maturity of the remaining untendered New Senior Notes and Junior Notes, which is to occur on December 31, 2006 and January 2, 2007, respectively, and the automatic conversion of these notes into common stock, LJH will have the right to exercise the remainder of the LJH Warrant to receive an additional 47 shares of common stock. See Note 3 for specifics of these tender offers.
An entity controlled by the Company’s principal stockholder purchases aircraft for resale and lease, and the Company provides aircraft maintenance service work to that entity. Management believes that services provided to that entity are charged at not less than the rates that would be charged for such services to an unaffiliated third party. During 2005, 2004 and 2003, the billings related to the services that were provided to such entity were approximately $2,203, $2,884 and $588, respectively. In addition, during 2003 the Company utilized an aircraft owned by its principal stockholder. All usage fees were no greater than would be charged by an unaffiliated third party. Expenses associated with this usage were $33 in 2003. The Company did not use this aircraft during 2004 or 2005. At December 31, 2005, the Company had a net receivable from this entity of $140, which is included within accounts receivable, net within the accompanying consolidated balance sheet. Subsequent to year end, this balance has been paid in full.
During 2005, 2004, and 2003, the Company leased certain real property from entities controlled by one of its former directors and executive officers. These facilities were previously utilized as the headquarters of two of the Company’s MRO operations. The Company has subsequently moved out of these facilities and at December 31, 2005 is liable on only one of the facility lease agreements. The Company has in turn subleased this facility to a third party. Prior to fiscal 2003, this sublease arrangement was for only a portion of the Company’s lease term. During 2003, however, this sublease arrangement was extended through the full original lease term. As a result of this sublease extension, the Company eliminated a $300 accrual previously established for the shortfall in the operating lease commitment and the amount of the original sublease income. The reversal of this accrual is reflected as a reduction to operating expenses for the year ended December 31, 2003. Payments for all of these items were approximately $327, $274, and $350 in 2005, 2004, and 2003, respectively.

During 2005, the Company has obtained some of its contract labor through Aviation Partners, a contract labor firm owned by an immediate family member of the Company’s Chief Executive Officer. Management believes that the fees charged by Aviation Partners are not less favorable to the Company than those generally made available by unrelated third party contract labor firms. Total contract labor fees paid to Aviation Partners through December 31, 2005 were $1,651, and as of December 31, 2005, the Company owed Aviation Partners approximately $100, which is included within accounts payable within the accompanying consolidated balance sheet.
The Company’s President and Chief Operating Officer serves as an officer and director and is a stockholder of Human Performance Services Company (HPSC). HPSC has in the past and currently provides advisory services to the Company. During 2005, the Company was billed $82 for services rendered by HPSC. No services were performed during 2004 or 2003. Management believes that the fees paid for these advisory services were no greater then those that would be charged by an unrelated third party and the Company’s President and COO received no direct compensation for amounts paid to HPSC for performing services on the Company’s behalf.
One of the Company’s board of directors is a stockholder in Akerman Senterfitt, which has in the past and continues to perform legal services for the Company. Management believes that the fees paid to Akerman Senterfitt were no greater then those that would be charged by an unrelated third party. The Company was billed $707, $646, and $437 for the services rendered by Akerman Senterfitt in 2005, 2004, and 2003, respectively. The Company’s board member received no direct compensation from amounts paid to Akerman Senterfitt for performing services on the Company’s behalf.
A member of the Company’s board of directors is the Chairman and CEO of Century Business Services, Inc. (“CBIZ”). CBIZ performed certain consulting services for the Company during 2005 and 2004. Management believes that the fees paid to CBIZ were no greater than those that would be charged by an unrelated third party. The Company was billed $23 and $10 for services rendered by CBIZ in 2005 and 2004, respectively. No services were provided during 2003. The Company’s board member received no direct compensation from amounts paid to CBIZ for performing services on the Company’s behalf.
During 2003 the Company utilized an aircraft owned by its Chief Executive Officer. Management believes that all usage fees were no greater than would be charged by unaffiliated third parties and TIMCO’s fees for services on the aircraft were at its normal hourly rates. Expense associated with this use was $51 in 2003. This aircraft was sold by the Company’s Chief Executive Officer during 2003.
In 2002, an entity controlled by the Company’s principal stockholder acquired the operating assets of Aviation Management Systems, Inc. (“AMS”) located in Phoenix, Arizona. Additionally, this entity assumed a lease with the City of Phoenix for facilities previously leased by AMS at the Goodyear Airport. In 2003, the Company entered into an operating sublease agreement with its principal stockholder to operate its business in these facilities. This sublease expires in April 2006. The sublease requires rental payments of $432 annually. Under the sublease agreement, the Company is also responsible for insurance, taxes and charges levied by the City of Phoenix. Further, in 2004, the Company entered into an equipment lease with its principal stockholder with respect to certain equipment and tooling used at the Goodyear facility (which equipment and tooling had been acquired by the Company’s principal stockholder in the AMS bankruptcy proceedings). The lease, which is recorded as a capital lease, is for a two-year term and requires monthly payments of $74. Management believes that the facility and equipment lease are on terms not less favorable to the Company than could be obtained from an unaffiliated third party.
During 2002, the Company sold certain real estate and fixtures located in Dallas, Texas, to the Company’s principal stockholder. The gross sale price for these assets was approximately $2,400, which was the estimated fair market value, based on a third party appraisal, on the sale date. Simultaneous with this sale, the Company entered into a lease agreement with the principal stockholder for substantially all of these assets. The term of this lease was ten years. Annual rental payments were approximately $300 per year, with the Company being responsible for, among other things, taxes, insurance and utilities. The sale and resulting leaseback qualified for sale leaseback accounting pursuant to SFAS No. 98, “Accounting for Leases”. The Company initially deferred the gain on sale of approximately $1,700 and was amortizing this gain to income over the term of the lease agreement as an offset to rent expense. In September 2005, the Company entered into an amendment to this operating lease which, among other matters, modified the lease arrangement to a month-to-month commitment. As a result of this modification and in accordance with SFAS No. 98, the unamortized deferred income of approximately $1,178 is included as a gain on sale of fixed assets within the accompanying consolidated financial statements for the year ended December 31, 2005. See Note 7 for specifics related to the exiting of this facility.
For providing credit support for a previously outstanding term loan, the Company, in September 2002, issued five-year warrants (exercisable upon grant) to purchase 19 shares of its unissued common stock at an exercise price of $42.00 per share to each of two individuals (warrants to purchase 38 shares of common stock in the aggregate), one of whom is the Company’s principal stockholder. Additionally, the Company paid approximately $50 in cash to both of these individuals. The Company recorded the value of these warrants (approximately $700) and the cash payment as deferred financing costs and amortized this amount to expense over the term of the previously outstanding term loan.

NOTE 6—COMMITMENTS AND CONTINGENCIES
LITIGATION AND CLAIMS
The Company is involved in various lawsuits and contingencies arising out of its operations in the normal course of business. In the opinion of management, the ultimate resolution of these claims and lawsuits will not have a material adverse effect upon the financial condition or results of operations of the Company.
In November 2005, the Company was named as the defendant in a lawsuit which alleges that the Company breached a purported verbal agreement for indemnification. The suit seeks damages of $6,600, plus interest, costs and attorneys fees. While the Company does not believe that any such indemnification agreement exists, believes that it has meritorious defenses to the claim and intends to vigorously defend the lawsuit, there can be no assurance as to its outcome. As of December 31, 2005, no amounts related to this lawsuit have been recorded within the accompanying consolidated financial statements.
See Note 15 for litigation matters related to the Company’s former President and Chief Operating Officer that transpired subsequent to December 31, 2005.
ENVIRONMENTAL MATTERS
The Company is taking remedial action pursuant to Environmental Protection Agency and Florida Department of Environmental Protection (“FDEP”) regulations at TIMCO-Lake City. Ongoing testing is being performed and new information is being gathered to continually assess the impact and magnitude of the required remediation efforts on the Company. During 2003, based upon the most recent cost estimates provided by environmental consultants, it was estimated that the total remaining testing, remediation and compliance costs for this facility was approximately $810. As a result, during 2003 the Company reduced its overall environmental exposure to $810 and recorded a $400 benefit by reducing a portion of this environmental accrual. This reduction was reflected as a offset to operating expenses for the year ended December 31, 2003. Additionally, during 2003 the Company secured an insurance policy to comply with the financial assurances required by the FDEP. During 2004 and 2005, the Company has proceeded with its remediation plan with no significant change in the estimated compliance costs and has maintained its insurance policy to comply with the financial assurances required by the FDEP.
Testing and evaluation for all known sites on TIMCO-Lake City’s property is completed and the Company has commenced a remediation program. The Company is currently monitoring the remediation, which will extend into the future. Based on current testing, technology, environmental law and clean-up experience to date, the Company believes that it has established an accrual for the estimated costs associated with its current remediation strategies. Additionally, there are other areas adjacent to TIMCO-Lake City’s facility that could also require remediation. The Company does not believe that it is responsible for these areas; however, it may be asserted that the Company and other parties are jointly and severally liable and are responsible for the remediation of those properties.
In addition to recording the $400 benefit as a result of revised environmental estimates by the Company’s environmental consultants for its Lake City facility (as discussed above), during 2003 the Company also eliminated a $264 environmental accrual that had been established for property sold in a prior year, as it was determined in 2003 that the Company no longer had any environmental exposures for this property.
Accrued expenses in the accompanying December 31, 2005 and 2004 consolidated balance sheets include $650 and $800, respectively, related to obligations to remediate the environmental matters described above. Future information and developments will require the Company to continually reassess the expected impact of the environmental matters discussed above. Actual costs to be incurred in future periods may vary from the estimates, given the inherent uncertainties in evaluating environmental exposures. These uncertainties include the extent of required remediation based on testing and evaluation not yet completed and the varying costs and effectiveness of remediation methods. In the opinion of management, the ultimate resolution of these environmental exposures will not have a material adverse effect upon the financial condition or results of operations of the Company.
OTHER MATTERS
The Company has employment agreements with all of its executive officers and certain of its key employees. The employment agreements provide that such officers and key employees may earn bonuses, based upon a sliding percentage scale of their base salaries, provided the Company achieves certain financial operating results, as defined. Further, certain of these employment agreements provide for severance benefits in the event of a change of control. In December 2005, the Company terminated certain executive officers and key employees. The Company has recorded a charge of $2,100 relating to potential severance obligations due to these individuals. This amount has been fully accrued as of December 31, 2005 and is included as a charge within operating expenses within the accompanying consolidated statement of operations for the year ended December 31, 2005.

On November 1, 2005, the Company entered into an operating lease agreement with the Allegheny County Airport Authority (Pittsburgh, PA) for an engine test cell facility to be used for the repair and overhaul of CFM-56 engines. The initial term of the lease is 10 years with a cancellation option after 5 years. The lease arrangement also maintains two 5-year renewal options. Rental payments are contingent upon revenues generated by the Company within this facility and range from $0.50 per square foot to $7.00 per square foot annually. The Company will take full delivery of the facility once the current tenant has completely exited, which is anticipated to occur by the second quarter of fiscal 2006.
On April 15, 2005, the Company entered into an operating lease agreement with Maxus Leasing Group for tooling and other equipment to be used for the repair and overhaul of CFM-56 engines. The initial term of the lease is 48 months with a cancellation option, contingent upon the payment of a cancellation fee, after the first 12 months, and purchase options available to the Company at the end of each 12-month period. Rental payments approximate $1,320 per year, with the Company also responsible for insurance, taxes, and other upfront expenditures.
In August 2004, a settlement agreement for unsecured claims was reached with the entity from which the Company acquired its Oscoda, Michigan engine and airframe maintenance facilities in 1999. Pursuant to that entity’s plan of reorganization under Chapter 11 of the United States Bankruptcy Code, the Company would receive a pro rata portion of 7,000 shares of common stock in the reorganized company (Kitty Hawk, Inc.) based on the Company’s unsecured claim as compared to the total of all unsecured claims. In April 2005, the Company received 1,364 shares of new common stock in the reorganized company in settlement of its claim against that entity’s bankruptcy estate. During the fourth quarter of 2005, however, the Company sold all of the shares of common stock received and has included an aggregate gain related to these activities of $957 within the accompanying consolidated statement of operations for the year ended December 31, 2005.
In connection with a previously outstanding term loan, the Company granted to one of its lenders common stock purchase warrants to purchase shares of the Company’s common stock exercisable for par value at any time until December 31, 2005. The warrants entitled the holder to require the Company to repurchase the warrants or common shares issued upon prior exercise of the warrants at $3,400 per share ($1,079 in the aggregate). In connection with the April 2004 refinancing of the Company’s senior debt (see Note 4), the Company settled its warrant repurchase obligation to its former lender by paying $870 in cash. As a result of this settlement, the Company recognized a gain of $209. This gain is included within other income-net for the year ended December 31, 2004 within the accompanying consolidated statement of operations.
On June 30, 2003, the Company entered into a long-term purchase agreement for various inventory components to be used in the Company’s Oscoda, Michigan engine center. Contingent upon the achievement of guaranteed sales volume to the Company by the third party supply vendor, the Company was committed to this vendor to purchase an aggregate of $2,800 of inventory components over an approximate two-year period. An initial inventory purchase of $500 took place on June 30, 2003. The residual inventory purchase obligation of $2,300 was to occur in $100 monthly increments. These monthly purchase commitments were first to be reduced by inventory used in the normal course of business that was on consignment from this third party supplier. Through portions of 2003 and up through June of 2004, the third party supply vendor did not achieve the guaranteed sales volume levels and thus was in default of this purchase agreement. As a result, in June 2004, the Company terminated this purchase agreement.
During 2003, the Company terminated a lease agreement with a third party for an abandoned facility in Burnsville, Minnesota. As a result of this lease termination, the Company eliminated a $300 accrual previously established for its operating lease commitment. The elimination of this accrual is reflected as a reduction to operating expenses for the year ended December 31, 2003.
The Company leases certain buildings and office equipment under operating lease agreements. For the years ended December 31, 2005, 2004 and 2003, rent expense under all leases amounted to $7,130, $6,000, and $5,782, respectively.
Minimum rental commitments under all leases with remaining non-cancelable lease terms of one year or more as of December 31, 2005 are as follows:

	Operating Leases	Capital Leases
Years Ending December 31,
2006	$5,729	$1,059
2007	4,914	432
2008	4,493	432
2009	2,815	432
2010	2,455	432
Thereafter	15,061	3,202
Interest	—	(2,016)

	$35,467	$3,973

Included within the above operating lease commitments are obligations to related parties of $108 for fiscal year 2006.
NOTE 7—RESTRUCTURING ACTIVITIES
In June 2005, management approved a restructuring plan related to the Company’s Aircraft Interior Design operations located in Dallas, Texas. As part of the restructuring plan, the Company decided to integrate its refurbishment of aircraft interior components within its other MRO facilities and to relocate certain assets to those facilities. In addition, the Company is working with its principal stockholder to sell or sublease this Dallas facility, for which the Company recently entered into a modification of its lease arrangement for this facility and now has a month-to-month lease commitment.
The implementation of this restructuring plan began in the quarter ended June 30, 2005 and was substantially complete as of September 30, 2005. The Company’s restructuring actions resulted in total pre-tax charges, included within cost of sales, of approximately $140, which were fully recognized in the quarter ended September 30, 2005, with only the month-to-month operating lease commitment remaining for future periods.
NOTE 8—INCOME TAXES
Income tax benefit relating to continuing operations for the years ended December 31, 2005, 2004 and 2003 consists of the following:

	2005	2004	2003
Current
Federal	$—	$—	$(1,339)
State	(390)	—	353

	(390)	—	(986)

Deferred
Federal	—	—	—
State	—	—	—

	—	—	—

Income tax benefit related to continuing operations	$(390)	$—	$(986)

The entire balance of the income tax benefit reflected above for fiscal years 2005, 2004, and 2003 relates to continuing operations. There was no income tax benefit or expense for the Company’s discontinued operations for fiscal years 2005, 2004, or 2003.
The tax effects of temporary differences that give rise to significant portions of net deferred tax assets as of December 31, 2005 and 2004 are as follows:

	December 31,
	2005	2004
Deferred tax assets, net:
Allowance for doubtful accounts	$10,987	$10,083
Accruals	1,657	2,381
Write down of investment	4,748	4,748
Inventories	5,196	6,698
Property and equipment	4,471	5,546
Net operating loss/credit carry forwards	33,393	20,717
Other	(2,102)	(1,249)

	58,350	48,924
Less valuation allowance	(58,350)	(48,924)

Net deferred tax assets	$-0-	$-0-

As of December 31, 2005, the Company had federal net operating loss carryforwards of $84,274, $1,806 relating to periods prior to the Company’s 2002 restructuring of its equity and capital and $82,468 relating to its activities after such restructuring. The amount of pre-restructuring net operating loss carryforwards available for use by the Company after February 28, 2002 has been limited to $1,806, which may be utilized at a rate of $90 per year, plus net operating losses generated subsequent to February 28, 2002. In addition, as a result of transactions that have occurred between February 28, 2002 and January 3, 2005, the Company’s net operating loss carryforwards generated subsequent to the Company’s 2002 restructuring will be limited to $5,506 annually. Net operating losses not currently utilized may be carried forward for 20 years with $27,975 expiring in 2022, $25,995 expiring in 2023, $1,704 expiring in 2024, and $28,600 expiring in 2025. As of December 31, 2005 and 2004, the Company has

established a full valuation allowance to offset net deferred tax assets due to the uncertainty as to whether these net deferred tax assets will be utilized.
The reconciliation of the federal statutory rate and the Company’s effective tax rate on continuing operations is as follows for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003
Federal income tax (benefit) at the statutory rate	(35.0)%	(35.0)%	(35.0)%
Increase in tax rate resulting from:
Losses not currently utilized	35.0	35.0	35.0
Completion of IRS examinations	—	—	(23.8)
State income taxes, net of federal tax benefit	(1.7)	—	7.8
Temporary change in tax legislation	—	—	—
Other	—	—	(3.9)

Effective income tax rate	(1.7)%	—%	(19.9)%

During 2003, the Internal Revenue Service (“IRS”) completed examinations of the Company’s 1996, 1997, 1998 and 1999 federal income tax returns. The completion of these examinations resulted in the elimination of a $1,000 accrual for tax exposure matters and the establishment of a $177 income tax receivable. The impact of these adjustments was a combined benefit of $1,177. The Company also provided for state income tax exposures of $388. In addition, the Company recognized an income tax benefit of $197 for the receipt of miscellaneous federal and state carryback refunds. The aggregate net benefit of these events ($986) is included within the income tax benefit within the accompanying consolidated statement of operations for the year ended December 31, 2003.
NOTE 9—WEIGHTED AVERAGE SHARES
The Company utilizes provisions under Statement of Financial Accounting Standards No. 128 (“SFAS 128”), “Earnings Per Share” for computing and presenting basic and diluted earnings per share. Basic earnings per share is computed by dividing net income by the weighted average common shares outstanding during the year. Diluted earnings per share is based on the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise of options and warrants. In computing diluted earnings per share, the Company has utilized the treasury stock method.
The computation of weighted average common and common equivalent shares used in the calculation of basic and diluted earnings per share is as follows:

	Years Ended December 31,
	2005	2004	2003
Weighted average shares outstanding used in calculating basic earnings per share	7,429	791	791
Effect of dilutive options, warrants and convertible debt	—	—	—

Weighted average common and common equivalent shares	7,429	791	791

Options and warrants outstanding which are not included in the calculation of diluted earnings per share because their impact is antidilutive	499	7,711	7,560

NOTE 10— RIGHTS OFFERING
In October 2005, the Company’s registration statement on Form S-1 with respect to a rights offering became effective. In the rights offering, stockholders holding shares of the Company’s common stock as of October 19, 2005 (the “record date”) had the right to purchase additional shares of the Company’s post-reverse split common stock for a subscription price of $4.80 per share ($0.12 per pre-reverse split share). For every 40 pre-reverse split shares (one post-reverse split share) of common stock held on the record date, stockholders were granted 1.50 subscription rights. Also, the Company agreed to allow LJH to use amounts due to it under the LJH Original Term Loan (see Note 4 for a description of the LJH Original Term Loan) as consideration (on a dollar-for-dollar basis) for the purchase of a portion of the shares that LJH was permitted to purchase in the rights offering. Finally, the Company effected, simultaneously with the closing of the rights offering, a reverse split of its common stock on a one-new-share-for-forty-old-shares basis. In conjunction with the reverse split, the Company amended its certificate of incorporation to reduce its authorized common stock, $0.001 par value, from 500,000 (on a pre-reverse split basis) to a 100,000 (on a post-reverse split basis) shares.

On November 22, 2005, the Company closed on cash subscriptions to purchase 5,491 shares of the Company’s common stock for an aggregate purchase price of $26,358 and a subscription from LJH to purchase 3,960 shares of the Company’s common stock for an aggregate purchase price of $19,007 using the proceeds of the LJH Original Term Loan. Additionally, the Company incurred $580 of transaction expenses related to the completion of the rights offering. These expenses, which related to professional fees, advisory fees and document production fees, have been offset against the cash proceeds received. At the closing of the rights offering, the Company issued an aggregate of 9,451 shares. After completion of the rights offering, the Company had 21,441 shares of common stock outstanding, with LJH owning approximately 43% of the Company’s outstanding common stock and three other investment groups (Owl Creek, Loeb Partners, and Lampe, Conway & Co.) owning an aggregate of approximately 45% of the Company’s outstanding common stock. See Note 15.
As related to the rights offering, on September 20, 2005, the Company entered into a letter agreement with Owl Creek, which beneficially owned approximately $24,900 in aggregate principal amount of the New Senior Notes. In the letter agreement, Owl Creek agreed to tender the New Senior Notes that it owned in the August 2005 tender offer and to participate in the rights offering to the full extent of its basic subscription privilege. In October 2005, the Company issued 1,489 shares of its common stock to Owl Creek in the August 2005 tender offer, which gave Owl Creek the right to purchase 2,233 shares of the Company’s common stock in the rights offering. Owl Creek also agreed in the letter agreement to lock up the shares that it received in the August 2005 tender offer for 180 days. See Notes 3 and 4 for a description of the Company’s tender offers and a description of the Company’s New Senior Notes.
NOTE 11—STOCK OPTION PLANS
In November 2003, the Company adopted the 2003 Stock Incentive Plan. Pursuant to the 2003 Stock Incentive Plan, as amended in October 2005, officers, directors, key employees and independent contractors or consultants can receive options to purchase up to 2,500 shares of the Company’s common stock. No further options will be granted under the Company’s 2001 Stock Option Plan, 1996 Stock Option Plan or the Company’s 1996 Director Stock Option Plan. Any shares of common stock reserved for issuance upon the exercise of options that were not issued under such plans were cancelled. The terms of any option issued under the 2001 Stock Option Plan, the 1996 Stock Option Plan and the 1996 Director stock option plan, however, will continue to be governed by such plans and by the option agreements currently in effect for such options.
Pursuant to the 2003 Stock Incentive Plan, as amended, an aggregate of 2,500 shares of the Company’s common stock are reserved for issuance upon exercise of options granted. Pursuant to the 2001 Stock Option Plan, an aggregate of 60 shares of the Company’s common stock was reserved for issuance upon exercise of options granted. Pursuant to the 1996 Director Stock Option Plan, options to acquire a maximum of the greater of 15 shares or 2% of the number of shares of Common Stock then outstanding could have been granted to directors of the Company. Pursuant to the 1996 Stock Option Plan, options to acquire a maximum of the greater of 6 shares of Common Stock or 15% of the number of shares of Common Stock then outstanding could have been granted to executive officers, employees (including employees who are directors), independent contractors and consultants of the Company. Pursuant to the 2003 Stock Incentive Plan, the 2001 Stock Option Plan, the 1996 Director Stock Option Plan, and the 1996 Stock Option Plan (collectively “the Plans”), the price at which the Company’s common stock may be purchased upon the exercise of options granted under the Plans will be required to be at least equal to the per share fair value of the Common Stock on the date the particular options are granted. Options granted under the Plans may have maximum terms of not more than ten years. Generally, options granted under the Plans may be exercised at any time up to three months after the person to whom such options were granted is no longer employed or retained by the Company or serving on the Company’s Board of Directors.
Pursuant to the Plans, unless otherwise determined by the Compensation Committee of the Company’s Board of Directors, one-third of the options granted under the Plans are exercisable upon grant, one-third are exercisable on the first anniversary of such grant and the final one-third are exercisable on the second anniversary of such grant. However, options granted under the Plans shall become immediately exercisable if the holder of such options is terminated by the Company or is no longer a director of the Company, as the case may be, subsequent to certain events which are deemed to be a “change in control” of the Company.

The following summarizes outstanding stock options:

		Weighted
		Average
	Total	Exercise Price
Outstanding at December 31, 2002	86	621.60

Granted	3	18.80

Cancelled	—	—

Outstanding at December 31, 2003	89	600.80

Granted	13	24.80

Cancelled	(3)	(5.60)

Outstanding at December 31, 2004	99	544.40

Granted	4	6.83

Cancelled	(47)	(33.98)

Outstanding at December 31, 2005	56	$938.44

Options exercisable

At December 31, 2005	48	$833.48
At December 31, 2004	89	$470.00
At December 31, 2003	61	$874.40
Available to grant under Plans at December 31, 2005	2,461
The following table summarizes information about outstanding and exercisable stock options at December 31, 2005:

			Outstanding Weighted Average			Exercisable Weighted Average
				Remaining
				Contractual
Range of Exercise				Life	Exercise
Prices			Shares	(in years)	Price	Shares	Exercise Price
$6.00	—	$50.00	51	2.1	$32.92	44	$35.34
50.01	—	2,500.00	2	4.9	1,651.43	2	1,651.43
2,500.01	—	16,250.00	3	2.8	14,416.55	3	14,416.55

$6.00	—	$16,250.00	56	2.2	$938.44	49	$833.48

The Company currently accounts for the fair value of its option grants in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” whereby no compensation cost related to fixed-plan stock options is currently deducted in determining net income (loss). Had compensation cost for the Company’s stock option plans been determined pursuant to Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), the Company’s net income (loss) and earnings (loss) per share would have decreased (increased) accordingly.
Using the Black-Scholes option pricing model, the Company’s pro forma net (loss) income, pro forma (loss) earnings per share and pro forma weighted average fair value of options granted, with related assumptions, are as follows:

	Years Ended December 31,
	2005	2004	2003
Pro forma net (loss) income	$(21,792)	$666	$(964)
Pro forma basic (loss) earnings per share	(2.93)	0.84	(1.22)
Pro forma diluted (loss) earnings per share	(2.93)	0.84	(1.22)
Risk free interest rates	4%	3%	3%
Expected lives	4-10 years	4-10 years	4-10 years
Expected volatility	70%	70%	70%
Weighted average grant date fair value	$6.83	$14.80	$11.20
Expected dividend yield	0%	0%	0%

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), “Share-Based Payment”, which is a revision of FASB Statement 123, “Accounting for Stock-Based Compensation”. SFAS No. 123 (Revised 2004) will require the Company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. This statement will be adopted by the Company during the first quarter of 2006 (ending March 31, 2006).
In addition to the stock options discussed above, the Company has common stock purchase warrants outstanding as of December 31, 2005 to purchase an aggregate of 295 shares. Of these warrants, 254 entitle the holders to purchase shares of the Company’s common stock at an exercise price of $206.40 per share until February 28, 2007. This amount excludes the balance that would be issued as of December 31, 2005 if the LJH Warrant held by the Company’s principal stockholder were exercised. See Note 5.
NOTE 12—401(K) SAVINGS PLAN
Effective January 1, 1995, the Company established a qualified defined contribution plan (the “Plan”) for eligible employees. The Plan provides that employees may contribute up to the maximum percent of pretax earnings as allowed by the U.S. tax code and the Company may elect, at its discretion, to make contributions to the Plan in any year. During 2005, 2004, and 2003, the Company did not make any contributions to the Plan. The Company does not provide retired employees with health or life insurance benefits.
NOTE 13—SEGMENT INFORMATION
The Company’s operations are classified into three business segments: aircraft maintenance, repair and overhaul (MRO), aircraft interiors and engineering services, and other. The MRO segment performs maintenance, repair and modification services on aircraft and aircraft engines at five separate operating facilities. The aircraft interiors segment performs the refurbishment of aircraft interior components and the manufacturing and sale of aftermarket parts and new aircraft seats, and provides aircraft engineering services, modification design, certification, and installation of interior reconfigurations within two separate operating facilities. The other segment consists of corporate selling, general and administrative expenses, and results from discontinued operations, which are included to reconcile segment information to the consolidated financial statements.
Operating income (loss) is defined as sales less direct operating costs and expenses, excluding allocation of corporate expenses. Identifiable assets include assets used in the operation of each segment and consists of current assets, property, plant, and equipment, and goodwill.

2005	MRO	Interiors	Other	Consolidated
Net sales	$287,013	$42,539	$—	$329,552
Operating income (loss)	472	534	(15,244)	(14,238)
Identifiable assets	103,378	24,204	32,546	160,128
Depreciation and amortization	4,890	312	54	5,256
Capital expenditures	4,495	315	—	4,810
Interest expense, net	275	—	9,444	9,719

2004	MRO	Interiors	Other	Consolidated
Net sales	$267,143	$56,345	$—	$323,488
Operating income (loss)	14,028	6,825	(14,032)	6,821
Identifiable assets	112,544	12,926	11,898	137,368
Depreciation and amortization	4,886	235	108	5,229
Capital expenditures	2,497	189	7	2,693
Interest expense, net	392	—	8,010	8,402

2003	MRO	Interiors	Other	Consolidated
Net sales	$203,225	$39,289	$—	$242,514
Operating income (loss)	2,894	5,461	(6,765)	1,590
Identifiable assets	108,980	16,569	27,342	152,891
Depreciation and amortization	4,753	180	125	5,058
Capital expenditures	2,102	156	46	2,304
Interest expense, net	413	—	7,360	7,773

NOTE 14—QUARTERLY FINANCIAL DATA (UNAUDITED)
Results for the quarterly periods in the years ended December 31, 2005 and 2004 are as follows:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(In thousands, except earnings (loss) per share)
2005
Operating revenues	$90,682	$81,114	$78,192	$79,564
Gross profit (loss)	9,418	7,527	598	(4,259)
Income (loss) from continuing operations	1,151	1,280	(6,388)	(18,393)
Income from discontinued operations	55	44	42	493
Net income (loss)	1,206	1,324	(6,346)	(17,900)
Basic income (loss) per share from continuing operations	0.78	0.20	(0.99)	(1.20)
Diluted income (loss) per share from continuing operations	0.17	0.11	(0.99)	(1.20)
Basic income per share from discontinued operations	0.04	0.01	0.00	0.03
Diluted income per share from discontinued operations	0.01	0.00	0.00	0.03
Basic net income (loss) per share	0.82	0.21	(0.99)	(1.17)
Diluted net income (loss) per share	0.18	0.11	(0.99)	(1.17)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(In thousands, except earnings (loss) per share)
2004
Operating revenues	$83,532	$78,172	$74,152	$87,632
Gross profit	6,293	7,008	7,122	8,866
(Loss) income from continuing operations	(852)	(392)	168	409
Income from discontinued operations	970	144	93	373
Net income (loss)	118	(248)	261	782
Basic (loss) income per share from continuing operations	(1.08)	(0.50)	0.21	0.52
Diluted (loss) income per share from continuing operations	(1.08)	(0.50)	0.02	0.05
Basic income per share from discontinued operations	1.23	0.18	0.12	0.47
Diluted income per share from discontinued operations	1.23	0.18	0.01	0.05
Basic net income (loss) per share	0.15	(0.31)	0.33	0.99
Diluted net income (loss) per share	0.15	(0.31)	0.03	0.10
NOTE 15—SUBSEQUENT EVENTS
On February 6, 2006, LJH acquired an aggregate of 5,808 shares of the Company’s outstanding common stock, consisting of 3,029 shares from Loeb Partners Corporation and affiliated entities and 2,779 shares from LC Capital Master Fund, Ltd. Subsequent to this transaction, LJH owns 15,386 shares, or 71.8%, of the Company’s outstanding common stock.
In January 2006, the Company was sued by it former President and Chief Operating Officer for breach of his employment agreement and for related claims under North Carolina employment law. This lawsuit seeks unspecified monetary damages and declaratory relief regarding the scope and applicability of the non-compete contained in the former employee’s employment agreement. The Company terminated the employee for cause under his employment agreement and the Company is vigorously defending this lawsuit. Also, the Company has filed a countersuit against the former employee for, among other matters, misrepresentation and breach of contract . While the Company believes that it has meritorious claims and defenses, there can be no assurance as to the outcome of the lawsuit.
In April 2006, the Company closed on a series of transactions with its principal stockholders relating to its senior debt. First, on April 10, 2006, the Company closed on a financing arrangement in which LJH acquired the $17,814 Monroe Capital Loans, with affiliates of Owl Creek simultaneously acquiring a 20% participation interest in that loan. See Note 4 for a description of the Monroe Capital Loans. Additionally, effective on April 20, 2006, in conjunction with the refinancing of the CIT Group Credit Facility (see below), the Company obtained a new $6,000 senior secured term loan from LJH and Owl Creek (collectively with the Monroe Capital Loans, the “LJH Term Loans”). The LJH Term Loans all mature on December 31, 2007, bear interest at LIBOR plus 1.75% per annum and are secured by a lien on substantially all of the Company’s assets. In addition, an event of default under the amended CIT Revolving Line of Credit (described below) will also result in a default under the LJH Term Loans. The Company also obtained waivers of all defaults and events of default from LJH under the LJH Term Loans (the defaults were as of December 31, 2005 and related to the Monroe Capital Loans).

In conjunction with the closing of the LJH Term Loans (described above), the Company paid in full the CIT Term Loan and amended the CIT Group Revolving Line of Credit (the “Amended CIT Group Revolving Line of Credit”). The Amended CIT Group Revolving Line of Credit is now a $30,000 senior secured revolving line of credit, is due December 31, 2007, and bears interest, at the Company’s option, at (a) Prime, or (b) LIBOR plus 2.50%. Also, the Amended CIT Group Revolving Line of Credit contains certain financial covenants regarding the Company’s financial performance and certain other covenants, including limitations on the incurrence of additional debt and restrictions on the payment of dividends, and provides for the termination of the Amended CIT Group Revolving Line of Credit and repayment of all debt in the event of a change in control, as defined. In addition, an event of default under the LJH Term Loans (described above) will also result in a default under the Amended CIT Group Revolving Line of Credit.
Borrowings under the Amended CIT Group Revolving Line of Credit are secured by a lien on substantially all of the Company’s assets. Borrowings under the revolving line of credit are based on a borrowing base formula that takes into account the level of the Company’s receivables and inventory. Further, the amounts that the Company can borrow under the Amended CIT Group Revolving Line of Credit are affected by various availability reserves that can be established by the lenders under the financing agreement. Finally, the agreement relating to the Amended CIT Group Revolving Line of Credit requires that at the time of each additional borrowing, the Company must make various representations and warranties to its lenders regarding its business (including several reaffirming that there have been no changes in the status of specific aspects of the Company’s business that could reasonably be expected to have a material adverse effect upon the business operation, assets, financial condition or collateral of the Company and its subsidiaries taken as a whole), and be in compliance with various affirmative and negative covenants, all as more particularly set forth in the agreement. As a part of the Amended CIT Group Revolving Line of Credit, the Company’s senior lender waived and in certain instances, amended certain financial covenant defaults as of December 31, 2005 and thus cured all non-compliance as of year-end.

SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
Three Years Ended December 31, 2005
(In thousands)

		Additions
	Balance at	Charged to					Balance at
	Beginning	Cost and					End of
Description	of Year	Expenses	Other		Deductions		Year
Allowances for doubtful accounts receivable:
Year ended December 31,
2003	$9,704	—	838	(C)	3,254	(A)	$5,612
2004	5,612	—	375	(C)	47	(A)	5,190
2005	5,190	2,567	—	(C)	311	(A)	7,446

Accruals relating to discontinued operations:
2003	9,466	—	—		4,451	(B)	5,015
2004	5,015	—	—		44	(B)	4,971
2005	4,971	—	—		670	(B)	4,301

(A)	Represents accounts receivable written-off.

(B)	Utilization of accruals upon disposition of business.

(C)	Represents collection on accounts previously fully reserved.

Annex “H”

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-Q
[Mark One]

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the Quarterly Period Ended June 30, 2006
OR

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from      to
Commission File No. 1-11775
TIMCO AVIATION SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	65-0665658 (IRS Employer Identification No.)

623 Radar Road Greensboro, North Carolina (Address of principal executive offices)	27410 (Zip Code)
Registrant’s telephone number, including area code: (336) 668-4410
Indicate by checkmark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such report(s), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐
Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “large accelerated filer”, “accelerated filer” and “non-accelerated filer” in Rule 12b-2 of the Exchange Act).
Large Accelerated Filer ☐      Accelerated Filer ☐      Non-accelerated Filer ☑
Indicate by check mark whether the registrant is a Shell Company (as defined in Rule 12b-2 of the Exchange Act) ☐ Yes ☑ No
Indicate the number of shares outstanding of each of the issuer’s classes of common equity, as of the latest practicable date: 21,441,040 shares of common stock, $.001 par value per share, were outstanding as of August 14, 2006.

TIMCO AVIATION SERVICES, INC.
INDEX

		Page
	Part I. Financial Information

Item 1.	FINANCIAL STATEMENTS

	Condensed Consolidated Balance Sheets at June 30, 2006 and December 31, 2005 (unaudited)	3-4

	Condensed Consolidated Statements of Operations for the three months and six months ended June 30, 2006 and 2005 (unaudited)	5-6

	Condensed Consolidated Statements of Stockholders’ Equity for the six months ended June 30, 2006 (unaudited)	7

	Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2006 and 2005 (unaudited)	8-9

	Notes to Condensed Consolidated Financial Statements	10

Item 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	24

Item 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK	35

Item 4.	CONTROLS AND PROCEDURES	35

	Part II. Other Information

Item 1.	LEGAL PROCEEDINGS	36

Item 2.	CHANGES IN SECURITIES AND USE OF PROCEEDS	36

Item 3.	DEFAULTS UPON SENIOR SECURITIES	36

Item 4.	SUBMISSION OF MATTERS TO VOTE OF SECURITY HOLDERS	36

Item 5.	OTHER INFORMATION	36-38

Item 6.	EXHIBITS AND REPORTS ON FORM 8-K	38

2

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Data)
(Unaudited)

	June 30,	December 31,
	2006	2005
ASSETS
Current Assets:
Cash and cash equivalents	$364	$1,318
Marketable securities	32	13,978
Accounts receivable, net of allowances of $6,183 at June 30, 2006 and $7,446 at December 31, 2005	49,226	48,643
Inventories	28,476	28,681
Other current assets	6,976	7,082
Net assets of discontinued operations	—	462

Total current assets	85,074	100,164

Fixed assets:
Fixed assets at cost	84,263	82,676
Less accumulated depreciation	55,451	52,585

Fixed assets, net	28,812	30,091

Other Assets:
Goodwill, net	26,124	26,124
Collateral deposit for debt obligation	5,000	—
Deferred financing costs, net	1,661	2,251
Other	1,493	1,498

Total other assets	34,278	29,873

Total assets	$148,164	$160,128

LIABILITIES & STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$18,468	$21,696
Accrued expenses	17,247	13,087
Accrued interest	812	1,127
Customer deposits	16,685	21,446
Revolving loan	5,476	8,320
New Senior Notes due 2006	1,221	1,221
Junior subordinated notes due 2007, net	686	—
Current maturities of capital lease obligations	320	786
Current maturities of notes payable to financial institutions	—	1,562
Other	2,713	3,416

Total current liabilities	63,628	72,661

3

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS – (Continued)
(In Thousands, Except Share Data)
(Unaudited)

	June 30,	December 31,
	2006	2005
Long-term Liabilities:
Term loan with related parties	25,002	—
Old Senior Notes due 2008	16,247	16,247
Capital lease obligations, net of current portion	3,108	3,187
Notes payable to financial institutions, net of current portion	—	21,197
Junior subordinated notes due 2007, net	—	639

Total long-term liabilities	44,357	41,270

Commitments and Contingencies (See notes)

Stockholders’ Equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none outstanding, 15,000 shares designated Series A Junior Participating	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 21,441,040 voting shares issued and outstanding at June 30, 2006 and December 31, 2005	21	21
Additional paid-in capital	344,877	344,864
Accumulated deficit	(304,719)	(298,688)

Total stockholders’ equity	40,179	46,197

Total liabilities and stockholders’ equity	$148,164	$160,128

The accompanying notes are an integral part of these consolidated financial statements.

4

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Share Data)
(Unaudited)

	For the Three Months
	Ended June 30,
	2006	2005
Revenues, net	$88,669	$81,114
Cost of sales	81,890	73,587

Gross profit	6,779	7,527

Operating expenses	8,056	5,914

(Loss) income from operations	(1,277)	1,613

Interest expense	2,088	2,148
Gain on settlement of bankruptcy claim	—	(1,773)
Other income — net	(31)	(11)

(Loss) income from continuing operations before income taxes	(3,334)	1,249

Income tax benefit	—	31

(Loss) income from continuing operations	(3,334)	1,280

Income from discontinued operations, net of income taxes	92	44

Net (loss) income	$(3,242)	$1,324

Basic (loss) income per share:
(Loss) income from continuing operations	$(0.15)	$0.20
Income from discontinued operations	—	0.01

Net (loss) income	$(0.15)	$0.21

Diluted (loss) income per share:
(Loss) income from continuing operations	$(0.15)	$0.11
Income from discontinued operations	—	—

Net (loss) income	$(0.15)	$0.11

Weighted average shares outstanding:
Basic	21,441,040	6,413,979

Diluted	21,441,040	11,607,592

The accompanying notes are an integral part of these condensed consolidated financial statements.

5

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Share Data)
(Unaudited)

	For the Six Months
	Ended June 30,
	2006	2005
Revenues, net	$173,761	$171,796
Cost of sales	162,802	154,840

Gross profit	10,959	16,956

Operating expenses	13,631	12,337

(Loss) income from operations	(2,672)	4,619

Interest expense	3,737	4,279
Gain on settlement of bankruptcy claim	—	(1,773)
Charge for early conversion of notes	—	400
Other income — net	(233)	(350)

(Loss) income from continuing operations before income taxes	(6,176)	2,063

Income tax benefit	31	368

(Loss) income from continuing operations	(6,145)	2,431

Income from discontinued operations, net of income taxes	114	99

Net (loss) income	$(6,031)	$2,530

Basic (loss) income per share:
(Loss) income from continuing operations	$(0.29)	$0.61
Income from discontinued operations	0.01	0.03

Net (loss) income	$(0.28)	$0.64

Diluted (loss) income per share:
(Loss) income from continuing operations	$(0.29)	$0.27
Income from discontinued operations	0.01	0.01

Net (loss) income	$(0.28)	$0.28

Weighted average shares outstanding:
Basic	21,441,040	3,959,757

Diluted	21,441,040	9,154,013

The accompanying notes are an integral part of these condensed consolidated financial statements.

6

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(In Thousands, Except Share Data)
(Unaudited)

	Common Stock		Additional		Total
			Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance as of December 31, 2005	21,441,040	$21	$344,864	$(298,688)	$46,197

Stock compensation expense	—	—	13	—	13
Net loss and comprehensive loss	—	—	—	(6,031)	(6,031)

Balance as of June 30, 2006	21,441,040	$21	$344,877	$(304,719)	$40,179

The accompanying notes are an integral part of these condensed consolidated financial statements.

7

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	For the Six
	Months Ended
	June 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(6,031)	$2,530
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Paid-in-kind interest note obligations	901	1,121
Write-off of deferred financing fees	289	—
Impairment charge for fixed assets	277	—
Non-cash stock compensation expense	13	—
Gain on settlement of bankruptcy claim	—	(1,773)
Non-cash inducement charge for conversion of notes	—	160
Depreciation and amortization	2,582	2,726
Amortization of deferred financing costs	560	663
(Recovery of) provision for doubtful accounts	(616)	11
Sale of marketable securities, net	13,946	—
Change in working capital:
Accounts receivable	33	1,243
Inventories	205	(4,660)
Other assets	(4,889)	(1,521)
Accounts payable	(3,228)	412
Customer deposits	(4,761)	6,096
Other liabilities	3,477	(2,831)

Cash provided by activities from continuing operations	2,758	4,177
Cash provided by activities from discontinued operations	462	—

Net cash provided by operating activities	3,220	4,177

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets	(1,580)	(1,887)

Net cash used in investing activities	(1,580)	(1,887)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under senior debt facilities	170,893	177,936
Payments under senior debt facilities	(173,737)	(186,354)
Proceeds of term loan with related parties	6,000	—
Payments on term loan with financial institution	(4,946)	(581)
Payments on capital leases	(545)	(545)
Payments of deferred financing costs	(259)	(990)
Proceeds of term loan with financial institutions, net	—	8,155
Partial exercise of LJH Warrant	—	71

Net cash used in financing activities	(2,594)	(2,308)

Net decrease in cash and cash equivalents	(954)	(18)
Cash and cash equivalents, beginning of period	1,318	293

Cash and cash equivalents, end of period	$364	$275

8

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS – (Continued)
(In Thousands)
(Unaudited)

	For the Six
	Months Ended
	June 30,
	2006	2005
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$(1,693)	$(2,126)

Income taxes refunded	$31	$368

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES:

Common stock issued in connection with conversion of New Senior Notes	$—	$54,363

Common stock issued in connection with conversion of Junior Notes	$—	$2,642

Available for sale investment equity change	$—	$(286)

The accompanying notes are an integral part of these condensed consolidated financial statements.

9

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2006
(Unaudited)
(Amounts and Shares in Thousands, Except Per Share Data)
1. DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION and LIQUIDITY
DESCRIPTION OF BUSINESS
TIMCO Aviation Services, Inc. (the “Company”), a Delaware corporation, is among the world’s largest independent providers of aviation maintenance, repair and overhaul (MRO) services for major commercial airlines, regional air carriers, aircraft leasing companies, government and military units and air cargo carriers. The Company provides MRO services through its subsidiaries: (i) Triad International Maintenance Corporation (known in the industry as TIMCO), which, with its three active locations, is one of the largest independent providers of aircraft heavy maintenance services in the world and also provides line maintenance services; (ii) Brice Manufacturing, which specializes in the manufacturing and sale of new aircraft seats and aftermarket parts and in the refurbishment of aircraft interior components; (iii) TIMCO Engineered Systems, which provides engineering services both to the Company’s MRO operations and its customers; and (iv) TIMCO Engine Center, which refurbishes JT8D engines and performs on-wing repairs for both JT8D and CFM-56 series engines. In June 2005, the Company made the decision to integrate its refurbishment of aircraft interior components operations within its other MRO facilities. As a result of this decision, the Company has shut-down its Aircraft Interior Design operations located in Dallas, Texas. Also, subsequent to June 30, 2006, the Company entered into an agreement to sell substantially all of its fixed assets within its Goodyear, Arizona, MRO facility and to terminate its sublease obligation for this facility. As a result of this decision, the Company plans to completely shutdown its operations at this location during the third quarter of 2006 and to integrate certain customer aircraft heavy maintenance services into its three other MRO facilities. See Note 17.
During 2005, the Company completed a significant restructuring of its capital and equity, including a conversion of a majority of its outstanding New Senior Notes and Junior Notes to common stock and the completion of a rights offering. See Notes 12 and 13 for further discussion. Concurrent with the completion of the rights offering, the Company changed its capitalization by reducing the number of authorized shares of common stock from 500,000 to 100,000 and by reducing the number of its issued and outstanding shares of common stock by converting every forty shares of its issued and outstanding common stock into one share of new common stock. All shares and per share data contained herein reflects completion of the one-new-share-for-forty-old-shares reverse stock split.
On February 6, 2006, LJH, Ltd. (“LJH”), an entity controlled by the Company’s principal stockholder, acquired an aggregate of 5,808 shares of the Company’s outstanding common stock, consisting of 3,029 shares acquired from Loeb Partners Corporation and affiliated entities and 2,779 shares acquired from LC Capital Master Fund, Ltd. Subsequent to this transaction, LJH currently owns 15,386 shares, or 71.8%, of the Company’s outstanding common stock. Also, as of June 30, 2006, Owl Creek Capital Management (“Owl Creek”) owns 3,722 shares, or 17.4%, of the Company’s outstanding common stock.
Effective July 31, 2006, the Company entered into a merger agreement with TAS Holding, Inc. (“TAS”), an entity organized and owned by LJH and Owl Creek to merge the Company into TAS in a transaction which the Company’s stockholders, other than LJH and Owl Creek, will receive cash consideration of $4.00 per share in exchange for their outstanding shares. As part of the merger agreement, the Company also agreed to sell TAS 2,400 shares of its common stock at $2.50 per share under certain circumstances. The merger is subject to various closing conditions and there can be no assurance the merger will be completed. See Note 17.
See “Liquidity” below for a description of a recently completed refinancing of the Company’s senior debt.
BASIS OF PRESENTATION
The accompanying unaudited interim condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission for reporting on Form 10-Q. Pursuant to such rules and regulations, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted. The accompanying unaudited interim

10

condensed consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, File No. 001-11775 (the “Form 10-K”).
In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements of the Company contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of the Company as of June 30, 2006, the results of its operations for the three and six month periods ended June 30, 2006 and 2005 and its cash flows for the six month periods ended June 30, 2006 and 2005. The results of operations and cash flows for the six month period ended June 30, 2006 are not necessarily indicative of the results of operations or cash flows which may be reported for the year ending December 31, 2006.
LIQUIDITY
In April 2006, the Company closed on a series of transactions with its principal stockholders relating to its senior debt. First, on April 10, 2006, LJH acquired the $18,313 Monroe Capital Loans, with affiliates of Owl Creek simultaneously acquiring a 20% participation interest in those loans. Additionally, on April 20, 2006, in conjunction with the refinancing of the CIT Group Credit Facility (see below), the Company obtained a new $6,000 senior secured term loan from LJH (collectively with the Monroe Capital Loans, the “LJH Term Loans”). The LJH Term Loans all mature on December 31, 2007, bear interest at LIBOR plus 1.75% per annum and are secured by a lien on substantially all of the Company’s assets. Also, in conjunction with the closing of the LJH Term Loans, the Company paid in full the CIT Term Loan (from the proceeds of the new term loan obtained from LJH) and entered into other modifications, including amendments and waivers to debt covenant violations as of December 31, 2005 and March, 31, 2006, to the CIT Group Credit Facility. The Company also obtained waivers of all defaults and events of defaults from LJH under the LJH Term Loans. See Notes 7 and 8 for additional information about these financing transactions.
For the year ended December 31, 2005 and the six month period ended June 30, 2006, the Company incurred losses from continuing operations of $22,350 and $6,145, respectively. Also, for the year ended December 31, 2005, the Company continued to require additional cash flow above amounts provided from operations to meet its working capital requirements. Further, while cash flow from operations was $3,220 for the first six months of 2006, it included $13,946 from the sale of marketable securities (relating to the proceeds of the Company’s November 2005 rights offering). Additionally, at certain times during 2005 and in the first quarter of 2006, the Company was not in compliance with certain financial covenants contained in its CIT Group Credit Facility and Monroe Capital Loans. The senior lenders, however, waived, and in some instances, amended all such events of non-compliance and as of December 31, 2005 and June 30, 2006 the Company was in compliance with all covenant requirements, as amended, for these financing arrangements.
The Company’s ability to service its debt obligations as they come due, including maintaining compliance with the covenants and provisions of all of its debt obligations is dependent upon the Company’s future financial and operating performance. That performance, in turn, is subject to various factors, including certain factors beyond the Company’s control, such as changes in conditions affecting the airline industry and changes in the overall economy. See the Form 10-K and this Form 10-Q for information about factors that affect the Company’s performance.
The Company has significant obligations under its outstanding debt and lease agreements. As a result, a significant amount of cash flow from operations is needed to make required payments of the Company’s debt and lease obligations, thereby reducing funds available for other purposes. Even if the Company is able to meet its debt service and other obligations when due, the Company may not be able to comply with the covenants and other provisions under its debt agreements. A failure to comply, unless waived by the lenders, would be an event of default and would permit the lenders to accelerate the maturity of these debt obligations. It would also permit the lenders to terminate their commitments to extend additional credit under their financing agreements. Additionally, the Company’s senior credit facilities provide for the termination of the financing agreements and repayment of all obligations in the event of a material adverse change in the Company’s business, as defined in the various loan agreements. If the Company is unable to meet its obligations under its debt agreements, or if the Company can not obtain waivers of defaults under any such agreements (including defaults caused by the failure to meet financial covenants), the lenders could proceed against the collateral securing these financing obligations and exercise all other rights available to them. While the Company currently expects that it will be able to make all required debt payments and meet all financial covenants in 2006, there can be no assurance that it will be able to do so.

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2. STOCK COMPENSATION PLANS
In January 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment”, (“SFAS 123R”) which revises SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees” for our stock-based employee and director compensation plans. SFAS 123R requires recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). Prior to the adoption of SFAS No. 123R, as permitted by SFAS No. 123, the Company accounted for similar transactions in accordance with APB No. 25 which employed the intrinsic value method of measuring compensation cost. Accordingly, no compensation expense was recognized in the statements of operations for options granted with exercise prices equal to the fair value of the Company’s common stock on the date of grant.
Effective for the first quarter of fiscal 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R, using the modified prospective approach to transition. Accordingly, prior year amounts have not been restated. Under the modified prospective approach, the provisions of SFAS No. 123R are to be applied to new awards granted after December 31, 2005, and the Company is required to recognize compensation expense for stock options granted prior to the adoption of SFAS No. 123R under the fair value method and recognize those amounts over the remaining vesting period of the stock options.
For the three month period ended June 30, 2006, the Company recorded compensation expense related to stock options that increased the loss from operations and the net loss by $4 with a $0.00 per share impact on basic and diluted earnings per share. For the six month period ended June 30, 2006, the Company recorded compensation expense related to stock options that increased the loss from operations and the net loss by $13 with a $0.00 per share impact on basic and diluted earnings per share. This stock option compensation expense is included within operating expenses within the accompanying condensed consolidated statements of operations. As of June 30, 2006, unrecognized compensation costs related to stock options totaled approximately $9, which will be expensed during the remainder of fiscal 2006.
As the Company adopted SFAS 123R using the modified prospective method, information for periods prior to January 1, 2006 have not been restated to reflect the impact of applying the provisions of SFAS 123R. The following summary presents the Company’s net income and per share earnings that would have been reported had the Company recorded stock-based employee compensation cost using the fair value method of accounting set forth under SFAS 123.

	Three Months	Six Months
	Ended	Ended
	June 30, 2005	June 30, 2005
Net income – as reported	$1,324	$2,530
Additional expense	(19)	(39)

Net income – pro forma	$1,305	$2,491
Net income per share, basic – as reported	$0.21	$0.64
Net income per share, diluted – as reported	0.11	0.28
Net income per share, basic – pro forma	0.20	0.63
Net income per share, diluted – pro forma	0.11	0.27
The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions and related fair values:

	2006 Grants		2005 Grants
Expected life	5	Years	5	Years
Expected volatility		70%		70%
Risk-free interest rate		4.83%		3.99%
Dividend yield		—		—
Fair values		$3.05		$6.40

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The expected life of stock options represents the period of time that the stock options granted are expected to be outstanding and was based on the shortcut method allowed under SAB 107 for 2006 and based upon historical trends for 2005. The expected volatility is based on the historical price volatility of the Company’s common stock. The risk free interest rate represents the U.S. Treasury bill rate for the expected life of the related stock options. No factor for dividend yield was incorporated in the calculation of fair value, as the Company has historically not paid dividends. Pursuant to the Company’s 2003 Stock Incentive Plan (the “Plan”), unless otherwise determined by the Compensation Committee of the Company’s Board of Directors, one-third of the options granted under the Plan are exercisable upon grant, one-third are exercisable on the first anniversary of such grant and the final one-third are exercisable on the second anniversary of such grant.
A summary of the Company’s stock option activity and related information for the six months ended June 30, 2006 follows:

		Weighted Average	Remaining
	Options	Exercise Price	Contractual Life
Options outstanding at December 31, 2005	56	$938.44
Options granted at market price	1	3.05
Options forfeited	(4)	(33.73)
Options exercised	—	—

Options outstanding at June 30, 2006	53	$967.52	1.84 Years

Options exercisable at June 30, 2006	49	$833.78	1.84 Years

3. MARKETABLE SECURITIES
The Company accounts for investments in marketable securities in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. In accordance with SFAS No. 115, the Company has designated all marketable securities as trading securities. Trading securities, which consisted of commercial paper at June 30, 2006 and December 31, 2005, are carried at fair value, with unrealized gains and losses included in earnings on a current basis. The Company determines cost on a specific identification basis.
At June 30, 2006 and December 31, 2005, marketable securities consisted of the following:

	June 30,		December 31,
	2006		2005
	Fair Value	Cost	Fair Value	Cost
Trading securities	$32	$32	$13,978	$13,927

4. INVENTORIES
Inventories are stated at the lower of cost or market value. At June 30, 2006 and December 31, 2005, inventories consisted of the following:

	June 30,	December 31,
	2006	2005
Finished goods	$16,283	$16,374
Work in progress	9,862	10,778
Raw materials	2,331	1,529

	$28,476	$28,681

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5. DEFERRED FINANCING COSTS
Costs associated with obtaining financing are included in the accompanying condensed consolidated balance sheets as deferred financing costs and are being amortized over the terms of the loans to which such costs relate. The cost and accumulated amortization of deferred financing costs as of June 30, 2006 and December 31, 2005 is as follows:

	June 30,	December 31,
	2006	2005
Original basis	$8,802	$8,543
Accumulated amortization	(7,141)	(6,292)

	$1,661	$2,251

On April 20, 2006, the Company paid in full the CIT Term Loan and entered into other modifications to the CIT Group Revolving Line of Credit (see Note 7). As a part of this refinancing arrangement, the Company wrote-off $289 of deferred financing costs related to the CIT Term Loan and to a portion of the CIT Group Revolving Line of Credit. This charge is included within interest expense within the accompanying condensed consolidated statements of operations for the three and six month periods ended June 30, 2006.
6. DISCONTINUED OPERATIONS
In December 2005, the Company received notice of a payment from the liquidating trust of a former customer of its distribution operations (which were sold in fiscal 2000). The payment related to a previously written off accounts receivable from a customer that filed for bankruptcy protection. The payment, which approximated $462, was received in April 2006. The Company has reflected this amount within net assets of discontinued operations within the accompanying condensed consolidated balance sheet for the period ended December 31, 2005.
7. SENIOR CREDIT FACILITIES
In April 2006, the Company closed on a series of transactions with its principal stockholders relating to its senior debt. See Note 8 for particulars of these related party debt transactions. In conjunction with the closing of the LJH Term Loans, the Company paid the CIT Term Loan in full and amended the CIT Group Revolving Line of Credit (the “Amended CIT Group Revolving Line of Credit”). The Amended CIT Group Revolving Line of Credit is now a $30,000 senior secured revolving line of credit, is due December 31, 2007, and bears interest, at the Company’s option, at either (a) Prime, or (b) LIBOR plus 2.50%. The Company has elected the Prime option for the outstanding revolving line of credit at the present time. Also, in accordance with the requirements of EITF 95-22, the Company has presented the revolving line of credit as a short-term obligation. In addition, the Amended CIT Group Revolving Line of Credit contains certain financial covenants regarding the Company’s financial performance and certain other covenants, including limitations on the incurrence of additional debt and restrictions on the payment of dividends, and provides for the termination of the Amended CIT Group Revolving Line of Credit and repayment of all debt in the event of a change in control, as defined. Also, an event of default under the LJH Term Loans will also result in a default under the Amended CIT Group Revolving Line of Credit.
Borrowings under the Amended CIT Group Revolving Line of Credit are secured by a lien on substantially all of the Company’s assets. Borrowings under the revolving line of credit are based on a borrowing base formula that takes into account the level of the Company’s receivables and inventory. Further, the amounts that the Company can borrow under the Amended CIT Group Revolving Line of Credit are affected by various availability reserves and collateral reserves that can be established by the lenders under the financing agreement. In that regard, as a part of the closing of the Amended CIT Group Revolving Line of Credit, the Company provided a collateral deposit of $5,000, which is included within the accompanying condensed consolidated balance sheet at June 30, 2006 as a non-current asset. Finally, the agreement relating to the Amended CIT Group Revolving Line of Credit requires that at the time of each additional borrowing, the Company must make various representations and warranties to its lenders regarding its business (including several reaffirming that there have been no changes in the status of specific aspects of the Company’s business that could reasonably be expected to have a material adverse effect upon the business operation, assets, financial condition or collateral of the Company and its subsidiaries taken as a whole), and be in compliance with various affirmative and negative covenants, all as more particularly set forth in the agreement. As a part of the Amended CIT Group Revolving Line of Credit, the Company’s senior lender waived and in certain

14

instances, amended certain financial covenant defaults and as of December 31, 2005 and June 30, 2006 the Company was in compliance with all covenant requirements, as amended.
As of June 30, 2006, the outstanding aggregate amount borrowed under the Amended CIT Group Revolving Line of Credit was $5,476, the amount of outstanding letters of credit under the Amended CIT Group Revolving Line of Credit was $8,804, and $11,489 was available for additional borrowing under the Amended CIT Group Revolving Line of Credit.
8. TERM LOAN FROM A RELATED PARTY
On April 10, 2006, LJH acquired the $18,313 Monroe Capital Loans, with affiliates of Owl Creek simultaneously acquiring a 20% participation interest in that loan. Additionally, effective on April 20, 2006, in conjunction with the refinancing of the CIT Group Credit Facility (see Note 7), the Company obtained a new $6,000 senior secured term loan from LJH (collectively with the Monroe Capital Loans, the “LJH Term Loans”). The LJH Term Loans all mature on December 31, 2007, bear interest at LIBOR plus 1.75% per annum and are secured by a lien on substantially all of the Company’s assets. In addition, an event of default under the Amended CIT Revolving Line of Credit (described in Note 7) will also result in a default under the LJH Term Loans. The Company also obtained waivers of all defaults and events of default from LJH under the LJH Term Loans.
In April 2004, the Company entered into an agreement with its principal stockholder pursuant to which it combined all of its previously outstanding debt (principal plus accrued and unpaid interest) with its principal stockholder into a related party term loan due on January 31, 2008 (the “LJH Original Term Loan”). The LJH Original Term Loan bore interest at 18% per annum, 6% of which was payable in cash (or at the Company’s option, payable-in-kind) and the balance of which was payable-in-kind (“PIK”). Additionally, the PIK interest balance compounded into principal debt semi-annually in January and August. In October 2005, the Company’s registration statement on Form S-1 with respect to a rights offering became effective. As a part of the rights offering, the Company agreed to allow its principal stockholder the use of the LJH Original Term Loan as consideration (on a dollar-for-dollar basis) for the purchase of a portion of the shares that it was permitted to purchase in the rights offering. On November 22, 2005, the Company closed its rights offering and as a part of such closing accepted a subscription from its principal stockholder to purchase 3,960 shares of the Company’s common stock for an aggregate purchase price of $19,007 (the then current balance of the LJH Original Term Loan) using the proceeds of the LJH Original Term Loan. See Note 13 for further details of the rights offering.
9. SUBORDINATED NOTES
8% SENIOR SUBORDINATED PIK NOTES DUE 2006
In February 2002, in connection with a capital and debt restructuring, the Company issued $100,000 face value, in aggregate, principal amount of 8.0% senior subordinated convertible paid-in-kind (“PIK”) notes (“New Senior Notes”), which mature on December 31, 2006. On March 8, 2005, in conjunction with the Company’s January 2005 offering and consent solicitation (see Note 12), the Company received tenders and related consents from holders of 47.0% in aggregate principal amount of the New Senior Notes. Additionally, on October 12, 2005, in conjunction with the Company’s August 2005 offering and consent solicitation (see Note 12), the Company received tenders and related consents from holders of 98% in aggregate principal amount of the then remaining New Senior Notes. After consummation of the tender offers and as of June 30, 2006, $1,221 of New Senior Notes remained outstanding.
The remaining New Senior Notes bear interest from the date of issuance and are payable at the Company’s option either in cash or PIK through the issuance of additional New Senior Notes semiannually on June 30 and December 31 of each year. The New Senior Notes are redeemable for cash at the Company’s option during 2006 at 77.5% of par value, plus accrued interest through the date of redemption. The New Senior Notes also provide that the holders will receive a fixed number of shares of common stock if the New Senior Notes are redeemed in 2006.
If the remaining New Senior Notes have not already been redeemed or repurchased, the New Senior Notes, including those New Senior Notes previously issued as paid-in-kind interest and all accrued but unpaid interest, will automatically convert on December 31, 2006 into 71 shares of common stock. Holders of New Senior Notes will not receive any cash payment representing principal or accrued and unpaid interest upon conversion; instead, holders will receive a fixed number of shares of common stock and a cash payment to account for any fractional shares.

15

8 1/8% SENIOR SUBORDINATED NOTES DUE 2008
In 1998, the Company sold $165,000 of senior subordinated notes (“Old Notes”) with a coupon rate of 8.125% at a price of 99.395%, which mature on February 15, 2008. On February 28, 2002, $149,000 face value of these notes were cancelled as part of a note exchange in exchange for cash and securities, and substantially all of the covenants contained in the indenture relating to the remaining Old Notes were extinguished. As a result of the 2002 exchange offer and consent solicitation, $16,247 in aggregate principal amount, net of unamortized discount, of Old Notes remain outstanding at June 30, 2006. Interest on the Old Notes is payable on February 15 and August 15 of each year. The Old Senior Notes are general unsecured obligations, subordinated in right of payment to all existing and future senior debt, including indebtedness outstanding under the Amended CIT Group Revolving Line of Credit and the LJH Term Loans, and under senior credit facilities which may replace these facilities in the future, and the New Senior Notes. In addition, the Old Senior Notes are effectively subordinated to all secured obligations to the extent of the assets securing such obligations, including the Amended CIT Group Revolving Line of Credit and the LJH Term Loans. The Old Notes are redeemable, at the Company’s option, in whole or in part, for 100% of the redemption price, plus accrued and unpaid interest and liquidated damages, if any.
8% JUNIOR SUBORDINATED PIK NOTES DUE 2007
In September 2002, the Company issued $4,000 face value, in aggregate, junior subordinated convertible PIK notes (“Junior Notes”). On March 8, 2005, in conjunction with the Company’s January 2005 offering and consent solicitation (see Note 12), the Company received tenders and related consents from holders of 75.2% in aggregate principal amount of the Junior Notes. Additionally, on October 12, 2005, in conjunction with the Company’s August 2005 offering (see Note 12), the Company received tenders from holder of 33% in aggregate principal amount of the then remaining Junior Notes.
The remaining Junior Notes bear interest at 8% and mature on January 2, 2007. Interest on the Junior Notes is payable, at the Company’s option, either in cash or paid-in-kind through the issuance of additional notes semiannually on June 30 and December 31 of each year. The Junior Notes were recorded as of September 20, 2002 (the effective date) at the then current fair value of $2,500. As a result of the Company’s tender offers, the current fair value (as of June 30, 2006) approximates $686. The discount on these Junior Notes is being accreted to the redemption value of the Junior Notes at maturity in January 2007.
The remaining Junior Notes are redeemable for cash at the Company’s option at 77.5% of par value, plus accrued interest through the date of redemption. The Junior Notes also provide that the holders will receive a fixed number of shares of common stock if the Junior Notes are redeemed in 2006.
If the remaining Junior Notes have not already been redeemed or repurchased, the Junior Notes, including those Junior Notes previously issued as paid-in-kind interest and all accrued but unpaid interest, will automatically convert on January 2, 2007 into 39 shares of common stock. Holders of Junior Notes will not receive any cash payment representing principal or accrued and unpaid interest upon conversion; instead, holders will receive a fixed number of shares of common stock and a cash payment to account for any fractional shares.
10. COMMITMENTS AND CONTINGENCIES
LITIGATION AND CLAIMS
The Company is involved in various lawsuits and contingencies arising out of its operations in the normal course of business. In the opinion of management, the ultimate resolution of these claims and lawsuits will not have a material adverse effect upon the financial condition or results of operations of the Company.
In November 2005, the Company was named as the defendant in a lawsuit which alleges that the Company breached a purported verbal agreement for indemnification. The suit seeks damages of $6,600, plus interest, costs and attorneys fees. While the Company does not believe that any such indemnification agreement exists, believes that it has meritorious defenses to the claim and intends to vigorously defend the lawsuit, there can be no assurance as to its outcome. As of June 30, 2006, no reserves related to this lawsuit have been recorded within the accompanying condensed consolidated financial statements.

16

In January 2006, the Company was sued by its former President and Chief Operating Officer for breach of his employment agreement and for related claims under North Carolina employment law. This lawsuit sought unspecified monetary damages and declaratory relief regarding the scope and applicability of the non-compete contained in the former employee’s employment agreement. In addition, the Company filed a countersuit against the former employee for, among other matters, misrepresentation and breach of contract. In June 2006, the Company entered into a settlement agreement with this former employee in which the Company, among other matters, agreed to pay 18 months of severance. This severance obligation, netted with payments previously paid to this former employee, is included within accrued expenses within the accompanying condensed consolidated balance sheet for the period ended June 30, 2006.
ENVIRONMENTAL MATTERS
The Company is taking remedial action pursuant to Environmental Protection Agency and Florida Department of Environmental Protection (“FDEP”) regulations at TIMCO-Lake City. Ongoing testing is being performed and new information is being gathered to continually assess the impact and magnitude of the required remediation efforts on the Company. During 2003, based upon the most recent cost estimates provided by environmental consultants, it was estimated that the total remaining testing, remediation and compliance costs for this facility was approximately $810. Additionally, during 2003 the Company secured an insurance policy to comply with the financial assurances required by the FDEP. Subsequent to 2003, the Company has proceeded with its remediation plan with no significant change in the estimated compliance costs and has maintained its insurance policy to comply with the financial assurances required by the FDEP.
Testing and evaluation for all known sites on TIMCO-Lake City’s property is completed and the Company has commenced a remediation program. The Company is currently monitoring the remediation, which will extend into the future. Based on current testing, technology, environmental law and clean-up experience to date, the Company believes that it has established an accrual for the estimated costs associated with its current remediation strategies. Additionally, there are other areas adjacent to TIMCO-Lake City’s facility that could also require remediation. The Company does not believe that it is responsible for these areas; however, it may be asserted that the Company and other parties are jointly and severally liable and are responsible for the remediation of those properties.
Accrued expenses in the accompanying June 30, 2006 and December 31, 2005 condensed consolidated balance sheets include $670 and $650, respectively, related to obligations to remediate the environmental matters described above. As of June 30, 2006 and December 31, 2005, the Company has no receivables from the insurance provider for these exposures. Future information and developments will require the Company to continually reassess the expected impact of the environmental matters discussed above. Actual costs to be incurred in future periods may vary from the estimates, given the inherent uncertainties in evaluating environmental exposures. These uncertainties include the extent of required remediation based on testing and evaluation not yet completed and the varying costs and effectiveness of remediation methods. In the opinion of management, the ultimate resolution of these environmental exposures will not have a material adverse effect upon the financial condition or results of operations of the Company.
OTHER MATTERS
In February 2006, a settlement agreement for unsecured claims was reached with a current customer of the Company (UAL Corporation) relating to their filing for protection under Chapter 11 of the United States Bankruptcy Code in fiscal 2002. Pursuant to the UAL Corporation plan of reorganization, the Company received 5 shares of common stock in the reorganized company based on the Company’s unsecured claim as compared to the total of all unsecured claims. Based on the stock price of the reorganized company on February 2, 2006, which approximated $35.89 per share, the Company recorded an offset to operating expenses of $164 within the accompanying condensed consolidated statement of operation for the six month period ended June 30, 2006. In June 2006, the Company sold these shares in UAL Corporation and recorded a loss of $31 to other income, net within the accompanying condensed consolidated statements of operations for the three and six month periods ended June 30, 2006.
The Company has employment agreements with all of its executive officers and certain of its key employees. The employment agreements provide that such officers and key employees may earn bonuses, based upon a sliding percentage scale of their base salaries, provided the Company achieves certain financial operating results, as defined. Further, certain of these employment agreements provide for severance benefits in the event of a change of control. In December 2005, the Company terminated several executive officers and key employees and in April 2006, the Company entered into a retirement arrangement with its former Chief Executive Officer. Also, in June 2006, the Company settled with certain former executive officers and senior members of management disputed claims regarding severance obligations. As a result of these settlements, the Company reversed approximately $325 of severance accruals that were established as of December 31, 2005. Accrued expenses in the

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accompanying June 30, 2006 and December 31, 2005 condensed consolidated balance sheets include $2,700 and $2,100, respectively, related to aggregate severance and retirement obligations due to these individuals. Further, the charges for these severance and retirement benefits was recorded in operating expenses on the condensed consolidated statements of operations for the second quarter of 2006 and the fourth quarter of 2005, respectively.
On November 1, 2005, the Company entered into an operating lease agreement with the Allegheny County Airport Authority (Pittsburgh, PA) for an engine test cell facility to be used for the repair and overhaul of CFM-56 engines. The initial term of the lease is 10 years with a cancellation option after 5 years. The lease arrangement also maintains two 5-year renewal options. Rental payments are contingent upon revenues generated by the Company within this facility and range from $0.50 per square foot to $7.00 per square foot annually.
On April 15, 2005, the Company entered into an operating lease agreement with Maxus Leasing Group for tooling and other equipment to be used for the repair and overhaul of CFM-56 engines. The initial term of the lease is 48 months with a cancellation option, contingent upon the payment of a cancellation fee, after the first 12 months, and purchase options available to the Company at the end of each 12-month period. Rental payments approximate $1,320 per year, with the Company also responsible for insurance, taxes, and other upfront expenditures.
11. RELATED PARTY TRANSACTIONS
As partial consideration for the funding of a $6,050 term loan with the Company’s principal stockholder in 2003, the Company issued a warrant (the “LJH Warrant”) to LJH to acquire, for nominal consideration, 30% of the Company’s outstanding common stock (on a fully-diluted basis) as of the day the warrant is exercised. The warrant is exercisable on or before January 31, 2007. The warrant valuation, as determined by an independent business valuation specialist through a fair market value assessment of the Company, was recorded at $1,258 in 2003. The Company recorded the value of this warrant as deferred financing costs and was amortizing this amount to expense over a three-year period (the original period of this loan). In conjunction with the Company’s rights offering (see Note 13), and as a result of the use by its principal stockholder of the entire balance of the LJH Original Term Loan as consideration for its purchase of shares in the rights offering, the Company wrote-off the unamortized deferred financing balance (approximately $710) at the closing of the rights offering.
In January 2005 and August 2005, the Company extended offers for early conversion of its New Senior Notes and Junior Notes. As part of these offers, LJH agreed to certain amended terms with respect to the LJH Warrant. Upon the completion of the Company’s tender offers, LJH partially exercised the LJH Warrant. As a result of these partial exercises, the Company’s principal stockholder received 1,774 shares and 1,514 shares, during the January 2005 and August 2005 tender offers, respectively, of the Company’s authorized but unissued common stock. Additionally, upon the maturity of the remaining untendered New Senior Notes and Junior Notes, which is to occur on December 31, 2006 and January 2, 2007, respectively, and the automatic conversion of these notes into common stock, LJH will have the right to exercise the remainder of the LJH Warrant to receive an additional 47 shares of common stock. See Note 12 for specifics of these tender offers.
During 2006 and 2005, the Company has obtained some of its contract labor through Aviation Partners, a contract labor firm owned by an immediate family member of the Company’s former Chief Executive Officer. Management believes that the fees charged by Aviation Partners are not less favorable to the Company than those generally made available by unrelated third party contract labor firms. Total contract labor fees paid to Aviation Partners through June 30, 2006 and 2005 were $1,580 and $163, respectively, and as of June 30, 2006, the Company owed Aviation Partners approximately $146, which is included within accounts payable within the accompanying condensed consolidated balance sheet.
The Company’s President and Chief Operating Officer serves as an officer and director and is a stockholder of Human Performance & Safety Consultants, Inc. (“HPSC”). HPSC has in the past and continues to provide advisory services to the Company. During the first half of 2006, the Company was billed $148 for services rendered by HPSC. Management believes that the fees paid for these advisory services were no greater then those that would be charged by an unrelated third party and the Company’s President and COO received no direct compensation for amounts paid to HPSC for performing services on the Company’s behalf.
A member of the Company’s board of directors is a shareholder in Akerman Senterfitt, which has in the past and continues to perform legal services for the Company. Management believes that the fees paid to Akerman Senterfitt were no greater then those that would be charged by an unrelated third party. The Company was billed $237 and $219, respectively, for the services rendered by Akerman Senterfitt in the first half of 2006 and 2005. The Company’s board member received no direct compensation from amounts paid to Akerman Senterfitt for performing services on the Company’s behalf.

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An entity in which the Company’s principal stockholder and the Company’s former Chairman and Chief Executive Officer have been involved, purchases aircraft for resale and lease, and the Company has provided aircraft maintenance service work to that entity. Services provided to that entity were charged at not less than the rates that would be charged for such services to an unaffiliated third party. During the six month period ended June 30, 2005, the billings related to the services that were provided to such entity were approximately $960. During 2006, the Company has not provided any aircraft maintenance service work to this entity.
In 2002, an entity controlled by the Company’s principal stockholder acquired the operating assets of Aviation Management Systems, Inc. (“AMS”) located in Phoenix, Arizona. Additionally, this entity assumed a lease with the City of Phoenix for facilities previously leased by AMS at the Goodyear Airport. In 2003, the Company entered into an operating sublease agreement with its principal stockholder to operate its business in these facilities. This sublease expired in April 2006, and the Company continues to lease this facility on a month-to-month lease arrangement. The sublease requires rental payments of $432 annually. Under the sublease agreement, the Company is also responsible for insurance, taxes and charges levied by the City of Phoenix. Management believes that the facility lease is on terms not less favorable to the Company than could be obtained from an unaffiliated third party. Subsequent to June 30, 2006, the Company entered into an agreement to sell substantially all of the fixed assets located at the Company’s Goodyear facility and to terminate this sublease agreement. See Note 17 for further particulars of these activities.
During 2002, the Company sold certain real estate and fixtures located in Dallas, Texas, to the Company’s principal stockholder. The gross sales price for these assets was approximately $2,400, which was the estimated fair market value, based on a third party appraisal, on the sale date. Simultaneous with this sale, the Company entered into a lease agreement with the principal stockholder for substantially all of these assets. The term of this lease was ten years. Annual rental payments were approximately $300 per year, with the Company being responsible for, among other things, taxes, insurance and utilities. The sale and resulting leaseback qualified for sale leaseback accounting pursuant to SFAS No. 98, “Accounting for Leases”. The Company initially deferred the gain on sale of approximately $1,700 and was amortizing this gain to income over the term of the lease agreement as an offset to rent expense. In September 2005, the Company entered into an amendment to this operating lease which, among other matters, converted the lease arrangement to a month-to-month commitment and the Company recognized all of the remaining unamortized deferred gain on this sale leaseback transaction.
12. OFFERING AND CONSENT SOLICITATION
JANUARY 2005 TENDER OFFER
In January 2005, the Company extended an offering and consent solicitation relating to the New Senior Notes and the Junior Notes. Under the contractual terms of the New Senior Notes and the Junior Notes (collectively, the “Notes”), the Notes will automatically convert at their maturity into a fixed number of shares of the Company’s authorized but unissued common stock unless, prior to their maturity, the Notes are redeemed in accordance with their terms for cash and additional shares of common stock.
In the offering and consent solicitation, the Company offered holders of the Notes the right to receive a 15% premium payable in shares of its common stock if the holders agreed to an early conversion of their Notes into common stock during the conversion period, which expired on March 8, 2005. The Company also solicited consents from the holders of its New Senior Notes and Junior Notes to remove all material covenants contained in the indentures, including the covenant restricting the amount of senior debt that the Company may incur and the covenant requiring the Company to redeem the Notes upon a change of control. If the holders tendered their Notes, they automatically consented to the proposed amendments to the indentures. To become effective for each class of Notes, the amendments required the consent of a majority of the holders of the Notes (excluding from this computation the Notes held by the Company’s principal stockholder).
In accordance with the terms of the offer, all Notes that were properly tendered were accepted for early conversion. The Company received consents representing a majority in aggregate principal amount of the outstanding Junior Notes, and accordingly, the proposed amendments to the indenture governing the Junior Notes became effective. Since the Company did not receive consents representing a majority in aggregate principal amount of the outstanding New Senior Notes in this consent solicitation, the indenture governing the New Senior Notes was not amended at the closing of the January 2005 tender offer (see, however, the August 2005 tender offer below).
The Company received tenders and related consents from holders of 47.0% in aggregate principal amount of the New Senior Notes and tenders and related consents from holders of 75.2% in aggregate principal amount of the Junior Notes. Based on the level of premium shares that have been issued (see below), for this offering and consent solicitation, the Company recorded an inducement charge of $160 and incurred related transaction expenses of $240. The aggregate inducement charge of $400 is

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included in charge for early conversion of notes within the accompanying condensed consolidated statements of operations for the six month period ended June 30, 2005.
At the closing of the offer, the Company issued 3,648 shares of its authorized but unissued common stock to the holders of the New Senior Notes who tendered in the offer (including 476 premium shares), 201 shares of its authorized but unissued common stock to the holders of the Junior Notes who tendered in the offer (including 26 premium shares), and 1,774 shares to LJH in connection with its partial exercise of the LJH Warrant. See Note 11 for information about the LJH Warrant.
AUGUST 2005 TENDER OFFER
In August 2005, the Company announced an offering to the holders of its remaining New Senior Notes and Junior Notes, and solicited consents from the holders of the remaining New Senior Notes to proposed amendments governing the New Senior Note indenture. If the holders of the New Senior Notes tendered their notes, they were automatically consenting to the proposed amendments to the indenture, which included the removal of all material covenants contained in the indenture, including the covenant restricting the amount of senior debt that the Company may incur and the covenant requiring the Company to redeem the New Senior Notes upon a change of control. No such consent was sought from the holders of the outstanding Junior Notes since the covenant protections related to the Junior Notes were previously eliminated as a result of the Company’s January 2005 tender offer (see above). This offering and consent solicitation, which was amended in September 2005, offered the remaining holders of its New Senior Notes and Junior Notes the right to receive a 15% premium for agreeing to an early conversion of their Notes into shares of the Company’s authorized but unissued common stock.
The Company received tenders and related consents from holders of 98% in aggregate principal amount of its outstanding New Senior Notes and tenders from the holders of 33% in aggregate principal amount of its outstanding Junior Notes. Based on the level of premium shares that have been issued (see below), for this offering and consent solicitation, the Company recorded an inducement charge of $155 and incurred related transaction expenses of $64. The aggregate inducement charge of $219 was included as a charge for early conversion of notes for the year ended December 31, 2005.
At the closing of the offer, the Company issued 4,041 shares of its authorized but unissued common stock to the holders of the New Senior Notes who tendered in the offer (including 527 premium shares), 22 shares of its authorized but unissued common stock to the holders of the Junior Notes who tendered in the offer (including 3 premium shares), and 1,514 shares to LJH in connection with the partial exercise of the LJH Warrant. See Note 11 for information about the LJH Warrant.
In accordance with the terms of the offer, all Notes that were properly tendered were accepted for early conversion. The Company received consents representing a majority in aggregate principal amount of the outstanding New Senior Notes in the consent solicitation, and accordingly, the proposed amendments to the indenture governing the New Senior Notes became effective at the closing of the August 2005 tender offer.
After consummation of the January 2005 and August 2005 offers and consent solicitations, approximately $1,221 of the New Senior Notes and $686 of the Junior Notes remain outstanding. Upon maturity of such notes in 2006 and 2007, respectively, the New Senior Notes will automatically convert into 71 shares of the Company’s authorized, but unissued common stock and the Junior Notes will automatically convert into 39 shares of the Company’s authorized, but unissued common stock. At such time, LJH will be able to complete the full exercise of the LJH Warrant and receive 47 shares of the Company’s common stock.
13. RIGHTS OFFERING
In October 2005, the Company’s registration statement on Form S-1 with respect to a rights offering became effective. In the rights offering, stockholders holding shares of the Company’s common stock as of October 19, 2005 (the “record date”) had the right to purchase additional shares of the Company’s post-reverse split common stock for a subscription price of $4.80 per share ($0.12 per pre-reverse split share). For every 40 pre-reverse split shares (one post-reverse split share) of common stock held on the record date, stockholders were granted 1.50 subscription rights. Also, the Company agreed to allow LJH to use amounts due to it under the LJH Original Term Loan (see Note 8 for a description of the LJH Original Term Loan) as consideration (on a dollar-for-dollar basis) for the purchase of a portion of the shares that LJH was permitted to purchase in the rights offering. Finally, the Company effected, simultaneously with the closing of the rights offering, a reverse split of its common stock on a one-new-share-for-forty-old-shares basis. In conjunction with the reverse split, the Company amended its certificate of incorporation to reduce its authorized common stock, $0.001 par value, from 500,000 (on a pre-reverse split basis) to a 100,000 (on a post-reverse split basis) shares.

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On November 22, 2005, the Company closed on cash subscriptions to purchase 5,491 shares of the Company’s common stock for an aggregate purchase price of $26,358 and a subscription from LJH to purchase 3,960 shares of the Company’s common stock for an aggregate purchase price of $19,007 using the proceeds of the LJH Original Term Loan. Additionally, the Company incurred $580 of transaction expenses related to the completion of the rights offering. These expenses, which related to professional fees, advisory fees and document production fees, were offset against the cash proceeds received. At the closing of the rights offering, the Company issued an aggregate of 9,451 shares.
On September 20, 2005, the Company entered into a letter agreement relating to the rights offering and tender offer with Owl Creek, which beneficially owned at the time approximately $24,900 in aggregate principal amount of the New Senior Notes. In the letter agreement, Owl Creek agreed to tender the New Senior Notes that it owned in the August 2005 tender offer and to participate in the rights offering to the full extent of its basic subscription privilege. In October 2005, the Company issued 1,489 shares of its common stock to Owl Creek in the August 2005 tender offer, which gave Owl Creek the right to purchase 2,233 shares of the Company’s common stock in the rights offering. Owl Creek also agreed in the letter agreement to lock up the shares that it received in the August 2005 tender offer for 180 days, which lockup has now expired. See Notes 9 and 12 for a description of the Company’s New Senior Notes and for a description of the Company’s tender offers.
14. WEIGHTED AVERAGE SHARES
Basic income per share is computed using the weighted-average number of shares outstanding during the period. Diluted income per share uses the weighted-average number of shares outstanding during the period plus the dilutive effect of stock options, convertible debt instruments and stock warrants calculated using the treasury stock method. Also, the potential effect of diluted securities during periods when the Company is in a loss position for continuing operations are not included as the impact would be anti-dilutive. Weighted average shares used in the computation of basic and diluted income per share is as follows:

	For the Three		For the Six
	Months Ended		Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Weighted average common and common equivalent shares outstanding:
Basic	21,441,040	6,413,979	21,441,040	3,959,757
Effect of dilutive securities
Convertible debt	—	3,642,572	—	3,642,572
Stock warrants and options	—	1,551,041	—	1,551,684

Diluted	21,441,040	11,607,592	21,441,040	9,154,013

Common stock equivalents outstanding which are not included in the calculation of diluted earnings per share because their impact is antidilutive	499,244	388,325	499,350	388,325

15. SEGMENT INFORMATION
The Company’s operations are classified into three business segments: aircraft maintenance, repair and overhaul (MRO), aircraft interiors and engineering services, and other. The MRO segment performs maintenance, repair and modification services on aircraft and aircraft engines at four separate operating facilities. The aircraft interiors segment performs the refurbishment of aircraft interior components and the manufacturing and sale of aftermarket parts and new aircraft seats, and provides aircraft engineering services, modification design, certification, and installation of interior reconfigurations within two separate operating facilities. The other segment consists of corporate selling, general and administrative expenses, interest expense related to the Company’s debt obligations (excluding capital lease obligations which are allocated to the particular segment to which they relate) and results from discontinued operations, which are included to reconcile segment information to the consolidated financial statements.

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Operating income (loss) is defined as sales less direct operating costs and expenses, excluding allocation of corporate expenses. Identifiable assets include assets used in the operation of each segment and consists of current assets, property, plant, and equipment, and goodwill.

Three months ended June 30, 2006	MRO	Interiors	Other	Consolidated
Net sales	$65,324	$23,345	$—	$88,669
Operating income (loss)	1,042	3,010	(5,329)	(1,277)
Identifiable assets	115,308	16,434	16,422	148,164
Depreciation and amortization	1,288	39	—	1,327
Capital expenditures	666	19	—	685
Interest expense, net	70	—	2,018	2,088

Three months ended June 30, 2005	MRO	Interiors	Other	Consolidated
Net sales	$73,397	$7,717	$—	$81,114
Operating income (loss)	4,642	331	(3,360)	1,613
Identifiable assets	107,320	19,817	16,115	143,252
Depreciation and amortization	1,400	43	—	1,443
Capital expenditures	960	223	5	1,188
Interest expense, net	83	—	2,065	2,148

Six months ended June 30, 2006	MRO	Interiors	Other	Consolidated
Net sales	$136,894	$36,867	$—	$173,761
Operating income (loss)	1,687	4,216	(8,575)	(2,672)
Identifiable assets	115,308	16,434	16,422	148,164
Depreciation and amortization	2,503	79	—	2,582
Capital expenditures	1,554	26	—	1,580
Interest expense, net	142	—	3,595	3,737

Six months ended June 30, 2005	MRO	Interiors	Other	Consolidated
Net sales	$153,032	$18,764	$—	$171,796
Operating income (loss)	10,602	1,083	(7,066)	4,619
Identifiable assets	107,320	19,817	16,115	143,252
Depreciation and amortization	2,645	81	—	2,726
Capital expenditures	1,605	249	33	1,887
Interest expense, net	169	—	4,110	4,279
16. NEW ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED
In June 2006, the FASB issued FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which is an interpretation of SFAS 109 “Accounting for Income Taxes.” This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. This Interpretation is effective for fiscal years beginning after December 15, 2006 and as such, the Company will adopt this interpretation starting January 1, 2007. The Company is currently evaluating the impact of adopting FIN 48 on its consolidated financial statements.
17. SUBSEQUENT EVENTS
Effective July 1, 2006, the Company entered into an asset sale agreement in which the Company agreed to sell substantially all of the fixed assets located at the Company’s Goodyear, Arizona MRO facility to an unrelated party. The net sales price for these assets is $1,400 plus the transition period loss (defined below), of which $1,138 plus the transition period loss has been paid in cash and the residual has been fulfilled through the termination of outstanding obligations due from the Company. As of the closing date, approximately $655 of the cash proceeds owed to the Company was placed in escrow until the Company completes certain repairs to the Goodyear facility that are obligations of the Company. The transition period loss will be equal to the difference between the Company’s business revenues and certain expenses during the period from July 1, 2006 and the closing date of this transaction (which was August 4, 2006). In addition, the Company has entered into certain other agreements with the purchaser for the consignment of certain inventories and to provide certain transition services. Also, effective as of the closing date, the purchaser has entered into a sublease arrangement with LJH with respect to the Goodyear facility and the Company has terminated its current month-to-month sublease arrangement with LJH. Finally, the Company intends to relocate certain fixed assets and inventories to its other MRO facilities and to integrate certain customer aircraft heavy maintenance services into its three other airframe heavy maintenance MRO facilities.

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For the three and six month periods ended June 30, 2006, the Company recorded charges, within cost of sales in the accompanying condensed consolidated statements of operations, of $277 related to the impairment of certain fixed assets at the Goodyear facility that are either not being acquired or not being relocated to other MRO facilities. Also, the Company has recorded charges, within costs of sales and operating expenses in the accompanying condensed consolidated statements of operations, of $199 related to severance obligations for certain terminated employees at the Goodyear facility. Additionally, the Company anticipates charges of approximately $750 during the third quarter of 2006 related to the shutdown of and exit from the Goodyear facility and related to additional severance charges to be recorded in conjunction with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. These charges will be partially offset by a gain, which will approximate $330, on the sale of assets related to this transaction.
Also, effective as of July 31, 2006, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with TAS Holding, Inc., a Delaware Corporation (“TAS”) under which TAS will be merged (the “Merger”) with and into the Company and the stockholders of the Company (other than LJH and Owl Creek) will receive $4.00 per share in cash for their shares, without interest. TAS is a Delaware corporation. The stockholders of TAS are LJH, which owns approximately 71% of the Company’s outstanding common stock, and Owl Creek, which own approximately 18% of the Company’s outstanding common stock, and the President of TAS is John R. Cawthron, the Company’s Chairman and Chief Executive Officer.
Simultaneous with entering into the Merger Agreement, the Company entered into two additional agreements with respect to the Merger:
•	A Conversion, Support and Release Agreement, dated as of July 31, 2006, in which, among other matters: (i) the Company agreed (under certain conditions) to sell to LJH and Owl Creek an additional 2,400 shares of the Company’s authorized but unissued common stock at an exercise price of $2.50 per share through the conversion of debt owed by the Company to LJH (the “Option”), and (ii) TAS’s stockholders agreed to support the Merger at any meeting of the Company’s stockholders called to consider and vote upon the Merger; and

•	An Escrow Agreement, dated as of July 31, 2006, between the Company, TAS and American Bank of Texas, under which TAS has deposited all of the funds required to pay public stockholders the $4.00 per share cash Merger consideration. American Bank of Texas is wholly-owned by Lacy Harber, the principal stockholder of LJH.
The Merger is subject to customary closing conditions and the receipt of required regulatory approvals. The Company expects to complete the Merger by the end of the 2006 fiscal year, although there can be no assurance that the Merger will be completed.

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ITEM 2: MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, references to “TIMCO,” “we”, “our”, and “us”, in this Quarterly Report on Form 10-Q (“Form 10-Q”) includes TIMCO Aviation Services, Inc. and its subsidiaries. This Form 10-Q contains, or may contain, forward-looking statements, such as statements regarding our prospects, strategy and anticipated trends in the industry in which we operate. These forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions relating to our operations and results of operations, competitive factors, shifts in market demand, and other risks and uncertainties, including, in addition to those described below and elsewhere in this Form 10-Q and in our Annual Report on Form 10-K for the year ended December 31, 2005 (the “Form 10-K”), our ability to continue to generate sufficient working capital to meet our operating requirements and service our indebtedness, our ability to meet the financial covenants contained in our credit agreements, our ability to obtain additional working capital as may be required in connection with the operation of our business, our maintaining good working relationships with our vendors and customers, competitive pricing for our products and services, our ability to achieve gross profit margins at which we can be profitable, including margins on services we perform on a fixed price basis, competition in the aircraft maintenance, repair and overhaul market and the impact on that market and on us of the ongoing global war on terrorism, the state of the domestic passenger airline industry and the financial condition of our airline customers, our ability to attract and retain qualified personnel in our businesses, utilization rates for our MRO facilities, our ability to effectively integrate future acquisitions, our ability to effectively manage our business, economic factors which affect the airline industry, generally including the amount of aircraft maintenance outsourced by various airlines, and future changes in government regulations. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying our forward-looking statements prove incorrect, actual results may differ significantly from results expressed or implied in any forward-looking statements made by us in this Form 10-Q. We do not undertake any obligation to revise these forward-looking statements to reflect future events or circumstances.
The following discussion and analysis should be read in conjunction with the information set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Form 10-K.
GENERAL
TIMCO Aviation Services, Inc. is among the world’s largest independent providers of aviation maintenance, repair and overhaul (MRO) services for major commercial airlines, regional air carriers, aircraft leasing companies, government and military units and air cargo carriers. We provide MRO services through our subsidiaries: (i) Triad International Maintenance Corporation (known in the industry as TIMCO), which, with its three active locations, is one of the largest independent providers of aircraft heavy maintenance services in the world and also provides line maintenance services; (ii) Brice Manufacturing, which specializes in the manufacturing and sale of new aircraft seats and aftermarket parts and in the refurbishment of aircraft interior components; (iii) TIMCO Engineered Systems, which provides engineering services both to our MRO operations and our customers; and (iv) TIMCO Engine Center, which refurbishes JT8D engines and performs on-wing repairs for both JT8D and CFM-56 series engines. Visit TIMCO online at www.timco.aero.
Effective July 1, 2006, we entered into an asset sale agreement in which we agreed to sell substantially all of the fixed assets located at our Goodyear, Arizona MRO facility to an unrelated party. The net sales price for these assets was $1,400 plus the transition period loss (defined below), of which $1,138 plus the transition period loss was paid in cash and the residual was fulfilled through the termination of our outstanding obligations to the purchaser. As of the closing date, approximately $650 was held in escrow pending our completion of certain repairs to the Goodyear facility that are our obligation. The transition period loss will be equal to the difference between our business revenues and certain expenses during the period from July 1, 2006 and the closing date of this transaction (which was August 4, 2006). In addition, we have entered into certain other agreements with the purchaser for the consignment of certain inventories and to provide certain transition services. Also, effective as of the closing date, the purchaser has entered into a sublease arrangement with LJH with respect to the Goodyear facility and we have terminated our current month-to-month sublease arrangement with LJH. We intend to relocate certain fixed assets and inventories to our other MRO facilities and to integrate certain customer aircraft heavy maintenance services into our three other MRO facilities. See Note 17 of Notes to Condensed Consolidated Financial Statements for further details.
Our strategy is to be the vendor of choice to our customers, providing aircraft maintenance solutions to meet our customers’ MRO requirements. The services that we offer allow our customers to reduce their costs by outsourcing some of their MRO functions.

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At present, approximately 80% of our business is airframe heavy maintenance, and we are one of the largest independent providers of these services in the world. While most of our current MRO business comes from commercial airlines and air freight carriers, we have begun to receive military MRO business, and we hope to expand our military MRO business in the future. We are rapidly expanding our TIMCO Engineered Systems operations. We have also been seeking to expand our line maintenance operations. We hope to significantly expand that business, believing it to be a service that airlines will seriously consider outsourcing in the future. Further, we continue to operate our Brice seat manufacturing operation and our JT8D engine operation. There can be no assurance we can successfully expand our business.
Our principal executive offices are at 623 Radar Road, Greensboro, North Carolina 27410, and our telephone number is (336) 668-4410.
RESULTS OF OPERATIONS
GENERAL
Operating revenues consist primarily of service revenues and sales of materials consumed while providing services, net of allowances for any reworks, discounts, or returns. Cost of sales consists primarily of labor, materials, overhead, and freight charges.
These forward looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions relating to our operations and results of operations, including, among others:
•	the financial health of the U.S. passenger and freight airline industry, and the impact of the financial health of that industry on the maintenance, repair, and overhaul (“MRO”) industry generally and our business specifically,

•	the amount of MRO business being outsourced by the airline industry in general and our airline customers in particular,

•	factors that affect the financial health and well-being of our airline customers, such as the September 11, 2001 terrorist attacks, the global war on terrorism, and fluctuations in the price of jet fuel,

•	the effect of competition on our business, including the effects of competition on the pricing of the services and goods that we provide,

•	our ability to achieve gross profit margins at which we can be profitable, including margins on services that we perform on a fixed price basis and our ability to accurately project our costs in a dynamic environment,

•	our ability to generate sufficient working capital from our operations and from our available credit facilities to meet our operating requirements, capital expenditure requirements and service our indebtedness,

•	our maintaining good relations with our customers and vendors,

•	our ability to fully utilize our hangar space dedicated to maintenance and repair services,

•	our ability to manage our business efficiently and achieve both positive income and cash flow from our operations,

•	our ability to attract and retain the services of our executive officers and key employees,

•	our ability to attract and retain a sufficient number of mechanics to perform the maintenance, overhaul and repair services requested by our customers,

•	our ability to integrate future acquisitions, and

•	future changes in government regulations.
A portion of our operating expenses are relatively fixed. Since we typically do not obtain long-term commitments from our customers, we must anticipate the future volume of orders based upon the historic patterns of our customers and upon discussions with our customers as to their future requirements. Cancellations, reductions or delays in orders by a customer or group of customers have in the past and could in the future have a material adverse effect on our business, financial condition and results of operations.
OPERATING SEGMENTS
Our operations are classified into two reportable segments: aircraft and engine maintenance, repair and overhaul (“MRO”) and aircraft interiors, including engineering services (“interiors”). Our MRO segment performs maintenance, repair and modification services on aircraft and aircraft engines at five separate operating facilities. These operating facilities provide the capabilities to service both wide body and narrow body aircraft with servicing capabilities for older generation aircraft and newly developed capabilities to support the needs of today’s newer generation aircrafts. Additionally, we provide complete repair and overhaul capabilities for the JT8D and JT8D-200 series engine, on-wing services to complement these engine types, and are expanding our service capabilities to include CFM-56 engines. Through these facilities, we provide MRO services for

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major commercial airlines, regional air carriers, aircraft leasing companies, government and military units and air cargo carriers.
Our aircraft interiors segment performs the refurbishment of aircraft interior components and the manufacturing and sale of aftermarket parts and new aircraft seats, and provides aircraft engineering, modification design, certification, and installation of interior reconfigurations within two separate operating facilities. These operating facilities provide the capabilities for passenger-to-freighter conversions, aircraft modifications for in-flight entertainment, avionics upgrades and major structural modification programs. Additionally, our interiors segment provides the manufacturing for new aircraft seats, ranging from basic coach to business class and first class seat capabilities. These services are provided to both foreign and domestic commercial airlines and to aerospace original equipment manufacturers.
THREE AND SIX MONTHS ENDED JUNE 30, 2006 AND 2005
Consolidated operating revenue for the six month period ended June 30, 2006 increased $1,965, or 1.1% to $173,761, from $171,796 for the same period in 2005. Operating revenue for our MRO operations decreased to $136,894 for the six month period ended June 30, 2006, compared to $153,032 for the same period in 2005 (a $16,138, or 10.5%, decrease period-over-period). Operating revenue for our interior operations increased to $36,867 for the six month period ended June 30, 2006, compared to $18,764 for the same period in 2005 (an $18,103, or 96.5%, increase period-over-period).
Consolidated operating revenue for the three month period ended June 30, 2006 increased $7,555, or 9.3% to $88,669, from $81,114 for the same period in 2005. Operating revenue for our MRO operations decreased to $65,324 for the quarter ended June 30, 2006, compared to $73,397 for the same period in 2005 (an $8,073, or 11.0%, decrease quarter-over-quarter). Operating revenue for our interior operations increased to $23,345 for the quarter ended June 30, 2006, compared to $7,717 for the same period in 2005 (a $15,628, or 202.5%, increase quarter-over-quarter).
During the three and six month periods ended June 30, 2006, our revenue from our MRO operations declined as compared to the same periods of 2005 as a result of aircraft mix, which included a larger number of smaller aircraft for which we receive a lower hourly rate, a change in the mix of maintenance services requested by our customers during 2006 as compared to 2005 (from more heavy maintenance service checks to less intensive and lower hour maintenance checks), and from the wind-down of maintenance services being offered at our Goodyear, Arizona facility. Our revenues from our Goodyear facility were $12,406 and $17,052, respectively, for the first half of 2006 and 2005, and $3,558 and $7,634, respectively, for the three months ended June 30, 2006 and 2005. Also, our MRO operations have tried to better evaluate the pricing points in which we will bid and accept heavy maintenance service work, with the goal of improving gross margin results. This more stringent evaluation has resulted in our not accepting certain customer aircraft and/or programs where we would be unable to achieve levels of gross profit sufficient to take on such business. A part of this revenue decline within the MRO operations was partially offset by the induction, in late December 2005, of our first aircraft under a significant U.S. military MRO program. This program is anticipated to benefit the full year of fiscal 2006.
Within our interior operations, our six month and second quarter 2006 revenues have exceeded those of the same period of 2005 as we have commenced shipments for several large customer structural modification programs. These customer programs, which are a part of our engineering services business, have resulted in increased revenues for the six month period ended June 30, 2006 over the same period of 2005 of $21,150, or 312%, and for the three month period ended June 30, 2006 over the same period of 2005 of $17,201, or 1000%. This revenue increase for the three and six month periods ended June 30, 2006 has been partially offset by lower sales volume within our seat manufacturing and overhaul operations. In that regard, in June 2005 we closed our Aircraft Interior Design operations in Dallas, TX and integrated that business within our other MRO operations.
Our consolidated revenues and gross profit for the first half and second quarter of 2006 continued to be unfavorably impacted by general economic conditions affecting the airline industry, which has continued to put pricing pressures on our business, and by continued overcapacity in the MRO markets in which we operate. Also, delays and changes in customer maintenance schedules have impacted us in the past and are likely to impact us in the future. In addition, as discussed below, we have recorded certain charges during 2006 related to the shut-down of our Goodyear, Arizona MRO facility. Finally, changes in customers and the addition of new customers and new fleet types within several of our airframe maintenance facilities have resulted in ramp up and learning curve issues that have driven inefficiencies and caused a significant deterioration of gross profit margins.

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In September 2005, America West Airlines, a primary customer of our Macon, Georgia MRO facility and a substantial customer of our Lake City, Florida and Goodyear, Arizona MRO facilities, merged with US Airways. In the near term we do not believe that this merger will adversely affect our business with America West. However, in the long term we are unable to predict the impact of this merger on our business. Additionally, on September 14, 2005, one of our largest customers, Delta Airlines, Inc., filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code. Based on currently available information, we do not expect the bankruptcy filing of Delta Airlines, Inc. to have a material adverse effect on our results of operations or financial position.
Consolidated gross profit decreased to $10,959 for the first half of 2006, compared with a gross profit of $16,956 for the first half of 2005. Consolidated gross profit as a percentage of revenue decreased to 6.3% for first half of 2006 compared with 9.9% for first half of 2005. Consolidated gross profit decreased to $6,779 for the second quarter of 2006 compared with a gross profit of $7,527 for the second quarter of 2005. Consolidated gross profit as a percentage of revenue decreased to 7.6% for second quarter of 2006 compared with 9.3% for second quarter of 2005. Gross margins during any particular period are dependent upon the number and type of aircraft serviced, the contract terms under which services are performed, the efficiencies that can be obtained in the performance of such services and the timing of shipments related to modification programs that are a part of our engineering services business. Significant changes in any one of these factors could have a material impact on the amount and percentage of gross profits in any particular period and from period to period. Additionally, gross profit could be impacted in the future by our evaluation of the value of our inventory. During the first six months of 2006, we continued to evaluate market and industry exposures in connection with the establishment of appropriate reserves for inventory obsolescence. While we believe that we have appropriately valued our inventory at the lower of cost or market, additional allowances may be required in the future, depending on the market for aircraft parts during any particular period and the applicability of the parts in our inventory compared to the types of aircraft for which we are performing maintenance procedures.
Gross profit for our MRO operations declined to $5,015 for the six months ended June 30, 2006, compared to $14,057 for the six months ended June 30, 2005. MRO gross profit as a percentage of revenue decreased to 3.7% for the first half of 2006 compared with 9.2% for the first half of 2005. Gross profit for our MRO operations declined to $2,934 for the three months ended June 30, 2006, compared to $6,218 for the three months ended June 30, 2005. MRO gross profit as a percentage of revenue decreased to 4.5% for the second quarter of 2006 compared with 8.5% for the second quarter of 2005. The quarter-over-quarter and period-over-period decline has resulted from lower levels of nose-to-tail lines, where greater efficiencies can be achieved, the timing and type of engine sales performed during the first half of 2006 compared to the first half of 2005 within our engine center, a transition in the aircraft fleet type and/or customers that we are servicing, and overall lower revenue. The transition in aircraft fleet types and/or customers has resulted in additional training requirements, learning curve and ramp up issues and operational inefficiencies, thereby adversely impacting gross profit.
Additionally, during the second quarter of 2006, we made the decision to wind-down our heavy airframe maintenance operations located in Goodyear, Arizona, and subsequent to June 30, 2006, we have entered into an asset sales agreement to sell substantially all of the fixed assets located at this facility to an unrelated third party (see Note 17 of Notes to Condensed Consolidated Financial Statements for further details of this agreement). As a result of this decision, we have recorded asset impairment charges related to fixed assets that are either not being acquired or that are not being relocated to other TIMCO facilities of $277 and we have recorded severance charges of $199 related to certain employees. These aggregate charges of $476 have been recorded within cost of sales ($458) and operating expenses ($18) within the accompanying condensed consolidated financial statements for the three and six month periods ended June 30, 2006.
Gross profit for our interiors operations increased to $5,944 for the six months ended June 30, 2006, compared to $2,899 for the same period of 2005. Gross profit as a percentage of revenue increased to 16.1% for the first half of 2006 compared to 15.4% for the first half of 2005. Gross profit increased to $3,845 for the three months ended June 30, 2006, compared to $1,309 for the same period of 2005. Gross profit as a percentage of revenue remained relatively flat at 16.5% for the second quarter of 2006 compared to 17.0% for the second quarter of 2005. The improvement within our interiors operation resulted from a 96.5% period-over-period increase in revenue noted above and a change in mix of active programs for our engineering services business.
Consolidated operating expenses for the six months ended June 30, 2006 were $13,631, compared to $12,337 for the six months ended June 30, 2005. As a percentage of revenues, consolidated operating expenses were 7.8% and 7.2% for the first half of 2006 and 2005, respectively. Consolidated operating expenses for the three months ended June 30, 2006 were $8,056, compared to $5,914 for the three months ended June 30, 2005. As a percentage of revenues, consolidated operating expenses were 9.1% and 7.3% for the second quarter of 2006 and 2005, respectively. Consolidated operating expenses during the three and six month periods ended June 30, 2006 were unfavorably impacted by an aggregate severance charge of $1,770 related to

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the retirement of our former Chief Executive Officer, the employment separation of certain members of management during 2006, and the employment separation of certain employees located in our Goodyear, Arizona facility due to our decision to wind-down operations at this location. Consolidated operating expense during the first half of 2006, however, were partially offset by the collection of $616 of accounts receivable that were either previously fully reserved or written off, including the receipt of common stock in a settlement relating to an unsecured claim which we held in a customer’s bankruptcy proceeding (see Note 10 of Notes to Condensed Consolidated Financial Statements) and by the partial reversal of severance accruals ($325) that were established as of December 31, 2005 and reduced during 2006 due to the terms of the settlement that was reached with our former President and Chief Operating Officer (see Note 10 of Notes to Condensed Consolidated Financial Statements) and the finalization of separation agreement with other members of senior management terminated in 2005.
As a result of these factors, our loss from operations was $2,672 for the first half of 2006, compared to income from operations of $4,619 for the first half of 2005, and our loss from operations was $1,277 for the second quarter of 2006, compared to income from operations of $1,613 for the second quarter of 2005.
Interest expense (excluding amortization of deferred financing fees) for the six month period ended June 30, 2006 decreased by $718 to $2,898, from $3,616 for the six month period ended June 30, 2005. Interest expense (excluding amortization of deferred financing fees) for the three month period ended June 30, 2006 decreased by $257 to $1,529, from $1,784 for the same period of 2005. The decrease during 2006 compared to 2005 is primarily attributable to the elimination of interest expense on our Original LJH Term Loan (which was used by LJH to participate in the rights offering in November 2005; see Note 13 of Notes to Condensed Consolidated Financial Statements) and by the assignment of the Monroe Capital Loans to LJH during April 2006 (see Note 8 of Notes to Condensed Consolidated Financial Statements), which are being extended to us at more favorable interest rates as compared to the Monroe Capital Loans. The reduction in interest expense through the elimination of the LJH Original Term Loan and the assignment of the Monroe Capital Loans was partially offset by higher borrowing levels, in particular the net increase in our overall term loan obligations (see Notes 7 and 8 of Notes to Condensed Consolidated Financial Statements for particulars of the LJH Term Loans and the pay-off of our previously outstanding CIT Term Loan).
Amortization of deferred financing costs for the first half of 2006 was $839, compared to $663 for the first half of 2005. Amortization of deferred financing costs for the second quarter of 2006 was $559, compared to $364 for the second quarter of 2005. The increase in amortization of deferred financing costs for the three and six month periods ended June 30, 2006 over prior year same periods relates to the write-off, as a result of our refinancing activities in April 2006 (see Notes 7 and 8 of Notes to Condensed Consolidated Financial Statements for particulars of these refinancing activities) of $289 of deferred financing costs related to the CIT Term Loan and to a portion of the CIT Group Revolving Line of Credit.
In August 2004, we entered into a settlement agreement with the entity from which we acquired our Oscoda, Michigan engine and airframe maintenance facilities in 1999. Pursuant to that entity’s plan of reorganization under Chapter 11 of the United States Bankruptcy Code, we were to receive a pro rata portion of 7,000 shares of common stock in the reorganized company based on our unsecured claim as compared to the total of all unsecured claims. In April 2005, we received 1,364 shares of new common stock in the reorganized company in settlement of our claim against that entity’s bankruptcy estate. Based on the stock price of the reorganized company on April 21, 2005, which was $1.30 per share, we recorded a gain of $1,773 for the three and six month periods ended June 30, 2005.
During the first half of 2005, we completed an offering and consent solicitation (the January 2005 tender offer) relating to our New Senior Notes and our Junior Notes. As a result of this tender offer, we recognized an inducement charge of $160 relating to the value of the premium shares issued as a part of the offering. Additionally, we incurred transaction fees related to the offering of $240. See Note 12 of Notes to Condensed Consolidated Financial Statements for specifics regarding this tender offer.
Other income – net was $233 and $350 for the first half of 2006 and 2005, respectively. Other income – net was $31 and $11 for the second quarter of 2006 and 2005, respectively. Other income – net for the first half of 2006 included investment income of $130 related to short-term investment activities performed during 2006. Other income – net for the first half of 2005 included a $250 gain from the receipt of life insurance proceeds on a former key employee.
As a result of the above factors, our loss from continuing operations before income taxes and discontinued operations for the six month period ended June 30, 2006 was $6,176 compared to our income from continuing operations before income taxes and discontinued operations of $2,063 for the six month period ended June 30, 2005. Our loss from continuing operations before income taxes and discontinued operations for the three month period ended June 30, 2006 was $3,343 compared to our income from continuing operations before income taxes and discontinued operations of $1,249 for the three month period

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ended June 30, 2005.
During the first half of 2006 and 2005, we recognized an income tax benefit of $31 and $368, respectively. These income tax benefits are primarily the result of income tax refunds for the overpayment of state taxes for our Oscoda, Michigan operations.
For the reasons set forth above, our loss from continuing operations for the six month period ended June 30, 2006 was $6,145, or $0.29 per basic share and diluted share, compared to income from continuing operations for the six month period ended June 30, 2005 of $2,431, or $0.61 per basic share and $0.27 per diluted share. Our loss from continuing operations for the three month period ended June 30, 2006 was $3,343 or $0.15 per basic share and diluted share, compared to income from continuing operations for the three month period ended June 30, 2005 of $1,280 or $0.20 per basic share and $0.11 per diluted share.
Income from discontinued operations for the first half of 2006 was $114, or $0.01 per basic share and diluted share, compared to income of $99, or $0.03 per basic share and $0.01 per diluted share, for the first half of 2005. Income from discontinued operations for the second quarter of 2006 was $92, or $0.00 per basic share and diluted share, compared to income of $44, or $0.01 per basic share and $0.00 per diluted share, for the second quarter of 2005. Results for both the first half of 2006 and 2005 include collections on receivables and the sale of residual inventory that remain after the sale of our redistribution operation and new parts bearings operation, all of which is fully reserved. Since our collections on assets from discontinued operations are winding down, we do not expect that our income from discontinued operations will be significant in future periods.
For the reasons set fourth above, our net loss for the first six months of 2006 was $6,031 ($0.28 per basic share and diluted share), compared to net income of $2,530 for the first six months of 2005 ($0.64 per basic share and $0.28 per diluted share). Our net loss for the second quarter of 2006 was $3,242 ($0.15 per basic share and diluted share), compared to net income of $1,324 for the second quarter of 2005 ($0.21 per basic share and $0.11 per diluted share).

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LIQUIDITY AND CAPITAL RESOURCES
DEVELOPMENTS CONCERNING THE AVIATION INDUSTRY AND OUR OPERATIONS
The condition of the airline industry has a substantial effect on our business, since our customers consist of passenger airlines and freight carriers, aircraft leasing companies, maintenance and repair facilities that service airlines, and original equipment manufacturers. Generally, when economic factors adversely affect the airline industry, they tend to reduce the overall demand for maintenance and repair services, causing downward pressure on pricing and increasing the credit risks associated with doing business with airlines. Additionally, the price of jet fuel affects the maintenance and repair markets, since older aircraft, which consume more fuel and which currently account for a significant portion of our maintenance and repair services business, become less viable as the price of fuel increases.
The September 11, 2001 terrorist attacks against the United States of America and the resulting increase in airline insurance costs, additional government mandated passenger taxes and fees, and increased airport security costs, have had a severe impact on the aviation industry. These factors, in conjunction with an overall slowdown in the U.S. economy, a reduction in passenger levels from fiscal 2001 through fiscal 2003, and the overall instability in the Middle East (including the war on terrorism and the war in Iraq) have resulted in operating losses for U.S. airline carriers in excess of $10.3 billion for 2001, $8.6 billion for 2002, $3.6 billion for 2003, $5.0 billion for 2004, and $4.8 billion for 2005. In addition to these adverse factors, fiscal 2003 was further impacted by the outbreak of the SARS virus in Asia and fiscal years 2004 and 2005 were impacted by significantly increased fuel costs due to the high price of oil. As a result of these factors, many commercial passenger airlines and air cargo carriers reported significant reductions in their capacity. This reduction in capacity has lessened the aircraft maintenance required by such airlines (and thereby the amount of maintenance being outsourced to companies like TIMCO). These factors have also caused several carriers to file for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. The two most notable for us has been the filing for protection from creditors under Chapter 11 by United Air Lines on December 9, 2002 (United has been our largest customer during the last three fiscal years) and by Delta Airlines on September 14, 2005 (our fourth largest customer during fiscal 2005 and traditionally one of our top 10 largest customers year-over-year). As of the date of this report, United Air Lines has emerged from protection under the Bankruptcy Code, while Delta Airlines has not. In addition to those that have already filed, other carriers have publicly discussed the potential of seeking protection from creditors through a voluntary bankruptcy filing. As related to us, current exposures to carriers that are at risk of filing for protection are being continuously evaluated and monitored, though we have in the past, and may in the future, experience losses relating to these credit exposures. Additionally, the Company is positioning itself for potential favorable implications of these Chapter 11 filings and resurgence of the airlines as it is anticipated that additional maintenance outsourcing opportunities could result as these airlines look for cost reduction solutions.
We believe that all of the above factors could continue to have a negative impact on our business in the foreseeable future. These events, which have adversely affected our business, have also impacted our competition, with several of our competitors exiting the MRO business.

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CONTRACTUAL PAYMENT OBLIGATION AND OTHER COMMERCIAL COMMITMENTS
Below is a table setting forth our contractual payment obligations and other commercial commitments as of June 30, 2006, which have been aggregated in order to facilitate a basic understanding of our liquidity (in thousands):

Contractual		Less than		Payments due by period
Obligations	Total	One Year		1-3 years	4-5 years	After 5 years
Revolving Credit Facility	$5,476	$5,476		$—	$—	$—
Long-Term Debt	43,156	1,907	(a)	41,249	—	—
Capital Leases	3,428	320		365	431	2,312
Operating (b) Leases	19,112	4,327		6,466	2,924	5,395
Estimated Interest Obligation (c)	4,875	3,520		1,355	—	—

Total contractual cash obligations	$76,047	$15,550		$49,435	$3,355	$7,707

Other
Commercial		Less than	Payments due by period
Commitments	Total	One Year	1-3 years	4-5 years	After 5 years
Letters of Credit (b)	8,804	8,804	—	—	—

Total Other Commercial Commitments	$8,804	$8,804	$—	$—	$—

(a)	This amount reflects $1,221 of our New Senior Notes due 2006 and $686 of our Junior Notes due January 2007. If not redeemed or repurchased by us prior to the maturity dates of these obligations, these notes automatically convert to 71 shares and 39 shares, respectively, of our authorized but unissued common stock. See Note 9 of Notes to Condensed Consolidated Financial Statements for discussion regarding our New Senior Notes and Junior Notes.

(b)	Outstanding letters of credit primarily relate to security for our obligations to make payments on an operating lease requiring future aggregate principal payments of approximately $7,800. This amount is removed from the operating lease and total contractual cash obligations line because it is included within the letters of credit.

(c)	The estimated interest obligations were calculated using the actual balance of the revolving credit facility at June 30, 2006 and the expected outstanding balances on the short-term and long-term debt obligations, in accordance with payment obligations as detailed in the schedule above. For each debt obligation, we used the individual interest rate that was applicable as of June 30, 2006, which ranged from 6.88% to 8.25%.
We are also committed under employment agreements with all of our executive officers and several of our key employees.

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LIQUIDITY
For the year ended December 31, 2005 and the six month period ended June 30, 2006, we incurred a loss from continuing operations of $22,350 and $6,145, respectively. Also, for the year ended December 31, 2005, we continued to require additional cash flow above amounts currently being provided from operations to meet our working capital requirements. Further, while cash flow from operations was $3,220 for the first six months of 2006, it included $13,946 from the sale of marketable securities (relating to the proceeds of the Company’s November 2005 rights offering). Additionally, at certain times during 2005 and the first quarter of 2006, we were not in compliance with certain financial covenants contained in our CIT Group Credit Facility and Monroe Capital Loans. The senior lenders, however, waived, and in some instances, amended all such events of non-compliance and as of December 31, 2005 and June 30, 2006, we were in compliance with all covenant requirements, as amended, for these financing arrangements. See below and Notes 7 and 8 of Notes to Condensed Consolidated Financial Statements for particulars.
Our ability to service our debt and note obligations, as they come due, including maintaining compliance with the covenants and provisions under our debt instruments, is and will be dependent upon our future financial and operating performance. This performance, in turn, is subject to various factors, including certain factors beyond our control, such as changes in conditions affecting the airline industry and changes in the overall economy. Additionally, our customer base has been adversely impacted in the past by various factors, such as the state of the general economy, fluctuations in the price of jet fuel, the war on terrorism, the war in Iraq, and competitive price reductions in airfare prices. These and other factors may adversely affect our customers in the future.
Cash flow from operations is used to service our debt and note obligations, thereby reducing funds available for other purposes. Even if we are able to meet our debt service and other obligations when due, we may not be able to comply with the covenants and other provisions under our debt obligations. A failure to comply, unless waived by the lenders, would be an event of default and would permit the lenders to accelerate the maturity of our debt obligations. It would also permit them to terminate their commitments to extend credit under their financing agreements. If we were unable to repay the debt to the lenders, or otherwise obtain a waiver, the lenders could proceed against the collateral securing the financing obligations, and exercise all other rights available to them. While we expect to be in a position to continue to meet our obligations in future periods, there can be no assurance we will be able to do so.
In April 2006, we closed on a series of transactions related to our senior debt. First, on April 10, 2006, LJH acquired the $18,313 Monroe Capital Loans, with Owl Creek acquiring an approximate 20% participation in those loans. Additionally, effective April 20, 2006, LJH extended to us a new $6,000 senior secured term loan (collectively with the Monroe Capital Loans, the “LJH Term Loans”) and we modified the terms of all of the LJH Term Loans. The LJH Term Loans all mature on December 31, 2007, bear interest at LIBOR plus 1.75% per annum and are secured by a lien on substantially all of our assets. In addition, an event of default under the Amended CIT Revolving Line of Credit (described below) will also result in a default under the LJH Term Loans. As a part of these refinancing activities, LJH waived all defaults and events of defaults with respect to the LJH Term Loans.
In connection with the closing of the LJH Term Loans (described above), we paid in full the CIT Term Loan and amended the CIT Group Revolving Line of Credit (the “Amended CIT Group Revolving Line of Credit”). The Amended CIT Group Revolving Line of Credit is now a $30,000 senior secured revolving line of credit, is due December 31, 2007, and bears interest, at our option, at (a) Prime, or (b) LIBOR plus 2.50%. Also, the Amended CIT Group Revolving Line of Credit contains certain financial covenants regarding our financial performance and certain other covenants, including limitations on the incurrence of additional debt and restrictions on the payment of dividends, and provides for the termination of the Amended CIT Group Revolving Line of Credit and repayment of all debt in the event of a change in control, as defined. In addition, an event of default under the LJH Term Loans (described above) will also result in a default under the Amended CIT Group Revolving Line of Credit. Borrowings under the Amended CIT Group Revolving Line of Credit are secured by a lien on substantially all of our assets. Borrowings under the Amended CIT Group Revolving Line of Credit are based on a borrowing base formula that takes into account the level of our receivables and inventory. Further, the amounts that we can borrow under the Amended CIT Group Revolving Line of Credit are affected by various availability reserves and collateral reserves that can be established by the lenders under the financing agreement. In that regard, as a part of the closing of the Amended CIT Revolving Line of Credit, we provided a collateral deposit of $5,000, which is included within the accompanying condensed consolidated balance sheet at June 30, 2006 as a non-current asset. Finally, the agreement relating to the Amended CIT Group Revolving Line of Credit requires that at the time of each additional borrowing, we must make various representations and warranties to our lenders regarding our business (including several reaffirming that there have been no changes in the status of specific aspects of our business that could reasonably be expected to have a material adverse effect upon the business operation, assets, financial condition or collateral of us and our subsidiaries taken as a whole), and be in compliance with

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various affirmative and negative covenants, all as more particularly set forth in the agreement. As a part of the Amended CIT Group Revolving Line of Credit, our senior lender waived and amended certain financial covenant defaults and as of December 31, 2005 and June 30, 2006, we were in compliance with all covenant requirements, as amended, for this financing arrangement.
At August 9, 2006, the outstanding aggregate borrowed on the Amended CIT Group Revolving Line of Credit was $1,607, outstanding letters of credit under the Amended CIT Group Revolving Line of Credit was $8,804 and $11,999 was available for additional borrowing under the Amended CIT Group Revolving Line of Credit.
Additionally, the degree to which we are leveraged could have important consequences to us, including:
-	our vulnerability to adverse general economic and industry conditions;

-	our ability to obtain additional financing for future working capital expenditures, general corporate or other purposes, particularly where our current lenders have a lien on all of our assets;

-	the requirement that we obtain the consent from our lenders if we wish to borrow additional amounts; and

-	the dedication of a significant portion of our cash flow from operations to the payment of principal and interest on indebtedness, thereby reducing the funds available for operations.
In addition, we and our subsidiaries may incur substantial amounts of additional indebtedness. Finally, our senior credit facilities are secured by a lien on substantially all of our assets.
We believe that we will meet our working capital requirements during 2006 from funds available under our revolving credit agreement and from our operations. We may also sell assets or our equity securities, or borrow additional funds, to the extent required and available. While we expect that required financing will be available to meet our working capital requirements, there can be no assurance of this expectation.
SOURCE AND USE OF CASH
Net cash provided by our continuing operating activities during the six month period ended June 30, 2006 was $2,758, compared to net cash provided by continuing operating activities during the same period of 2005 of $4,177. Decreases in accounts receivable and inventory of $33 and $205, respectively, increases in other liabilities of $3,477, the receipt of a $6,000 term loan from LJH, and the proceeds from the net sale of marketable securities of $13,946 were used to fund our operations, to fund increases in other assets of $4,889, to fund decreases in accounts payable and customer deposits of $3,228 and $4,761, respectively, and to reduce our borrowings under our senior credit facilities by $2,844, to purchase fixed assets of $1,580, to repay $4,946 of our CIT Term Loan, to pay capital lease obligations by $545 and to pay transaction fees related to our debt refinancing of $259.
SENIOR CREDIT FACILITIES
See discussion of our senior credit facilities in Note 7 to Notes to Condensed Consolidated Financial Statements.
SUBORDINATED NOTES
See discussion of our subordinated notes in Note 9 to Notes to Condensed Consolidated Financial Statements.
RIGHTS OFFERING
See discussion of our rights offering in Note 13 to Notes to Condensed Consolidated Financial Statements.

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CONTINGENCIES
We are involved in various litigation and environmental matters arising in the ordinary course of business. These are discussed in Note 10 of Notes to Condensed Consolidated Financial Statements. We maintain insurance coverage against certain potential claims in amounts that we believe to be adequate. Although the final outcome of these legal and environmental matters cannot be determined, based on the facts presently known, it is management’s opinion that the final resolution of these matters will not have a material adverse effect on our financial position or future results of operations.
CRITICAL ACCOUNTING POLICIES AND USE OF ESTIMATES
Financial Reporting Release No. 60 requires all companies to include a discussion of critical accounting policies or methods used in the preparation of its financial statements. Our consolidated financial statements include a summary of the significant accounting policies and methods used in the preparation of our consolidated financial statements.
See our Form 10-K for a discussion of our critical accounting policies and use of estimates. During the six month period ended June 30, 2006, except for the item noted below, there have been no material changes to our critical accounting policies and use of estimates. As of January 1, 2006, we have become self-insured for health and prescription claims under a group health insurance plan. For this plan, we maintain an insurance reserve for both unpaid claims and an estimate of claims incurred but not reported, based on historical claims information. While we believe our reserve for claims to be adequate, there can be no assurance of this.

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ITEM 3: QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK
We are exposed to market risk for changes in interest rates. We have no exposure to foreign currency exchange rates or to commodity price risk. We do not hold or issue any financial instruments for trading or other speculative purposes.
Our obligations under our Amended CIT Group Revolving Line of Credit and our LJH Term Loans bear interest at floating rates and therefore, we are impacted by changes in prevailing interest rates. However, our New Senior Notes, Old Senior Notes, and Junior Notes all bear fixed interest rates and therefore we are not subject to the risk of interest rate fluctuations. A 10% change in market interest rates that affect our financial instruments would impact earnings during 2006 by approximately $217 before taxes and would change the fair value of our financial instruments by approximately $6,316.
ITEM 4: CONTROLS AND PROCEDURES
(a)	Our Chief Financial Officer and Chief Executive Officer evaluated our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). Based on that evaluation, these officers have concluded that as of June 30, 2006 our disclosure controls and procedures were effective in timely alerting them to material information relating to our Company (including our consolidated subsidiaries) required to be included in our reports filed or submitted by us under the Exchange Act.

As of June 30, 2006, we have carried out an evaluation, under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures. Based on such evaluation, our principal executive officer and principal financial officer concluded that our Company’s disclosure controls and procedures are effective.

(b)	There have been no changes in our internal controls or in other factors that could have a material affect, or are reasonably likely to have a material affect to the internal controls subsequent to the date of their evaluation in connection with the preparation of this quarterly report on Form 10-Q.

Effective April 27, 2006, Fritz Baumgartner is no longer serving as our Vice President, Corporate Controller and Chief Accounting Officer. Just subsequent to this date, we appointed Jason Yaudes as our Corporate Controller and Chief Accounting Officer. The full transition and performance of our internal controls as related to our Chief Accounting Officer has been completed with no impact to the effectiveness of the design and operation of our disclosure controls and procedures.

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PART II. OTHER INFORMATION
(Amounts and Shares in Thousands, Except Per Share Data)
ITEM 1. LEGAL PROCEEDINGS
See Note 10 to the Company’s Unaudited Condensed Consolidated Financial Statements included in this filing.
ITEM 1A. RISK FACTORS
None
ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS
None
ITEM 3. DEFAULTS UPON SENIOR SECURITIES
None
ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITIES HOLDERS
None
ITEM 5. OTHER INFORMATION
Changes in Executive Officers of the Company
Effective May 31, 2006, Roy T. Rimmer, Jr. retired as the Company’s Chairman and Chief Marketing Officer.
Effective June 1, 2006, John R. Cawthron, the Company’s Chief Executive Officer, became the Chairman of the Board. From April 24, 2006 until June 1, 2006, Mr. Cawthron served as Vice Chairman of the Board and Chief Executive Officer.
Effective June 1, 2006, Gene House was appointed to serve as Executive Vice President and Chief Marketing Officer of the Company. Mr. House joins the Company after 40 years with United Airlines, where he served in various capacities including engineering, finance, purchasing, planning and sales leadership positions. Most recently, from 1998 to 2005, Mr. House was Managing Director – Sales and Marketing for United Airlines’ MRO businesses.
Employment Agreements with John R. Cawthron and Gene House
On June 8, 2006, effective April 22, 2006, the Company entered into a two-year employment agreement with its Chairman and Chief Executive Officer, John R. Cawthron. Pursuant to the employment agreement, Mr. Cawthron will be paid a base salary of $400 per annum. Mr. Cawthron will also have the opportunity to earn an annual bonus equal to 100% of his base salary if the Company achieves goals and objectives set by the Compensation Committee of the Board of Directors. Further, the employment agreement contains a “change of control” severance arrangement if the employee is not retained by the Company after a change of control, as defined in the employment agreement.
On June 8, 2006, effective June 1, 2006, the Company entered into a two-year employment agreement with Gene House, the Company’s Executive Vice President and Chief Marketing Officer. Pursuant to the employment agreement, Mr. House will be paid a base salary of $260 per annum. Mr. House will also have the opportunity to earn an annual bonus equal to 100% of his base salary if the Company achieves goals and objectives set by the Compensation Committee of the Board of Directors. The employment agreement also contains a “change of control” severance arrangement if the employee is not retained by the Company after a change of control, as defined in the employment agreement.
The foregoing description of the employment agreements between the Company and John R. Cawthron and the Company and Gene House are not complete and are qualified in their entirety by reference to such agreements, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

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Retirement of Roy T. Rimmer, Jr.
Effective May 31, 2006, Roy T. Rimmer, Jr. retired as Chairman and Chief Marketing Officer of the Company. Mr. Rimmer had previously served as Chief Executive Officer of the Company from June 2001 until April 24, 2006, when he became Chief Marketing Officer of the Company. In connection with his retirement, the Company entered into a retirement agreement with Mr. Rimmer pursuant to which Mr. Rimmer resigned as an officer and director of the Company and his employment agreement with the Company was terminated. Further, as part of the retirement agreement, the Company agreed to pay Mr. Rimmer an aggregate retirement payment of $1,425, which is equal to three years of base salary ($475 per annum) under his previous employment agreement with the Company. As part of the retirement agreement, Mr. Rimmer agreed to certain restrictive covenants and the Company and Mr. Rimmer entered into mutual general releases.
Sale of Assets of the Goodyear, Arizona Facility
On August 4, 2006, the Company completed the sale of substantially all of the fixed assets of its Goodyear, Arizona to Aeroturbine, Inc. (“Aeroturbine”) pursuant to the terms of an Asset Purchase Agreement, (the “APA”), executed on July 24, 2006 effective July 1, 2006, between Triad International Maintenance Corporation, as seller, and Aeroturbine, as buyer.
Under the APA, the Company sold the furniture, fixtures, equipment and selected inventory of its Goodyear, Arizona MRO facility to Aeroturbine for a purchase price of $1,400. Additionally, Aeroturbine assumed certain of the losses relating to the operation of the Goodyear facility for July 2006 and agreed to employ most of the Company’s employees at the Goodyear facility. Further, the Company and Aeroturbine entered into a consignment agreement with respect to certain inventory at the Goodyear facility and a transition services agreement under which the Company will provide certain transition services to Aeroturbine.
The purchase price was paid as follows:
•	$1,138 was paid in cash at closing; and

•	$262 was paid by cancellation of Seller’s outstanding indebtedness to Aeroturbine relating to an engine purchased by the Company from Aeroturbine in March 2006.
Of the funds paid at closing, $655 is being held in escrow to fund certain repairs to the Goodyear facility that are obligations of the Company.
Additionally, as part of the sale of the Goodyear facility, Aeroturbine entered into a sublease with LJH, Ltd. (“LJH”) for the Goodyear facility. Simultaneously, the Company’s month-to-month sublease for the Goodyear facility was terminated.
The foregoing description of the APA is not complete and is qualified in its entirety by reference to such agreement, a copy of which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.
Agreement and Plan of Merger between the Company and TAS Holding, Inc.
Effective as of July 31, 2006, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with TAS Holding, Inc., a Delaware Corporation (“TAS”) under which TAS will be merged (the “Merger”) with and into the Company and the stockholders of the Company (other than LJH and Owl Creek, which are defined below) will receive $4.00 per share in cash for their shares, without interest.
TAS is a Delaware corporation. The stockholders of TAS are LJH, Ltd. (“LJH”), which owns approximately 71% of the Company’s outstanding common stock, and affiliates of Owl Creek Asset Management, LP (“Owl Creek”), which own approximately 18% of the Company’s outstanding common stock, and the President of TAS is John R. Cawthron, the Company’s Chairman and Chief Executive Officer.
The Merger was approved by the Company’s Board of Directors based upon the recommendation of a Special Committee of independent directors that negotiated the terms of the Merger with TAS on the Company’s behalf. The Special Committee was advised by the investment banking firm of Houlihan Lokey Howard & Zukin, which provided an opinion to the Special Committee with respect to the fairness (from a financial point of view) of the proposed $4.00 per share cash Merger consideration to the public holders of the Company’s common stock.

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If the Merger is consummated, TAS will be merged with and into the Company and LJH and Owl Creek will own 100% of the Company’s outstanding common stock. Furthermore, the Company will become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, the composition of the Company’s board of directors may be changed to include individuals designated by LJH and Owl Creek and the Company’s common stock will no longer be traded or quoted. The Merger is subject to customary closing conditions and the receipt of required regulatory approvals. The Company expects to complete the Merger by the end of the 2006 fiscal year, although there can be no assurance that the Merger will be completed.
Simultaneous with entering into the Merger Agreement, the Company entered into two additional agreements with respect to the Merger:
•	A Conversion, Support and Release Agreement, dated as of July 31, 2006, in which, among other matters: (i) the Company agreed (under certain conditions) to sell to LJH and Owl Creek an additional 2,400 shares of the Company’s authorized but unissued common stock at an exercise price of $2.50 per share through the conversion of debt owed by the Company to LJH (the “Option”), and (ii) TAS’s stockholders agreed to support the Merger at any meeting of the Company’s stockholders called to consider and vote upon the Merger; and

•	An Escrow Agreement, dated as of July 31, 2006, between the Company, TAS and American Bank of Texas, under which TAS has deposited all of the funds required to pay public stockholders the $4.00 per share cash Merger consideration. American Bank of Texas is wholly-owned by Lacy Harber, the principal stockholder of LJH.
The foregoing description of the Merger, the Merger Agreement, the Conversion, Support and Release Agreement and the Escrow Agreement, are not complete and are qualified in their entirety by reference to the Merger Agreement, the Conversion, Support and Release Agreement and the Escrow Agreement, copies of which are Exhibits 10.4, 10.5 and 10.6, respectively, to this Quarterly Report on Form 10-Q and are incorporated herein by reference.
ITEM 6. EXHIBITS AND REPORTS ON FORMS 8-K
(a) Exhibits

10.1	Employment Agreement between the Company and John R. Cawthron

10.2	Employment Agreement between the Company and Gene House

10.3	Asset Sale Agreement between the Company and Aeroturbine related to the Goodyear facility

10.4	Agreement and Plan of Merger between the Company and TAS (1)

10.5	Conversion, Support and Release Agreement between the Company, TAS, LJH and the affiliates of Owl Creek (1)

10.6	Escrow Agreement between the Company, TAS and American Bank of Texas (1)

31.1	Certification of CEO and CFO under Section 302 of the Sarbanes-Oxley Act of 2002

32.1	Certification of CEO and CFO under Section 906 the Sarbanes-Oxley Act of 2002

(1)	Filed as exhibits to the Form 8-K filed by the Company under Item 1.01 on August 3, 2006.
(b) Reports on Form 8-K
During the quarter ended June 30, 2006, the Company filed (i) a Current Report on Form 8-K reporting under Item 8.01 the assignment of the Monroe Capital Term Loans to LJH, Ltd., (ii) a Current Report on Form 8-K reporting under Item 8.01 the Company’s financial results for the twelve month period ended December 31, 2005 and certain other matters, (iii) a Current Report on Form 8-K reporting under Item 1.01 the Company’s refinancing arrangements with its senior lenders, (iv) a Current Report on Form 8-K reporting under Item 5.02 the appointment of John R. Cawthron as the Company’s Vice Chairman of the Board of Directors and Chief Executive Officer and certain other matters, and (v) a Current Report on Form 8-K reporting under Item 5.02 the appointment of Jason Yaudes as the Company’s Corporate Controller and Chief Accounting Officer.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
TIMCO Aviation Services, Inc.

By:	/s/ James H. Tate
Chief Financial Officer
(Principal Financial Officer)

Dated: August 14, 2006

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Annex “I”
DIRECTORS AND EXECUTIVE OFFICERS OF THE INVESTORS
     The following tables set forth the name and present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director, executive officer or member (as applicable) of the Investors. Unless otherwise indicated, each such person is a citizen of the United States. The present business address for LJH is 377 Neva Lane, Denison, Texas 75020. The present business address for each of the Owl Creek entities is c/o Owl Creek Asset Management, LP, 640 Fifth Avenue, 20th Floor, New York, New York 10019. The present business address for TAS Holding, Inc. is c/o Cawthron, Womack & Coker, P.C., First Waco Center, 1700 N. Valley Mills Drive P.O. Box 8256, Waco, Texas 76714.
LJH, Ltd.

Present Principal Occupation or Employment;
Name	Title	Material Positions Held During the Past Five Years
Lacy J. Harber	President of DLH Management, LLC, its general partner	Lacy J. Harber serves as President of DLH Management L.L.C., General partner of LJH, Ltd., of which he is the 100% owner. He has been primarily engaged as an investor and operator in the areas of oil and gas, banking and real estate for the past fifty years. He serves as director of North American Bancshares, Inc. and its subsidiary, American Bank of Texas – Sherman.
Owl Creek Asset Management, L.P.

Present Principal Occupation or Employment;
Name	Title	Material Positions Held During the Past Five Years
Jeffrey A. Altman	Managing Partner	Mr. Altman is the Managing Partner and Portfolio Manager at Owl Creek Asset Management, LP. Mr. Altman founded Owl Creek Asset Management, L.P. in June 2001 and launched Owl Creek I, L.P., Owl Creek II, L.P. and Owl Creek Overseas Fund, Ltd. in February 2002. Prior to forming Owl Creek Asset Management, L.P., Mr. Altman had been with Franklin Mutual Advisers, LLC where, from 1996 to 2001, he served as the primary portfolio manager and head of a group that managed a portfolio of distressed securities with a value of more than $2.4 billion. During Mr. Altman’s 13 years at both Franklin Mutual and Heine Securities Corporation, he served in various capacities, including junior and senior analyst positions, head trader of the bankruptcy and distressed group, senior vice president and senior portfolio manager. From April to June 2001, Mr. Altman also served as co-chairman of the Finova Creditors Committee. Mr. Altman graduated from Tulane University in 1988 with an undergraduate degree in business.
Daniel J. Sapadin	Chief Financial Officer	Mr. Sapadin joined Owl Creek Asset Management, L.P. in November of 2001. Prior to joining the Owl Creek, Mr. Sapadin served as Controller of Asset Management at Allen & Company for over three years, where he oversaw financial, legal, regulatory and tax issues for eight investment partnerships which managed a combined $1.2 billion in capital on behalf of 300 investors. Prior to that, Mr. Sapadin was a public accountant for seven years. He spent five years at PricewaterhouseCoopers LLP, most recently as a Manager specializing in investment partnerships and financial products. Mr. Sapadin earned an M.S. in Taxation from Baruch College and a B.S. from the University of Vermont and is a Certified Public Accountant.

Owl Creek Advisors LLC, Owl Creek I, L.P., Owl Creek II, L.P.

Present Principal Occupation or Employment;
Name	Title	Material Positions Held During the Past Five Years
Jeffrey A. Altman	Managing Member	Mr. Altman is the Managing Partner and Portfolio Manager at Owl Creek Asset Management, LP. Mr. Altman founded Owl Creek Asset Management, L.P. in June 2001 and launched Owl Creek I, L.P., Owl Creek II, L.P. and Owl Creek Overseas Fund, Ltd. in February 2002. Prior to forming Owl Creek Asset Management, L.P., Mr. Altman had been with Franklin Mutual Advisers, LLC where, from 1996 to 2001, he served as the primary portfolio manager and head of a group that managed a portfolio of distressed securities with a value of more than $2.4 billion. During Mr. Altman’s 13 years at both Franklin Mutual and Heine Securities Corporation, he served in various capacities, including junior and senior analyst positions, head trader of the bankruptcy and distressed group, senior vice president and senior portfolio manager. From April to June 2001, Mr. Altman also served as co-chairman of the Finova Creditors Committee. Mr. Altman graduated from Tulane University in 1988 with an undergraduate degree in business.
     Owl Creek Overseas Fund, Ltd., Owl Creek Overseas Fund II, Ltd., Owl Creek Socially Responsible Investment Fund, Ltd.

Present Principal Occupation or Employment;
Name	Title	Material Positions Held During the Past Five Years
Jeffrey A. Altman	Director	Mr. Altman is the Managing Partner and Portfolio Manager at Owl Creek Asset Management, LP. Mr. Altman founded Owl Creek Asset Management, L.P. in June 2001 and launched Owl Creek I, L.P., Owl Creek II, L.P. and Owl Creek Overseas Fund, Ltd. in February 2002. Prior to forming Owl Creek Asset Management, L.P., Mr. Altman had been with Franklin Mutual Advisers, LLC where, from 1996 to 2001, he served as the primary portfolio manager and head of a group that managed a portfolio of distressed securities with a value of more than $2.4 billion. During Mr. Altman’s 13 years at both Franklin Mutual and Heine Securities Corporation, he served in various capacities, including junior and senior analyst positions, head trader of the bankruptcy and distressed group, senior vice president and senior portfolio manager. From April to June 2001, Mr. Altman also served as co-chairman of the Finova Creditors Committee. Mr. Altman graduated from Tulane University in 1988 with an undergraduate degree in business.

Present Principal Occupation or Employment;
Name	Title	Material Positions Held During the Past Five Years
William W. Woods	Director	Mr. Woods is a lawyer, admitted to practice in Bermuda, England, Wales and Hong Kong and is also a member of the Canadian Bar Association. He was a solicitor with Linklaters & Paines in Hong Kong where he specialized in corporate finance work. For three years Mr. Woods acted as Legal Counsel to the Stock Exchange of Hong Kong. He then co-founded the International Securities Consultancy, a consulting group based in Hong Kong and London that specializes in advising on the development of both emerging and mature securities markets. From August 1995 to December 2001, he was the CEO of the Bermuda Stock Exchange. Since January 2002, Mr. Woods has been an independent director and financial services consultant, and served for twelve months as the Entrepreneur-in-Residence at an e-commerce venture capital fund in Bermuda. He is the Chairman and CEO of WWWoods & Co. Limited and the President and CEO of Independent Review Inc., both based in Toronto, Canada. Mr. Woods serves as an independent director on the boards of a number of hedge funds and, through Independent Review Inc., specializes in providing independent governance services to investment funds in Canada. Mr. Woods received an LL.B in 1982 from the University of Manchester, England. Mr. Woods is a U.K. citizen.
InterAtlantic Services Ltd.	Director	Interatlantic Services Ltd. is a BVI domiciled company and an affiliate of Citco Fund Services Limited which functions primarily to provide corporate directorship to a select number of Citco Funds.
TAS Holding, Inc.

Present Principal Occupation or Employment;
Name	Title	Material Positions Held During the Past Five Years
John R. Cawthron	President and Director	See Mr. Cawthron’s bio in the Information Statement.
James Parker	Director	James F. Parker has served as Vice President of DLH Management L.L.C., General Partner of LJH, Ltd., since January 2002 and as a director of Newco since its organization in July 2006. He is a certified public accountant. He also serves as President and Director of North American Bancshares, Inc. (NAB), a 30 bank holding company in Texas, and as Chief Financial Officer and Director of American Bank of Texas – Sherman and American Bank of Texas – Marble Falls, subsidiaries of NAB.
Daniel E. Kreuger	Director	Mr. Krueger joined Owl Creek Asset Management, L.P. in January 2002. Prior to joining the Owl Creek, Mr. Krueger was with the distressed debt group at Angelo Gordon & Co, which manages investments in excess of $3 billion. Mr. Krueger began his career at Chase Securities Inc., where he worked for five years in both the New York and London offices. Mr. Krueger’s most recent position at Chase was as a research analyst on the distressed loan trading desk covering a variety of industries. Prior to that, Mr. Krueger worked at Chase Capital Partners in the Mezzanine Group, making investments in the primary market for subordinated notes with warrants, redeemable preferred stock, and other securities. Before joining Chase Capital Partners, Mr. Krueger was an associate in the High Yield Finance Group and the Healthcare Group, working on a number of large leveraged finance origination and M&A advisory assignments. Mr. Krueger earned an M.B.A. from Columbia Business School and a B.A. from Harvard University.